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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-131536

25,000,000 Shares

Series A Common Stock

        We are selling 25,000,000 shares of Series A common stock. Prior to this offering there has been no public market for our Series A common stock. Our Series A common stock has been approved for listing on the New York Stock Exchange under the symbol "MWA."

        We are a wholly-owned subsidiary of Walter Industries, Inc. We have two series of authorized common stock—Series A common stock and Series B common stock. Walter Industries owns all of the outstanding shares of our Series B common stock. Except in certain circumstances, holders of our Series A common stock are entitled to one vote per share and the holders of our Series B common stock are entitled to eight votes per share on all matters to be voted on by shareholders. Following the offering, the outstanding shares of Series A common stock will represent 3.5% of the combined voting power of all series of voting stock and 22.6% of the economic interest (or rights of holders of common equity to participate in distributions in respect of the common equity) in us (4.0% and 25.1%, respectively, if the underwriters' option to purchase additional shares is exercised in full). The remainder of the voting power and economic interest in us will be beneficially held by Walter Industries.

        Investing in our Series A common stock involves a high degree of risk. See "Risk Factors" beginning on page 21.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us

Per Share	$16.00	$0.96	$15.04

Total	$400,000,000	$24,000,000	$376,000,000

        We have granted the underwriters the right to purchase up to 3,750,000 additional shares of Series A common stock on the same terms and conditions as set forth above if the underwriters sell more than 25,000,000 shares of Series A common stock in this offering. The underwriters can exercise their right at any time and from time to time, in whole or in part, within 30 days after the offering.

        Delivery of the shares of Series A common stock will be made on or about June 1, 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC	Morgan Stanley	Lehman Brothers

SunTrust Robinson Humphrey
Goldman, Sachs & Co.
Avondale Partners
Calyon Securities (USA) Inc.

The date of this prospectus is May 25, 2006

Mueller Water Products, Inc.

Mueller Water Products is a leading manufacturer of water infrastructure and flow control products...

Mueller Co.

Hydrants

Iron Gate Valves

Butterfly, Ball and Plug Valves

Gas Products/ Tapping Machines

US PIPE

Restrained Joint Pipe

Ductile Iron Pipe

Joint Restraints

Joint Fittings

ANVIL INTERNATIONAL

Building Connections That Last

Cast Iron Fittings

Fittings & Couplings

Pipe Nipples

Hangers & Supports

...with strong market positions and leading brands...

GRUVLOK®
A Brand of Anvil International

US PIPE

Mueller Co.

Hydro Gate

ANVIL® INTERNATIONAL
Building Connections That Last

MJ FIELD LOK®

JAMES JONES COMPANY

PRATT
Henry Pratt Company

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        Through and including June 19, 2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

BASIS OF PRESENTATION

        In this prospectus, unless the context otherwise requires, (1) "Mueller Water," the "Company," "we," "us" or "our" refer to Mueller Water Products, Inc. and its subsidiaries, including U.S. Pipe; (2) the "Issuer" refers to Mueller Water Products, Inc. and not to its subsidiaries; (3) "Predecessor Mueller" refers to Mueller Water prior to the Acquisition (as defined below); (4) "Walter Industries" refers to Walter Industries, Inc. and its subsidiaries (other than us); and (5) "U.S. Pipe" refers to United States Pipe and Foundry Company, LLC, our subsidiary.

        On October 3, 2005, Walter Industries, through a wholly-owned subsidiary, acquired all outstanding shares of capital stock of Predecessor Mueller and contributed U.S. Pipe (which Walter Industries owned since 1969) to Predecessor Mueller through a series of transactions (the "Acquisition"). For accounting and financial statement presentation purposes, in accordance with the accounting principles generally accepted in the United States of America ("GAAP"), U.S. Pipe is treated as the accounting acquiror of Predecessor Mueller. Accordingly, effective October 3, 2005, U.S. Pipe's historical financial information is used for the Company, and all historical financial data of the Company prior to October 3, 2005 included in this prospectus is that of U.S. Pipe. Historical financial statements for Predecessor Mueller for the periods preceding the Acquisition are also included in this prospectus.

        As of the date of this prospectus, we have one class of common stock, all of which is held by Walter Industries. Shortly before completion of this offering, we intend to complete a recapitalization in which we will create two series of common stock. The recapitalization, which may occur through the filing of a restated certificate of incorporation or by other means, will result in the creation of Series A common stock and Series B common stock. The shares sold in the initial public offering of our common stock will be our Series A common stock. Immediately following the offering, Walter Industries will own all of the outstanding shares of our Series B common stock, which will have eight votes per share and will be a series of common stock separate from the Series A common stock offered hereby (which has one vote per share). In general, our Series A common stock and Series B common stock will vote as a single class. The Series B common stock may be converted into Series A common stock at any time at the option of the holder prior to any tax-free spin-off of the Company and will automatically convert into Series A common stock upon certain transfers to third parties. Shares of Series A common stock and shares of Series B common stock will generally have identical rights in all material respects, except for certain voting, conversion and other rights described in this prospectus. See "Description of Capital Stock" for more information. As used in this prospectus, the term "common stock," when used in reference to our capital structure before completion of this offering, means our existing single class of common stock, and when used in reference to our capital structure following completion of this offering, means, collectively, the Series A common stock and the Series B common stock, unless otherwise specified.

        Unless we specifically state otherwise, references to "pro forma" give effect, in the manner described under "Unaudited Pro Forma Condensed Combined Financial Statements," to (1) the Acquisition and related transactions, including borrowings under our $1,195.0 million credit agreement ("2005 Mueller Credit Agreement") and the use of proceeds therefrom to repay old credit facilities and to redeem second priority senior secured floating rate notes of Predecessor Mueller (collectively with the Acquisition, the "Transactions") and (2) the sale by us of shares of Series A common stock in this offering and the application of the proceeds therefrom as described in "Use of Proceeds" (the "Offering").

        Unless the context indicates otherwise, whenever we refer in this prospectus to a particular fiscal year, we mean the fiscal year ending in that particular calendar year. Effective December 30, 2005, U.S. Pipe changed its fiscal year to September 30, which coincides with Predecessor Mueller's fiscal year end. Therefore, on a prospective basis, our fiscal year will end on September 30 of each year. Beginning with the three months ended December 31, 2005, we manage our business and report

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operations through three segments, based largely on the products they sell and the markets they serve. Our segments are named after the lead brand in each segment: Mueller®, U.S. Pipe® and Anvil®. Such segments are consistent with the historical reporting for both Predecessor Mueller and U.S. Pipe. Predecessor Mueller had three reporting segments, Mueller, Anvil and corporate, while U.S. Pipe operated within one segment.

        Certain of the titles and logos of our products referenced in this prospectus are our trademarks. Each trade name, trademark or servicemark of any other company appearing in this prospectus is the property of its holder.

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INDUSTRY AND MARKET DATA

        In this prospectus, we rely on and refer to information and statistics regarding economic conditions and trends, the flow control product market and our market share in the sectors of that market in which we compete. In particular, we have obtained general industry information and statistics from the Congressional Budget Office, the U.S. Census Bureau, Freddie Mac and Moody's. We believe that these sources of information and estimates are reliable and accurate, but we have not independently verified them.

        Although some of the companies that compete in our particular industry segments are publicly held as of the date of this prospectus, many are not. Accordingly, other than certain market data with respect to fire hydrants, ductile iron pipe and water valves, no current publicly available information is available with respect to the size of such markets or our relative market strength or competitive position. Our statements about our relative market strength and competitive position in this prospectus with respect to other products are based on our management's belief, internal studies and our management's knowledge of industry trends.

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SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes included in this prospectus.

Our Company

        We are a leading North American manufacturer of a broad range of water infrastructure and flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution systems and fire protection piping systems. We believe we have the most comprehensive water infrastructure and flow control product line in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve. We maintain one of the largest installed bases of products in the United States, including, as of March 31, 2006, approximately three million fire hydrants and approximately nine million iron gate valves. Our products are specified for use in all of the top fifty metropolitan areas in the United States.

        Our large installed base, broad product range and well known brands have led to long-standing relationships with the key distributors in our industry. Our diverse end markets, extensive distributor and end-user relationships, acquisition strategy and leading market position have contributed to strong operating margins and sales growth. Our pro forma net sales and pro forma operating income for the twelve months ended September 30, 2005 were $1,747.0 million and $173.9 million, respectively. Our net sales and pro forma operating income for the six months ended March 31, 2006 were $915.3 million and $58.2 million, respectively. Our net sales and pro forma operating income for the six months ended March 31, 2005 were $807.2 million and $60.7 million, respectively. Our operations generate significant cash flow, which will provide us with flexibility in our operating and financial strategy.

        We manage our business and report operations through three segments, based largely on the products they sell and the markets they serve: Mueller®, U.S. Pipe® and Anvil®. The table below illustrates each segment's net sales to external customers for the six months ended March 31, 2006, as well as each segment's major products, brand names, market positions and end use markets.

	Mueller	U.S. Pipe	Anvil
(dollars in millions)
Net sales: for the six months ended March 31, 2006(a)	$373.5	$290.8	$260.2
Selected Product Lines (Market Position in the U.S. and Canada)(b)	• Fire Hydrants (#1) • Gate Valves (#2) • Butterfly and Ball Valves (#1) • Plug Valves (#2) • Brass Water Products (#2)	• Ductile Iron Pressure Pipe (#1)	• Pipe Fittings and Couplings (#1) • Grooved Products (#2) • Pipe Hangers (#2)
Selected Brand Names	• Mueller® • Pratt® • James Jones™	• U.S. Pipe® • TYTON® • FIELD LOK® • MJ FIELD LOK®	• Anvil® • Beck™ • Gruvlok®
Primary End Markets	• Water and Wastewater Infrastructure	• Water and Wastewater Infrastructure	• Fire Protection • Heating, Ventilation and Air Conditioning ("HVAC")

(a)
Includes intersegment sales of $9.2 million.

(b)
Market position information is based on management's estimates of the overall market size and of the market share of our principal competitors for the relevant product lines. Where available, the management estimates were based on data provided by third parties, including trade associations, distributors and customers. In other instances, the estimates were based upon internal analysis prepared by our employees and management based on their expertise and knowledge of the industry.

        Our segments are named after our leading brands in each segment:

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  Mueller.    Sales of our Mueller segment products are driven principally by spending on water and wastewater infrastructure upgrade, repair and replacement and new water and wastewater infrastructure. Mueller segment sales of hydrants and iron gate valves are estimated to be approximately 50% for new infrastructure, with the remainder for upgrade, repair and replacement.

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  U.S. Pipe.    U.S. Pipe products are sold primarily to water works distributors, contractors, municipalities, private utilities and other governmental agencies. A substantial percentage of ductile iron pressure pipe orders result from contracts that are bid by contractors or directly issued by municipalities or private utilities.

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  Anvil.    Anvil products are sold to a wide variety of end-users, which are primarily commercial construction contractors. These products are typically sold to our distributors through Anvil's four regional distribution centers located in Illinois, Nevada, Pennsylvania and Texas and through Anvil's Canadian distribution and sales division. A significant portion of Anvil products are used in the fire protection industry and in HVAC applications.

        We believe that our current network of independent flow control distributors is the largest such distribution network in the United States and Canada. We also have approximately 500 inside and outside sales and sale support personnel who work directly with end-users, including municipalities. Our products are sold to a wide variety of end-users, including municipalities, publicly and privately-owned water and wastewater utilities, gas utilities and construction contractors.

Industry Overview

        The North American water infrastructure and flow control industry consists of the manufacturers of valves, pipe, fittings, fixtures, pumps and seals. Growth in the sectors we serve is driven by the need to upgrade, repair and replace existing water and wastewater infrastructure, new residential construction activity and non-residential construction activity. Specifically, federal and state environmental regulations, such as the Clean Water Act and the Safe Drinking Water Act, are expected to drive growth in our industry over the next several years. We anticipate that sales related to water infrastructure upgrade, repairs and replacement may grow faster than the overall market for water infrastructure and flow control products as a result of the continued aging of municipal water systems in the United States and Canada, and the expanding base of water infrastructure and flow control installations. The ductile iron pipe business, however, is somewhat sensitive to economic cycles because of its partial dependence on the level of new construction activity and state, municipal and federal tax revenues to fund water projects.

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  Water and Wastewater Infrastructure Upgrades, Repairs and Replacement.    Much of the water distribution infrastructure in the United States is considered to be aging or in need of updating. In a November 2002 study, the Congressional Budget Office estimated that the average annual spending necessary to upgrade, repair and replace existing water and wastewater infrastructure will be between $24.6 billion and $41.0 billion a year over the ensuing 15 years.

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  New Water and Wastewater Infrastructure.    Growth in the new water and wastewater infrastructure sector is mainly driven by new housing starts. According to the U.S. Census Bureau, housing starts in 2005 were 5.7% higher than in 2004. According to Freddie Mac, U.S. housing starts are projected to reach 1.9 million units by the end of 2006, which would represent the third best year for single-family housing construction in the last 25 years.

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  Non-Residential Construction.    Non-residential construction activity includes: (1) public works and utility construction; (2) institutional construction, including education, dormitory, health facility, public, religious and amusement construction; and (3) commercial and industrial construction. According to the U.S. Census Bureau, spending on U.S. private non-residential building construction grew 5.0% in 2005 relative to 2004. According to Moody's, spending on non-residential construction is expected to increase 6.1% in 2006.

Competitive Strengths

        We believe that we enjoy a number of important competitive strengths that drive our success and differentiate us from our competitors and support our market leadership, including:

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  Broad Range of Products and Leading Brands.    We believe that we have the most comprehensive water infrastructure and flow control product line in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve. For the fiscal year ended September 30, 2005 and the six months ended March 31, 2006, on a pro forma basis, approximately 74.1% and 73.9%, respectively, of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada.

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  Complete Water Transmission Solutions.    The combination of Predecessor Mueller and U.S. Pipe created an industry leading company with significant scale in water infrastructure and delivery systems and positions us as one of the largest suppliers to the water products sector with a strong platform to facilitate potential expansion into higher growth areas. Our broad product portfolio of engineered valves, hydrants, ductile iron pipe and pipe fittings provides distributors and end users with a comprehensive source of supply and creates a significant competitive advantage for our company.

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  Large and Growing Installed Base.    We maintain one of the largest installed bases of products in the United States, including, as of March 31, 2006, approximately three million fire hydrants and approximately nine million iron gate valves. Once our products are installed, it is difficult for an end-user to change to a competitive product due to the inventory of parts required to maintain multiple products and due to the life/safety nature of some of our products.

  •
  Leading Specification Position.    Due to our strong brand name and our large installed base, our products are "specified" as an approved product for use in all of the top fifty metropolitan areas in the United States. The product specification approval process for a municipality generally takes a minimum of one year and there are approximately 55,000 municipal water systems in the United States. This strong specification position has contributed to long-standing relationships with all of the top distributors and creates a strong demand base for our products.

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  Established and Extensive Distribution Channels.    We maintain strong, long-standing relationships with the leading distributors in our major markets throughout the United States and Canada. While we do not have long-term contracts with our distributors, we believe that our superior product quality and the technical support we provide allow us to enjoy long- term relationships with our network of over 5,000 independent distributor locations. The average relationship with our top ten distributors is over 20 years. Home Depot (formerly Hughes Supply, Inc. and National Waterworks), one of our largest distributors, accounted for over 23% and 24%, respectively, of our consolidated pro forma net sales for the twelve months ended September 30, 2005 and for the six months ended March 31, 2006, and for over 27% and 29%, respectively, of our U.S. Pipe segment's net sales in the twelve months ended September 30, 2005 and in the six months ended March 31, 2006.

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  Advanced, Low-Cost Manufacturing Capabilities.    We believe our historical capital investment in manufacturing technologies helps us reduce the costs of producing our cast, malleable and ductile iron and brass water and gas flow control products. We believe that we are the only company in North America that uses the technologically-advanced lost foam casting process to manufacture fire hydrant and iron gate valve castings, which significantly reduces the manual labor and machining time otherwise needed to finish cast products. We believe that this has made us less susceptible to the increase in the prices of raw material over the last three years.

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  Highly Experienced, Proven Management Team.    We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our key markets. Our five most senior members of the management team have an average of over 20 years of experience in the flow control industry and have substantial experience in acquisition and integration of businesses, cost management rationalization and efficient manufacturing processes.

Business Strategy

        Our business strategy is focused on sustaining our market leadership and competitive differentiation, while growing revenues and enhancing profitability. Key elements of our strategy include:

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  Capitalizing on Large, Attractive and Growing Water Infrastructure Industry.    We plan to capitalize on the expected water infrastructure market growth by leveraging our large and growing installed base, leading specification position, established and extensive distribution channels and a broad range of leading water infrastructure and flow control products.

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  Achieving Ongoing Operating Synergies.    We continue to seek opportunities to rationalize our manufacturing facilities and use our significant manufacturing expertise to further reduce our cost structure. We have initiated a multi-pronged synergy plan designed to streamline our manufacturing operations, add incremental volume through combining sales efforts for complementary products and combine corporate-level functions to achieve operating efficiencies, which we expect will produce approximately $40-$50 million of ongoing incremental annual operating income by early fiscal 2008.

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  Strengthening Relationship with Key Distributors.    We are focused on enhancing close relationships with the strongest and fastest growing distributors and on leveraging our extensive distributor network to increase sales of our existing products, introduce new products and rapidly expand sales of products of the businesses we acquire.

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  Continuing to Focus on Operational Excellence.    We will continue to pursue superior product engineering, design and innovation through our technologically-advanced manufacturing processes such as lost foam casting and automated Disa® molding machinery. We will also continue to evaluate sourcing products and materials internationally to lower our costs.

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  Focused Acquisition Strategy.    We will selectively pursue attractive acquisitions that enhance our existing product offering, enable us to enter new markets, expand our technological capabilities and provide synergy opportunities. Over the past five years, we have acquired and successfully integrated eight businesses within the water infrastructure and flow control markets.

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  Selectively Expanding Internationally.    We intend to expand our current international presence in sourcing and manufacturing products as well as in the sale of our products. We believe we can further utilize our current manufacturing facility in China to produce additional products. We are leveraging our Anvil Star ("Star") operations, which we acquired in 2004 from Star Pipe, Inc., to establish a lead position in the United States for the import and sale of piping component products, including fittings and couplings manufactured in China, India and Malaysia.

Corporate Structure

        The chart below summarizes the key entities of our current corporate structure. For further information regarding our indebtedness see "Description of Certain Indebtedness."

        Mueller Water Products, Inc. is a Delaware corporation that was formed on September 22, 2005 under the name Mueller Holding Company, Inc. Our principal executive offices are located at 4211 W. Boy Scout Blvd., Tampa, FL 33607, and our main telephone number is (813) 871-4811.

THE OFFERING

Series A common stock offered	25,000,000 shares
Common stock to be outstanding after the offering
Series A common stock	25,000,000 shares
Series B common stock	85,844,920 shares
Total common stock outstanding	110,844,920 shares
Option to purchase additional shares	Up to 3,750,000 shares of Series A common stock.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Series A common stock in this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $374.0 million ($430.4 million if the underwriters' option to purchase additional shares is exercised in full). We intend to use the net proceeds from this offering, as well as any proceeds received from the exercise of the underwriters' option to purchase additional shares, to repay certain of our indebtedness, including a portion of the term loan under the 2005 Mueller Credit Agreement, and for general corporate purposes, as described under "Use of Proceeds." Because affiliates of some of the underwriters are lenders under that 2005 Mueller Credit Agreement, they will receive a portion of the proceeds from this offering. See "Underwriting."
Common stock
Shares of Series A common stock and shares of Series B common stock will generally have identical rights in all material respects, except for certain voting, conversion and other rights described in this prospectus. See "Description of Capital Stock" for more information.
Voting rights
Except in certain circumstances, holders of our Series A common stock are entitled to one vote per share and the holders of our Series B common stock are entitled to eight votes per share on all matters to be voted on by shareholders. The Series A common stock and the Series B common stock will generally vote as a single class.
Under certain circumstances, shares of our Series B common stock can be converted into an equivalent number of shares of our Series A common stock.
See "Description of Capital Stock—Common Stock—Voting Rights."
Controlling stockholder
As of the date of this prospectus, Walter Industries owns all outstanding shares of our common stock. Upon completion of this offering, Walter Industries will beneficially own all of our outstanding Series B common stock which will represent approximately 96.5% of the combined voting power of all of our outstanding common stock (or 96.0% if the underwriters' option to purchase additional shares is exercised in full).
Walter Industries will continue to control us after this offering.

For information regarding the relationship between us and Walter Industries, see "Certain Relationships and Related Party Transactions—Relationship with Walter Industries."
Dividend policy
Our board of directors currently intends to declare an initial quarterly cash dividend on each share of our common stock at a rate of approximately $0.07 per share annually, payable beginning the first full fiscal quarter following the completion of this offering.
We expect our board to continue to declare regular quarterly dividends in the future. The board will determine the amount of any future dividends from time to time based on:
• our results of operations and the amount of our surplus available to be distributed;
• dividend availability and restrictions under our credit agreement and indentures;
• the dividend rate being paid by comparable companies in our industry;
• our liquidity needs and financial condition; and
• other factors that our board of directors may deem relevant.
The board of directors may modify or revoke our dividend policy at any time.

The holders of our Series A common stock and Series B common stock generally will be entitled to share equally on a per share basis in all dividends and other distributions (except for certain stock dividends) declared by our board of directors. See "Description of Capital Stock—Common Stock—Dividend Rights."
New York Stock Exchange symbol	"MWA"

        The number of shares of common stock that will be outstanding after this offering is based on 85,844,920 shares of Series B common stock that we expect to be outstanding immediately prior to the consummation of this offering, and the additional 25,000,000 shares of Series A common stock sold in this offering and excludes 12,000,000 shares of Series A common stock authorized and reserved for issuance under our equity compensation plans.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 3,750,000 shares of Series A common stock.

Risk Factors

        Investment in our Series A common stock involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in our Series A common stock.

Relationship with Walter Industries

        As of the date of this prospectus, Walter Industries owns all outstanding shares of our common stock. Upon completion of this offering, Walter Industries will beneficially own all of our outstanding Series B common stock which will represent approximately 96.5% of the combined voting power of all of our outstanding common stock (or 96.0% if the underwriters' option to purchase additional shares is exercised in full). For as long as Walter Industries continues to beneficially own (directly or indirectly) shares of common stock representing more than 50% of the combined voting power of our outstanding common stock, Walter Industries will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including:

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  any determinations with respect to mergers or other business combinations;

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  the acquisition or disposition of assets;

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  the incurrence of indebtedness;

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  the issuance of any additional common stock or other equity securities;

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  the repurchase or redemption of common stock or preferred stock; and

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  the payment of dividends.

        Walter Industries will also have the power to:

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  determine or significantly influence the outcome of matters submitted to a vote of our stockholders;

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  prevent an acquisition or any other change in control of us; and

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  take other actions that might be favorable to Walter Industries.

        See "Description of Capital Stock."

        Our restated certificate of incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. Our restated certificate of incorporation provides that none of Walter Industries, certain transferees of our Series B common stock ("Series B Transferee") or their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar activities or related lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that Walter Industries or the Series B Transferee or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates and for us or our affiliates, Walter Industries, the Series B Transferee or such non-employee director will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. See "Description of Capital Stock—Competition and Corporate Opportunities."

        Walter Industries has indicated to us that it intends, subject to market and other conditions, to completely divest its ownership in us through a tax-free spin-off following the expiration of, or release from, the 180-day lock-up agreement with the underwriters described below. Walter Industries is not subject to any obligation, contractual or otherwise, to retain or dispose of its controlling interest in us, except that we and Walter Industries, our directors, executive officers and certain other employees have agreed, subject to certain exceptions and limitations, not to offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus. See "Underwriting."

        Walter Industries may also purchase additional shares of Series B common stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of nonvoting capital stock that may be issued in the future, Walter Industries may purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such nonvoting capital stock.

        See "Certain Relationships and Related Party Transactions" for additional information regarding our relationship with Walter Industries.

Summary Pro Forma and Historical Financial Data

        On October 3, 2005, Walter Industries acquired all outstanding shares of capital stock of Predecessor Mueller and contributed U.S. Pipe (which Walter Industries owned since 1969) to Predecessor Mueller through a series of transactions (the "Acquisition"). For accounting and financial statement presentation purposes, in accordance with GAAP, U.S. Pipe is treated as the accounting acquiror of Predecessor Mueller. Accordingly, effective October 3, 2005, U.S. Pipe's historical financial information is used for the Company and all historical financial data of the Company included in this prospectus prior to October 3, 2005 is that of U.S. Pipe. Historical financial statements for Predecessor Mueller for the periods preceding the acquisition are also included in this prospectus.

Summary Pro Forma Financial Data

        The summary unaudited pro forma statement of operations data for the twelve months ended September 30, 2005 is based on the historical financial statements of Predecessor Mueller and U.S. Pipe and has been restated to correct the classification of certain prior-period shipping and handling costs in accordance with Emerging Issues Task Force Consensus No. 00-10, "Accounting for Shipping and Handling Fees and Costs," ("EITF 00-10"). The unaudited pro forma statements of operations data for the six months ended March 31, 2005 are based on the historical financial statements of Predecessor Mueller and U.S. Pipe. The unaudited pro forma statements of operations data for the six months ended March 31, 2006 are based on the financial statements of Mueller Water Products, Inc. The unaudited pro forma statements of operations data for the year ended September 30, 2005 and the six months ended March 31, 2006 and March 31, 2005 are presented as if the Transactions and the Offering had taken place on October 1, 2004 and were carried forward through September 30, 2005 and through the six months ended March 31, 2006 and March 31, 2005, respectively. The unaudited pro forma financial data is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Transactions and the Offering been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position. The unaudited pro forma financial data does not reflect (a) any operating efficiencies or cost savings that we may achieve with respect to the combined companies or (b) any additional costs that we may incur as a stand-alone company. In addition, the unaudited pro forma financial data does not include the effects of restructuring certain activities of pre-acquisition operations that have occurred subsequent to March 31, 2006. The following summary pro forma financial data should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and the consolidated historical financial statements and notes thereto of Predecessor Mueller and U.S. Pipe included elsewhere in this prospectus.

	Pro Forma For the twelve months ended September 30, 2005	Pro Forma For the six months ended March 31, 2006	Pro Forma For the six months ended March 31, 2005
	(dollars in millions except per share data)
Statement of Operations Data:
Net sales	$1,747.0	$915.3	$807.2
Cost of sales	1,337.9	707.0	626.0

Gross profit	409.1	208.3	181.2
Selling, general and administrative expenses	233.5	121.7	118.9
Facility rationalization and related costs	1.7	28.4	1.6

Operating income	173.9	58.2	60.7
Interest expense and early repayment costs, net of interest income	114.7	45.2	59.2

Income (loss) before income taxes	59.2	13.0	1.5
Income tax expense (benefit)	28.2	5.5	5.6

Net income (loss)	$31.0	$7.5	$(4.1)

Earnings (loss) per share:
Basic	$0.28	$0.07	$(0.04)
Diluted	$0.28	$0.07	$(0.04)
Weighted average shares outstanding:
Basic	110,844,920	111,145,253	110,844,920
Diluted	111,348,420	111,358,854	111,361,670

Summary Historical Financial Data—Mueller Water Products, Inc.

        The following summary consolidated statement of operations data for the six months ended March 31, 2006 and 2005 and the summary consolidated balance sheet data as of March 31, 2006 and September 30, 2005 are derived from, and qualified by reference to, the unaudited consolidated financial statements of Mueller Water Products, Inc. included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The following summary consolidated financial and other data of Mueller Water Products, Inc. should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus. Summary financial data for the six months ended March 31, 2005 in the table below refers to U.S. Pipe prior to the Acquisition.

	For the six months ended March 31,
	2006	2005
	(dollars in millions)
		As Restated
Statement of Operations Data:
Net sales	$915.3	$265.9
Cost of sales(a)	777.2	242.6

Gross profit	138.1	23.3
Selling, general and administrative expenses(b)	117.9	18.3
Related party corporate charges(c)	3.8	3.7
Facility rationalization, restructuring and related costs(d)	28.4	—

Loss from operations	(12.0)	1.3
Interest expense arising from related party payable to Walter Industries(e)	—	(11.0)
Interest expense, net of interest income(f)	(62.3)	(0.3)

Loss before income taxes	(74.3)	(10.0)
Income tax expense (benefit)	(23.7)	0.7

Net loss	$(50.6)	$(10.7)

Loss per share(g)	$(50.6)	$(10.7)

Other Data:
EBITDA(h)	$38.5	$14.4
Depreciation and amortization	50.5	13.1
Capital expenditures	30.9	11.2
	March 31, 2006	September 30, 2005
	(dollars in millions)
Balance Sheet Data:
Working capital(i)	$627.8	$188.7
Property, plant and equipment, net	340.7	149.2
Total assets(j)	2,964.8	495.4
Total debt	1,549.3	—
Total stockholder's equity (net capital deficiency)	716.7	(155.2)

(a)
Cost of sales includes:

•
$70.2 million of purchase accounting adjustments related to valuing inventory acquired in the Acquisition at fair value for the six months ended March 31, 2006;

•
$10.7 million of inventory obsolescence write-offs related to the shut-down of the U.S. Pipe Chattanooga plant during the six months ended March 31, 2006; and

  •
  $7.6 million of facility expenses at the U.S. Pipe Chattanooga plant due to significantly lower than normal capacity resulting from the plant closure process during the six months ended March 31, 2006.

(b)
Selling, general and administrative expenses include:

•
$4.0 million related to environmental liabilities at the U.S. Pipe Anniston, Alabama site (shut down in 2003) for the six months ended March 31, 2005.

•
$5.1 million favorable insurance claims settlement for the six months ended March 31, 2005.

(c)
Related party corporate charges represents costs incurred by Walter Industries that have been allocated to U.S. Pipe. Walter Industries allocates certain costs to all of its subsidiaries based on a systematic and rational method. Upon the spin-off, these charges will no longer be allocated to U.S. Pipe. However, U.S. Pipe may incur costs in an amount less than or greater than these costs for similar services performed by an unaffiliated third party.

(d)
Facility rationalization and restructuring includes severance, other employee-related costs related to pension and other postretirement benefit obligations and exit cost charges and non-cash impairment charges due to the closure of the U.S. Pipe Chattanooga plant during the six months ended March 31, 2006.

(e)
Consists of interest expense allocated by Walter Industries to U.S. Pipe. Following the Acquisition on October 3, 2005, the allocation of the interest expense terminated because the intercompany indebtedness to Walter Industries was contributed to the capital of U.S. Pipe.

(f)
Interest expense, net of interest income, includes $2.5 million in commitment fees for a bridge loan which were expensed at the expiration of the bridge loan period during the six months ended March 31, 2006. Interest expense, net of interest income, also includes interest rate swap gains of $0.5 million for the six months ended March 31, 2006.

(g)
Loss per share for all periods presented was determined using one share, which is the capital structure of the reporting entity subsequent to the Acquisition.

(h)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

  In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

  EBITDA reconciliation to net loss:

	For the six months ended March 31,
	2006	2005
	(dollars in millions)
EBITDA	$38.5	$14.4
Adjustments:
Depreciation and amortization	(50.5)	(13.1)
Interest expense arising from related party payable to Walter Industries	—	(11.0)
Interest expense, net of interest income	(62.3)	(0.3)
Income tax (expense) benefit	23.7	(0.7)

Net loss	$(50.6)	$(10.7)

(i)
Working capital equals current assets less current liabilities.

(j)
On the Mueller Water Products, Inc. Consolidated Balance Sheet as of September 30, 2005, prepaid pension cost of $19.3 million has been netted against accrued pension liability of $72.9 million and is presented as net accrued pension liability of $53.6 million. As a result of this reclassification, total assets at September 30, 2005, as presented in this table, are $495.4 or $19.3 million less than total assets of $514.7 million as presented in U.S. Pipe's historical balance sheet at September 30, 2005.

Summary Historical Financial Data—United States Pipe and Foundry Company, LLC (U.S. Pipe)

        The following summary statement of operations data for the nine months ended September 30, 2005 and for the years ended December 31, 2004 and 2003 and the summary balance sheet data as of September 30, 2005 and December 31, 2004 are derived from, and qualified by reference to, the audited financial statements of U.S. Pipe included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto. The summary statement of operations data for the nine months ended September 30, 2004 and the year ended December 31, 2002 and the summary balance sheet data as of September 30, 2004 and December 31, 2003 have been derived from unaudited financial statements of U.S. Pipe. The following summary financial and other data of U.S. Pipe should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and the financial statements and notes thereto included elsewhere in this prospectus.

	For the nine months ended September 30,		For the years ended December 31,
	2005	2004	2004	2003	2002
	(dollars in millions) As Restated(h)
Statement of Operations Data:
Net sales	$456.9	$437.2	$578.4	$465.4	$491.8
Cost of sales(a)	402.2	402.9	531.4	427.4	429.8

Gross profit	54.7	34.3	47.0	38.0	62.0
Selling, general and administrative expenses(b)	25.9	25.0	38.2	43.5	36.1
Related party corporate charges(c)	5.4	5.7	7.7	4.8	6.4
Restructuring and impairment charges(d)	—	0.1	0.1	5.9	—

Operating income (loss)	23.4	3.5	1.0	(16.2)	19.5
Interest expense—other	(0.3)	(0.4)	(0.5)	(0.5)	(0.1)
Interest expense arising from payable to parent, Walter Industries(e)	(15.2)	(13.0)	(18.9)	(16.4)	(9.4)

Income (loss) before income tax expense (benefit)	7.9	(9.9)	(18.4)	(33.1)	10.0
Income tax expense (benefit)	2.8	(3.9)	(2.9)	(12.7)	4.1

Income (loss) before cumulative effect of change in accounting principle	5.1	(6.0)	(15.5)	(20.4)	5.9
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—

Net income (loss)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9

Basic income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$5.1	$(6.0)	$(15.5)	$(20.4)	$5.9
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—

Earnings (loss) per share(f)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9

Other Data:
EBITDA(g)	$42.8	$23.5	$27.5	$9.0	$43.5
Depreciation and amortization	19.4	20.0	26.5	25.2	24.0
Capital expenditures	16.5	12.4	20.4	15.7	26.2

	As of September 30,		As of December 31,
	2005	2004	2004	2003
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents(i)	$—	$0.1	$—	$0.2
Working capital	188.7	176.6	163.5	157.0
Property, plant and equipment, net	149.2	152.2	152.9	160.1
Total assets	514.7	491.6	473.5	452.9
Intercompany indebtedness to Walter Industries	443.6	435.4	422.8	409.2
Total liabilities	669.9	626.7	618.6	581.9
Total stockholder's equity (net capital deficiency)	(155.2)	(135.1)	(145.1)	(129.0)

(a)
Cost of sales includes warranty cost of $2.3 million related to a construction project in Kansas City, Missouri during the nine months ended September 30, 2005.

(b)
Selling, general and administrative expenses include:

•
credits for environmental-related insurance settlement benefits of $5.1 million and $1.9 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively;

•
accrual of $4.0 million relating to environmental liabilities for the year ended December 31, 2004; and

•
settlement expenses for a commercial dispute of $1.7 million and settlement expenses for litigation matters of $6.5 million for the year ended December 31, 2003.

(c)
Related party corporate charges represents costs incurred by Walter Industries that have been allocated to U.S. Pipe. Walter Industries allocates certain costs to all of its subsidiaries based on a systematic and rational method. Upon the spin-off, these charges will no longer be allocated to U.S. Pipe. However, U.S. Pipe may incur costs in an amount less than or greater than these costs for similar services performed by an unaffiliated third party.

(d)
Restructuring and impairment charges for the year ended December 31, 2003 include $5.9 million to cease operations at the castings plant in Anniston, Alabama. These charges primarily included employee benefits costs and the write-off of fixed assets.

(e)
Consists of interest expense allocated by Walter Industries to U.S. Pipe. Following the Acquisition on October 3, 2005, the allocation of the interest expense terminated because the intercompany indebtedness to Walter Industries was contributed to the capital of U.S. Pipe.

(f)
Earnings (loss) per share for all periods presented was determined using one share, which is the capital structure of the reporting entity subsequent to the Acquisition.

(g)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

EBITDA reconciliation to Net income (loss):

	For the nine months ended September 30,		For the years ended December 31,
	2005	2004	2004	2003	2002
	(dollars in millions)
EBITDA	$42.8	$23.5	$27.5	$9.0	$43.5
Adjustments:
Depreciation and amortization	(19.4)	(20.0)	(26.5)	(25.2)	(24.0)
Interest expense-other	(0.3)	(0.4)	(0.5)	(0.5)	(0.1)
Interest expense arising from payable to parent, Walter Industries	(15.2)	(13.0)	(18.9)	(16.4)	(9.4)
Income tax (expense) benefit	(2.8)	3.9	2.9	12.7	(4.1)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—

Net income (loss)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9

(h)
The information presented above should be read in conjunction with U.S. Pipe's financial statements and the notes thereto including Note 1 related to the restatement of net sales and costs of sales. As described further in Note 1, sales and cost of sales have been restated to correct the classification of certain prior-period shipping and handling costs in accordance with EITF 00-10.

In addition to the restatement information provided in Note 1, the following information is provided regarding the restatement:

	For the nine months ended September 30, 2004		For the year ended December 31, 2002
	As Restated	As Originally Reported	As Restated	As Originally Reported
	(dollars in millions)
Net sales	$437.2	$406.9	$491.8	$457.2
Cost of sales	402.9	372.6	429.8	395.2
(i)
Cash and cash equivalents, prior to the acquisition of Predecessor Mueller on October 3, 2005, were transferred daily to the Walter Industries cash management system, effectively reducing U.S. Pipe cash to virtually zero on a daily basis. Subsequent to October 3, 2005, all cash generated by U.S. Pipe is transferred to Mueller Group and is not transferred to Walter Industries.

Summary Historical and Financial Data—Mueller Water Products, Inc. (Predecessor Mueller)

        The following summary consolidated statement of operations data for the years ended September 30, 2005, 2004 and 2003 and the summary consolidated balance sheet data as of September 30, 2005, 2004 and 2003 are derived, and qualified by reference to, the audited consolidated financial statements of Mueller Water Products, Inc. and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated financial statements as of September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 are included elsewhere in this prospectus. The following summary consolidated financial and other data of Mueller Water Products, Inc. should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and the consolidated financial statements and notes thereto included in this prospectus.

	For the years ended September 30,
	2005	2004	2003
		(as restated)(g)	(as restated)(g)
	(dollars in millions except per share data)
Statement of Operations Data:
Net sales	$1,148.9	$1,049.2	$922.9
Cost of sales	802.3	750.5	681.8

Gross profit	346.6	298.7	241.1
Selling, general and administrative expenses(a)	172.1	185.1	148.2
Facility rationalization, restructuring and related costs(b)	1.7	0.9	1.7

Operating income	172.8	112.7	91.2
Interest expense, net of interest income(c)	(89.5)	(63.5)	(35.5)

Income before income tax expense	83.3	49.2	55.7
Income tax expense	33.7	16.0	22.9

Net income	$49.6	$33.2	$32.8

Earnings per share(d):
Basic	$0.22	$0.11	$0.09

Diluted	$0.20	$0.10	$0.09

Weighted average shares outstanding (in millions):
Basic	220.6	212.3	205.6

Diluted	244.9	223.6	208.9

Other Data:
EBITDA(e)	$221.2	$177.0	$157.5
Depreciation and amortization	48.4	64.3	66.3
Capital expenditures	27.2	22.5	20.0

	As of September 30,
	2005	2004	2003
	(dollars in millions)
Balance Sheet Data:
Working capital(f)	$481.6	$390.8	$369.1
Property, plant and equipment, net	168.0	186.8	208.0
Total assets	1,086.8	989.2	957.4
Total debt	1,055.7	1,039.4	575.7
Total stockholder's equity (net capital deficiency)	(176.4)	(232.4)	106.8

(a)
Selling, general and administrative expenses include stock compensation charges of $21.2 million and $0.7 million for the years ended September 30, 2004 and 2003, respectively.

(b)
Facility rationalization and restructuring includes severance and exit cost charges and non-cash impairment charges due to the idling and obsolescence of certain assets related to (A) the implementation of lost foam technology at our Albertville, Alabama and Chattanooga, Tennessee facilities, (B) the closure of our Statesboro, Georgia manufacturing facility, (C) the relocation of certain manufacturing lines to other facilities, and (D) the shutdown of a Mueller segment plant in Colorado that ceased manufacturing operations.

(c)
Interest expense, net of interest income, includes the write off of deferred financing fees of $7.0 million for 2004. Interest expense and early debt repayments costs for 2004 also includes a $7.0 million prepayment associated with the redemption in November 2003 of our senior subordinated notes due 2009. Interest expense, net of interest income, also includes interest rate swap (gains)/losses of $(5.2) million, $(12.5) million and $(13.3) million for the years ended September 30, 2005, 2004 and 2003, respectively.

(d)
A reconciliation of the basic and diluted net income per share computations for the years ended September 30, 2005, 2004 and 2003 are as follows:

	For the years ended September 30,
	2005		2004		2003
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(in millions, except per share data)
Numerator:
Net income	$49.6	$49.6	$33.2	$33.2	$32.8	$32.8
Effect of dilutive securities:
Dividends related to redeemable preferred stock(1)	—	—	9.9	9.9	14.2	14.2

	$49.6	$49.6	$23.3	$23.3	$18.6	$18.6

Denominator:
Average number of common shares outstanding	220.6	220.6	212.3	212.3	205.6	205.6
Effect of dilutive securities:
Stock options(2)	—	—	—	1.2	—	3.3
Warrants(3)	—	24.3	—	10.1	—	—

	220.6	244.9	212.3	223.6	205.6	208.9

Net income per share	$0.22	$0.20	$0.11	$0.10	$0.09	$0.09

  (1)
  Represents dividends payable in cash related to the redeemable preferred stock which was redeemed on April 23, 2004.

  (2)
  Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. These purchases were assumed to have been made at the average market price for the period. On April 23, 2004, all options were exercised.

  (3)
  Represents the number of warrants issued with the 14 3/4% senior discount notes that were convertible into Predecessor Mueller's Class A common stock upon exercise. In connection with the acquisition of Predecessor Mueller by Walter Industries on October 3, 2005, all warrants were converted into a right to receive cash and are no longer outstanding.

(e)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle, and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

EBITDA reconciliation to Net income:

	For the years ended September 30,
	2005	2004	2003
	(dollars in millions)
EBITDA	$221.2	$177.0	$157.5
Adjustments:
Depreciation and amortization	(48.4)	(64.3)	(66.3)
Interest expense, net of interest income	(89.5)	(63.5)	(35.5)
Income tax expense	(33.7)	(16.0)	(22.9)

Net income	$49.6	$33.2	$32.8

(f)
Working capital equals current assets less current liabilities.

(g)
See Note 2 to the Predecessor Mueller consolidated financial statements for discussion of the restatement of total assets for fiscal 2004 and the reclassification of depreciation expense from selling, general and administrative to cost of sales for fiscal years 2004 and 2003.

RISK FACTORS

        You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our Series A common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could suffer. In that case, the price of our Series A common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

Our business may suffer as a result of a downturn in government spending related to infrastructure upgrades, repairs and replacements, or in the cyclical residential or non-residential building markets.

        Our business is primarily dependent upon spending on water and wastewater infrastructure upgrades, repairs and replacement, new water and wastewater infrastructure spending (which is dependent upon residential construction) and spending on non-residential construction. We are also subject to general economic conditions, the need for construction projects, interest rates and government incentives provided for public work projects. In addition, a significant percentage of our products are ultimately used by municipalities or other governmental agencies in public water transmission and collection systems. As a result, our sales could decline as a result of declines in the number of projects planned by public water agencies, government spending cuts, general budgetary constraints, difficulty in obtaining necessary permits or the inability of government entities to issue debt. It is not unusual for water projects to be delayed and rescheduled for a number of reasons, including changes in project priorities and difficulties in complying with environmental and other government regulations. Spending growth in the infrastructure upgrades, repairs and replacement sector has slowed in recent years as state and local governments' budgets were negatively impacted by the downturn in the economy. Even if economic conditions were to continue to improve, state and local governments may choose not to address deferred infrastructure needs. Although the residential building market has experienced growth in recent years, this growth may not continue in the future. The residential and non-residential building markets are cyclical, and, historically, down cycles have typically lasted approximately four to six years. Any significant decline in the residential or non-residential building markets or governmental spending on infrastructure could lead to a significant decline in our sales, profitability and cash flows.

Our industry is very competitive and some of our products are commodities.

        The domestic and international markets for flow control products are competitive. While there are only a few competitors for most of our product offerings, many of them are well-established companies with strong brand recognition. In particular, our malleable iron and cast iron pipe fitting products, which together comprised 5% and 6% of our pro forma sales for the 2005 fiscal year, and for the six months ended March 31, 2006, respectively, face competition from less expensive imports and our pipe nipple and hanger products and our pipe fittings and couplings products, which together comprised 16% and 17% of our pro forma sales in 2005, and for the six months ended March 31, 2006, respectively, compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic and foreign producers to gain market share and reduce our margins. Also, competition for ductile iron pressure pipe sold by our U.S. Pipe segment comes not only from ductile pipe produced by a concentrated number of domestic manufacturers, but also from pipe composed of other materials, such as polyvinylchloride (PVC), high density polyethylene (HDPE), concrete, fiberglass, reinforced plastic and steel.

Foreign competition is intense and could harm our sales, profitability and cash flows.

        In addition to domestic competition, we face intense foreign competition. The intensity of foreign competition is affected significantly by fluctuations in the value of the U.S. dollar against foreign currencies, by the relative cost to ship competitive products into the North American markets and by the level of import duties imposed by the U.S. Department of Commerce on certain products. Foreign competition is likely to further increase and certain product prices will continue to face downward pressure as our domestic competitors shift their operations or outsource manufacturing requirements overseas or source supplies from foreign vendors in an effort to reduce expenses.

We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure.

        In the fiscal year ended September 30, 2005 and the six months ended March 31, 2006, on a pro forma basis, approximately 37% and 40%, respectively, of our pro forma sales were to our ten largest distributors, and approximately 30% and 33%, respectively, of our pro forma sales were to our three largest distributors: Home Depot, Ferguson Enterprises and American Waterworks. Our business relationships with most of our major distributor branches may be terminated at the option of either party upon zero to 60 days' notice.

        While our relationships with our ten largest distributors have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and our distributors may be acquired by other distributors who buy products from our competitors. Our ability to retain these customers in the face of other competitors generally depends on a variety of factors, including the quality and price of our products and our ability to market these products effectively. As consolidation among distributors continues, pricing pressure may result, which could lead to a significant decline in our profitability. For example, Home Depot acquired National Waterworks in 2005 and announced in March 2006 that it has acquired Hughes Supply. As a result, two of our three previous largest distributors have been combined under common control. Moreover, the loss of either of Home Depot or Ferguson Enterprises as a distributor could significantly reduce our levels of sales and profitability.

Our brass valve products contain lead, which may be replaced in the future.

        Our brass valve products, which constituted approximately 6% and 6% of our pro forma sales in the twelve months ended September 30, 2005 and the six months ended March 31, 2006, respectively, contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in some of these products, including water meters and valves, and to limit their sale in California. Some of our business units have entered into settlement agreements with these environmental advocacy groups that have required them to either modify some of these products or offer substitutes for them with respect to products sold in California. Modifications of or substitutions for our products to meet or conform with regulatory requirements will require incremental capital spending of up to $8.0 million in the next two years and will require us to purchase more expensive raw materials, and we may not be able to pass these costs on to our customers. Legislation to substantially restrict lead content in water products has been introduced in the United States Congress. Congress may adopt legislation that would require us to reduce or eliminate lead in our brass products which could require us to incur substantial additional production expenses. In addition, advocacy groups or other parties may file suit against us under Proposition 65, which could result in additional costs in connection with marketing and selling our brass products in California.

Our business is subject to risk of price increases and fluctuations and delay in the delivery of raw materials and purchased components.

        Our business is subject to the risk of price increases and fluctuations and periodic delays in the delivery of raw materials and purchased components that are beyond our control. Our operations require substantial amounts of raw materials or purchased components, such as steel pipe and scrap steel and iron, brass ingot, sand, resin, and natural gas. Management estimates that scrap metal and ferrous alloys used in the U.S. Pipe manufacturing process account for approximately 40% of the U.S.

Pipe cost to manufacture ductile iron pipe and raw materials and purchased components used in our manufacturing processes currently account for approximately 18% of the Mueller and Anvil cost of goods sold. Fluctuations in the price and delivery of these materials may be driven by the supply/demand relationship for a material and factors particular to that material. In addition, if any of our suppliers seeks bankruptcy relief or otherwise cannot continue its business as anticipated or we cannot renew our supply contracts on favorable terms, the availability of raw materials could be reduced or the price of raw materials could increase.

        The availability and price of certain raw materials or purchased components, such as steel scrap, brass ingot and natural gas are subject to market forces largely beyond our control, including North American and international demand, freight costs, speculation and foreign exchange rates. We generally purchase raw materials at spot prices and generally do not have the ability to hedge our exposure to price changes. We are not always able, and may not be able in the future, to pass on increases in the price of these raw materials to our customers. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could lead to significant reductions of our operating margins and cash flow. Any fluctuations in the price or availability of raw materials or purchased components could significantly reduce our levels of production and sales or impair our profitability.

Interruption of normal operations at our key manufacturing facilities may impair our production capabilities.

        Some of our key products, including hydrants, valves and ductile iron pipe, are manufactured at five of our largest manufacturing facilities. The operations at our major manufacturing facilities may be impaired by various operating risks, including, but not limited to:

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  catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences;

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  interruptions in raw materials and energy supply;

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  adverse government regulation;

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  breakdowns or equipment failures;

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  violations of our permit requirements or revocation of permits;

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  releases of pollutants and hazardous substances to air, soil, surface water or groundwater;

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  shortages of equipment or spare parts; and

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  labor disputes.

        To date, we have successfully managed non-material occurrences of the foregoing events, including a fire at the Columbia, PA facility of our Anvil segment and California's adoption of laws limiting the lead content of water infrastructure products, without significant disruption of our operations. More acute occurrences of these events could cause a decrease in, or the elimination of, the revenues generated by our key facilities or a substantial increase in the costs of operating such facilities that, in turn, could, impair our cash flows and results of operations.

We may be unsuccessful in identifying or integrating suitable acquisitions, which could impair our growth.

        A part of our growth strategy depends on the availability of acquisition candidates with businesses that can be successfully integrated into our existing business and that will provide us with complementary manufacturing capabilities, products or services. However, we may be unable to identify targets that will be suitable for acquisition. In addition, if we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to finance the acquisition. Our ability to finance our acquisitions is subject to a number of factors, including the availability of adequate cash from operations or of acceptable financing terms and the terms of our debt instruments. In addition, there are many challenges to integrating acquired companies and businesses in our company, including eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities. We may not be able to meet these challenges in the future.

Businesses we have acquired or will acquire may not perform as expected.

        Businesses we have recently acquired or may acquire in the future may not perform as expected. Acquired businesses may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the areas in which a business specializes, the loss of key customers after the acquisition has closed, general economic factors that affect a business in a direct way and the cultural incompatibility of an acquired management team with us. Any of these factors could impair our results of operations.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

        We have recorded a significant amount of goodwill and other identifiable intangible assets. As of March 31, 2006, goodwill and other net identifiable intangible assets were approximately $855.5 million and $849.0 million (or, collectively, approximately 57% of our total assets). Goodwill and net identifiable intangible assets of Mueller Water were recorded at fair value on the date of acquisition and goodwill of U.S. Pipe remains at historical cost. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would result in a non-cash impairment charge.

We have a significant amount of debt.

        Following this offering, on a pro forma basis, as of March 31, 2006, our total debt would have been $1,190.9 million ($1,134.5 million if the underwriters' over-allotment option is exercised and all additional proceeds are used to reduce debt). Any decrease in the aggregate net proceeds raised in this offering will result in an increase of our pro forma total debt. See "Use of Proceeds" and "Capitalization" for additional information. We may incur significant additional indebtedness from time to time. The level of our indebtedness could have important consequences, including:

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  making it more difficult for us to satisfy our obligations under our debt instruments;

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  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

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  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

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  limiting our flexibility to react to competitive and other changes in our industry and economic conditions generally; and

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  exposing us to risks inherent in interest rate fluctuations because a substantial portion of our borrowings is at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We will require a significant amount of cash to service our debt and our ability to generate cash depends on many factors beyond our control.

        Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. There is a risk that our business will not generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will not be realized or that future borrowings will not be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital, but we may not be able to accomplish those actions on satisfactory terms, if at all.

Restrictive covenants in our debt instruments may limit our ability to engage in certain transactions and may diminish our ability to make payments on our indebtedness.

        Our debt instruments contain various covenants that limit our ability to engage in certain transactions. Our senior credit facilities also require the maintenance of specified financial ratios and the satisfaction of other financial condition tests. In addition, our debt instruments require us to provide regular financial information to our lenders and bondholders. Such requirements generally may be satisfied by our timely filing with the SEC of annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our ability to satisfy those financial ratios, tests or covenants can be affected by events beyond our control, and there is a risk that we will not meet those tests. A breach of any of these covenants could result in a default under our debt instruments. If an event of default is not remedied after the delivery of notice of default and lapse of any relevant grace period, the holders of our debt would be able to declare it immediately due and payable. Upon the occurrence of an event of default under our senior credit facilities, the lenders could also terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness under our senior credit facilities. We have pledged substantially all of our assets (including our intellectual property), other than the assets of our foreign subsidiaries, as security under our senior credit facilities. If the lenders under our senior credit facilities or noteholders of the notes accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior credit facilities and our other indebtedness, which could negatively impact the value of our stock and our ability to operate as a going concern.

Certain of our brass valve products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products.

        The National Sanitary Foundation ("NSF") is a non-profit entity that was contracted by the U.S. Environmental Protection Agency ("EPA") to promulgate standards for the water industry. NSF has issued NSF 61, which governs the leaching characteristics of valves and devices that are part of drinking water distribution networks, including certain of our products made from brass. In recent years, a growing majority of states have adopted, by statute or regulation, a requirement that water distribution systems utilize products that comply with NSF 61 and/or are certified as NSF 61 compliant. We, along with others in the industry, are engaged in the lengthy process of attempting to obtain certification of NSF 61 compliance for all of our relevant products. In fiscal 2005 and in the six months ended March 31, 2006, our sales of brass valve products were approximately 6% and 6%, respectively, of our total sales, on a pro forma basis. To date we have obtained certification of approximately 95% of our brass valve and fitting products. Approximately 26% of our certified products use "low lead" brass to comply with current NSF 61 requirements. The NSF 61 certification process is ongoing with our goal to have all products requiring certification completed by January 1, 2007. In the event that some of our brass valve products are found not to be in compliance with NSF 61, those products may not be accepted by various municipalities or we may be forced to modify non-conforming products with substitute materials which may require increased cost, thereby impairing our profitability. In addition, if our competitors develop a complete line of NSF 61 compliant brass valve products before we do, we may be placed at a competitive disadvantage which may, in turn, impair our profitability.

Our business may be harmed by work stoppages and other labor relations matters.

        We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce is highly unionized. As of March 31, 2006, on a pro forma basis, approximately 81% of our hourly workforce was represented by unions. These employees are represented by locals from approximately six different unions, including the Glass, Molders, Pottery, Plastics and Allied Workers International Union, which is our largest union. Our labor agreements will be negotiated as they expire at various times through March 2010. Work stoppages for an extended period of time could impair our business. Labor costs are a significant element of the total expenditures involved in our manufacturing process, and an increase in the costs of labor could therefore harm our business. In addition, the freight companies who deliver our products to our distributors generally use unionized truck drivers, and our business could suffer if our contractors face work stoppages or increased labor costs. For more information about our labor relations, see "Business—Employees."

Our revenues are influenced by weather conditions and the level of construction activity at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

        Some of our products, including ductile iron pipe, are moderately seasonal, with lower production capacity and lower sales in the winter months. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead and expenses are fixed payments, seasonal trends can cause reductions in our profit margin and financial condition, especially during our slower periods.

We may be subject to product liability or warranty claims that could require us to make significant payments.

        We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. There is a risk that we will experience product liability or warranty losses in the future or that we will incur significant costs to defend such claims. Such losses and costs may be material. While we currently have product liability insurance, our product liability insurance coverage may not be adequate for any liabilities that may ultimately be incurred or the coverage may not continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could require us to make significant payments or a requirement to participate in a product recall may harm our reputation or profitability.

We rely on Tyco to indemnify us for certain liabilities and there is a risk that Tyco may become unable or fail to fulfill its obligations.

        Under the terms of the purchase agreement (the "Tyco Purchase Agreement") relating to the August 1999 sale by Tyco International Ltd. ("Tyco") of the Mueller and Anvil businesses to our prior owners, we are indemnified by Tyco for all liabilities arising in connection with the operation of these businesses prior to their sale by Tyco, including with respect to products manufactured or sold prior to the closing of that transaction. See "Business—Legal Proceedings." The indemnity survives forever and is not subject to any dollar limits. In the past, Tyco has made substantial payments and/or assumed defense of claims pursuant to this indemnification provision. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable or fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover product liabilities to the extent caused by our products manufactured after that transaction. On January 14, 2006, Tyco's board of directors announced that it approved a plan to separate Tyco into three separate, publicly traded companies. At this time, we do not know which of the new entities will assume the indemnity provided under the terms of the Tyco Purchase Agreement if this plan is implemented. Should the entity or entities that assume Tyco's obligations under the Tyco Purchase Agreement ever become financially unable or fail to comply with the terms of the indemnity, we may be responsible for such obligations or liabilities. For more information about our potential product liabilities, see "Business—Legal Proceedings."

Environmental, health and safety laws and regulations could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our manufacturing costs.

        We are subject to various laws and regulations relating to the protection of the environment and human health and safety and must incur capital and other expenditures to comply with these requirements. Failure to comply with any environmental, health or safety requirements could result in the assessment of damages, or imposition of penalties, suspension of production, a required upgrade or change to equipment or processes or a cessation of operations at one or more of our facilities. Because these laws are complex, constantly changing and may be applied retroactively, there is a risk that these requirements, in particular as they change in the future, may impair our business, profitability and results of operations.

        In addition, we will be required to incur costs to comply with the EPA's National Emissions Standards for Hazardous Air Pollutants ("NESHAP") for iron and steel foundries and for our foundries' painting operations. These costs may be substantial. See "Business—Environmental Matters." We may be required to conduct investigations and perform remedial activities that could require us to incur material costs in the future. Our operations involve the use of hazardous substances and the disposal of hazardous wastes. We may incur costs to manage these substances and wastes and may be subject to claims for damage for personal injury, property damages or damage to natural resources.

        Our U.S. Pipe segment has been identified as a potentially responsible party liable under federal environmental laws for a portion of the clean-up costs with regard to two sites, one in Alabama and one in California, and is currently subject to an administrative consent order requiring certain monitoring and clean-up with regard to its Burlington, New Jersey facility. Such clean-up costs could be substantial and could have a negative effect on our profitability and cash flows in any given reporting period. As described in the immediately preceding risk factor, we rely on Tyco to indemnify us for certain liabilities and there is a risk that Tyco may become unable or fail to fulfill its obligation. For more information about our environmental compliance and potential environmental liabilities, see "Business—Environmental Matters" and "Business—Legal Proceedings."

We need to improve our disclosure controls and procedures and internal control over financial reporting to comply with SEC reporting requirements; public reporting obligations have put significant demands on our financial, operational and management resources.

        The Public Company Accounting Oversight Board ("PCAOB") defines a significant deficiency as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. The PCAOB defines a material weakness as a single deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        As of September 30, 2005, we did not maintain effective controls over the preparation, review and presentation and disclosure of our consolidated financial statements due to a lack of personnel with experience in financial reporting and control procedures necessary for SEC registrants. Specifically, our controls failed to prevent or detect the incorrect presentation of the following items in our consolidated financial statements: (i) cash flows from the effect of exchange rate changes on cash balances; (ii) cash flows from the loss on disposal of property, plant and equipment; (iii) cash flows and balance sheet presentation of book overdrafts; (iv) the presentation of current and non-current deferred income tax assets in Predecessor Mueller's consolidated balance sheet; and (v) classification of certain depreciation expense as selling, general and administrative expense instead of cost of sales in the Predecessor Mueller consolidated statement of operations. Further, our controls failed to detect the incorrect presentation of shipping and handling costs in our unaudited consolidated statement of operations for the three months ended December 31, 2004 as initially reported for the three months ended December 31, 2005. These control deficiencies resulted in the restatement of Predecessor Mueller's annual consolidated financial statements for fiscal 2004 and 2003 and interim consolidated financial statements for the first three quarters of fiscal 2005, all interim periods of fiscal 2004, audit adjustments to the 2005 annual consolidated financial statements and the restatement of our consolidated statement of operations for the three months ended December 31, 2004. Additionally, control deficiencies could result in a misstatement of the presentation and disclosure of our consolidated financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that these control deficiencies constituted a material weakness.

        As of September 30, 2004 and 2005, Predecessor Mueller reported the following control deficiencies that, in the aggregate, constituted a material weakness in internal control over preparation, review and presentation and disclosure of their consolidated financial statements. Specifically Predecessor Mueller's control deficiencies included: (i) a lack of personnel with experience in financial reporting and control procedures necessary for SEC registrants; (ii) a lack of sufficient controls to prevent or detect, on a timely basis, unauthorized journal entries; (iii) a lack of sufficient controls over information technology data conversion and program changes; (iv) a lack of sufficient controls over the development and communication of income tax provisions; (v) a lack of effective controls surrounding "whistleblower" hotline complaints and internal certifications to ensure that issues were communicated on a more timely basis by management to the audit committee and the independent registered public accounting firm; (vi) a lack of effective controls over revenue recognition associated with full truckload shipments not immediately dispatched by freight carriers; and (vii) a lack of formal controls and procedures regarding assessment of financial exposures and transactions, including consideration of accounting implications under GAAP. These control deficiencies resulted in audit adjustments to the consolidated financial statements for the year ended September 30, 2004. Additionally, these control deficiencies, in the aggregate, could result in a misstatement to accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. While item (i) above remains unremediated and is the only remaining item of the material weakness existing at March 31, 2006 described above, management has concluded that based on the remediation actions described below, items (ii) through (vii) of this material weakness did not exist at March 31, 2006.

        The material weakness and control deficiency will need to be addressed as part of the evaluation of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404 of the Act.

        While we have taken numerous actions described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Previously Issued Consolidated Financial Statements" to address the material weakness, additional measures may be necessary and these actions may not be sufficient to address the issues identified by us or to ensure that our internal controls over financial reporting is effective. If we are unable to correct existing or future material weaknesses in internal controls over financial reporting in a timely manner, we may not be able to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC. This failure could harm our business and the market value of our securities and affect our ability to access the capital markets. In addition, there could be a negative reaction in the financial markets due to a loss of confidence in reliability of future financial statements and SEC filings.

Compliance with internal control reporting requirements and securities laws and regulations is likely to increase our compliance costs.

        The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board ("PCAOB"), have required changes in the corporate governance and securities disclosure or compliance practices of public companies over the last few years. We expect these new rules and regulations to continue to increase our legal and financial compliance costs, as well as our ongoing audit costs, and to make legal, accounting and administrative activities more time-consuming and costly. As a result of the Company being a consolidated subsidiary of Walter Industries, in 2006, we will need to comply with the internal control reporting requirements of the Sarbanes-Oxley Act, which will have a significant impact on our compliance cost in 2006. We expect to spend approximately $6 million on our compliance costs in our fiscal year ending September 30, 2006.

Compliance with the securities laws and regulations is likely to make it more difficult and expensive for us to obtain directors and officers liability insurance and to attract and retain qualified members of our board of directors.

        We expect the Sarbanes-Oxley Act and the rules and regulations subsequently implemented by the SEC and the PCAOB to make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and executive officers.

We may not be able to achieve the anticipated synergies in connection with our integration and rationalization plans.

        We are pursuing several initiatives designed to rationalize our manufacturing facilities and to use our manufacturing expertise to reduce our costs. In fiscal 2006, we expect to achieve integration synergies between our Mueller and U.S. Pipe segments by closing the U.S. Pipe Chattanooga, Tennessee production facility and integrating it into the Mueller Chattanooga and Albertville, Alabama production facilities. We have initiated the implementation of plant and distribution combination and production efficiency strategies within our Mueller and Anvil segments, which efforts will continue through fiscal years 2006, 2007 and the beginning of 2008. Our Mueller segment sales force has begun to integrate U.S. Pipe products as complementary product offerings as part of their sales efforts. We also have begun to use our combined purchasing leverage to reduce raw material and overall product costs. If we fail to implement our integration and rationalization plans, at the economic levels or within the time periods expected, we may not be able to achieve the projected levels of synergies and cost savings. In addition, we expect to incur substantial severance, environmental and impairment costs in connection with our integration and rationalization plans.

We are a holding company and may not have access to the cash flow and other assets of our subsidiaries.

        We are a holding company that has no operations of our own and derives all of our revenues and cash flow from our subsidiaries. The terms of the indentures governing our senior discount notes and senior subordinated notes and our senior credit facilities significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of our senior credit facilities and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. A breach of any of those covenants would be a default under the applicable debt instrument that would permit the holders thereof to declare all amounts due thereunder immediately payable. As a result, we may not have access to our subsidiaries' cash flow to finance our cash needs.

If we fail to protect our intellectual property, our business and ability to compete could suffer.

        Our business depends upon our technology and know-how, which is largely developed internally. While we believe that none of our operating units is substantially dependent on any single patent, trademark, copyright, or other form of intellectual property, we rely on a combination of patent protection, copyright and trademark laws, trade secrets protection, employee and third party confidentiality and nondisclosure agreements and technical measures to protect our intellectual property rights. There is a risk that the measures that we take to protect our intellectual property rights may not be adequate to deter infringement or misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information or intellectual property that we regard as proprietary or to keep others from using brand names similar to our own. The disclosure, misappropriation or infringement of our intellectual property could harm our ability to protect our rights and our competitive position In addition, our actions to enforce our rights may result in substantial costs and diversion of management and other resources. We may also be subject to intellectual property infringement claims from time to time, which may result in our incurring additional expenses and diverting company resources to respond to these claims.

If transportation for our ductile iron pipe products becomes unavailable or uneconomic for our customers, our ability to sell ductile iron pipe products would suffer.

        Transportation costs are a critical factor in a customer's purchasing decision. Increases in transportation costs could make our ductile iron pipe products less competitive with the same or alternative products from competitors with lower transportation costs.

        We typically depend upon rail, barge and trucking systems to deliver our products to customers. While our customers typically arrange and pay for transportation from our factory to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply our products to our customers thereby resulting in lost sales and reduced profitability.

Risks Relating to our Relationship with Walter Industries

Walter Industries controls us and may have conflicts of interest with us or you in the future.

        Immediately prior to this offering, Walter Industries will be our only stockholder. Upon completion of this offering, Walter Industries will beneficially own all of our outstanding Series B common stock (which Series B common stock is entitled to eight votes per share on any matter submitted to a vote of our stockholders). The common stock beneficially owned by Walter Industries upon completion of this offering will represent in the aggregate 96.5% of the combined voting power of all of our outstanding common stock (or 96.0% if the underwriters' option to purchase additional shares is exercised in full). For as long as Walter Industries continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Walter Industries will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Walter Industries will have the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of us and could take other actions that might be favorable to Walter Industries. See "Description of Capital Stock" and "Certain Relationships and Related Party Transactions."

        Walter Industries will also have an option available to it to purchase additional shares of Series B common stock and/or any nonvoting capital stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of any nonvoting capital stock that may be issued in the future, Walter Industries will have an option to purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such stock. Beneficial ownership of at least 80% of the total voting power and 80% of each class of any nonvoting capital stock is required in order to effect a tax-free spin-off of us (as discussed under "Description of Capital Stock—Common stock—Conversion Rights") or certain other tax-free transactions.

        For a description of certain provisions of the restated certificate of incorporation concerning the allocation of business opportunities that may be suitable for both us and Walter Industries, see "Description of Capital Stock—Competition and Corporate Opportunities."

We may have substantial additional liability for federal income tax allegedly owed by Walter Industries.

        Each member of a consolidated group for federal income tax purposes is severally liable for the federal income tax liability of each other member of the consolidated group for any year in which it is a member of the group at any time during such year. Each member of the Walter Industries controlled group, which currently includes Walter Industries, us and Walter Industries' other subsidiaries, is also jointly and severally liable for pension and benefit funding and termination liabilities of other group members, as well as certain benefit plan taxes. Accordingly, we could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the Walter Industries consolidated or controlled group for any period during which we were included in the Walter Industries consolidated or controlled group.

        Controversy exists with regard to federal income taxes allegedly owed by the Walter consolidated group, which includes the Company, for fiscal years 1980 through 1994 and 1999 through 2001. It is estimated that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court and $80.4 million for the 1999 through 2001 period, each of which is for matters unrelated to the Company. These amounts are subject to interest and penalties. However, Walter Industries believes that their tax filing positions have substantial merit and intends to defend vigorously any claims asserted. Walter Industries believes that it has accruals sufficient to cover the estimated probable loss, including interest and penalties.

The tax allocation agreement between us and Walter Industries gives Walter Industries control over our pre-IPO taxes and allocates to us certain tax risks associated with a planned spin-off of our common stock.

        Walter Industries effectively controls all of our tax decisions for periods during which we are a member of the Walter Industries consolidated federal income tax group and certain combined, consolidated or unitary state and local income tax groups. Under the terms of a tax allocation agreement between Walter Industries and us, which will be entered into in connection with this offering, Walter Industries has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to our federal income and combined state returns, to file all such returns on behalf of us and to determine the amount of our liability to (or entitlement to payment from) Walter Industries for such periods. This arrangement may result in conflicts of interests between us and Walter Industries. See "Certain Relationships and Related Party Transactions—Relationship with Walter Industries—Tax Allocation Agreement." In addition, the tax allocation agreement will provide that in the event that Walter Industries effectuates a spin-off of our common stock that it owns and such spin-off is not tax-free pursuant to Section 355 of the Internal Revenue Code of 1986, as amended, or the "Code," we will generally be responsible for any taxes incurred by Walter Industries or its stockholders if such taxes result from certain of our actions or omissions and for a percentage of any such taxes that are not a result of our actions or omissions or Walter Industries' actions or omissions taxes based upon our market value relative to Walter Industries' market value.

Because we have limited experience operating as a stand-alone entity, our future business prospects are difficult to evaluate and our business could suffer as a result of the separation of our business from Walter Industries.

        Our company is a combination of the Predecessor Mueller business acquired by Walter Industries on October 3, 2005 and the U.S. Pipe business. As of the date of this prospectus, Walter Industries owns all outstanding shares of our common stock. Our operations as a stand-alone company may place significant demands on our management, operational, and technical resources. Our future performance will depend on our ability to function as a stand-alone company and on our ability to finance and manage expanding operations and to adapt our information systems to changes in its business. We rely on contractual arrangements that require Walter Industries and its affiliates to provide or procure certain critical transitional services and shared arrangements to us such as:

  •
  certain tax and accounting services;

  •
  certain human resources services, including benefit plan administration;

  •
  communications systems;

  •
  insurance; and

  •
  supply arrangements.

        After the termination of these arrangements, we may not be able to replace these services and arrangements in a timely manner or on terms and conditions, including service levels and cost, as favorable as those we have received from Walter Industries and its affiliates. There is a risk that our separation from Walter Industries will not be successful, which could significantly impair our business, our results and our financial reporting ability.

        Furthermore, the financial information included in this prospectus may not necessarily reflect what the operating results and financial condition would have been had we been a separate, stand-alone entity during the periods presented or be indicative of our future operating results and financial condition.

Our governing documents and applicable laws include provisions that may discourage a takeover attempt.

        Provisions contained in our restated certificate of incorporation and by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, stockholders who wish to nominate a director or present a matter for consideration at an annual meeting are required to give us notice of such proposal, which gives us time to respond. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Series A common stock and may have the effect of delaying or preventing a change in control.

Risks Relating to this Offering

Our Series A common stock has no prior public market and an active trading market may not develop.

        Prior to this offering, there has not been a market for our Series A common stock. Although our Series A common stock has been approved for listing on the New York Stock Exchange, an active trading market in our Series A common stock might not develop or be sustained after this offering. An investor purchasing shares of Series A common stock in this offering will pay a price that was not established in a competitive market, but instead was determined by negotiations with the representatives of the underwriters based upon an assessment of the valuation of our Series A common stock. The public market may not agree with or accept this valuation, in which case an investor may not be able to sell shares of our stock at or above the initial offering price.

The price of our Series A common stock may be volatile and may be affected by market conditions beyond our control.

        Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

  •
  general economic conditions that impact construction and infrastructure activity, including interest rate movements;

  •
  quarterly variations in actual or anticipated results of our operations;

  •
  speculation in the press or investment community;

  •
  changes in financial estimates by securities analysts;

  •
  actions or announcements by our competitors;

  •
  actions by our principal stockholders;

  •
  regulatory actions;

  •
  litigation;

  •
  U.S. and international economic, legal and regulatory factors unrelated to our performance;

  •
  loss or gain of a major customer;

  •
  additions or departures of key personnel; and

  •
  future sales of our Series A common stock.

        Market fluctuations could result in extreme volatility in the price of shares of our Series A common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our Series A common stock is low. In addition, if our operating results and net income fail to meet the expectations of stock analysts and investors, we may experience an immediate and significant decline in the trading price of our stock.

Sales of common stock may depress the stock price after the offering.

        After the completion of this offering, we will have 25,000,000 outstanding shares of Series A common stock (28,750,000 shares of Series A common stock if the underwriters exercise in full their option to purchase additional shares). This number is comprised of all the shares of our Series A common stock that we are selling in this offering, which may be resold immediately in the public market.

        In addition, Walter Industries owns 85,844,920 shares of our Series B common stock, which constitute all of our outstanding shares of Series B common stock. Our directors, executive officers and Walter Industries have agreed, with limited exceptions, that we and they will not directly or indirectly, without the prior written consent of the underwriters, offer to sell, sell or otherwise dispose of any of our common stock for a period of 180 days after the date of this prospectus. Subject to the selling restrictions described under "Shares Eligible for Future Sale" and "Underwriting," Walter Industries could, from time to time, convert its Series B common stock into Series A common stock on a one-for-one basis and sell any or all of those shares of Series A common stock. In addition, Walter Industries currently intends to undertake a spin-off of our capital stock to Walter Industries' shareholders. See "Certain Relationships and Related Party Transactions."

        Further, following the consummation of this offering, pursuant to the terms of the agreement ("Corporate Agreement") that we expect to enter into with Walter Industries, Walter Industries and its permitted transferees will have the right to require us to register their common stock under the Securities Act of 1933 ("the Securities Act"), for sale into the public markets. Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. On or shortly following the date of this prospectus, we also intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 12,000,000 shares of Series A common stock reserved for issuance under our stock incentive plan and our employee stock purchase plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

        We cannot predict what effect, if any, future sales of our common stock, or the availability of common stock for future sale, will have on the market price of our Series A common stock. Sales of substantial amounts of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could lead to a decline in the market price of our Series A common stock and may make it more difficult for you to sell your Series A common stock at a time and price which you deem appropriate. The sale by Walter Industries of additional shares of Series A common stock in the public market, or the perception that such sales might occur, could reduce the price that our Series A common stock might otherwise obtain or could impair our ability to obtain capital through the sale of equity securities.

The book value of shares of common stock purchased in the offering will be immediately diluted.

        Investors who purchase common stock in the offering will suffer immediate dilution of $21.61 per share in the pro forma net tangible book value per share. See "Dilution."

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure, the covenants in our debt instruments and applicable provisions of Delaware law.

        After consummation of this offering, we intend to pay cash dividends on a quarterly basis. Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses and pay dividends to our stockholders. Our ability to pay future dividends and the ability of our subsidiaries to make distributions to us will be subject to our and their respective operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), compliance with covenants and financial ratios related to existing or future indebtedness and other agreements with third parties. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects, "may," "should," "seeks," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry in general and in the sectors of the flow control product industry in which we compete;

  •
  economic conditions in general and in the sectors of the flow control product industry in which we compete;

  •
  changes in, or our failure to comply with, federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans;

  •
  our ability to achieve anticipated synergies;

  •
  our ability to timely implement improvements to our internal controls;

  •
  unforeseen interruptions with our largest customers; and

  •
  other factors we refer to in this prospectus, including factors described in the "Risk Factors" section.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to rely on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

USE OF PROCEEDS

        We estimate that the net proceeds from the offering of our Series A common stock, after deducting approximately $26.0 million of estimated underwriting discounts and offering expenses, will be approximately $374.0 million. We intend to: (1) use approximately $60.2 million to redeem a portion of our 14 3/4% senior discount notes due 2014; (2) contribute approximately $123.1 million to our subsidiary, Mueller Group, LLC ("Mueller Group"), which will use such proceeds to redeem a portion of its 10% senior subordinated notes due 2012 and pay accrued interest; and (3) contribute approximately $190.7 million to Mueller Group, which will use such proceeds to optionally prepay a portion of the term loan outstanding under the 2005 Mueller Credit Agreement. We will use any remaining proceeds for general corporate and other purposes.

        Affiliates of Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Calyon Securities (USA) Inc., three of the underwriters in this offering, are lenders under the 2005 Mueller Credit Agreement. It is anticipated that affiliates of Banc of America Securities LLC and Calyon Securities (USA) Inc. will receive approximately $2.9 million and $1.8 million, respectively, of the proceeds from this offering through the partial repayment of the term loan outstanding under the 2005 Mueller Credit Agreement, based on the aggregate principal amount of the term loan outstanding as of the date of this prospectus. See "Underwriting."

        The expected sources and uses of funds in connection with the offering (assuming a May 31, 2006 completion of this offering unless otherwise specified) are set forth in the table below. The actual amounts may vary depending on the time of the completion of this offering.

Sources		Uses
(dollars in millions)
Series A common stock	$400.0	Partial redemption of senior discount notes(1)	$60.2
		Partial redemption of senior subordinated notes(2)	123.1
		Partial repayment of the term loan(3)	190.7
		Estimated fees and expenses(4)	26.0

Total sources	$400.0	Total uses	$400.0

(1)
Represents redemption of approximately $52.5 million in accreted value of our 14 3/4% senior discount notes due 2014 and a payment of approximately $7.7 million of a contractual premium based on the amount required at the assumed redemption date. In addition, as a result of the early repayment, the Company will record a favorable adjustment to interest expense of approximately $8.5 million for adjustment for the difference between the carrying value and the contractual obligation.

(2)
Represents redemption of approximately $110.3 million of Mueller Group's 10% senior subordinated notes due 2012 and a payment of approximately $12.8 million of a contractual premium and accrued interest based on the amount required at the assumed redemption date. In addition, as a result of the early repayment, the Company will record a favorable adjustment to interest expense of approximately $5.8 million for adjustment for the difference between the carrying value and the contractual obligation.

(3)
Represents the optional prepayment of a portion of the $1,050.0 million term loan outstanding under the 2005 Mueller Credit Agreement. There is no prepayment premium or penalty associated with the term loan. The senior credit facilities under the 2005 Mueller Credit Agreement consist of: (1) an amortizing senior secured term loan facility in an initial aggregate principal amount of $1,050.0 million ($1,044.8 million of which is currently outstanding) and (2) a $145.0 million senior secured revolving credit facility, which provides for loans and under which letters of credit may be issued. The revolving credit facility will terminate on October 4, 2010, and the term loans will mature on November 1, 2011 (or October 3, 2012, if the 10% senior subordinated notes due 2012 are paid in full or refinanced prior to such date). Loans under the senior credit facilities currently bear interest, at our option, at: (x) initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and (y) the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans. The proceeds of the 2005 Mueller Credit Agreement were used to retire certain old debt of Predecessor Mueller and to finance the Acquisition.

(4)
Represents estimated underwriting discounts and fees and legal, accounting and other fees and expenses.

        We intend to contribute the net proceeds from any shares of our Series A common stock sold pursuant to the underwriters' option to purchase additional shares to Mueller Group, which intends to use such proceeds to optionally prepay an additional portion of the term loan outstanding under the 2005 Mueller Credit Agreement or for general corporate purposes.

        Any decrease in the aggregate amount of net proceeds raised in this offering (assuming net proceeds of at least $183.3 million are raised) will decrease the amount of debt under the 2005 Mueller Credit Agreement to be prepaid, but will not affect the amount of senior discount notes or senior subordinated notes to be redeemed. Any increase in the aggregate amount of net proceeds raised in this offering will be used to optionally prepay additional debt under the 2005 Mueller Credit Agreement or for general corporate purposes.

DIVIDEND POLICY

        Our board of directors currently intends to declare an initial quarterly cash dividend on each share of our common stock at a rate of approximately $0.07 per share annually, payable beginning the first full fiscal quarter following the completion of this offering. We expect our board to continue to declare regular quarterly dividends in the future. The board will determine the amount of any future dividends from time to time based on

  •
  our results of operations and the amount of our surplus available to be distributed;

  •
  dividend availability and restrictions under our credit agreement and indentures and the applicable laws of the State of Delaware;

  •
  the dividend rate being paid by comparable companies in our industry;

  •
  our liquidity needs and financial condition; and

  •
  other factors that our board of directors may deem relevant.

        The board of directors may modify or revoke our dividend policy at any time. The 2005 Mueller Credit Agreement and the indentures governing the senior subordinated notes and the senior discount notes limit but do not prohibit our ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Certain Indebtedness."

        Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our board of directors but in no event will be less than the aggregate par value of our issued stock. Our board of directors may base this determination on our financial statements, a fair valuation of our assets or another reasonable method. Our board of directors will seek to assure itself that the statutory requirements will be met before actually declaring dividends. In future periods, our board of directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends, and such opinions may not be forthcoming. If we sought and were not able to obtain such an opinion, we likely would not be able to pay dividends.

CAPITALIZATION

        The following table presents our cash and cash equivalents and consolidated capitalization as of March 31, 2006: (1) on a historical basis and (2) as adjusted to reflect the expected recapitalization and the sale by us of shares of Series A common stock in this offering and the application of the proceeds as described in "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

	As of March 31, 2006
		Pro Forma
	Historical	As Adjusted for Offering
	(dollars in millions)
Cash and cash equivalents	$41.1	$41.1

Long-term debt, including current portion:
Senior credit facilities(1)
Revolver loans	0.0	0.0
Term loans(2)	1,044.8	854.8
Senior discount notes(3)	169.8	110.4
Senior subordinated notes(4)	332.4	216.1
Capital lease obligations	2.3	2.3
Payable to affiliates	7.3	7.3

Total debt	$1,556.6	$1,190.9
Stockholders' equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, actual, 600,000,000 shares authorized as adjusted; 1 share issued and outstanding, actual, 25,000,000 shares of Series A common stock and 85,844,920 shares of Series B common stock issued and outstanding as adjusted	—	1.1
Preferred stock, par value $0.01 per share, no shares authorized, actual, 60,000,000 shares authorized as adjusted; no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	988.3	1,361.2
Accumulated deficit	(228.7)	(235.0)
Accumulated other comprehensive loss	(42.9)	(42.9)

Total stockholders' equity (deficit)	716.7	1,084.4

Total capitalization	$2,232.2	$2,234.2

(1)
The senior credit facilities under the 2005 Mueller Credit Agreement consist of: (1) an amortizing senior secured term loan facility in an initial aggregate principal amount of $1,050.0 million ($1,044.8 million of which is currently outstanding) and (2) a $145.0 million senior secured revolving credit facility, which provides for loans and under which letters of credit may be issued. The revolving credit facility will terminate on October 4, 2010, and the term loans will mature on the earlier of October 3, 2012 or November 1, 2011, unless the 10% senior subordinated notes due 2012 are paid in full prior to such date. Loans under the senior credit facilities currently bear interest, at our option, at: (x) initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and

  (y) the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans.

(2)
The pro forma repayment of the term loan of $190.7 million reflected in the Use of Proceeds table exceeds the term loan repayment of $190.0 million reflected in this table because the Capitalization table is pro forma as of March 31, 2006 and the Use of Proceeds table is as of the time of the offering. Although both tables reflect total estimated repayment of debt of $374.0 million, the allocation of the debt repayment varies between the March 31, 2006 pro forma period and the May 31, 2006 estimated completion date of this offering. We estimate that as of the time of the offering, prior to using the offering proceeds, the actual debt balances for the term loans, senior discount notes and senior subordinated notes will be $1,044.8 million, $174.2 million and $331.7 million, respectively.

(3)
The senior discount notes were adjusted to fair market value at the date of Acquisition. The carrying value exceeds the contractual obligation by $25.1 million at March 31, 2006, on a historical basis. After the partial redemption, the carrying value would exceed the contractual obligation by $16.3 million on a pro forma basis.

(4)
The senior subordinated notes were adjusted to fair market value at the date of Acquisition. The carrying value exceeds the contractual obligation by $17.4 million at March 31, 2006 on a historical basis. After the partial redemption, the carrying value would exceed the contractual obligation by $11.3 million on a pro forma basis.

DILUTION

        Our net tangible book deficit as of March 31, 2006 was approximately $987.8 million or $8.91 per share. Net tangible book deficit per share as of March 31, 2006 is equal to our total assets (excluding intangible assets) minus our total liabilities divided by the aggregate number of shares of Series B common stock that would have been held by Walter Industries had the recapitalization that we expect to effect prior to the consummation of this offering been made. After giving effect to this offering of Series A common stock and the recapitalization and after deducting applicable underwriting discounts and estimated offering expenses, our pro forma net tangible book deficit at March 31, 2006 would have been approximately $622.1 million or $5.61 per share. This represents an immediate increase in net tangible book value of $3.30 per share to our existing stockholder and an immediate dilution of $21.61 per share to new investors purchasing shares in this offering. Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Series A common stock. The following table illustrates the pro forma dilution to new investors:

Initial public offering price per share	$16.00
Net tangible book value per share as of March 31, 2006 (after giving effect to the recapitalization)	(8.91)
Increase in net tangible book value per share attributable to new investors	3.30
Pro forma net tangible book value per share after this offering	(5.61)

Pro forma dilution per share to new investors	$21.61

        Assuming this offering had occurred on March 31, 2006 (after giving effect to the recapitalization), the following table summarizes, on a pro forma basis, the differences between the number of shares of Series A common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholder and by the new investors purchasing shares in this offering.

			Total Consideration
	Shares Purchased				Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholder	85,844,920	77.4%	$716,700,000	64%	$8.35
New investors	25,000,000	22.6	400,000,000	36	16.00

Total	110,844,920	100%	$1,116,700,000	100%

        If the underwriters exercise in full their option to purchase additional shares:

  •
  the net tangible book deficit per share of common stock as of March 31, 2006 would have been $8.62 per share, which would result in dilution to the new investors of $20.94 per share;

  •
  the number of shares of common stock held by existing stockholder will decrease to approximately 74.9% of the total number of shares of our common stock outstanding after completion of this offering; and

  •
  the number of shares of Series A common stock held by new investors will be approximately 25.1% of the total number of shares of our common stock outstanding after completion of this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Mueller Water Products, Inc. ("Predecessor Mueller") and United States Pipe and Foundry Company, LLC ("U.S. Pipe") after giving effect to: (1) the Acquisition and related transactions, including borrowings under our $1,195.0 million credit agreement ("2005 Mueller Credit Agreement") and the use of proceeds therefrom to repay our old credit facility and to redeem the second priority senior secured floating rate notes of Predecessor Mueller (collectively with the Acquisition, the "Transactions"); (2) the sale by us of shares of Series A common stock in this offering and the application of the proceeds therefrom as described in "Use of Proceeds" (the "Offering"); and (3) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. For accounting and financial statement presentation purposes, U.S. Pipe is considered the accounting acquiror of Predecessor Mueller.

        Effective December 30, 2005, U.S. Pipe changed its fiscal year to September 30, which coincides with Predecessor Mueller's fiscal year end. For purposes of preparing the September 30, 2005 pro forma statement of operations, the U.S. Pipe operating information for the three months ended December 31, 2004 has been added to the operating financial results for the nine months ended September 30, 2005 in arriving at the twelve months ended September 30, 2005 operating financial information in the pro forma data presented hereinafter. As described further in Note 1 to the unaudited pro forma condensed combined financial statements included herein, pro forma sales and cost of sales have been restated for the twelve months ended September 30, 2005 to correct the classification of certain prior-period shipping and handling costs in accordance with EITF 00-10.

        The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2005 is presented as if the Transactions and the Offering had taken place on October 1, 2004 and were carried forward through September 30, 2005. The unaudited pro forma condensed combined statement of operations for the six months ended March 31, 2006 and March 31, 2005 are presented as if the offering had taken place on October 1, 2004 and were carried forward through March 31, 2006.

        The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Transactions and the Offering been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations. The unaudited pro forma condensed combined financial statements do not reflect (a) any operating efficiencies or cost savings that we may achieve with respect to the combined companies or (b) any additional costs that we may incur as a stand-alone company. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring certain activities of pre-acquisition operations, which occurred subsequent to March 31, 2006. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Predecessor Mueller and U.S. Pipe included elsewhere in this prospectus.

MUELLER WATER PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended March 31, 2006

	Historical Mueller Water Products, Inc. for the six months ended March 31, 2006	Pro Forma Adjustments for Transactions		Pro Forma Combined for Transactions	Pro Forma Adjustments for Offering		Pro Forma as Adjusted for Offering
	(dollars in millions except per share data)
Statement of Operations Data:
Net Sales	$915.3	—		$915.3	$—		$915.3
Cost of sales	777.2	(70.2	)(f)	707.0			707.0

Gross profit	138.1	70.2		208.3			208.3
Selling, general and administrative expense	121.7	—		121.7	—		121.7
Facility rationalization and related costs	28.4	—		28.4	—		28.4

Operating income (loss)	(12.0)	70.2		58.2			58.2
Interest expense net of interest income	(62.3)	—		(62.3)	17.1	(e)	(45.2)

Income (loss) before income taxes	(74.3)	70.2		(4.1)	17.1		13.0
Income tax expense (benefit)	(23.7)	28.1	(g)	4.4	1.1(g	)	5.5

Net income (loss)	$(50.6)	$42.1		$(8.5)	$16.0		$7.5

Earnings (loss) per share:(h)
Earnings (loss) per share:
Basic	$(50,600,000)						$0.07
Diluted	$(50,600,000)						$0.07
Weighted average shares outstanding:
Basic	1						111,145,253
Diluted	1						111,358,854

See notes to unaudited pro forma condensed combined statement of operations.

MUELLER WATER PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended March 31, 2005

	Historical U.S. Pipe for the six months ended March 31, 2005	Predecessor Mueller for the six months ended March 31, 2005	Pro Forma Adjustments for Transactions		Pro Forma Combined for Transactions	Pro Forma Adjustments for Offering		Pro Forma as Adjusted for Offering
	(dollars in millions except per share data)
Statement of Operations Data:
Net Sales	$265.9	$541.3	—		$807.2	$—		$807.2
Cost of sales	242.7	380.9	2.4	(a)	626.0			626.0

Gross profit	23.2	160.4	(2.4)		181.2			181.2
Selling, general and administrative expense	22.0	87.9	9.0	(b)	118.9	—		118.9
Facility rationalization and related costs	—	1.6	—		1.6	—		1.6

Operating income (loss)	1.2	70.9	(11.4)		60.7			60.7
Interest expense net of interest income	(11.3)	(44.0)	(12.9)	(c)	(68.2)	9.0	(e)	(59.2)

Income (loss) before income taxes	(10.1)	26.9	(24.3)		(7.5)	9.0		1.5
Income tax expense (benefit)	0.6	11.0	(9.6)	(d)	2.0	3.6	(d)	5.6

Net income (loss)	$(10.7)	$15.9	$(14.7)		$(9.5)	$5.1		$(4.1)

Earnings (loss) per share(h):
Earnings (loss) per share:
Basic	$(10,700,000)	$0.07						$(0.04)
Diluted	$(10,700,000)	$0.06						$(0.04)
Weighted average shares outstanding:
Basic	1	220,552,697						110,844,920
Diluted	1	244,907,546						111,361,670

See notes to unaudited pro forma condensed combined statement of operations.

MUELLER WATER PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended September 30, 2005

	Historical U.S. Pipe for the year ended September 30, 2005	Predecessor Mueller for the year ended September 30, 2005	Pro Forma Adjustments for Transactions		Pro Forma Combined for Transactions	Pro Forma Adjustments for Offering		Pro Forma as Adjusted for Transactions and Offering
	As Restated
	(dollars in millions except per share data)
								As Restated
Statement of Operations Data:
Net sales	$598.1	$1,148.9	$—		$1,747.0	—		$1,747.0
Cost of sales	530.8	802.3	4.8	(a)	1,337.9	—		1,337.9

Gross profit	67.3	346.6	(4.8)		409.1	—		409.1
Selling, general and administrative expenses	46.4	172.1	15.0	(b)	233.5	—		233.5
Facility rationalization and related costs	—	1.7	—		1.7	—		1.7

Operating income (loss)	20.9	172.8	(19.8)		173.9	—		173.9
Interest expense and early repayment costs net of interest income	(21.4)	(89.5)	(22.0	)(c)	(132.9)	18.2	(e)	114.7

Income (loss) before income taxes	(0.5)	83.3	(41.8)		41.0	18.2		59.2
Income tax expense	3.9	33.7	(16.7	)(d)	20.9	7.3	(d)	28.2

Net income (loss)	$(4.4)	$49.6	$(25.1)		$20.1	$10.9		$31.0

Earnings (loss) per Share(h):
Earnings (loss) per share:
Basic	$(4,441,000)	$0.22						$0.28
Diluted	$(4,441,000)	$0.20						$0.28
Weighted average units/shares outstanding:
Basic	1	220,552,697						110,844,920
Diluted	1	244,907,546						111,348,420

See notes to unaudited pro forma condensed combined statement of operations.

1.    RESTATEMENT

        The Company has restated its Unaudited Pro Forma Condensed Combined Statement of Operations to correct the classification of certain prior-period shipping and handling costs in accordance with Emerging Issues Task Force ("EITF") Consensus No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 does not allow shipping and handling costs to be shown as a deduction from net sales.

        For the nine months ended September 30, 2005, and the years ended December 31, 2004 and 2003, the Company incorrectly included certain shipping and handling fees and costs as deductions against net sales when they should have been reported as cost of sales. The impact of the restatement was to increase net sales and cost of sales by $42.3 million for the twelve months ended September 30, 2005. The restatement had no impact on operating income or net income for any of the periods presented.

        The following table sets forth the effects of the restatement discussed above on the unaudited pro forma condensed combined Statement of Operations for the twelve months ended September 30, 2005.

Unaudited Pro Form Condensed Combined Statements of Operations

	For the twelve months ended September 30, 2005
	As Reported	As Restated
	(dollars in millions)
Net sales	$1,704.7	$1,747.0
Cost of Sales	$1,295.6	$1,337.9

2.    ACQUISITION

        On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter Industries acquired all of the outstanding common stock of Predecessor Mueller for approximately $918.1 million. Transaction costs related to the acquisition were $14.8 million. In conjunction with the acquisition, U.S. Pipe, a wholly-owned subsidiary of Walter Industries, was contributed in a series of transactions to Predecessor Mueller's wholly-owned subsidiary, Mueller Group, LLC.

        Walter Industries' acquisition of Predecessor Mueller has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values as of October 3, 2005. The total purchase price is $932.9 million, including acquisition-related transaction costs, and is comprised of (dollars in millions):

Acquisition of the outstanding common stock of Predecessor Mueller	$918.1
Acquisition-related transaction costs	14.8

Total purchase price	$932.9

        Acquisition-related transaction costs include investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

        Under business combination accounting, the purchase price was allocated to Predecessor Mueller's net tangible and identifiable intangible assets based on their fair values as of October 3, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based on current fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventory	373.2
Property, plant and equipment	215.7
Identifiable intangible assets	855.9
Goodwill	790.4
Net other assets	376.1
Net deferred tax liabilities	(283.1)
Debt	(1,572.7)

Total purchase price allocation	$932.9

        The purchase price allocation is preliminary and is subject to future adjustments to goodwill for the execution of certain restructuring plans identified by Walter Industries prior to the acquisition date primarily related to the Predecessor Mueller facility rationalization actions. Costs related to these facility rationalization actions will be recorded to goodwill through October 3, 2006.

        Receivables are short-term trade receivables and their net book value approximates current fair value.

        Finished goods inventory is valued at estimated selling price less cost of disposal and a reasonable profit allowance for the selling effort. Work in process inventory is valued at estimated selling price of finished goods less costs to complete, cost of disposal and a reasonable profit allowance for the completing and selling effort. Raw materials are valued at book value, which approximates current replacement cost.

        Property, plant and equipment is valued at the current replacement cost as follows (dollars in millions):

		Depreciation Period
Land	$14.1	Indefinite
Buildings	51.8	5 to 14 years
Machinery and equipment	136.6	3 to 5 years
Other	13.2	3 years

Total property, plant and equipment	$215.7

        Depreciation related to the property, plant and equipment adjustment is reflected in the pro forma condensed combined statement of operations.

        Identifiable intangible assets were as follows (dollars in millions):

		Amortization Period
Trade name and trademark	$403.0	Indefinite
Technology	56.3	10 years
Customer relationships	396.6	19 years

Total identifiable intangible assets	$855.9

        Identifiable intangible assets acquired consist of trade name, trademark, technology and customer relationships and were valued at their current fair value. Trade name and trademark relate to

Mueller®, Anvil®, Hersey®, Henry Pratt™ and James Jones™ and Jones®. Technology represents processes related to the design and development of products. Customer relationships represents the recurring nature of sales to current distributors, municipalities, contractors and other end customers regardless of their contractual nature. The amortization related to the fair value adjustments of these definite-lived intangible assets is reflected in the pro forma condensed combined statements of operations.

        Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that we determine the book value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

        Net other assets include cash, prepaid expenses, deferred financing fees, accounts payable, accrued expenses and accrued pension liability and were valued at their approximate current fair value. After the purchase price allocation and the contribution of U.S. Pipe, Predecessor Mueller paid a $444.5 million dividend to Mueller Holding Company, Inc., a subsidiary of Walter Industries, to fund the acquisition, $20.0 million for transaction expenses and $10.0 million in employee-related costs and such payments are reflected in the pro forma condensed combined financial statements. Transaction expenses were capitalized and employee-related costs were expensed.

        Net deferred tax liabilities include the tax effects of fair value adjustments related to identifiable intangible assets and net tangible assets.

        Debt is valued at fair market value as of October 3, 2005, which resulted in a $36.0 million and an $18.9 million fair value increase to the senior discount notes and the senior subordinated notes, respectively. The amortization of the premium on debt related to fair value adjustments is reflected in the pro forma condensed combined statement of operations as a credit to interest expense.

3.     CREDIT AGREEMENT

        On October 3, 2005, Mueller Group entered into the 2005 Mueller Credit Agreement consisting of a $145.0 million senior secured revolving credit facility terminating on October 4, 2010 and a $1,050.0 million senior secured term loan maturing in October 3, 2012 or November 1, 2011, unless the 10% senior subordinated notes due 2012 are paid in full prior to such date. Loans under the senior credit facilities currently bear interest, at our option, at: (x) initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and (y) the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans. The 2005 Mueller Credit Agreement is a secured obligation of Mueller Group and substantially all of the wholly-owned domestic subsidiaries of Mueller Group, including U.S. Pipe. Proceeds from the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses, which will be amortized over the life of the loans. The proceeds were used to retire the previous Mueller Group senior credit facility of $512.8 million, the second priority senior secured floating rate notes of $100.0 million, and to finance the acquisition of Predecessor Mueller by Walter Industries. The term loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due. Presently, the commitment fee on the unused portion of the revolving credit facility is 0.50% and the interest rate is a floating rate of 250 basis points over LIBOR. The term loan presently carries a floating interest rate of 225 basis points over LIBOR.

4.     PRO FORMA ADJUSTMENTS

        The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

  (a)
  Adjustment of $2.8 million and $5.6 million to increase amortization expense for technology intangible assets associated with the Acquisition, net of a $0.4 million and $0.8 million decrease in depreciation expense associated with acquired fixed assets depreciated over their remaining useful lives for the six months ended March 31, 2005 and the twelve months ended September 30, 2005, respectively. The decrease in depreciation expense in relation to the increase in basis for property, plant and equipment represents adjustments to the remaining lives of the assets to reflect their expected economic life.

  (b)
  Adjustment of $9.0 million and $18.1 million ($10.4 million and $20.9 million net of ($1.4 million and $2.8 million) of recorded amortization) to increase amortization expense for customer relationship intangible assets associated with the Acquisition, net of a zero and $3.1 million removal of seller transaction expenses incurred prior to September 30, 2005 for the six months ended March 31, 2005 and the twelve months ended September 30, 2005, respectively.

  (c)
  Net adjustment consists of a $14.4 million and a $27.5 million increase in interest expense for interest on the 2005 Mueller Credit Agreement along with a $2.3 million and a $2.1 million increase in amortization expense for new deferred financing fees, net of a decrease of $3.8 million and $7.6 million in interest expense resulting from the amortization of premium created by the fair value adjustment of Predecessor Mueller's existing public debt for the six months ended March 31, 2005 and the twelve months ended September 30, 2005, respectively. A change in interest rates of 1/8% would result in a change in interest expense of approximately $1.3 million.

  (d)
  Adjustment to reflect the tax effect of pro forma adjustments at a 40% statutory rate. The statutory tax rate of 40% is based on a 35% statutory federal tax rate plus an average statutory state tax rate of 5%. As more fully described in Note 9 to the financial statements of U.S. Pipe, income tax expense is calculated as if U.S. Pipe filed a tax return on a stand alone basis, with the exception that the tax sharing agreement in place with Walter Industries provides that U.S. Pipe receives an immediate benefit when its tax losses for Federal purposes are utilizable by the consolidated group. On a pro forma basis, U.S. Pipe's historical tax expense of $3.9 million would have been $12.0 million on a stand alone basis assuming U.S. Pipe's deferred tax assets were consistently evaluated for realization without regard to the utilization by Walter Industries of its tax losses for the twelve months ended September 30, 2005.

  (e)
  Adjustments of $17.1 million, $9.0 million and $18.2 million to decrease interest expense resulting from using the proceeds of this offering to repay debt for the six months ended March 31, 2006 and 2005 and for the year ended September 30, 2005 respectively.

  (f)
  Adjustment to eliminate amortization of inventory fair value adjustment.

  (g)
  Adjustment to reflect the tax effect of pro forma adjustments at a 40% statutory rate plus a tax benefit adjustment of $5.7 million to provide taxes, after giving effect for the transactions and offering, at an effective tax rate of 42.3%, the Company's estimated fiscal 2006 effective tax rate. Prior to initiating the offering, the Company had estimated its effective tax rate for fiscal 2006 to be 32% as a result of the fiscal 2006 forecasted loss. The effective tax rate of 32% is lower than the statutory rate primarily as a result of non-deductible interest expense.

  (h)
  Our pro forma basic and diluted net income per common share were calculated as follows (in millions except per share data):

	For the six months ended March 31, 2006		For the year ended March 31, 2005		For the year ended September 30, 2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator:
Pro forma net income	$7.5	$7.5	$(4.1)	$(4.1)	$31.0	$31.0
Denominator:
Weighted average number of common shares	111.1	111.1	110.8	110.8	110.8	110.8
Incremental common shares issuable for restricted stock units	—	0.2	—	0.5	—	0.5

	111.1	111.4	110.8	111.3	110.8	113.3
Net income (loss) per share	$0.07	$0.07	$(0.04)	$(0.04)	$0.28	$0.28

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Financial Data—Mueller Water Products, Inc.

        The following selected consolidated statement of operations data for the six months ended March 31, 2006 and 2005 and the selected consolidated balance sheet data as of March 31, 2006 and September 30, 2005 are derived from, and qualified by reference to, the unaudited consolidated financial statements of Mueller Water Products, Inc. included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The following selected consolidated financial and other data of Mueller Water Products, Inc. should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus.

	For the six months ended March 31,
	2006	2005
	(dollars in millions)
		As Restated(j)
Statement of Operations Data:
Net sales	$915.3	$265.9
Cost of sales(a)	777.2	242.6

Gross profit	138.1	23.3
Selling, general and administrative expenses(b)	117.9	18.3
Related party corporate charges(c)	3.8	3.7
Facility rationalization, restructuring and related costs(d)	28.4	—

Loss from operations	(12.0)	(1.3)
Interest expense arising from related party payable to Walter Industries(e)	—	(11.0)
Interest expense, net of interest income(f)	(62.3)	(0.3)

Loss before income taxes	(74.3)	(10.0)
Income tax expense (benefit)	(23.7)	0.7

Net loss	$(50.6)	$(10.7)

Loss per share(g)	$(50.6)	$(10.7)

Other Data:
EBITDA(h)	$38.5	$14.4
Depreciation and amortization	50.5	13.1
Capital expenditures	30.9	11.2
	March 31, 2006	September 30, 2005
	(dollars in millions)
Balance Sheet Data:
Working capital(i)	$627.8	$188.6
Property, plant and equipment, net	340.7	149.2
Total assets	2,964.8	495.4
Total debt	1,549.3	—
Total stockholder's equity (net capital deficiency)	716.7	(155.2)

(a)
Cost of sales includes:

•
$70.2 million of purchase accounting adjustments related to valuing inventory acquired in the Acquisition at fair value for the six months ended March 31, 2006;

  •
  $10.7 million of inventory obsolescence write-offs related to the shut-down of the U.S. Pipe Chattanooga plant during the six months ended March 31, 2006; and

  •
  $7.6 million of facility expenses at the U.S. Pipe Chattanooga plant due to significantly lower than normal capacity resulting from the plant closure process during the six months ended March 31, 2006.

(b)
Selling, general and administrative expenses include:

•
$4.0 million related to environmental liabilities at the U.S. Pipe Anniston, Alabama site (shut down in 2003) for the six months ended March 31, 2005.

•
$5.1 million favorable insurance claims settlement for the six month ended March 31, 2005.

(c)
Related party corporate charges represents costs incurred by Walter Industries that have been allocated to U.S. Pipe. Walter Industries allocates certain costs to all of its subsidiaries based on a systematic and rational method. Upon the spin-off, these charges will no longer be allocated to U.S. Pipe. However, U.S. Pipe may incur costs in an amount less than or greater than these costs for similar services performed by an unaffiliated third party.

(d)
Facility rationalization and restructuring includes severance, other employee-related costs related to pension and other post retirement benefit obligations, and exit cost charges and non-cash impairment charges due to the closure of the U.S. Pipe Chattanooga plant during the six months ended March 31, 2006.

(e)
Consists of interest expense allocated by Walter Industries to U.S. Pipe. Following the Acquisition on October 3, 2005, the allocation of the interest expense terminated because the intercompany indebtedness to Walter Industries was contributed to the capital of U.S. Pipe.

(f)
Interest expense, net of interest income, includes $2.5 million in commitment fees for a bridge loan which were expensed at the expiration of the bridge loan period during the six months ended March 31, 2006. Interest expense, net of interest income, also includes interest rate swap gains of $0.5 million for the six months ended March 31, 2006.

(g)
Loss per share for all periods presented was determined using one share, which is the capital structure of the reporting entity subsequent to the Acquisition.

(h)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

  In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

    •
    EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    •
    EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

    •
    other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

  EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

  EBITDA reconciliation to Net loss:

	For the six months ended March 31,
	2006	2005
	(dollars in millions)
EBITDA	$38.5	$14.4
Adjustments:
Depreciation and amortization	(50.5)	(13.1)
Interest expense arising from related party payable to Walter Industries	—	(11.0)
Interest expense, net of interest income	(62.3)	(0.3)
Income tax (expense) benefit	23.7	(0.7)

Net loss	$(50.6)	$(10.7)

(i)
Working capital equals current assets less current liabilities.

(j)
The information presented above should be read in conjunction with Mueller Water Products, Inc.'s financial statements and the notes thereto, including Note 2 related to the restatement of net sales and cost of sales, for the three months ended December 31, 2004. As described further in Note 2, sales and cost of sales have been restated to correct the classification of certain prior-period shipping and handling costs in accordance with EITF 00-10.

United States Pipe and Foundry Company, LLC.

        The selected statement of operations data for the nine months ended September 30, 2005 and for the years ended December 31, 2004 and 2003 and the selected balance sheet data as of September 30, 2005 and December 31, 2004 are derived, and qualified by reference to, the audited financial statements of U.S. Pipe included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto. The selected statement of operations data for the nine months ended September 30, 2004 and the years ended December 31, 2002 and 2001 and the selected balance sheet data as of September 30, 2004 and December 31, 2003, 2002 and 2001 have been derived from unaudited financial statements of U.S. Pipe not included in this prospectus. The following selected financial and other data should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and the financial statements and notes thereto included elsewhere in this prospectus.

	For the nine months ended September 30,		For the years ended December 31,
	2005	2004	2004	2003	2002	2001
	(dollars in millions) As Restated(i)
Statement of Operations Data:
Net sales	$456.9	$437.2	$578.4	$465.4	$491.8	$525.9
Cost of sales(a)	402.2	402.9	531.4	427.4	429.8	429.5

Gross profit	54.7	34.3	47.0	38.0	62.0	96.4
Selling, general and administrative expenses(b)	25.9	25.0	38.2	43.5	36.1	37.0
Related party corporate charges(c)	5.4	5.7	7.7	4.8	6.4	3.1
Restructuring and impairment charges(d)	—	0.1	0.1	5.9	—	—

Operating income (loss)	23.4	3.5	1.0	(16.2)	19.5	56.3
Interest expense-other	(0.3)	(0.4)	(0.5)	(0.5)	(0.1)	(0.1)
Interest expense arising from payable to parent, Walter Industries(e)	(15.2)	(13.0)	(18.9)	(16.4)	(9.4)	(18.2)

Income (loss) before income tax expense (benefit)	7.9	(9.9)	(18.4)	(33.1)	10.0	38.0
Income tax expense (benefit)	2.8	(3.9)	(2.9)	(12.7)	4.1	15.1

Income (loss) before cumulative effect of change in accounting principle	5.1	(6.0)	(15.5)	(20.4)	5.9	22.9
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—	—

Net income (loss)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9	$22.9

Basic income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$5.1	$(6.0)	$(15.5)	$(20.4)	$5.9	$22.9
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—	—

Earnings (loss) per share(f)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9	$22.9

Other Data:
EBITDA(g)	$42.8	$23.5	$27.5	$9.0	$43.5	$77.9
Depreciation and amortization	19.4	20.0	26.5	25.2	24.0	21.6
Capital expenditures	16.5	12.4	20.4	15.7	26.2	37.1

	As of September 30,		As of December 31,
	2005	2004	2004	2003	2002	2001
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents(h)	$—	$0.1	$—	$0.2	$0.1	$0.1
Working capital	188.7	176.6	163.5	157.0	139.0	138.3
Property, plant and equipment, net	149.2	152.2	152.9	160.1	172.1	170.6
Total assets	514.7	491.6	473.5	452.9	448.6	444.0
Intercompany indebtedness to Walter Industries	443.6	435.4	422.8	409.2	385.2	400.8
Total liabilities	669.9	626.7	618.6	581.9	555.3	528.4
Total unit/stockholder's equity (net capital deficiency)	(155.2)	(135.1)	(145.1)	(129.0)	(106.7)	(84.4)

(a)
Cost of sales includes warranty cost of $2.3 million related to a construction project in Kansas City, Missouri during the nine months ended September 30, 2005.

(b)
Selling, general and administrative expenses include:

•
Credits for environmental-related insurance settlement benefits of $5.1 million and $1.9 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively;

•
Accrual of $4.0 million relating to environmental liabilities for the year ended December 31, 2004; and

•
Settlement expenses for a commercial dispute of $1.7 million and settlement expenses for litigation matters of $6.5 million for the year ended December 31, 2003.

(c)
Related party corporate charges represents costs incurred by Walter Industries that have been allocated to U.S. Pipe. Walter Industries allocates certain costs to all of its subsidiaries based on a systematic and rational method. Upon the spin-off, these charges will no longer be allocated to U.S. Pipe. However, U.S. Pipe may incur costs in an amount less than or greater than these costs for similar services performed by an unaffiliated third party.

(d)
Restructuring and impairment charges for the year ended December 31, 2003 include $5.9 million to cease operations at the castings plant in Anniston, Alabama. These charges primarily included employee benefits costs and the write-off of fixed assets.

(e)
Consists of interest expense allocated by Walter Industries to U.S. Pipe. Following the Acquisition on October 3, 2005, the allocation of the interest expense terminated because the intercompany indebtedness to Walter Industries was contributed to the capital of U.S. Pipe.

(f)
Earnings (loss) per share for all periods presented was determined using one share, which is the capital structure of the reporting entity subsequent to the Acquisition.

(g)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•
Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as comparative measures.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

EBITDA reconciliation to Net income (loss):

	For the nine months ended September 30,		For the years ended December 31,
	2005	2004	2004	2003	2002	2001
	(dollars in millions)
EBITDA	$42.8	$23.5	$27.5	$9.0	$43.5	$77.9
Adjustments:
Depreciation and amortization	(19.4)	(20.0)	(26.5)	(25.2)	(24.0)	(21.6)
Interest expense—other	(0.3)	(0.4)	(0.5)	(0.5)	(0.1)	(0.1)
Interest expense arising from payable to parent, Walter Industries	(15.2)	(13.0)	(18.9)	(16.4)	(9.4)	(18.2)
Income tax (expense) benefit	(2.8)	3.9	2.9	12.7	(4.1)	(15.1)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)	—	—

Net income (loss)	$5.1	$(6.0)	$(15.5)	$(20.9)	$5.9	$22.9

(h)
Cash and cash equivalents, prior to the acquisition of Predecessor Mueller on October 3, 2005, were transferred daily to the Walter Industries cash management system, effectively reducing U.S. Pipe cash to virtually zero on a daily basis. Subsequent to October 3, 2005, all cash generated by U.S. Pipe is maintained by U.S. Pipe and is not transferred to Walter Industries.

(i)
The information presented above should be read in conjunction with U.S. Pipe's financial statements and the notes thereto including Note 1 related to the restatement of net sales and cost of sales. As described further in Note 1, sales and cost of sales have been restated to correct the classification of certain prior-period shipping and handling costs in accordance with EITF 00-10.

In addition to the restatement information provided in Note 1, the following information is provided regarding the restatement:

	For the nine months ended September 30, 2004		For the year ended December 31, 2002
	As Restated	As Originally Reported	As Restated	As Originally Reported
	(dollars in millions)
Net sales	$437.2	$406.9	$491.8	$457.2
Cost of sales	402.9	372.6	429.8	395.2

MUELLER WATER PRODUCTS, INC. (PREDECESSOR MUELLER)

        The selected consolidated statement of operations data for the years ended September 30, 2005, 2004, 2003, 2002 and 2001 and the selected consolidated balance sheet data as of September 30, 2005, 2004, 2003, 2002 and 2001 are derived, and qualified by reference to, the audited consolidated financial statements of Predecessor Mueller and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated financial statements as of September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 are included elsewhere in this prospectus. The following selected consolidated financial and other data of Predecessor Mueller should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and the consolidated financial statements and notes thereto not included in this prospectus.

	For the years ended September 30,
	2005	2004	2003	2002	2001
		(as restated)(i)	(as restated)(i)	(as restated)(i)	(as restated)(i)
	(dollars in millions except per share data)
Statement of Operations Data:
Net sales	$1,148.9	$1,049.2	$922.9	$901.9	$864.7
Cost of sales	802.3	750.5	681.8	666.0	639.9
Royalty expense(a)	—	—	—	13.5	29.1

Gross profit	346.6	298.7	241.1	222.4	195.7
Selling, general and administrative expenses(b)	172.1	185.1	148.2	139.4	136.7
Facility rationalization, restructuring and related costs(c)	1.7	0.9	1.7	2.7	27.6

Operating income	172.8	112.7	91.2	80.3	31.4
Interest expense, net of interest income(d)	(89.5)	(63.5)	(35.5)	(57.9)	(86.7)

Income (loss) before income tax expense (benefit)	83.3	49.2	55.7	22.4	(55.3)
Income tax expense (benefit)	33.7	16.0	22.9	10.1	(20.6)

Income (loss) before cumulative effect of change in accounting principle	49.6	33.2	32.8	12.3	(34.7)
Cumulative effect of change in accounting principle, net of tax(e)	—	—	—	—	(9.1)

Net income (loss)	$49.6	$33.2	$32.8	$12.3	$(43.8)

Earnings (loss) per Share:
Earnings (loss) per share(f):
Basic	$0.22	$0.11	$0.09	$0.00	$(0.26)
Diluted	$0.20	$0.10	$0.09	$0.00	$(0.26)
Weighted average shares outstanding (in millions):
Basic	220.6	212.3	205.6	205.3	205.3
Diluted	244.9	223.6	208.9	207.3	206.0
Other Data:
EBITDA(g)	$221.2	$177.0	$157.5	$143.1	$96.8
Depreciation and amortization	48.4	64.3	66.3	62.8	65.4
Capital expenditures	27.2	22.5	20.0	31.3	51.0

	As of September 30,
	2005	2004	2003	2002	2001
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$112.8	$60.5	$73.0	$25.2	$25.3
Working capital(h)	481.6	390.8	369.1	307.7	263.1
Property, plant and equipment, net	168.0	186.8	208.0	231.9	227.9
Total assets	1,086.8	989.2	957.4	933.9	933.3
Total debt	1,055.7	1,039.4	575.7	581.0	587.1
Total stockholder's equity (net capital deficiency)	(176.4)	(232.4)	106.8	78.6	87.4

  (a)
  In connection with the sale by Tyco of the Predecessor Mueller business to our prior owners (the "August 1999 Tyco Transaction"), we acquired a non-exclusive license to use the Mueller brand name for a period of two years, with an option to purchase it in September 2001 and to use the Grinnell brand name for three years. We exercised the option and purchased the Mueller intellectual property in September 2001. Payments under such license prior to the exercise of the purchase option are reflected as royalty expense in our statement of operations. These royalty expenses were funded out of restricted cash we placed into escrow in August 1999 in connection with the August 1999 Tyco Transaction. We classify the acquired Mueller intellectual property as an indefinite-life asset and therefore record no related amortization expense.

  (b)
  Selling, general and administrative expenses include stock compensation charges of $21.2 million, $0.7 million, $1.1 million and $0.5 million for the years ended September 30, 2004, 2003, 2002 and 2001, respectively.

  (c)
  Facility rationalization and restructuring includes severance and exit cost charges and non-cash impairment charges due to the idling and obsolescence of certain assets related to (A) the implementation of lost foam technology at our Albertville, Alabama and Chattanooga, Tennessee facilities, (B) the closure of our Statesboro, Georgia manufacturing facility, (C) the relocation of certain manufacturing lines to other facilities, and (D) the shutdown of a Mueller segment plant in Colorado that ceased manufacturing operations.

  (d)
  Interest expense, net of interest income, includes the write off of deferred financing fees of $7.0 million for 2004 and $1.6 million for 2002. Interest expense and early debt repayment costs for 2004 also includes a $7.0 million prepayment associated with the redemption in November 2003 of our senior subordinated notes due 2009. Interest expense, net of interest income, also includes interest rate swap (gains)/losses of $(5.2) million, $(12.5) million, $(13.3) million, $(3.7) million, and $23.5 million for the years ended September 30, 2005, 2004, 2003, 2002, and 2001, respectively.

  (e)
  Cumulative effect of accounting changes, net of tax, include $(2.7) million related to adoption of SAB 101 pertaining to revenue recognition and $(6.4) million related to accounting for interest rate swaps with the adoption of SFAS 133.

  (f)
  A reconciliation of the basic and diluted net income (loss) per share computations for the years ended September 30, 2005, 2004, 2003, 2002 and 2001 are as follows:

	For the years ended September 30,
	2005		2004		2003		2002		2001
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(in millions, except per share data)
Numerator:
Net income (loss) before cumulative effect of change in accounting principle	$49.6	$49.6	$33.2	$33.2	$32.8	$32.8	$12.3	$12.3	$(34.7)	$(34.7)
Effect of dilutive securities:
Dividends related to redeemable preferred stock(1)	—	—	9.9	9.9	14.2	14.2	12.1	12.1	10.4	10.4
Net cumulative effect of change in accounting principle(4)	—	—	—	—	—	—	—	—	9.1	9.1

	$49.6	$49.6	$23.3	$23.3	$18.6	$18.6	$0.2	$0.2	$(54.2)	$(54.2)

Denominator:
Average number of common shares outstanding	220.6	220.6	212.3	212.3	205.6	205.6	205.3	205.3	205.3	205.3
Effect of dilutive securities:
Stock options(2)	—	—	—	1.2	—	3.3	—	2.0	—	0.7
Warrants(3)	—	24.3	—	10.1	—	—	—	—	—	—

	220.6	244.9	212.3	223.6	205.6	208.9	205.3	207.3	205.3	206.0

Net income (loss) per share	$0.22	$0.20	$0.11	$0.10	$0.09	$0.09	$0.00	$0.00	$(0.26)	$(0.26)

  (1)
  Represents dividends payable in cash related to the redeemable preferred stock which was redeemed on April 23, 2004.

  (2)
  Represents the number of shares of common stock issuable on the exercise of dilutive employee stock options less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such options. These purchases were assumed to have been made at the average market price for the period. On April 23, 2004, as a part of a recapitalization, all options were exercised.

  (3)
  Represents the number of warrants issued with the 14 3/4% senior discount notes that were convertible into Predecessor Mueller's Class A common stock upon exercise. In connection with the acquisition of Predecessor Mueller by Walter Industries on October 3, 2005, all warrants were converted into a right to receive cash and are no longer outstanding.

  (4)
  Represents the cumulative effect of accounting changes, net of tax, include ($2.7 million) related to adoption of SAB 101 pertaining to revenue recognition and ($6.4 million) related to accounting for interest rate swaps with the adoption of SFAS 133.

(g)
EBITDA represents net income adjusted for interest expense, net of interest income, income taxes, cumulative effect of change in accounting principle, and depreciation and amortization. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

In addition, our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•
other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

EBITDA reconciliation to Net income (loss):

	For the years ended September 30,
	2005	2004	2003	2002	2001
	(dollars in millions)
EBITDA	$221.2	$177.0	$157.5	$143.1	$96.8
Adjustments:
Depreciation and amortization	(48.4)	(64.3)	(66.3)	(62.8)	(65.4)
Interest expense, net of interest income	(89.5)	(63.5)	(35.5)	(57.9)	(86.7)
Income tax (expense) benefit	(33.7)	(16.0)	(22.9)	(10.1)	20.6
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(9.1)

Net income (loss)	$49.6	$33.2	$32.8	$12.3	$(43.8)

(h)
Working capital equals current assets less current liabilities (excluding restricted cash of $0, $0, $0, $11.6 million, and $32.8 million in each of the periods ending September 30, 2005, 2004, 2003, 2002, and 2001 and accrued royalties of $0, $0, $0, $13.5 million, and $29.1 million, in each of the periods ending September 30, 2005, 2004, 2003, 2002, and 2001. Restricted cash was set aside for the purpose of making royalty payments to Tyco under the terms of agreements that were fully expired as of September 30, 2002. We have excluded these items from the calculation of working capital in order to reflect the availability of unrestricted-use net assets).

(i)
See Note 2 to the Predecessor Mueller consolidated financial statements for discussion of the restatement of total assets for fiscal 2004 and the reclassification of depreciation expense from selling, general and administrative to cost of sales for fiscal years 2004, 2003, 2002 and 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Mueller Water Products, Inc.

        The following discussion should be read in conjunction with the audited consolidated financial statements of United States Pipe and Foundry Company, LLC and Predecessor Mueller (formerly filed with the Securities and Exchange Commission as Mueller Water Products, Inc.) and notes thereto that appear elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors."

Overview

Business

        We are a leading North American manufacturer of a broad range of water infrastructure and flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution and piping systems.

        We manage our business and report operations through three operating segments, based largely on the products they sell and the markets they serve. Our segments are named after lead brands in each segment:

  •
  Mueller.    The Mueller segment produces and sells hydrants, valves and related products primarily to the water and wastewater infrastructure markets. Sales of our Mueller segment products are driven principally by spending on water and wastewater infrastructure upgrade, repair and replacement and new water and wastewater infrastructure. Subsequent to the Acquisition, effective January 1, 2006, U.S. Pipe transferred its valve and hydrant business to our Mueller segment. Mueller segment sales are estimated to be approximately 50% for new infrastructure, with the remainder for upgrade, repair and replacement. A significant portion of Mueller's sales are made through its broad distributor network. For most of our Mueller segment products, which are sold through independent distributors, end-users choose the brand or establish product specifications. We believe our reputation for quality, extensive distributor relationships, installed base and coordinated marketing approach have helped our Mueller segment products to be "specified" as an approved product for use in most major metropolitan areas throughout the United States.

  •
  U.S. Pipe.    The U.S. Pipe segment produces and sells ductile iron pressure pipe, restraint joints and fittings and related products to the water infrastructure market. U.S. Pipe products are sold primarily to water works distributors, contractors, municipalities, private utilities and other governmental agencies. A substantial percentage of ductile iron pressure pipe orders result from contracts that are bid by contractors or directly issued by municipalities or private utilities. To support our customers' inventory and delivery requirements, U.S. Pipe utilizes numerous storage depots throughout the country.

  •
  Anvil.    The Anvil segment produces, sources and sells pipe fittings, pipe hangers and pipe nipples and a variety of related products primarily to the commercial fire protection piping systems and HVAC applications market. Sales of our Anvil segment products are driven principally by spending on non-residential construction projects.

Developments and Trends

        The Acquisition of Predecessor Mueller on October 3, 2005, as well as other developments, trends and factors may impact our future results including the following:

  •
  Recent price increases in brass ingot, which contains approximately 85% copper, have increased the overall cost of manufacturing certain Mueller segment products, including certain hydrant and valve components. The Mueller segment raised prices on certain brass products by 10%, effective May 1, 2006 and announced another 12% price increase on certain brass products effective June 5, 2006, as well as announcing an increase on certain hydrants and iron valves containing brass components, effective May 26, 2006, which will partially offset the increase in brass ingot costs. The cost of copper has continued to rise and we may need to implement further pricing actions to offset higher raw material costs.

  •
  As presented herein, the operating results from the Acquisition of Predecessor Mueller were consolidated with those of U.S. Pipe's results from October 3, 2005, the date of Acquisition.

  •
  In the quarter ended December 31, 2005, our wholly-owned subsidiary, Mueller Group, entered into the 2005 Mueller Credit Agreement. Proceeds of the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to refinance Predecessor Mueller's 2004 Credit Facility ("2004 Mueller Credit Facility"), redeem Predecessor Mueller's second priority senior secured floating rate notes, and finance the acquisition of Predecessor Mueller by Walter Industries. During the period subsequent to September 30, 2005, and prior to Walter Industries acquiring Predecessor Mueller on October 3, 2005, Predecessor Mueller expensed $18.4 million of deferred financing fees related to the 2004 Mueller Credit Facility and wrote off $2.4 million of deferred financing fees related to the second priority senior secured floating rate notes. These expenses are excluded from the results of operations for the periods presented.

  •
  In the period subsequent to September 30, 2005 and prior to Walter Industries acquiring Predecessor Mueller on October 3, 2005, Predecessor Mueller expensed transaction fees of approximately $20.1 million and transaction bonuses of $10.0 million. These fees were contingent upon completion of the sale of Predecessor Mueller to Walter Industries. Non-contingent legal and other fees and expenses of approximately $3.1 million associated solely with the Acquisition were expensed by Predecessor Mueller during the fiscal year ended September 30, 2005. These expenses are excluded from the results of operations for the periods presented.

  •
  We have initiated a synergy plan designed to streamline our manufacturing operations, add incremental volume through combining sales efforts for complementary products and create savings through a coordinated purchasing plan to reduce raw material and overall production costs. We expect that the full implementation of our synergy plan by early fiscal 2008 will produce approximately $40-$50 million of ongoing incremental annual operating income. These benefits could be higher if additional production, purchasing and sales improvements are realized.

  •
  As part of the synergy plan, in October 2005, we announced and have initiated several plant closures and transferred production to existing facilities:

  •
  Closure of the U.S. Pipe Chattanooga, Tennessee Plant. Effective January 1, 2006, we transferred the valve and hydrant production of the U.S. Pipe Chattanooga, Tennessee plant to Mueller segment's Chattanooga, Tennessee and Albertville, Alabama plants. The eventual closure of the U.S. Pipe Chattanooga, Tennessee plant will occur sometime in fiscal 2006. Total costs related to this plant closure are expected to be approximately $47.6 million, which will be expensed and included as a component of operating income in accordance with generally accepted accounting principles. Costs recorded as components of operating income for the six months ended March 31, 2006 were $18.3 million, charged to cost of sales related to inventory obsolescence and additional facility expenses, and $28.4 million of restructuring costs primarily related to fixed asset impairments, severance, net pension curtailment settlement and environmental costs.

  •
  Closure of the Henry Pratt ("Pratt") Valve Manufacturing Facility in Dixon, Illinois. On January 26, 2006 we announced the closure of this facility by the end of fiscal 2006. The process of transferring the Dixon plant's operations to other Pratt facilities has begun. Severance costs associated with this plant closure of approximately $1.4 million will be allocated to goodwill. Costs associated with relocating equipment will be expensed as incurred. For the six months ended March 31, 2006, the Company has recorded $0.3 million in severance costs to goodwill.

  •
  Closure of the Mueller Canada Milton, Ontario ("Milton") Valve and Hydrant Manufacturing Facility. On April 20, 2006, we announced the closure of this facility by the end of fiscal 2006. Production will be transferred to other Mueller facilities beginning in the third quarter of fiscal 2006. Severance costs associated with this plant closure will be charged to goodwill. Costs associated with relocating the Milton warehouse and equipment will be expensed as incurred. No costs have been incurred or charged to goodwill for the six months ended March 31, 2006. The Company has other plans that were formally identified prior to the Acquisition to rationalize facilities and substantial cash expenditures in the form of severance and new equipment may be required to implement these plans. Although certain expenditures related to future plant rationalizations are expected to qualify for purchase accounting treatment and are not expected to be charged to operations, all costs of future facility rationalizations may not qualify for purchase accounting treatment.

  •
  Assuming the offering is completed during the quarter ending June 30, 2006, the Company expects to recognize a pre-tax charge of approximately $11.0 million associated with the early redemption of debt.

  •
  On January 4, 2006, the Company acquired Hunt Industries, Inc. ("Hunt") for $6.8 million in cash. Hunt, based in Murfreesboro, Tennessee, is a manufacturer of meter pits and meter yokes, which are sold by the Company's Mueller segment.

  •
  On January 27, 2006, the Company acquired the operating assets of CCNE, L.L.C., ("CCNE") a Connecticut-based manufacturer and seller of check valves to the water and wastewater treatment markets, for $8.8 million in cash.The Company acquired certain identifiable intangible assets in conjunction with the CCNE acquisition, resulting in additional annual amortization expense of approximately $1.5 million over the next four and a half years.

  •
  The Company announced its intention to enter into a tax allocation agreement ("Tax Allocation Agreement") with Walter Industries in connection with this offering and the announced spin-off of the Company by Walter Industries. Pursuant to the Tax Allocation Agreement, the Company and Walter Industries will make payments to each other to compensate the payee for income taxes owed and paid by the payee, subject to certain adjustments that would not have been payable by that party had each party filed seperate federal, state and local income tax returns for those periods prior to the spin-off in which the Company filed combined, consolidated or unitary (as applicable) federal, state and local returns as a consolidated subsidiary of Walter Industries. With respect to our tax assets, our right to reimbursement from Walter Industries will be determined based on the usage of such tax assets by the Walter Industries consolidated federal income tax group or the combined, consolidated or unitary state or local income tax group. For all periods prior to the spin-off, Walter Industries will continue to have all the rights of a parent of a consolidated group, will be the sole and exclusive agent for us in any and all matters relating to the combined, consolidated or unitary federal, state and local income tax liabilities of us, will have sole and exclusive responsibility for the preparation and filing of consolidated federal income and consolidated or combined state and local tax returns (or amended returns), and will have the power, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us related to any such combined, consolidated or unitary (as applicable) federal, state or local tax return.

  •
  We announced our intention to adopt the Mueller Water Products, Inc. 2006 Stock Incentive Plan in order to promote the long-term growth of our business by providing stock-based incentives to our officers, directors and key employees. In connection with this offering, we intend to grant restricted stock unit awards to our officers and certain of our key employees and stock option awards to our non-employee directors, with each of these awards subject to the terms of the 2006 Stock Incentive Plan. Stock compensation expense, net of tax, resulting from the issuance of restricted stock in connection with this offering is estimated to be $1.1 million, $3.5 million, $3.5 million, and $2.4 million in fiscal 2006, 2007, 2008 and 2009, respectively. Total stock compensation expense is expected to be $1.7 million, net of tax, for fiscal 2006. Stock compensation expense resulting from the issuance of future stock-based awards in fiscal 2007 and beyond has not yet been determined.

  •
  As of March 31, 2006, scrap metal costs for our U.S. Pipe segment declined nearly 20% from their peak in 2004. The average cost of scrap iron per ton produced during the six months ended March 31, 2006 improved approximately 8% compared to the average cost during the six months ended March 31, 2005. Recently scrap costs have increased: the average cost of scrap iron per ton produced during the month of April 2006 increased 3.5% over the average cost during the three months ended March 31, 2006.

  •
  In the fiscal year ended September 30, 2005, on a pro forma basis, approximately 37% of our pro forma sales were to our ten largest distributors, and approximately 30% of our pro forma sales were to our three largest distributors: Hughes Supply, Ferguson Enterprises, and National Waterworks. While our relationships with our ten largest distributors have been long-lasting, distributors in our industry have experienced significant consolidation in recent years. As consolidation among distributors continues, pricing pressure may result, which could lead to a significant decline in our profitability. For example, Home Depot acquired National Waterworks in 2005 and announced in March 2006 that it had completed its acquisition of Hughes Supply. As a result, two of our three largest distributors have been combined under common control. Moreover, the loss of any of National Waterworks, Hughes Supply or Ferguson Enterprises as a distributor could significantly reduce our levels of sales and profitability.

Critical Accounting Policies

        Our significant accounting policies, which comprise those of U.S. Pipe and Predecessor Mueller, are described in Notes 2 and 3, respectively, in their consolidated financial statements included elsewhere in this prospectus. While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of our financial condition and require our most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. We believe our most critical accounting policies are as follows:

  Pensions

        We sponsor a number of defined benefit retirement plans. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions including the following:

        U.S. Pipe

	Pension Benefits		Other Benefits
	September 30, 2005	December 31, 2004	September 30, 2005	December 31, 2004
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.0%	6.0%	5.0%	6.0%
Rate of compensation increase	3.5%	3.5%	—	—
Weighted-average assumptions used to determine net periodic costs:
Discount rate	6.0%	6.4%	6.0%	6.4%
Expected return on plan assets	8.9%	8.9%	—	—
Rate of compensation increase	3.5%	3.5%	—	—
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	—	—	10.0%	10.0%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	—	—	2010	2009

        The discount rate used to determine pension expense was decreased to 6.0% for 2005 from 6.4% used in 2004. The discount rate is based on a proprietary bond defeasance model designed by the plans' investment consultant to create a portfolio of high quality corporate bonds which, if invested on the measurement date, would provide the necessary future cash flows to pay accumulated benefits when due. The premise of the model is that annual benefit obligations are funded from the cash flows generated from periodic bond coupon payments, principal maturities and the interest on excess cash flows, i.e. carry forward balances.

        The model uses a statistical program to determine the optimal mix of securities to offset benefit obligations. The model is populated with an array of Moody's Aa-rated corporate fixed income securities that actively traded in the bond market on the measurement date. None of the securities used in the model had embedded call, put or convertible features, and none were structured with par paydowns or deferred income streams. All of the securities in the model are considered appropriate for the analysis as they are diversified by maturity date and issuer and offer predictable cash flow streams. For diversification purposes, the model was constrained to purchasing no more than 20% of any outstanding issuance. Carry forward interest is credited at a rate determined by adding the appropriate implied forward Treasury yield to the Aa-rated credit spread as of the measurement date.

        The expected return on plan assets was based on U.S. Pipe's expectation of the long-term average rate of return on assets in the pension funds, which was modeled based on the current and projected asset mix of the funds and considering the historical returns earned on the type of assets in the funds. We will review our actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of the modifications are amortized over future periods.

        Assumed health care cost trends, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension plans and health care plans. A one-percentage-point change in the rate for each of these assumptions would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(dollars in thousands)
Discount rate:
Effect on pension service and interest cost components	$(210)	$203
Effect on pension benefit obligation	(24,479)	29,826
Effect on current year pension expense	(1,480)	1,755
Expected return on plan assets:
Effect on current year pension expense	(1,187)	1,187
Rate of compensation increase:
Effect on pension service and interest cost components	340	(291)
Effect on pension benefit obligation	2,798	(2,432)
Effect on current year pension expense	567	(488)

        Among the items affecting U.S. Pipe's net accrued retirement pension benefits were additional minimum pension liabilities recognized in 2005, which primarily resulted from a further decline in the average discount rate from 6.0% to 5.0%. As a result, the net accrued benefit was increased by $24.1 million and accumulated other comprehensive loss (a component of equity) was increased by a similar amount, net of a tax benefit of $8.2 million. Depending on future plan asset performances and interest rates, additional adjustments to our net accrued benefit and equity may be required.

        Predecessor Mueller

	At September 30,
	2005	2004
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.2%	5.8%
Rate of compensation increase	3.5%	3.5%
Weighted-average assumptions used to determine net periodic costs:
Discount rate:	5.8%	6.0%
Expected return on plan assets	7.9%	7.9%
Rate of compensation increase	3.5%	3.5%

        The discount rate used to determine pension expense was decreased to 5.8% for 2005 from 6.0% used in 2004. The rate of return on plan assets used to determine pension expense is 7.9% for both 2005 and 2004. The discount rate is based on a model portfolio of Aa-rated bonds with a maturity matched to the estimated payouts of future pension benefits. The expected return on plan assets is based on Predecessor Mueller's expectation of the long-term average rate of return on assets in the pension funds, which was modeled based on the current and projected asset mix of the funds and considering the historical returns earned on the type of assets in the funds. We will review the actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As required by U.S. GAAP, the effects of the modifications are amortized over future periods.

        Assumed discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension plans. A one-percentage-point change in the rate for each of these assumptions would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(dollars in millions)
Discount rate:
Effect on pension service and interest cost components	$(0.1)	$—
Effect on pension benefit obligation	(12.4)	14.0
Effect on current year pension expense	(1.2)	1.2
Expected return on plan assets:
Effect on current year pension expense	(0.8)	0.8
Rate of compensation increase:
Effect on pension service and interest cost components	—	—
Effect on pension benefit obligation	0.3	(0.3)
Effect on current year pension expense	0.1	—

        Among the items affecting our net accrued retirement pension benefits were additional minimum pension liabilities recognized in 2005, which primarily resulted from a further decline in the average discount rate from 5.8% to 5.2%. As a result, the net accrued benefit was increased by $2.8 million and accumulated other comprehensive earnings (a component of equity) was reduced by a similar amount, net of a tax benefit of $1.1 million. Depending on future plan asset performance and interest rates, additional adjustments to our net accrued benefit and equity may be required.

  Workers' Compensation

        We are self-insured for workers' compensation benefits for work-related injuries. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data or combined insurance industry data when historical data is limited. Pursuant to the terms of the Tyco Purchase Agreement, Predecessor Mueller is indemnified by Tyco for all liabilities that occurred prior to August 16, 1999. Workers' compensation liabilities were as follows:

        U.S. Pipe

	September 30, 2005	December 31, 2004
	(dollars in millions)
Undiscounted aggregated estimated claims to be paid	$14.4	$15.0
Workers' compensation liability recorded on a discounted basis	$11.9	$12.7
Discount rate	4.6%	4.3%

        A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

        Predecessor Mueller

	September 30,
	2005	2004
	(dollars in millions)
Undiscounted aggregated estimated claims to be paid	$10.2	$9.5
Workers' compensation liability recorded on a discounted basis	$8.8	$8.5
Discount rate	5.0%	5.0%

        A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.2 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.2 million.

  Litigation, Investigations and Claims

        We are involved in litigation, investigations, and claims arising out of the normal conduct of our business, including those relating to commercial transactions, as well as environmental, health and safety matters. We estimate and accrue liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements; assessments by internal counsel of pending or threatened litigation; and assessments of potential environmental liabilities and remediation costs. We believe we have adequately accrued for these potential liabilities; however, facts and circumstances may change that could cause the actual liability to exceed the estimates, or that may require adjustments to the recorded liability balances in the future.

  Revenue Recognition

        We recognize revenue based on the recognition criteria set forth in the Securities and Exchange Commission's Staff Accounting Bulletin 104 "Revenue Recognition in Financial Statements," which is when delivery of a product has occurred and there is persuasive evidence of a sales arrangement, sales prices are fixed and determinable, and collectibility from the customers is reasonably assured. Revenue from the sale of products is recognized when title passes upon delivery to the customer. Sales are recorded net of cash discounts and rebates.

  Receivables

        Receivables relate primarily to customers located in North America. To reduce credit risk, we perform credit investigations prior to accepting an order and, when necessary, require letters of credit to insure payment.

        Our estimate for uncollectible accounts receivable is based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts. Significantly weaker than anticipated industry or economic conditions could impact customers' ability to pay such that actual losses are greater than the amounts provided for in these allowances. Our periodic evaluation of the adequacy of our allowance is based on our analysis of our prior collection experience, specific customer creditworthiness and current economic trends within the industries we serve. In circumstances where we are aware of a specific customer's inability to meet its financial obligation to us (e.g., bankruptcy filings or substantial downgrading of credit ratings), we record a specific reserve to reduce the receivable to the amount we reasonably believe will be collected.

  Inventories

        Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, we evaluate our inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and actual costs incurred on the costs capitalized as part of inventory cost.

  Income Taxes

        Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. If we were to reduce our estimates of future taxable income, we could be required to record a valuation allowance against our deferred tax assets.

        We have recorded provisions associated with income tax exposures. Such provisions require significant judgment and are adjusted when events or circumstances occur that would require a change in the estimated accrual.

  Accounting for the Impairment of Long-Lived Assets Including Goodwill and Other Intangibles

        Long-lived assets, including goodwill and intangible assets that have an indefinite life are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments). Definite-lived intangible assets are amortized over their respective estimated useful lives and reviewed for impairment annually or more frequently if events or circumstances indicate possible impairment. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment. We use an estimate of future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether long-lived assets other than goodwill and intangibles are impaired. If impaired, we may need to record impairment charges to reduce the carrying value of our long-lived assets.

  Stock-Based Compensation

        U.S. Pipe.    U.S. Pipe participated in the stock-based compensation plans of its parent company, Walter Industries. Historically, Walter Industries did not allocate any costs of this plan to U.S. Pipe. Predecessor Mueller had two stock-based employee compensation plans, which are more fully described in Note 13 to its historical financial statements included elsewhere herein. For the fiscal year beginning October 1, 2005, we will adopt SFAS No. 123(R), "Share-Based Payment," which requires that compensation costs related to share-based payment transactions be recognized in the financial statements over the period that an employee provides service in exchange for the award. We will use a modified prospective method, under which we will record compensation cost for new and modified awards over the related vesting period of such awards prospectively. No change to prior periods presented is permitted under the modified prospective method. U.S. Pipe had no stock options outstanding at March 31, 2006.

        Predecessor Mueller.    Predecessor Mueller previously had accounted for compensation cost for stock-based compensation arrangements under the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which required recognizing compensation equal to the difference, if any, between the fair value of the stock option and the exercise price at the date of the grant. All options granted under Predecessor Mueller's management incentive plan were issued at fair value at the date of grant. Fair value was determined by a committee of the board of directors of Predecessor Mueller (or the board as a whole, if no committee was constituted), which took into account as appropriate recent sales of shares of common stock, recent valuations of such shares, any discount associated with the absence of a public market for such shares and such other factors as the committee (or the board, as the case may have been) deemed relevant or appropriate in its discretion.

  Derivative Instruments and Hedging Activities

        We currently use interest rate swaps as required in the 2005 Mueller Credit Agreement to reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and meets the applicable requirements associated with Statement of Financial Accounting Standards (SFAS) 133 (see Note 8). Since the adoption of SFAS No. 133 in 2001, all gains and losses associated with interest rate swaps have been included in earnings.

        For a derivative to qualify as a hedge at inception and throughout the hedge period, we must formally document the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Any financial instrument qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

        Additionally, we utilize forward contracts to mitigate our exposure to changes in foreign currency exchange rates from third party and intercompany forecasted transactions. The primary currency to which we are exposed and to which we hedge the exposure is the Canadian dollar. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated Other Comprehensive Income (Loss) until the underlying hedged transactions are reported in our consolidated statement of earnings. The balance was not material at March 31, 2006.

Recently Issued Accounting Standards

        In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs" which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. We intend to adopt SFAS No. 151 on October 1, 2005, the beginning of our 2006 fiscal year. The impact of the adoption of SFAS No. 151 on our financial statements may have a material impact on our operating income in the event actual production output is significantly higher or lower than normal capacity. In the event actual production is significantly different than normal capacity, the Company may be required to recognize certain amounts of facility expense, freight, handling costs or wasted materials as a current period expense.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which is an interpretation of FASB No. 143, "Accounting for Asset Retirement Obligations" ("FAS 143"). This interpretation clarifies terminology within FAS 143 and requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. This interpretation does not have a material impact on our financial condition or results of operations.

        In June 2005, the FASB issued FASB No. 154, "Accounting Changes and Error Corrections" ("FAS 154"), which changes the requirements for accounting for and reporting of a change in accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. FAS 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of FAS 154 is not expected to have a material impact on our financial condition or results of operations.

Qualitative and Quantitative Disclosure About Market Risk

        We are exposed to various market risks, which are potential losses arising from adverse changes in market rates and prices, such as interest rates and foreign exchange fluctuations. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

        Our primary financial instruments are cash and cash equivalents. This includes cash in banks and highly rated, liquid money market investments and U.S. government securities. We believe that those instruments are not subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices.

  Interest Rate Risk

        At March 31, 2006, we had fixed rate debt of $504.5 million and variable rate debt of $1,044.8 million. The pre-tax earnings and cash flows impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant and excluding the impact of the hedging agreements described below, would be approximately $10.4 million per year.

        On October 3, 2005, our wholly-owned subsidiary, Mueller Group, entered into the 2005 Mueller Credit Agreement and refinanced the 2004 Mueller Credit Facility. On October 27, 2005, Mueller Group entered into six interest rate hedge transactions with a cumulative notional value of $350.0 million. The swap terms are between one and seven years with five separate counter-parties. The objective of the hedges is to protect us against rising LIBOR interest rates that would have a negative effect on our cash flows due to changes in interest payments on the 2005 Mueller Term Loan. The structure of the hedges are a one-year 4.617% LIBOR swap of $25.0 million, a three-year 4.740% LIBOR swap of $50.0 million, a four-year 4.800% LIBOR swap of $50.0 million, a five-year 4.814% LIBOR swap of $100.0 million, a six-year 4.915% LIBOR swap of $50.0 million, and a seven year 4.960% LIBOR swap of $75.0 million. The swap agreements call for Mueller Group to make fixed rate payments over the term at each swap's stated fixed rate and to receive payments based on three month LIBOR from the counter-parties. These swaps will be settled upon maturity and will be accounted for as cash flow hedges. As such, changes in the fair value of these swaps that take place through the date of maturity will be recorded in accumulated other comprehensive income (loss).

        Mueller Group has two interest rate hedge agreements with a cumulative notional value amount of $100.0 million that existed as of October 3, 2005: a $50.0 million two-year 3.928% LIBOR swap that matures in May 2007 and a $50.0 million two-year 4.249% LIBOR swap that matures in April 2007. The changes in fair value of these two swaps were recorded immediately as interest expense in the Statements of Operations until achieving hedge effectiveness in October 2005 and November 2005, respectively, at which times such changes in fair value were recorded in accumulated other comprehensive income (loss).

        We recorded an unrealized gain from our interest rate swap contracts, net of tax, of $2.6 million at March 31, 2006 in accumulated other comprehensive income (loss).

        We will consider entering into additional interest rate swaps or other interest rate hedging instruments to protect against interest rate fluctuations on our floating rate debt.

        The 2005 Mueller Credit Agreement requires that at least 50% of the funded debt of Mueller Group and its restricted subsidiaries on a consolidated basis be fixed for a period beginning no later than January 1, 2006 and ending October 3, 2008. This requirement can be met with any combination of fixed rate debt and rate protection agreements. Mueller Group is currently in compliance with this requirement.

  Currency Risk

        Outside of the United States, we maintain assets and operations in Canada and, to a much lesser extent, China. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into United States dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the United States dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell. Because a different percentage of our revenues is in foreign currency than our costs, a change in the relative value of the United States dollar could have a disproportionate impact on our revenues compared to our cost, which could impact our margins.

        A portion of our assets are based in our foreign locations and are translated into United States dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated stockholders'

equity will fluctuate depending upon the weakening or strengthening of the United States dollar against the respective foreign currency.

        We have entered into forward exchange contracts principally to hedge currency fluctuations in transactions (primarily an intercompany loan and anticipated inventory purchases) denominated in foreign currencies, thereby limiting the risk that would otherwise result from changes in exchange rates. The majority of the Company's exposure to currency movements is in Canada. Gains and losses on the forward contracts are expected to be offset by losses/gains in recognized net underlying foreign currency transactions. As of March 31, 2006, the Company had entered into forward contracts in a notional amount of $7.4 million to protect anticipated inventory purchases over the next six months by its Canadian operations. With these hedges, the Company purchases U.S. dollars and sells Canadian dollars at an average exchange rate of $0.870.

        The Company has also entered into hedges protecting intercompany loan payments to be made over the next three years by its Canadian subsidiary to a U.S. subsidiary totaling $37.3 million. With these hedges, the Company sells Canadian dollars for U.S. dollars at an exchange rate of $0.8681. Unrealized gains or losses on these hedges will be recorded in earnings over their lives. The unrealized loss on the hedges at March 31, 2006 was not material.

  Raw Materials Risk

        Our products are made from several basic raw materials, including steel pipe, scrap steel, iron, brass ingot, sand, resin and natural gas, whose prices fluctuate as market supply and demand change. Accordingly, product margins and the level of profitability can fluctuate if we are not able to pass raw material costs on to our customers. Historically, we have been successful in implementing product price increases to reflect raw materials pricing. However, because our U.S. Pipe segment generally experiences a lag between the effective times of raw materials price increases and U.S. Pipe product price increases, U.S. Pipe margins may be reduced by repeated spikes in raw materials pricing during a fiscal cycle. Management estimates for our Mueller and Anvil segments that raw material accounted for approximately 18% of our cost of goods sold due to increasing raw material prices in 2005. Management estimates U.S. Pipe's scrap metal and ferrous alloys used in the manufacturing process accounted for approximately 40% of the cost to manufacture ductile iron pipe for the nine months ended September 30, 2005. See "Business—Raw Materials" and "Risk Factors—Our business is subject to risk of price increases and fluctuations and delay in the delivery of raw materials and purchased components." Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials. We generally purchase raw materials at spot prices but may, from time to time, enter into commodity derivatives to reduce our exposure to fluctuation in the price of raw materials.

Results of Operations—Mueller Water Products, Inc.

        In accordance with generally accepted accounting principles, for accounting and financial statement presentation purposes U.S. Pipe is treated as the accounting acquiror of Predecessor Mueller. Accordingly, effective October 3, 2005, U.S. Pipe's basis of accounting is used for the Company and all historical financial data of the Company prior to October 3, 2005 included herein is that of U.S. Pipe. The results of operations of Mueller Water are included beginning October 3, 2005.

        Consistent with generally accepted accounting principles, the discussion of the Company's results of operations for the six months ended March 31, 2006 includes the financial results of Mueller Water for all but the first two days of the period. The inclusion of these results, plus the continuing integration process, may render direct comparison with the results for prior periods less meaningful. Accordingly, the discussion below addresses, where appropriate, trends that we believe are significant, separate and apart from the impact of the Acquisition.

        The following table sets forth the Company's net sales, gross profit, total expenses and net loss for the six months ended March 31, 2006 and 2005.

Six Months Ended March 31, 2006 As Compared to the Six Months Ended March 31, 2005

	Six months ended March 31,
	2006		2005		2006 vs. 2005
		Percentage of net sales(1)		Percentage of net sales(1)	Increase/ (decrease)	Percentage increase/ (decrease)
	(dollars in millions)
Net sales
Mueller	$373.5	40.8%	$—	—%	$373.5
U.S. Pipe	290.8	31.8	265.9	100.0	24.9	9.4%
Anvil	260.2	28.4	—	—	260.2
Consolidating eliminations	(9.2)	(1.0)	—	—	(9.2)

Consolidated	$915.3	100.0	$265.9	100.0	$649.4

Gross profit
Mueller	$73.5	19.7	$—	—	$73.5
U.S. Pipe	18.5	6.4	23.3	8.8	(4.8)	(20.6)
Anvil	46.7	17.9	—	—	46.7
Consolidating eliminations	(0.6)	(0.1)	—	—	(0.6)

Consolidated	$138.1	15.1	$23.3	8.8	$114.8

Selling, general and administrative
Mueller	$38.1	10.2	$—	—	$38.1
U.S. Pipe	21.3	7.3	18.3	6.9	3.0	16.4
Anvil	43.2	16.6	—	—	43.2
Corporate	15.3	1.7	—	—	15.3

Consolidated	$117.9	12.9	$18.3	6.9	$99.6

Related party corporate charges
Mueller	$—	—	$—	—	$—
U.S. Pipe	3.8	1.3	3.7	1.4	0.1	2.7
Anvil	—	—	—	—	—

Consolidated	$3.8	0.4	$3.7	1.4	$0.1

Facility rationalization, restructuring and related costs
Mueller	$—	—	$—	—	$—
U.S. Pipe	28.4	9.8	—	—	28.4
Anvil	—	—	—	—	—

Consolidated	$28.4	3.1	$—	—	$28.4

Income (loss) from operations
Mueller	$35.4	9.5	$—	—	$35.4
U.S. Pipe	(35.0)	(12.0)	1.3	0.5	(36.3)
Anvil	3.5	1.3	—	—	3.5
Corporate	(15.3)	(1.7)	—	—	(15.3)
Consolidating eliminations	(0.6)	(0.1)	—	—	(0.6)

Consolidated	$(12.0)	(1.3)	$1.3	0.5	$(13.3)

Interest expense arising from related party payable to Walter	$—	—	$(11.0)	(4.1)	$11.0
Interest expense, net of interest income	(62.3)	(6.8)	(0.3)	(0.1)	(62.0)

Loss before income taxes	(74.3)	(8.1)	(10.0)	(3.8)	(64.3)
Income tax expense (benefit)	(23.7)	(2.6)	0.7	0.3	(24.4)

Net loss	$(50.6)	(5.5)	$(10.7)	(4.0)	$(39.9)

(1)
Percentages are by segment, if applicable.

        Net Sales.    Consolidated net sales for the six months ended March 31, 2006 were $915.3 million, an increase of $649.4 million from $265.9 million in the prior year period. The increase was primarily related to the October 3, 2005 Acquisition of Predecessor Mueller, which accounted for $624.5 million or approximately 96% of the overall increase.

        Mueller segment net sales for the six months ended March 31, 2006 were $373.5 million.

        U.S. Pipe segment net sales for the six months ended March 31, 2006 were $290.8 million, an increase of $24.9 million, or 9.4% from $265.9 million in the prior year period. This increase was driven primarily by increases in ductile iron pipe selling prices and shipments. Prices were higher than the prior year as the industry has been raising prices to mitigate rising scrap metal cost increases. Partially offsetting this increase was the transfer of $13.2 million of the U.S. Pipe segment valve and hydrant business to the Mueller segment.

        Anvil segment net sales for the six months ended March 31, 2006 were $260.2 million.

        Gross Profit.    Consolidated gross profit for the six months ended March 31, 2006 was $138.1 million, an increase of $114.8 million compared to $23.3 million in the prior year period. The Acquisition of Predecessor Mueller contributed $119.6 million of the increase. Included in cost of sales for the six months ended March 31, 2006 was $70.2 million of purchase accounting adjustments related to valuing inventory acquired in the Acquisition at fair value and $0.2 million of purchase accounting adjustments related to valuing inventory acquired in the CCNE acquisition at fair value.

        Mueller segment gross profit for the six months ended March 31, 2006 was $73.5 million. Included in cost of sales for the six months ended March 31, 2006 was $52.9 million of purchase accounting adjustments related to valuing inventory at fair value and $0.2 million of purchase accounting adjustments related to valuing inventory acquired in the CCNE acquisition at fair value.

        U.S. Pipe segment gross profit for the six months ended March 31, 2006 was $18.5 million, a decrease of $4.8 million, or 20.6%, compared to $23.3 million in the prior year period. Gross margin decreased to 6.4% in the current period compared to 8.8% in the prior year period. On October 26, 2005 the Company announced that the U.S. Pipe Chattanooga plant would be closed during fiscal 2006 and that production of the U.S. Pipe valves and hydrants would be transferred to the Mueller manufacturing facilities at Albertville, Alabama and Chattanooga, Tennessee. In addition to transferring production to Mueller facilities, the sales responsibility for U.S. Pipe valve and hydrant product sales was transferred to the Mueller segment. In conjunction with this transfer, it was determined that certain U.S. Pipe inventory would not ultimately be sold. As a result, inventory obsolescence write-offs of $10.7 million were recorded to cost of sales during the quarter ended December 31, 2005.

        In addition, because of the plant closure process, actual production capacity at the U.S. Pipe Chattanooga facility was significantly lower than normal capacity, resulting in year-to-date facility expenses of $7.6 million charged directly to cost of sales, of which $5.2 million was expensed in the quarter ended December 31, 2005.

        Excluding the charges for inventory write-offs of $10.7 million and facility expenses of $7.6 million, U.S. Pipe gross margins would have been $36.8 million, or 12.7% for the year-to-date period, compared to 8.8% in the prior year period. This increase is primarily due to higher ductile iron pipe selling prices.

        Anvil segment gross profit for the six months ended March 31, 2006 was $46.7 million. Included in cost of sales for the six months ended March 31, 2006 was $17.3 million of purchase accounting adjustments related to valuing inventory acquired in the Acquisition at fair value.

        Selling, General & Administrative.    Consolidated expenses for the six months ended March 31, 2006 were $117.9 million, an increase of $99.6 million, compared to $18.3 million in the prior year period. The prior year period included a favorable $5.1 million insurance claim settlement. The Acquisition of Predecessor Mueller accounted for $96.6 million of the increase. Expenses as a percentage of net sales increased to 12.9% in the current period compared to 6.9% in the prior year period. Excluding the $5.1 million favorable insurance settlement, prior year expenses were 8.8% as a percentage of net sales.

        Mueller segment expenses for the six months ended March 31, 2006 were $38.1 million.

        U.S. Pipe segment expenses for the six months ended March 31, 2006 were $21.3 million, compared to $18.3 million for the prior year period. As a percentage of net sales, expenses increased to 7.3% in the current period compared to 6.9% in the prior year period. The prior period expense was favorably impacted by a $5.1 million insurance claim settlement and unfavorably impacted by a

$4.0 million environmental charge related to the Anniston, Alabama site (shut down in 2003). Current period costs include higher management incentive accruals and increased outside sales commissions.

        Anvil segment expenses for the current period were $43.2 million.

        Corporate segment expenses for the current period were $15.3 million.

        Related Party Corporate Charges.    Certain costs incurred by Walter such as insurance, executive salaries, professional service fees, human resources, transportation, and other centralized business functions are allocated to its subsidiaries. Costs incurred by Walter that cannot be directly attributed to its subsidiaries are allocated to its subsidiaries based on estimated annual revenues.

        Facility Rationalization, Restructuring and Related Costs.    The Company expensed $28.4 million of restructuring costs for the six months ended March 31, 2006, related to the closure of the U.S. Pipe Chattanooga, Tennessee plant. These costs are comprised of fixed asset impairments of $19.0 million, severance for terminated hourly and salaried employees of $3.4 million, pension and other post-employment benefit costs of $3.9 million, and environmental costs of $2.1 million, primarily related to landfill closure and required site clean-up costs.

        Interest Expense Arising from Related Party Payable to Walter.    Interest expense was allocated to the Company up to the date of the Acquisition based upon the outstanding balance of the intercompany note. The intercompany note to Walter of $443.6 million was forgiven by Walter prior to October 3, 2005. There was no intercompany interest expense for the six months ended March 31, 2006 and $11.0 million for the six months ended March 31, 2005.

        Interest Expense, Other, Net of Interest Income.    Interest expense, net of interest income, for the current period was $62.3 million and includes $58.6 million of interest expense on the $1,050.0 million senior secured term loan entered into on October 3, 2005, and the senior subordinated notes and the senior discount notes assumed by the Company as part of the October 3, 2005 Acquisition; $2.5 million in commitment fees for a bridge loan which were expensed at the expiration of the bridge loan period during the current period and $2.5 million of amortization of deferred financing fees, partially offset by $0.5 million of gains on interest rate swaps and $0.8 million of interest income earned on unrestricted cash balances for the current period.

        Income Tax Expense (Benefit).    The provision for income taxes for the current period was a benefit of $23.7 million as compared to an expense of $0.7 million in the prior year period. The effective tax rate for the first six months of 2006 was 32%. The effective tax rate for the first six months of 2005 was 7%. The estimated effective tax rate differs from the statutory rate primarily due to non-deductible interest and state income taxes. The effective tax rate for the six months ended March 31, 2005 was also impacted by the recording of a $3.6 million valuation allowance against state deferred tax assets at the U.S. Pipe segment.

Results of Operations—United States Pipe and Foundry Company, LLC

        The following table sets forth U.S. Pipe's net revenues, total expenses and net income (loss) for the nine months ended September 30, 2005, the comparable nine month period ended September 30, 2004 and years ended December 31, 2004 and 2003:

	For the nine months ended September 30,		For the years ended December 31,
	2005	2004	2004	2003
	(dollars in millions) As Restated
Net revenues	$456.9	$437.2	$578.4	$465.4
Cost of sales	402.2	402.9	531.4	427.4

Gross profit	54.7	34.3	47.0	38.0
Selling, general and administrative expenses	25.9	25.0	38.2	43.5
Related party corporate charges	5.4	5.7	7.7	4.8
Restructuring and impairment charges	—	0.1	0.1	5.9

Operating income (loss)	23.4	3.5	1.0	(16.2)
Interest expense	(15.5)	(13.4)	(19.4)	(16.9)

Income (loss) before income tax expense	7.9	(9.9)	(18.4)	(33.1)
Income tax expense (benefit)	2.8	(3.9)	(2.9)	(12.7)

Income (loss) before cumulative effect of change in accounting principle	5.1	(6.0)	(15.5)	(20.4)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.5)

Net income (loss)	$5.1	$(6.0)	$(15.5)	$(20.9)

Nine months ended September 30, 2005 versus the nine months ended September 30, 2004

        Net Revenues.    Net revenues were $456.9 million for the nine months ended September 30, 2005 compared to $437.2 million in the comparable prior year period. The increase was primarily due to a 20% increase in ductile iron pipe selling prices, partially offset by a 11% decrease in ductile iron pipe shipments mainly due to industry-wide delays in construction projects, some of which were due to weather-related problems. Prices were higher than the prior year as the industry has been increasing prices to offset higher scrap metal costs. Scrap metal costs increased from an average of $209 per ton in the nine months ended September 30, 2004 to an average of $223 per ton in the nine months ended September 30, 2005. Our pricing actions since September 2003 have offset scrap metal and other manufacturing cost increases.

        Gross Profit.    Gross margins increased to 12.0% for the nine months ended September 30, 2005 compared to 7.8% for the nine months ended September 30, 2004 as a result of higher ductile iron pipe selling prices, partially offset by higher scrap metal costs.

        Operating Income.    Operating income totaled $23.4 million for the nine months ended September 30, 2005 compared to $3.5 million in the comparable prior year period. The increase in operating income of $19.9 million was primarily due to higher pricing and an additional $3.2 million of insurance claim settlements, partially offset by lower volumes and higher scrap metal costs.

        Interest Expense.    Interest expense primarily relates to interest expense on the intercompany payable to Walter Industries.

        Income Tax Expense (Benefit).    As more fully described in Note 9 to the financial statements of U.S. Pipe, income tax expense is calculated as if U.S. Pipe filed on a stand alone basis, with the exception that the tax sharing agreement in place with Walter Industries provides for U.S. Pipe to receive an immediate benefit when its tax losses for Federal purposes are utilizable by the consolidated group. Under this historical tax policy, income tax expense was 36.2% of the pre-tax income for the nine months ended September 30, 2005 compared to an income tax benefit of 39.4% of the pre-tax loss for the nine months ended September 30, 2004. The decrease results from the recording of a valuation allowance in the fourth quarter of 2004 for state income tax attributes. It is anticipated that U.S. Pipe will have a tax loss for calendar 2005 or will utilize net operating loss carryforwards, for which a valuation allowance has been established, against taxable income.

        On a pro forma basis, assuming U.S. Pipe's deferred tax assets were evaluated for realization without regard to utilization by Walter Industries, income tax expense would have been $1.6 million, or 20.3% of pre-tax income, for the nine months ended September 30, 2005 compared to a pro forma income tax expense of $7.2 million, or 72.7% of pre-tax loss for the nine months ended September 30, 2004. The change in the pro forma effective tax rate results from the utilization in 2005 of a pro forma net operating loss carryforward generated for the nine months ended September 30, 2004, for which a valuation allowance had been established during 2004.

Year ended December 31, 2004 versus year ended December 31, 2003

        Net Revenues.    Net revenues were $578.4 million for the year ended December 31, 2004, an increase of $113.0 million from $465.4 million for the year ended December 31, 2003. This increase was primarily due to higher sales prices and increased sales volumes, especially for ductile iron pipe which had a 22% increase in average selling price and an 8% increase in sales volume. Prices were lower in 2003 as a result of an industry price war that began in 2002.

        Gross Profit.    Gross margins were 8.1% for the year ended December 31, 2004 compared to 8.2% for the year ended December 31, 2003 as a result of higher ductile iron pipe selling prices, offset by higher costs for scrap metal and other materials and higher manufacturing and workers' compensation costs.

        Significant increases in the cost of scrap metal occurred in 2004. Scrap metal is a primary raw material used in the production of ductile iron pipe, accounting for up to 26% of the costs of producing pipe. Scrap metal costs increased from approximately $162 per ton in January 2004 to approximately $258 per ton by December 2004. Unparalleled scrap export volume, especially to China, has been the principal reason for the increased cost of scrap metal.

        Operating Income.    Operating income was $1.0 million in 2004, compared to a $16.2 million loss in 2003. The operating profit improvement in 2004 was primarily attributable to higher sales prices and slightly higher volumes and $1.9 million from an environmental-related insurance settlement. These improvements were partially offset by higher costs for scrap metal and ferrous alloys, higher costs for other commodities such as oil-based resins and natural gas used in the manufacturing process, higher environmental costs primarily due to a $4.0 million charge related to an EPA administrative consent order for the Anniston, Alabama facility which was closed in 2003 and higher costs related to workers' compensation, salaries and wages, legal expenses and depreciation. Operating loss for 2003 includes $5.9 million in charges related to restructuring costs to cease operations at the castings plant in Anniston, Alabama, a $6.5 million litigation settlement and a $1.7 million settlement of a commercial dispute.

        Income Tax Expense (Benefit).    Income tax benefit was 15.8% of the pre-tax loss for the year ended December 31 2004, compared to an income tax benefit of 38.2% of the pre-tax loss for the year ended December 31, 2003. The decrease in tax benefit results from the recognition of a valuation allowance in the fourth quarter of 2004 for state tax income tax attributes.

        On a pro forma basis, as described above, income tax expense for the year ended December 31, 2004 would have been $17.9 million, or 97.3% of pre-tax loss, compared to an income tax benefit of $13.3 million, or 40.2% of pre-tax loss for 2003. The change results from a pro forma valuation allowance of $20.8 million provided against the deferred tax assets in 2004.

Consolidated Results of Operations—Predecessor Mueller

        The following table sets forth Predecessor Mueller's net sales, gross profit, total expenses and net income for the years ended September 30, 2005 and 2004:

Year ended September 30, 2005 versus the year ended September 30, 2004

	For the years ended				2005 vs. 2004
	2005		2004
		Percentage of net sales(1)		Percentage of net sales(1)	Increase/ (decrease)	Percentage increase/ (decrease)
	(dollars in millions)
Net sales
Mueller	$663.9	57.8%	$618.2	58.9%	$45.7	7.4%
Anvil	485.0	42.2	431.0	41.1	54.0	12.5

Consolidated	$1,148.9	100.0	$1,049.2	100.0	$99.7	9.5

Gross profit
Mueller	$230.6	34.7	$203.0	32.8	$27.6	13.6
Anvil	122.9	25.3	102.8	23.9	20.1	19.6
Depreciation expense not allocated to segments	(6.9)	(0.6)	(7.1)	(0.7)	0.2	(2.8)

Consolidated	$346.6	30.2	$298.7	28.5	$47.9	16.0

Selling, general and administrative
Mueller	$60.9	9.2	$60.6	9.8	$0.3	0.5
Anvil	77.9	16.1	75.0	17.4	2.9	3.9
Corporate	33.3	2.9	49.5	4.7	(16.2)	(32.7)

Consolidated	$172.1	15.0	$185.1	17.6	$(13.0)	(7.0)

Facility rationalization, restructuring and related costs
Mueller	$1.7	0.3	$—	—	$1.7	N/A
Anvil	—	—	0.9	0.2	(0.9)	100.0

Consolidated	$1.7	0.1	$0.9	0.2	$0.8	88.9

Operating Income
Mueller	$168.0	25.3	$142.4	23.0	$25.6	18.0
Anvil	45.0	9.3	26.9	6.2	18.1	67.3
Corporate	(40.2)	(3.5)	(56.6)	(5.4)	16.4	(29.0)

Consolidated	$172.8	15.0	$112.7	10.7	$60.1	53.3

Interest expense, net of interest income	$(89.5)	(7.8)	$(63.5)	(6.1)	$(26.0)	40.9
Income before income tax expense	83.3	7.3	49.2	4.7	34.1	69.3
Income tax expense	33.7	2.9	16.0	1.5	17.7	110.6

Net income	$49.6	4.3	$33.2	3.2	$16.4	49.4

(1)
Percentages are by Predecessor Mueller segment, if applicable.

        Net Sales.    Consolidated net sales for the fiscal year ended September 30, 2005 were $1,148.9 million, an increase of $99.7 million, or 9.5%, from $1,049.2 million in 2004.

        Mueller segment net sales for the fiscal year ended September 30, 2005 were $663.9 million, an increase of $45.7 million, or 7.4% from $618.2 million in 2004. This increase was driven primarily by price increases combined with the continued strong performance of the residential construction market. The Mueller segment implemented price increases in February 2004, May 2004 and January 2005 on iron products including dry-barrel fire hydrants, water gate valves and butterfly valves; in

February 2004, March 2004 and February 2005 on brass service products including brass valves and fittings; and in February 2005 on machines and tools.

        Anvil net sales for the fiscal year ended September 30, 2005 were $485.0 million, an increase of $54.0 million, or 12.5%, from $431.0 million in 2004. The 2004 acquisition of Star contributed a $13.5 million increase in 2005 sales compared to 2004. The strength of the Canadian dollar contributed another $9.1 million of additional sales, while the balance of the increase was driven primarily by price increases.

        Gross Profit.    Consolidated gross profit for the fiscal year ended September 30, 2005 was $346.6 million, an increase of $47.9 million, or 16%, from $298.7 million in 2004. Gross margin increased to 30.2% in 2005, compared to 28.5% in 2004, which includes certain depreciation expense not allocated to segments.

        Mueller segment gross profit for the fiscal year ended September 30, 2005 was $230.6 million, an increase of $27.6 million, or 13.6%, from $203.0 million in 2004. Gross margin increased to 34.7% in 2005 compared to 32.8% in 2004. The increase in gross profit was primarily driven by price increases and the continued strong performance of the residential construction market. Partially offsetting the higher prices were higher raw material costs (most notably brass ingot and scrap steel) due to worldwide supply and demand issues. We cannot provide assurances that any future increases in raw material costs can be passed to its customers.

        Anvil gross profit for the fiscal year ended September 30, 2005 was $122.9 million, an increase of $20.1 million, or 19.6% from $102.8 million in 2004. Gross margin increased to 25.3% in 2005 compared to 23.9% in 2004. The acquisition contributed an increase of $1.4 million, while the remaining increase was primarily driven by price increases implemented during fiscal year 2004. These increases were partially offset by increased raw material and other production costs.

        Selling, General & Administrative.    Consolidated SG&A for the fiscal year ended September 30, 2005 was $172.1 million, a decrease of $13.0 million, from $185.1 million in 2004. As a percentage of net sales, SG&A improved to 15.0% in 2005 compared to 17.6% in 2004.

        Mueller segment SG&A for the fiscal year ended September 30, 2005 was $60.9 million, compared to $60.6 million for the fiscal year ended September 30, 2004. As a percentage of net sales, SG&A improved to 9.2% in 2005 compared to 9.8% in 2004, as a result of increased sales. This improvement was partially offset by a 0.4% increase as a percentage of net sales in sales commission and incentive compensation costs.

        Anvil SG&A for the fiscal year ended September 30, 2005 was $77.9 million, an increase of $2.9 million, or 3.9%, from $75.0 million in 2004. As a percentage of net sales, SG&A improved to 16.1% in 2005 compared to 17.4% in 2004. This improvement was a result of increased sales, a reduction in bad debt expense, and a favorable impact due to the strength of the Canadian dollar. These improvements were partially offset by a 0.8% increase as a percentage of net sales in sales commission and incentive compensation costs and a 0.2% increase as a percentage of net sales in supply chain management costs associated with greater sales of import products.

        Corporate expenses for the fiscal year ended September 30, 2005 were $33.3 million compared to $49.5 million in 2004, a decrease of $16.2 million. The decrease was primarily due to a $13.8 million reduction in amortization expense for 2005 as compared to 2004 as a result of an intangible asset becoming fully amortized during the fourth quarter of 2004 and a $21.2 million reduction in corporate stock compensation charges for 2005 as compared to 2004 primarily related to charges for employee optionholders made in connection with the recapitalization during the third quarter of 2004. All options were cancelled at that time. These items were partially offset in 2005 by: legal and audit fees of $3.0 million related to an internal accounting investigation which resulted in the restatement of some amounts in prior period financial statements prior to September 30, 2004, professional fees of $1.2 million related to exploring strategic alternatives, consulting fees of $3.1 million related to efforts to become compliant with public company reporting and Sarbanes-Oxley internal control requirements, $1.4 million related to compensation payments to current employees and directors to offset additional taxes owed by them as a result of revaluation of stock compensation paid to them in 2004, $3.5 million of professional fees related to efforts to sell Predecessor Mueller, increased board of director fees of $0.2 million, increased incentive compensation costs of $2.1 million, increased legal, audit, tax, internal audit and other consulting fees of $1.9 million associated with being an SEC registrant for all of 2005 as compared to the last quarter of 2004, and increased salary, benefit, recruiting and relocation costs of $0.9 million associated with additional accounting and legal staffing. Corporate expenses consist primarily of corporate staff, benefits, legal and professional fees and facility costs.

        Facility Rationalization, Restructuring and Related Costs.    Restructuring costs for the fiscal year ended September 30, 2005 were $1.7 million, related primarily to severance payments and to the termination of operating leases for the building and machinery at a Mueller segment plant in Colorado that ceased manufacturing and began outsourcing a product line in February 2005.

        Facility rationalization costs for the fiscal year ended September 30, 2004 were $0.9 million, related primarily to future lease obligations at a closed Anvil facility in New Jersey and environmental issues at a closed Anvil plant in Georgia. On March 2004 Anvil entered into a consent order with the Georgia Department of Natural Resources regarding various alleged hazardous waste violations at the Statesboro, Georgia site formerly operated by Anvil. Anvil has also agreed to perform various investigatory and remedial actions at the site and its landfill.

        Interest Expense, Net of Interest Income.    Interest expense, net of interest income, for the fiscal year ended September 30, 2005 was $89.5 million, or a $26.0 million increase from $63.5 million for the fiscal year ended September 30, 2004. Interest expense, net of interest income, for the fiscal year ended September 30, 2005 includes $33.8 million of additional interest expense and amortization of deferred financing fees on $518.0 million of net additional debt resulting from recapitalization in April 2004. In the fiscal year ended September 30, 2004, interest expense included a $6.6 million write-off of term debt deferred financing fees related to the April 2004 recapitalization, and a $7.0 million early redemption penalty and a write-off of $0.4 million in deferred financing fees related to the early redemption of $50.0 million of senior subordinated debt in November 2003. Also, gains recorded in 2005 on interest rate swaps decreased $7.3 million compared to 2004 due to the expiration of swap agreements that were not renewed, and interest income increased $1.1 million compared to 2004 due to a higher average cash balance during 2005.

        Income Tax Expense.    Income tax expense for the fiscal year ended September 30, 2005 was $33.7 million as compared to $16.0 million in 2004. The effective tax rates for fiscal years 2005 and 2004 were 40.5% and 32.5%, respectively. The 2005 rate included the benefit recorded from U.S. export and manufacturing incentives. We expect a continuation of the U.S. export and manufacturing benefits received in 2005. The benefits include the extraterritorial income exclusion which is being phased out in 2005 and 2006, but is being replaced with the Internal Revenue Code Section 199 deduction for domestic production activities to be phased in from 2005 through 2009. We are eligible to claim both types of deductions and intend to do so to the extent allowable. Also, the 2004 rate included tax expense related to adjustments to permanent items that were not present in 2005. In 2005, net downward adjustments to tax accruals of approximately $0.3 million were recorded due to the expiration of statutes of limitation. Discrete 2004 events included the conclusion of the federal and certain state tax examinations and the expiration of certain state statutes of limitation which allowed adjustment of tax accruals downward by approximately $6.4 million. Partially offsetting these items in the third quarter of 2004 were $2.3 million of charges related to the deduction of foreign tax credits and the effects of other items, including changes in the effective rate on prior period deferred tax balances. Both years include non-deductible interest on high yield debt obligations.

        The following table sets forth Predecessor Mueller's net sales, gross profit, total expenses and net income for the years ended September 30, 2004 and 2003 (dollars in millions):

  Year ended September 30, 2004 versus the year ended September 30, 2003

	For the years ended September 30,
	2004		2003		2004 vs. 2003
		Percentage of net sales(1)		Percentage of net sales(1)	Increase/ (decrease)	Percentage increase/ (decrease)
	(dollars in millions)
Net sales
Mueller.	$618.2	58.9%	$536.1	58.1%	$82.1	15.3%
Anvil	431.0	41.1	386.8	41.9	44.2	11.4

Consolidated	$1,049.2	100.0	$922.9	100.0	$126.3	13.7

Gross profit
Mueller	$203.0	32.8	$164.5	30.7	$38.5	23.4
Anvil	102.8	23.9	83.9	21.7	18.9	22.5
Depreciation expense not allocated to segments	(7.1)	(0.7)	(7.3)	(0.8)	0.2	2.7

Consolidated	$298.7	28.5	$241.1	26.1	$57.6	23.9

Selling, general and administrative
Mueller	$60.6	9.8	$49.7	9.3	$10.9	21.9
Anvil	75.0	17.4	69.4	17.9	5.6	8.1
Corporate	49.5	4.7	29.1	3.2	20.4	70.1

Consolidated	$185.1	17.6	$148.2	16.1	$36.9	24.9

Facility rationalization, restructuring and related costs
Mueller	$—	—	$0.9	0.1	$(0.9)	(100.0)
Anvil	0.9	0.2	0.8	0.1	0.1	12.5

Consolidated	$0.9	0.2	$1.7	0.2	$(0.8)	47.1

Operating income
Mueller	$142.4	23.0	$113.9	21.2	$28.5	25.0
Anvil	26.9	6.2	13.7	3.5	13.2	96.4
Corporate	(56.6)	(5.4)	(36.4)	(3.9)	(20.2)	55.5

Consolidated	$112.7	10.7	$91.2	9.9	$21.5	23.6

Interest expense, net of interest income	$(63.5)	(6.1)	$(35.5)	(3.8)	$(28.0)	78.9
Income before income tax expense	49.2	4.7	55.7	6.0	(6.5)	(11.7)
Income tax expense	16.0	1.5	22.9	2.5	(6.9)	(30.1)

Net income	$33.2	3.2%	$32.8	3.6%	$0.4	1.2%

(1)
Percentages are by Predecessor Mueller segment, if applicable.

        Net Sales.    Consolidated net sales for the fiscal year ended September 30, 2004 were $1,049.2 million, an increase of $126.3 million, or 13.7%, from $922.9 million in 2003.

        Mueller segment net sales for the fiscal year ended September 30, 2004 were $618.2 million, an increase of $82.1 million, or 15.3% from $536.1 million in 2003. The increase in net sales was primarily driven by volume and pricing growth, particularly in iron fire hydrants, water valve and brass water products. Volume growth was driven by the continued strength in the residential construction market, favorable weather conditions in the spring of 2004 and improved general economic conditions. Mueller segment implemented price increases in February and May of 2004. Predecessor Mueller's acquisition of Milliken Valve Company in January 2003 (the "2003 Milliken Valve acquisition") contributed $3.6 million to the 2004 increase in net sales.

        Anvil net sales for the fiscal year ended September 30, 2004 were $431.0 million, an increase of $44.2 million, or 11.4%, from $386.8 million in 2003, primarily due to higher pricing on threaded steel pipe couplings and pipe nipples. The 2004 acquisition of Star accounted for $17.0 million of the 2004 increase in sales.

        Gross Profit.    Consolidated gross profit for the fiscal year ended September 30, 2004 was $298.7 million, an increase of $57.6 million, or 23.9%, from $241.1 million in 2003. Gross margin increased to 28.5% in 2004 compared to 26.1% in 2003, which includes certain depreciation expense not allocated to segments.

        Mueller segment gross profit for the fiscal year ended September 30, 2004 was $203.0 million, an increase of $38.5 million, or 23.4%, from $164.5 million in 2003. Gross margin increased to 32.8% of net sales in 2004 from 30.7% of net sales in 2003. The increase in gross profit was primarily driven by increased selling prices and volumes on iron fire hydrants, water valves and brass water products and a favorable product mix. Also, the 2003 Milliken Valve acquisition contributed an additional $1.2 million in 2004 and focused efforts to reduce spending and the strength of the Canadian dollar relative to the United States dollar further added to the increase in gross profits. These improvements were partially offset by increased raw material costs, representing an additional 1.2% of net sales in 2004 as compared to 2003.

        Anvil gross profit for the fiscal year ended September 30, 2004 was $102.8 million, an increase of $18.9 million, or 22.5% from $83.9 million in 2003. Gross margin increased to 23.9% of net sales in 2004 compared to 21.7% of net sales in 2003. The 2004 acquisition of Star contributed $2.7 million of gross margin in 2004. The remaining increase was primarily driven by price increases implemented during fiscal year 2004 and the strength of the Canadian dollar relative to the United States dollar. This was partially offset by increased raw material costs, representing an additional 2.3% of net sales in 2004 as compared to 2003.

        Selling, General & Administrative.    Consolidated SG&A for the fiscal year ended September 30, 2004 was $185.1 million, an increase of $36.9 million, from $148.2 million in 2003. As a percentage of net sales, SG&A increased to 17.6% in 2004 compared to 16.1% in 2003.

        Mueller segment SG&A for the fiscal year ended September 30, 2004 was $60.6 million, compared to $49.7 million for the fiscal year ended September 30, 2003. As a percentage of net sales, SG&A was 9.8% in 2004 compared to 9.3% in 2003. This increase in SG&A expense as a percentage of net sales was driven in part by the 2003 Milliken Valve acquisition, which incurred $0.7 million of expenses. 2004 SG&A expenses increased $1.9 million for amortization expense related to intangibles acquired in 2003 and 2004. SG&A expenses in 2004 increased due to costs incurred as a result of higher sales which lead to higher sales commission and other compensation costs, including incentive compensation. Other increases in expense were caused by the addition of sales personnel and a new local sales office, increased provisions for doubtful accounts, increased product redesign costs, and higher year-over-year group medical costs due to an increase in claims activity.

        Anvil SG&A for the fiscal year ended September 30, 2004 was $75.0 million, an increase of $5.6 million, or 8.1%, from $69.4 million in 2003. As a percentage of net sales, SG&A decreased to

17.4% compared to 17.9% in 2003. The 2004 acquisition of Star added $4.0 million to 2004 expense. The remaining increase was driven by increased compensation expense and sales and warehousing costs associated with increased sales volume. These increases were partially offset by continued cost reductions related to Anvil's United States distribution network.

        Corporate expenses for the fiscal year ended September 30, 2004 were $49.5 million compared to $29.1 million in 2003. Stock compensation charges for the fiscal year ended September 30, 2004 were $21.2 million, an increase of $20.5 million from 2003. This was due to a $20.9 million charge ($12.6 million cash and $8.3 million non-cash) for the vesting and cancellation of options held by employees and shares previously purchased with loans pursuant to the Direct Investment Program that were settled in connection with the April 2004 recapitalization. Other significant changes included a $1.6 million increase in incentive compensation in 2004, a $1.0 million increase in advisory fees paid to Donaldson, Lufkin & Jenrette in 2004, and $1.5 million of professional service fees and expenses related to the 2004 recapitalization, partially offset by a $2.4 million decrease as a result of fees that were incurred in 2003 related to potential acquisition and dispositions that were not completed and a $2.2 million reduction in amortization expense for 2004 as compared to 2003 as a result of an intangible asset becoming fully amortized during the fourth quarter of 2004.

        Facility Rationalization, Restructuring and Related Costs.    Facility rationalization costs decreased $0.9 million in 2004 compared to 2003, reflecting lower asset impairment charges. Anvil facility rationalization costs increased $0.1 million in 2004 compared to 2003, reflecting higher facility consolidation and cost reduction activity.

        Interest Expense, Net of Interest Income.    Interest expense, net of interest income, for the fiscal year ended September 30, 2004 was $63.5 million, compared to $35.5 million for 2003. This increase reflects early repayment costs, the write-off of deferred financing fees and additional debt resulting from the completion of a recapitalization of all outstanding debt. Specifically, in November 2003, $50.0 million of senior subordinated notes due 2009 were redeemed. As a result, interest expense, net of interest income, for the fiscal year ending September 30, 2004 increased relative to the prior year due to a $7.0 million prepayment premium and a $0.4 million write-off of deferred financing fees, partially offset by a $6.2 million reduction in interest expense as a result of such redemption. Further, in April 2004, Predecessor Mueller refinanced its term debt and issued $415.0 million of new notes and $110.0 million of 14.75% discount notes. This resulted in an additional write-off of term debt deferred financing fees of $6.6 million, $16.8 million of interest expense on the new notes, $6.8 million of accretion on the discount notes and $0.9 million of increased amortization on a larger balance of deferred financing fees. Interest expense also increased $0.8 million due to a decrease in interest rate swap gains. These increases were partly offset by a $6.0 million decrease in term debt interest expense due to lower interest rates.

        Income Tax Expense.    Income tax expense for the fiscal year ended September 30, 2004 was $16.0 million compared to $22.9 million in 2003. The effective tax rates, for fiscal 2004 and 2003 were 32.5% and 41.1%, respectively. The non-deductible portion of interest expense related to the senior discount notes issued in the third quarter served to increase the 2004 rate. However, discrete 2004 events including the conclusion of the federal tax examination, the conclusion of certain state tax examinations and expiration of certain state statutes of limitation allowed adjustments to tax accruals of approximately $6.4 million. The additional financing related to the April 2004 recapitalization was expected to inhibit its ability to realize deferred tax assets related to foreign tax credits. Accordingly, a $1.8 million adjustment was recorded to write-off these deferred tax assets.

Financial Condition

  Mueller Water Products, Inc.

        Cash and cash equivalents increased from zero at September 30, 2005 to $41.1 million at March 31, 2006, reflecting $63.1 million in cash flows provided by operations and $40.0 million in cash flows provided by financing activities, partially offset by $62.0 million of cash flows used in investing activities. At September 30, 2005, U.S. Pipe was a wholly-owned subsidiary of Walter Industries and all of its net cash activity was transferred into Walter Industries' concentrated cash management system on a daily basis.

        Net receivables, consisting principally of trade receivables, were $272.7 million at March 31, 2006, an increase of $154.2 million from September 30, 2005. The Acquisition accounted for an increase of $186.6 million, partially offset by a $32.4 million decrease for the U.S. Pipe segment, primarily due to lower U.S. Pipe sales levels for the quarter ended March 31, 2006 compared to the quarter ended September 30, 2005 due primarily to seasonality.

        Inventories were $460.3 million at March 31, 2006, an increase of $313.1 million from September 30, 2005. The Acquisition accounted for an increase of $334.7 million, partially offset by a $21.6 million decrease for the U.S. Pipe segment, primarily due to seasonal reductions in pipe, valve, and hydrant inventories and a $10.7 million inventory obsolescence write-down recorded during the six months ended March 31, 2006. The inventory obsolescence write-down was a result of the decision to close the U.S. Pipe Chattanooga, Tennessee plant and transfer the valve and hydrant production of the plant to Mueller's Chattanooga, Tennessee and Albertville, Alabama plants.

        Current deferred income taxes, net, were $58.1 million at March 31, 2006, an increase of $47.0 million from September 30, 2005. The Acquisition accounted for $25.9 million of the increase. The remainder of the increase was primarily due to increases in currently non-deductible accruals and reserves and a net operating loss carryforward from the three day period ending October 3, 2005.

        Prepaid expenses, consisting principally of maintenance supplies and tooling parts and prepaid insurance premiums, were $31.1 million at March 31, 2006, an increase of $29.6 million from September 30, 2005. The Acquisition accounted for $31.3 million of the increase. This was partially offset by $0.3 million of prepaid tooling depreciation expense.

        Property, plant and equipment was $340.7 million at March 31, 2006, an increase of $191.5 million from September 30, 2005, primarily due to assets acquired in the Acquisition of $215.7 million and capital expenditures of $30.9 million, partially offset by fixed assets impairments resulting from the U.S. Pipe Chattanooga plant closure of $17.8 million and fixed asset depreciation expense of $34.1 million.

        Deferred financing fees, net, were $30.7 million at March 31, 2006. There were no deferred financing fees at September 30, 2005. All fees are related to the 2005 Mueller Credit Agreement entered into in conjunction with the Acquisition and the existing senior subordinated notes and senior discount notes at Predecessor Mueller that were assumed as part of the Acquisition.

        Due from parent, Walter Industries was $20.0 million at March 31, 2006, representing a $20.0 million note receivable for cash loaned to Walter Industries by the Company subsequent to the Acquisition. There was no such amount at September 30, 2005.

        Identifiable intangibles, net, were $849.0 million at March 31, 2006. There were no such intangibles at September 30, 2005. Certain intangibles were identified during the allocation of the purchase of the Acquisition: (a) indefinite-lived intangible assets consisting of trade names and trademarks of $403.0 million; and (b) definite-lived intangible assets consisting of customer relationships of $396.6 million and technology of $56.3 million. An additional $6.7 million was booked for technology acquired in the purchase of CCNE during the quarter ended March 31, 2006. Amortization expense resulting from definite-lived intangible assets for the six months ended March 31, 2006 was $7.0 million.

        Goodwill was $855.5 million at March 31, 2006, an increase of $797.1 million from September 30, 2005. This increase represents goodwill identified during the allocation of the purchase price of the Acquisition of $790.3 million and $6.8 million related to the acquisition of Hunt Industries.

        Accounts payable were $110.3 million at March 31, 2006, an increase of $57.8 million from September 30, 2005 primarily as a result of the Acquisition.

        Accrued expenses and other liabilities were $109.3 million at March 31, 2006, an increase of $74.6 million compared to September 30, 2005 primarily as a result of the Acquisition.

        Long-term debt, including the current portion, was $1,549.3 million at March 31, 2006. There was no debt payable to non-affiliates at September 30, 2005. All debt amounts are related to the 2005 Mueller Credit Agreement entered into in conjunction with the Acquisition and existing notes and capital leases that were assumed as part of the Acquisition.

        Payable to parent, Walter Industries, was $2.9 million at March 31, 2006 compared to $443.6 million at September 30, 2005. In conjunction with the contribution of U.S. Pipe to Mueller Group at October 3, 2005, the intercompany balance was forgiven. The remaining payable represents certain costs incurred by Walter Industries which benefited the Company and are required to be settled in cash.

        Accrued pension liability increased $51.8 million to $105.4 million at March 31, 2006. The Acquisition accounted for an increase of $42.8 million. The remainder of the increase was primarily due to $3.7 million of normal provision for net periodic benefit cost and $5.0 million of costs related to the closure of the U.S. Pipe Chattanooga, Tennessee plant.

        Non-current deferred income taxes, net, were $294.6 million at March 31, 2006, an increase of $294.6 million compared to September 30, 2005 primarily as a result of the Acquisition.

  United States Pipe and Foundry Company, LLC

        Receivables, net, increased from $103.7 million at December 31, 2004 to $118.5 million at September 30, 2005. The increase was due to seasonally higher sales volume (21%) during the quarter ended September 30, 2005 compared to the quarter ended December 31, 2004, partially offset by improved cash collections which reduced days sales outstanding by 15%.

        Inventories increased to $147.2 million at September 30, 2005 compared to $127.2 million at December 31, 2004 due to seasonal inventory build-up of finished goods, partially offset by a decrease in raw material costs.

        Total deferred income tax assets increased to $20.6 million at September 30, 2005 compared to $8.9 million at December 31, 2004 due to increases in accrued expenses not yet deducted for income tax purposes.

        Accrued expenses increased to $29.1 million at September 30, 2005 compared to $23.4 million at December 31, 2004 primarily due to increased warranty costs ($3.0 million) and the timing of payroll payments ($2.0 million).

        Income taxes payable increased to $5.6 million at September 30, 2005 compared to $0.9 million at December 31, 2004 due to federal income taxes due to the parent company under the intercompany tax sharing agreement.

        The intercompany payable to Walter Industries increased to $443.6 million at September 30, 2005 compared to $422.8 million at December 31, 2004 as a result of cash advanced by Walter Industries that exceeded cash provided by U.S. Pipe to Walter Industries.

        Accrued pension liability increased $24.1 million to $72.9 million at September 30, 2005 primarily due to a decline in the discount rate used to measure the obligation.

  Predecessor Mueller

        Cash and cash equivalents increased from $60.5 million at September 30, 2004 to $112.8 million at September 30, 2005, reflecting $73.8 million in cash flows provided by operations, $1.5 million in cash flows provided by financing activities, and a $2.0 million effect of foreign currency exchange rate changes on cash (primarily due to increased strength of the Canadian dollar versus the U.S. dollar), offset by $25.0 million of cash flows used in investing activities.

        Net receivables, consisting principally of trade receivables, were $177.4 million at September 30, 2005, an increase of $15.4 million from September 30, 2004. The increase was attributable to higher sales at both the Mueller and Anvil segments.

        Inventories were $303.0 million at September 30, 2005, an increase of $42.8 million from September 30, 2004. Mueller segment inventories increased $25.5 million during 2005. Significant contributing factors to the increase include higher raw material costs of approximately $6.5 million, as well as a planned $5.0 million current year increase over unusually low prior year levels to better service current demand. Other contributing factors include $1.1 million of increased on-hand quantities of raw material due to larger volume purchases to achieve lower prices, $2.7 million of inventory costs associated with a large, highly-engineered project scheduled to ship in the first quarter of 2006, $2.2 million for a large order of butterfly valves scheduled to ship in the first quarter of 2006, and $1.5 million due to higher foreign currency rates used to translate Canadian-dollar valued inventory balances at September 30, 2005 compared to September 30, 2004. Anvil inventories increased $17.3 million in 2005. Of this increase, $12.8 million is related to ongoing efforts to make available a full line of foreign-sourced products to Anvil's North American customers. Another $3.0 million is related to the start up of European export efforts.

        Property, plant and equipment was $168.0 million at September 30, 2005, a decrease of $18.8 million from September 30, 2004, primarily due to depreciation expense ($43.5 million), partially offset by additions ($27.2 million).

        Deferred financing fees, net, were $32.2 million at September 30, 2005, a decrease of $5.2 million from September 30, 2004. This was due to normal amortization of deferred financing fees associated with various long-term debt instruments.

        Non-current deferred income tax assets were $17.5 million at September 30, 2005, an increase of $9.2 million from September 30, 2004, primarily related to changes in pensions and fixed assets.

        Accrued expenses were $103.3 million at September 30, 2005, an increase of $17.4 million compared to September 30, 2004. The increase was primarily due to the accruals for employee-related incentive costs and federal and state income taxes.

        Long-term debt was $1,051.9 million at September 30, 2005, an increase of $15.7 million compared to September 30, 2004. This increase was primarily due to non-cash accretion on the 14 3/4% senior discount notes.

        Accrued pension liability increased $8.5 million to $37.7 million at September 30, 2005. This is primarily the net result of the use of a lower discount rate and an updated mortality assumption as of

September 30, 2005, partially offset by better than assumed investment performance during the year ending September 30, 2005.

        Other long-term liabilities were $7.8 million at September 30, 2004, comprised of a $4.7 million liability related to interest rate swaps, and a $3.1 million tax liability. The interest rate swap position was a $0.5 million asset, reported in other long-term assets at September 30, 2005, and the tax liability decreased to $1.5 million as of September 30, 2005.

Liquidity and Capital Resources

        We are a holding company and have no direct material operations. Our only material asset is our ownership of our wholly-owned subsidiary and operating entity, Mueller Group, and our only material liabilities are the senior discount notes described below and our guarantee of the 2005 Mueller Credit Agreement. See Note 6 to Consolidated Financial Statements of Predecessor Mueller. Our principal source of liquidity has been and is expected to be dividends from Mueller Group and financing activities, and our principal use of cash will be the payment of dividends, if any, on our Class A Common Stock and debt service with respect to our senior discount notes beginning in 2009.

        The 2005 Mueller Credit Agreement and senior subordinated notes described below are obligations of Mueller Group and impose limitations on its ability to pay dividends to us. For example, the senior subordinated notes limit the amount of "restricted payments," including dividends, that Mueller Group can make. Generally, under the terms of the senior subordinated notes, Mueller Group can pay dividends only if its fixed charge coverage ratio (as defined therein) is 2.5 to 1 or better and only from an amount equal to 50% of its cumulative net income (as defined therein) since January 1, 2004. However, regardless of these restrictions, Mueller Group can pay dividends under these notes of up to $2.0 million per year for holding company expenses and to fund payments in respect of taxes made pursuant to tax sharing agreements. Mueller Group's ability to generate net income will depend upon various factors that may be beyond our control. Accordingly, Mueller Group may not generate sufficient cash flow or be permitted by the terms of its debt to pay dividends or distributions to us in amounts sufficient to allow us to pay cash interest on our outstanding indebtedness or to satisfy our other cash needs. We would then be required to secure alternate financing, which may not be available on acceptable terms, or at all.

        Mueller Group's principal sources of liquidity have been and are expected to be cash flow from operations and borrowings under the 2005 Mueller Credit Agreement. Its principal uses of cash will be debt service requirements as described below, capital expenditures, working capital requirements, dividends to us to finance our cash needs and possible acquisitions.

Debt Service

        As of March 31, 2006, we had total consolidated indebtedness of approximately $1,549.3 million and approximately $113.6 million of borrowings available under the revolver portion of the 2005 Mueller Credit Agreement, subject to customary conditions. As of March 31, 2006, Mueller Group had $31.4 million in letters of credit outstanding under the 2005 Mueller Credit Agreement, which reduces availability for borrowings thereunder. The significant debt service obligations under the credit facility and indentures could have material consequences to our security holders. Our key financial covenants are dependent on attaining certain levels of EBITDA, as defined in the respective debt arrangements. The most restrictive covenant in effect at March 31, 2006 related to a leverage ratio, as defined in the 2005 Mueller Credit Agreement, which required approximately $241.0 million of EBITDA over the trailing twelve months, based on net debt outstanding at March 31, 2006. We were in compliance with this covenant at March 31, 2006.

        2005 Mueller Credit Agreement.    On October 3, 2005, Mueller Group, entered into a credit agreement (the "2005 Mueller Credit Agreement"). The senior credit facilities provided under the 2005 Mueller Credit Agreement consist of (1) a $145.0 million senior secured revolving credit facility terminating on October 4, 2010 (the "2005 Mueller Revolving Credit Facility") and (2) a $1,050.0 million senior secured term loan (the "2005 Mueller Term Loan") maturing on November 1, 2011 (or October 3, 2012, if the 10% senior subordinated notes due 2012 are paid in full prior to such date). Loans under the senior credit facilities currently bear interest, at our option, at: (x) initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and (y) the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans. The 2005 Mueller Credit Agreement is a secured obligation of Mueller Group and substantially all of the wholly-owned domestic subsidiaries of Mueller Group, including the subsidiaries included in each of our reporting segments: Mueller, U.S. Pipe and Anvil. The 2005 Mueller Term Loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due. The commitment fee on the unused portion of the 2005 Mueller Revolving Credit Facility is 0.50% and the interest rate is a floating rate 250 basis points over LIBOR. The 2005 Mueller Term Loan carries a floating interest rate of 225 basis points over LIBOR. As of March 31, 2006, the average interest rate for debt outstanding under the 2005 Mueller Credit Agreement was 7.0%.

        Proceeds from the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to retire the 2004 Mueller Credit Facility of $512.8 million, the second priority senior secured floating rate notes of $100.0 million, and finance the acquisition of Predecessor Mueller by Walter Industries.

        The 2005 Mueller Credit Agreement contains customary negative covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  •
  limitations on other indebtedness, liens, investments and guarantees;

  •
  restrictions on dividends and redemptions of our capital stock and prepayments and redemptions of debt;

  •
  limitations on capital expenditures; and

  •
  restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates.

        The 2005 Mueller Credit Agreement also contains financial covenants requiring Mueller Group to maintain:

  •
  an interest expense coverage ratio of at least 2.25 to 1.00 (increasing to 2.50 to 1.00 beginning with the four quarter period ending December 31, 2007);

  •
  a consolidated leverage ratio of not more than 5.50 to 1.00 (decreasing in annual increments to 4.00 to 1.00 by the four quarter period ending December 31, 2008); and

  •
  a consolidated senior secured leverage ratio of not more than 4.25 to 1.00 (decreasing in annual increments to 3.00 to 1.00 by the four quarter period ending December 31, 2008).

        Borrowings under the revolving credit facility are subject to significant conditions, including compliance with the financial ratios included in the senior credit facilities and the absence of any material adverse change.

        The 2005 Mueller Credit Agreement also contains certain customary events of default, including nonpayment of principal or interest, covenant defaults, inaccuracy of representations or warranties, bankruptcy and insolvency events, judgment defaults, cross defaults and a change of control, and certain customary affirmative covenants. So long as no default has occurred, Mueller Group is permitted to make cash dividends to us of up to $7.5 million in any fiscal year, or $15.0 million in aggregate over the life of the 2005 Mueller Credit Agreement and to distribute funds to make regularly scheduled payments when due of interest and principal on our senior discount notes described below. If an event of default under the agreement shall occur and be continuing, the commitments under the related credit agreement may be terminated and the principal amount, together with all accrued unpaid interest and other amounts owed thereunder may be declared immediately due and payable.

        On January 26, 2006, Mueller Group amended the 2005 Mueller Credit Agreement. The amendment removes the requirement that Mueller Group and its subsidiaries change their fiscal year end to December 31 and permits Mueller Group to pay up to $8.5 million in annual cash dividends to the Company (with any unused amount carrying forward to subsequent years) for further distribution to shareholders of the Company.

        We expect to repay, on an optional basis, a portion of the term loan provided more than $180.8 million is received in the offering. There is no prepayment premium or penalty associated with this term loan.

        Senior Discount Notes.    On April 29, 2004, Predecessor Mueller issued $223.0 million principal amount at maturity of 14 3/4% senior discount notes that will mature on April 15, 2014 together with warrants to purchase 24,487,383 shares of their Predecessor Mueller's Class A common stock. No cash interest will accrue on the notes prior to April 15, 2009. The notes had an initial accreted value of $493.596 per $1,000 principal amount at maturity of notes on April 29, 2004. The accreted value of each note will increase from the date of issuance until April 15, 2009, at a rate of 14.75% per annum compounded semi-annually such that the accreted value will equal the principal amount at maturity on April 15, 2009. Thereafter, cash interest on the notes will accrue and be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2009 at a rate of 14.75% per annum. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments. Generally, the notes only permit us to pay dividends if there is no default or event of default and our fixed charge coverage ratio (as defined in the indenture relating to the notes) is at least 2.1 to 1, and the maximum amount we may pay cannot exceed 50% of Predecessor Mueller's cumulative net income (as defined in the indenture relating to the notes) since January 1, 2004 plus 50% of Mueller Water net income since October 3, 2005, subject to specified exceptions. Mueller Group is permitted to make dividends or loans to Mueller Water of up to $2.0 million in any fiscal year for costs and expenses incurred by its parent in its capacity as a holding company for services rendered on behalf of Mueller Water. In connection with the acquisition of Predecessor Mueller by Walter Industries on October 3, 2005, all warrants were converted into a right to receive cash and are no longer outstanding.

        On October 4, 2005, we notified the holders of the senior discount notes that a change in control had occurred as a result of the Walter Industries acquisition of Predecessor Mueller and that, as a result, the holders had a right to cause us to repurchase their senior discount notes on or before 5:00 p.m., New York City time, on November 4, 2005 at a price of 101% of the accreted value of the notes at the time of change in control. The change of control offer expired at 5:00 p.m., New York City time, on November 6, 2005, with no senior discount notes being validly tendered and not withdrawn and, accordingly, no senior discount notes were purchased pursuant to the change of control offer.

        We expect to use a portion of the net proceeds of this offering to redeem a portion of the senior discount notes and to pay the contractual premium associated with such redemption as described under "Use of Proceeds."

        Senior Subordinated Notes.    On April 23, 2004, Mueller Group issued $315.0 million principal amount of 10% senior subordinated notes that will mature on May 1, 2012 and that are guaranteed by each of Mueller Group's existing domestic restricted subsidiaries. Interest on the senior subordinated notes is payable semi-annually in cash. The senior subordinated notes contain customary covenants and events of default, including covenants that limit Mueller Group's ability to incur debt, pay dividends and make investments. Generally, the notes only permit Mueller Group to pay dividends if there is no default or event of default and its fixed charge coverage ratio (as defined) is at least 2.5 to 1, and the maximum amount that may be paid cannot exceed 50% of cumulative net income (as defined) of Mueller Group since January 1, 2004, (which after October 3, 2005, includes U.S. Pipe) subject to specified exceptions. Mueller Group is permitted to make dividends or loans to Mueller Water of up to $2.0 million in any fiscal year for costs and expenses incurred by Mueller Water in its capacity as a holding company for services rendered on behalf of Mueller Group.

        On October 4, 2005, Mueller Group notified the holders of the senior subordinated notes that a change in control had occurred as a result of the Walter Industries acquisition and that, as a result, the holders had a right to cause Mueller Group to repurchase their senior subordinated notes on or before 5:00 p.m., New York City time, on November 4, 2005 at a price of 101% of the principal face amount of such notes. The change of control offer expired at 5:00 p.m. New York City time, on November 6, 2005, with no senior subordinated notes being validly tendered and not withdrawn and, accordingly, no senior subordinated notes were purchased pursuant to the change of control offer.

        We expect to use a portion of the net proceeds of this offering to redeem a portion of the senior subordinated notes and to pay accrued interest and the contractual premium associated with such redemptions as described under "Use of Proceeds."

Capital Expenditures

        We anticipate that we will invest approximately $55.0 million to $65.0 million on sustaining capital needs in 2006. We expect our total capital expenditures to be higher due to incremental requirements to implement our synergy and rationalization plan. The 2005 Mueller Credit Agreement restricts capital expenditures. Based on current estimates, management believes that the amount of capital expenditures permitted to be made under the senior credit facilities will be adequate to grow our business according to our business strategy and to maintain the properties and business of our continuing operations.

Working Capital

        Working capital of U.S. Pipe totaled $188.7 million at September 30, 2005. Working capital of Mueller Water at March 31, 2006 totaled $627.8 million. Management believes that we will continue to require working capital consistent with past experience.

Sources of Funds

        We anticipate that our operating cash flow, together with borrowings under the 2005 Mueller Credit Agreement, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due for at least the next twelve months. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and, to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. See "Risk Factors."

        From time to time we may explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms.

Statement of Cash Flows

  Mueller Water Products, Inc.—Six months ended March 31, 2006 versus the six months ended March 31, 2005

        Cash flows from operating activities.    Net cash provided by operations was $63.1 million for the six months ended March 31, 2006, compared to net cash used of $7.0 million for the six months ended March 31, 2005. The difference was due primarily to the operations of Predecessor Mueller, acquired on October 3, 2005.

        Cash flows used in investing activities.    In the six months ended March 31, 2006 net cash used in investing activities was $62.0 million compared to $7.0 million of net cash provided in the six months ended March 31, 2005. The difference was primarily due to the operations of Predecessor Mueller, acquired on October 3, 2005.

        Cash flows from financing activities.    Net cash provided by financing activities was $40.0 million for the six months ended March 31, 2006, compared to net cash used in the six months ended March 31, 2005 of $0.1 million. This was primarily due to the operations of Predecessor Mueller, acquired on October 3, 2005, a transaction which included $76.3 million due to the Walter Industries contribution of Predecessor Mueller's cash.

  U.S. Pipe—Nine-month period ended September 30, 2005 versus the year ended December 31, 2004

        Cash flows from operating activities.    Net cash used for operating activities was $5.1 million for the nine months ended September 30, 2005, compared to net cash provided by operating activities of $5.8 million for the year ended December 31, 2004. The decrease in cash flows from 2004 was primarily due to the change in year end to September during 2005. A significant increase in inventory as of September 30, 2005 compared to December 31, 2004 was primarily due to the change in year end from December 31 to September 30. A higher level of inventory ($20.0 million) was due to the seasonality of the business, which requires higher levels of finished goods inventory on-hand during September than compared to levels required in December. Additionally, depreciation expense for 2005 was $7.1 million lower than 2004 due to the three fewer months in the 2005 year.

        Partially offsetting these decreases in cash flows were an increase in accrued expenses of $5.7 million in 2005 caused by the timing of payments of payroll and warranty claims and a $4.7 million increase in income taxes payable primarily due to an increase in pre-tax income.

        In the prior year, cash flows benefited from an $18.3 million increase in accounts payable compared to 2003, primarily due to the timing of payments.

        Cash flows used in investing activities.    Net cash used in investing activities was $16.5 million in the nine months ended September 30, 2005 compared to $20.4 million in the year ended December 31, 2004. Fixed asset expenditures for the 2005 period were $3.9 million less than the 2004 period primarily due to the change in year during 2005, resulting in nine months of activity in 2005 compared to twelve months of activity in 2004.

        Cash flows from financing activities.    Cash flows from financing activities were $21.5 million in the nine months ended September 30, 2005 compared to $14.3 million in the year ended December 31, 2004 primarily due to a period over period increase in amounts advanced by Walter Industries to U.S. Pipe.

  Predecessor Mueller—Year ended September 30, 2005 versus the year ended September 30, 2004

        Cash flows from operating activities.    Net cash provided by operating activities was $73.8 million for 2005, compared to net cash provided of $89.0 million for 2004. Significant changes in working capital balances in 2005 included a $38.8 million increase in inventories. Mueller segment inventories increased $25.5 million during 2005. Significant contributing factors to the increase include higher raw material costs of approximately $6.5 million, as well as a planned $5.0 million current year increase over unusually low prior year levels to better service current demand. Other contributing factors include $1.1 million of increased on-hand quantities of raw material due to larger volume purchases to achieve lower prices, $2.7 million of inventory costs associated with a large, highly-engineered project scheduled to ship in the first quarter of 2006, $2.2 million for a large order of butterfly valves scheduled to ship in the first quarter of 2006, and $1.5 million due to higher foreign currency rates used to translate Canadian-dollar valued inventory balances at September 30, 2005 compared to September 30, 2004. Anvil segment inventories increased $17.3 million in 2005. Of this increase, $12.8 million is related to ongoing efforts to make available a full line of foreign-sourced products to our North American customers. Another $3.0 million is related to the start up of European export efforts.

        Net cash provided by operations was $89.0 million for 2004, an increase of $15.2 million compared to 2003. The improvement was primarily the result of increased earnings before depreciation, amortization and non-cash charges and a decrease in accrued royalty. This was partially offset by increases in accounts receivable due to higher sales in 2004 and increased inventory to meet higher sales demand.

        Cash flows used in investing activities.    Net cash used in investing activities declined $17.3 million to $25.0 million for 2005, from $42.3 million for 2004. This decline was principally due to decreased acquisition activity (none in 2005 compared to $19.8 million in 2004). This was partly offset by a $4.7 million increase in capital spending and $2.2 million in proceeds from the sale of property, plant and equipment.

        In 2004, net cash used in investing activities of $42.3 million compared to net cash used in 2003 of $19.6 million. This was primarily due to the decrease in restricted cash of $11.6 million in 2003 as the final royalty payment was made to Tyco. Also, cash paid for acquired companies increased from $11.2 million in 2003 to $19.8 million in 2004, and capital expenditures were $2.5 million higher in 2004.

        Cash flows from financing activities.    In 2005, $1.5 million of net cash provided by financing activities primarily represented a $4.8 million increase in book overdrafts, partially offset by $3.3 million of payments of the term loan under the 2004 Mueller Credit Facility.

        Cash flows used in financing activities increased from $8.2 million in 2003 to $60.3 million in 2004. Excluding the effects of the April 2004 recapitalization, this was primarily due to early payment of $50.0 million of subordinated notes due 2009 and $30.0 million of early payments on the 2004 Mueller Credit Facility term debt in August 2004. In 2003, $8.2 million was used in financing activities, primarily payments on the term loan under the prior credit facility.

Off-Balance Sheet Arrangements

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any derivative contracts (other than those described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosure About Market Risk—Interest Rate Risk" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosure About Market Risk—Currency Risk") or synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We utilize letters of credit and surety bonds in the ordinary course of business to ensure our performance of contractual obligations. At March 31, 2006, we had $31.4 million of letters of credit and $24.8 million of surety bonds outstanding.

Contractual Obligations

        Our contractual obligations as of March 31, 2006:

Payments Due by Period

Contractual Obligations	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years	Total
	(dollars in millions)
Long-term debt
Principal on long-term debt(1)	$10.5	$21.0	$21.0	$1,417.3	$1,469.8
Interest on long-term debt(2)	108.2	213.9	275.1	356.4	953.6
Capital lease obligations	1.0	1.2	0.1	—	2.3
Operating leases	8.2	8.0	2.4	2.3	20.9
Unconditional purchase obligations(3)	22.9	—	—	—	22.9
Other long-term obligations(4)	—	—	—	—	—

Total contractual cash obligations	$150.8	$244.1	$298.6	$1,776.0	$2,469.5

(1)
The principal payments on long-term debt exclude $42.5 million of premium and $34.7 million of accreted interest on the senior discount notes, which is included in interest expense on long-term debt.

(2)
Interest on the senior credit facility is calculated using LIBOR of 5.0%, the rate in effect on March 31, 2006. Each increase or decrease in LIBOR of 0.125% would result in an increase or decrease in annual interest on the 2005 Mueller Credit Agreement of $1.3 million. Because the interest rate under the 2005 Mueller Credit Agreement will be variable, actual payments may differ. Interest does not include payments that could be required under our interest-rate swap agreements, which payments will depend upon movements in interest rates and could vary significantly. The payments to be received on the existing interest rate swaps are estimated to be approximately $3.1 million, net of LIBOR interest calculated at 5.00% received from counterparties.

(3)
Includes contractual obligations for purchases of raw materials and capital expenditures.

(4)
Excludes the deferred payment portion of the purchase price for Star, purchased by Predecessor Mueller on January 15, 2004. The Star purchase price is subject to adjustment to reflect, among other things, a deferred payment to be made by us to the extent that the gross profit of the business exceeds the target gross profit from February 1, 2004 to January 31, 2007. Although the maximum amount payable is $23.0 million, we estimate that the total deferred payment will be approximately $3.0 million to $6.0 million. This calculation of the potential Star purchase price adjustment is based on management's best estimate; however, the actual adjustment may be materially different.

Effect of Inflation; Seasonality

        We do not believe that inflation (except for the effect of inflation on the costs of scrap steel, brass ingot and steel pipe) has had a material impact on our financial position or results of operations.

        Our business is dependent upon the construction industry, which is very seasonal due to the impact of winter or wet weather conditions. Our net sales and net income have historically been lowest, and our working capital needs have been highest, in the three month periods ending December 31 and March 31, when the northern United States and all of Canada generally face weather that restricts significant construction activity and we build working capital in anticipation of the peak construction season, during which time our working capital tends to be reduced.

Previously Issued Consolidated Financial Statements

  Evaluation of Disclosure Controls and Procedures.

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and that such information is accumulated and communicated to our management, including its principal executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.

        As of March 31, 2006, the Company's management evaluated the effectiveness of the design and operation of disclosure controls and procedures pursuant to Rule 13a-15(b) of the Exchange Act. This evaluation was done under the supervision and with the participation of management, including Gregory E. Hyland, President and Chief Executive Officer, and Jeffery W. Sprick, Chief Financial Officer.

        Based on this evaluation and because of the material weakness described below, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of March 31, 2006. Notwithstanding this material weakness, management concluded that the financial statements included in this prospectus for the period ended March 31, 2006 fairly present in all material respects their financial position, results of operations and cash flows for the periods presented in conformity with GAAP.

  Material Weakness in Internal Control over Financial Reporting

        A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected.

        As of September 30, 2005, the Company did not maintain effective controls over the preparation, review and presentation and disclosure of its consolidated financial statements due to a lack of personnel with experience in financial reporting and control procedures necessary for SEC registrants. Specifically, the Company's controls failed to prevent or detect the incorrect presentation of the following in the Predecessor Mueller consolidated financial statements: (i) cash flows from the effect of exchange rate changes on cash balances; (ii) cash flows from the loss on disposal of property, plant and equipment; (iii) cash flows and balance sheet presentation of book overdrafts; (iv) the presentation of current and non-current deferred income tax assets in Predecessor Mueller's consolidated balance sheet; and (v) classification of certain depreciation expense as selling, general and administrative expense instead of cost of sales in the Predecessor Mueller consolidated statement of operations. Further, the Company's controls failed to prevent or detect the incorrect presentation of shipping and handling costs in the Company's unaudited consolidated statement of operations for the three months ended December 31, 2004 as presented in the Form 10-Q for the three months ended December 31, 2005. The Company's control deficiency resulted in the restatement of Predecessor Mueller's annual consolidated financial statements for fiscal 2004 and 2003 and interim consolidated financial statements for the first three quarters of fiscal 2005, all interim periods of fiscal 2004, audit adjustments to the 2005 annual consolidated financial statements and the restatement of the Company's consolidated statement of operations for the three months ended December 31, 2004. Additionally, this control deficiency could result in a misstatement of the presentation and disclosure of the Company's consolidated financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

        As of September 30, 2004 and 2005, Predecessor Mueller reported the following control deficiencies that, in the aggregate, constituted a material weakness in internal control over preparation, review and presentation and disclosure of their consolidated financial statements. Specifically Predecessor Mueller's control deficiencies included: (i) a lack of personnel with experience in financial reporting and control procedures necessary for SEC registrants; (ii) a lack of sufficient controls to prevent or detect, on a timely basis, unauthorized journal entries; (iii) a lack of sufficient controls over information technology data conversion and program changes; (iv) a lack of sufficient controls over the development and communication of income tax provisions; (v) a lack of effective controls surrounding "whistleblower" hotline complaints and internal certifications to ensure that issues were communicated on a more timely basis by management to the audit committee and the independent registered public accounting firm; (vi) a lack of effective controls over revenue recognition associated with full truckload shipments not immediately dispatched by freight carriers; and (vii) a lack of formal controls and procedures regarding assessment of financial exposures and transactions, including consideration of accounting implications under GAAP. These control deficiencies resulted in audit adjustments to the consolidated financial statements for the year ended September 30, 2004. Additionally, these control deficiencies, in the aggregate, could result in a misstatement to accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. While item (i) above remains unremediated and has been added as a component of the material weakness existing at March 31, 2006 described above, management has concluded that based on the remediation actions described below, items (ii) through (vii) of this material weakness did not exist at March 31, 2006.

  Remediation of Material Weakness

        In order to remediate the material weakness first reported as of September 30, 2004, Predecessor Mueller: (i) reassigned its Chief Financial Officer, appointed an Interim Chief Financial Officer and hired additional accounting and finance staff; (ii) introduced increased training for their existing financial and accounting and other staff; (iii) retained third-party consultants with significant SEC financial reporting experience to provide assistance in complying with SEC reporting requirements; (iv) formed a disclosure committee to supervise the preparation of their Exchange Act Reports and other public communications; (v) improved their controls over, and began developing written policies and procedures that cover all significant accounting processes, including journal entries, the development and communication of income tax provisions, information data conversion issues and program changes, revenue recognition and assessing financial exposures; (vi) improved and centralized controls over information technology; and (vii) implemented global compliance initiatives under the direction of its Chief Compliance Officer including controls surrounding "whistleblower" hotline complaints and internal certifications. The Company continued these improvement efforts during the quarter ended March 31, 2006 and has concluded that it has remediated items (ii) through (vii) of this material weakness. However, as disclosed above, item (i), a lack of personnel with experience in financial reporting and control procedures necessary for SEC registrants, is the only remaining item of the continuing material weakness at March 31, 2006.

        During the quarter ended March 31, 2006, the Company took steps to remediate the material weakness that continued as of March 31, 2006. These steps included a thorough review, on a quarterly basis, of foreign currency translation cash flow statement effects, the dollar value of bank checks outstanding and transactions related to property, plant and equipment and an additional review, on a quarterly basis, of the classification requirements of each component line item and the individual elements that comprise each line item of the statement of cash flows, in accordance with Statement of Financial Accounting Standards, No. 95, "Statement of Cash Flows." Additionally, the classification of deferred income tax items in the balance sheet and cash flow statement, as well as depreciation in the statement of operations, will be evaluated quarterly, as will the proper classification of shipping and handling costs within our consolidated statement of operations.

        In addition, during the quarter ended December 31, 2005, the Company made the following changes in internal control over financial reporting:

  •
  hired a full time Chief Financial Officer, Jeffery W. Sprick, and a Corporate Controller with SEC financial reporting experience;

  •
  hired additional finance and accounting personnel for our Pratt and Chattanooga facilities;

  •
  designated the Walter Industries audit committee, which is fully independent under New York Stock Exchange listing rules and the rules of the SEC, as our audit committee (in April 2006, the Company formed its own audit committee, which is fully independent under the New York Stock Exchange and SEC rules); and

  •
  began to implement an internal quarterly review plan to review higher risk areas in financial reporting, such as revenue recognition, inventory valuation and cash flow reporting.

        The Company continues to upgrade the knowledge of its finance staff by implementing on-going United States generally accepted accounting principles training programs, consisting of providing appropriate technical resources to our finance team and training on the use of such resources, conducting a series of training sessions for plant controllers, periodically distributing summaries of changes in accounting and reporting standards, and issuing and updating our accounting policies. Additionally, the Company terminated the former Chief Compliance Officer of Predecessor Mueller and reassigned those duties to the Director of Internal Audit. While significant improvements have been implemented, management believes that additional remediation is needed and will require changes in personnel, processes and procedures to ensure timely and accurate financial reporting on a sustainable basis.

        The Company believes the additional control procedures as designed, when implemented, will fully remediate the above material weakness.

  Changes in Internal Control Over Financial Reporting

        Except as described above, there were no changes in internal control over financial reporting during the quarter ended March 31, 2006, that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

BUSINESS

Overview

        We are a leading North American manufacturer of a broad range of water infrastructure and flow control products for use in water distribution networks, water and wastewater treatment facilities, gas distribution systems and fire protection piping systems. We believe we have the most comprehensive water infrastructure and flow control product line in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve. We maintain one of the largest installed bases of products in the United States, including, as of March 31, 2006, approximately three million fire hydrants and approximately nine million iron gate valves. Our products are specified for use in all of the top fifty metropolitan areas in the United States.

        Our large installed base, broad product range and well known brands have led to long-standing relationships with the key distributors in our industry. Our diverse end markets, extensive distributor and end-user relationships, acquisition strategy and leading market position have contributed to strong operating margins and sales growth. Our pro forma net sales and pro forma operating income for the twelve months ended September 30, 2005 were $1,747.0 million and $173.9 million, respectively. Our net sales and pro forma operating income for the six months ended March 31, 2006 were $915.3 million and $58.2 million, respectively. Our net sales and pro forma operating income for the six months ended March 31, 2005 were $807.2 million and $60.7 million, respectively. Our operations generate significant cash flow, which will provide us with flexibility in our operating and financial strategy.

        We manage our business and report operations through three segments, based largely on the products they sell and the markets they serve: Mueller®, U.S. Pipe® and Anvil®. The table below illustrates each segment's net sales to external customers for the six months ended March 31, 2006, as well as each segment's major products, brand names, market positions and end use markets.

	Mueller	U.S. Pipe	Anvil
		(dollars in millions)
Net sales for the six months ended March 31, 2006(a)	$373.5	$290.8	$260.2
	Mueller		U.S. Pipe*		Anvil
Selected Product Lines	•	Fire Hydrants (#1)	•	Ductile Iron Pressure	•	Pipe Fittings and
(Market Position in	•	Gate Valves (#2)		Pipe (#1)		Couplings (#1)
the U.S. and Canada)(b)	•	Butterfly and Ball Valves (#1)			•	Grooved Products (#2)
	•	Plug Valves (#2)			•	Pipe Hangers (#2)
	•	Brass Water Products (#2)
Selected Brand Names	•	Mueller®	•	U.S. Pipe®	•	Anvil®
	•	Pratt®	•	TYTON®	•	Beck™
	•	James Jones™	•	FIELD LOK®	•	Gruvlok®
			•	MJ FIELD LOK®
Primary End Markets	•	Water and Wastewater	•	Water and Wastewater	•	Fire Protection
		Infrastructure		Infrastructure	•	Heating, Ventilation
and Air Conditioning
("HVAC")
(a)
Includes intersegment sales of $9.2 million.

(b)
Market position information is based on management's estimates of the overall market size and of the market share of our principal competitors for the relevant product lines. Where available, the management estimates were based on data provided by third parties, including trade associations, distributors and customers. In other instances, the estimates were based upon internal analysis prepared by our employees and management based on their expertise and knowledge of the industry.

  Our segments are named after our leading brands in each segment:

  •
  Mueller.    Sales of our Mueller segment products are driven principally by spending on water and wastewater infrastructure upgrade, repair and replacement and new water and wastewater infrastructure. Mueller segment sales of hydrants and iron gate valves are estimated to be approximately 50% for new infrastructure, with the remainder for upgrade, repair and replacement. A significant portion of Mueller's sales are made through its broad distributor network. For most of our Mueller segment products, which are sold through independent distributors, end-users (principally municipalities) choose the brand or establish product specifications. We believe our reputation for quality, extensive distributor relationships, installed base and coordinated marketing approach have helped our Mueller segment products to be "specified" as an approved product for use in most major metropolitan areas throughout the United States. This specification and our relationships with end-users elevate the importance of our water and wastewater infrastructure products to our distributors.

  •
  U.S. Pipe.    U.S. Pipe products are sold primarily to water works distributors, contractors, municipalities, private utilities and other governmental agencies. A substantial percentage of ductile iron pressure pipe orders result from contracts that are bid by contractors or directly issued by municipalities or private utilities. To support our customers' inventory and delivery requirements, U.S. Pipe utilizes numerous storage depots throughout the country.

  •
  Anvil.    Anvil products are sold to a wide variety of end-users, which are primarily commercial construction contractors. These products are typically sold to our distributors through Anvil's four regional distribution centers located in Illinois, Nevada, Pennsylvania and Texas and through Anvil's Canadian distribution and sales division. A significant portion of Anvil products are used in the fire protection industry and in HVAC applications.

        We believe that our current network of independent flow control distributors is the largest such distribution network in the United States and Canada. We also have approximately 500 inside and outside sales and sale support personnel who work directly with end-users, including municipalities. Our products are sold to a wide variety of end-users, including municipalities, publicly and privately-owned water and wastewater utilities, gas utilities and construction contractors. We believe that our sales are substantially driven by: (1) spending on water and wastewater infrastructure upgrade, repair and replacement due to aging and outdated water distribution systems in North America; (2) new water and wastewater infrastructure, driven primarily by new residential construction; and (3) non-residential construction.

Industry Overview

        The North American water infrastructure and flow control industry consists of the manufacturers of valves, pipe, fittings, fixtures, pumps and seals. Growth in the sectors we serve is driven by the need to upgrade, repair and replace existing water and wastewater infrastructure, new residential construction activity and non-residential construction activity. Specifically, federal and state environmental regulations, such as the Clean Water Act and the Safe Drinking Water Act, are expected to drive growth in our industry over the next several years. We anticipate that sales related to water infrastructure upgrade, repairs and replacement may grow faster than the overall market for water infrastructure and flow control products as a result of the continued aging of municipal water systems in the United States and Canada, and the expanding base of water infrastructure and flow control installations. The ductile iron pipe business, however, is somewhat sensitive to economic cycles because of its partial dependence on the level of new construction activity and state, municipal and federal tax revenues to fund water projects.

  •
  Water and Wastewater Infrastructure Upgrades, Repairs and Replacement.    Much of the water distribution infrastructure in the United States is considered to be aging or in need of updating. Growth in the water and wastewater infrastructure upgrades, repairs and replacement sector is driven primarily by: (1) the growing installed base, as new infrastructure is put in place, creating a continuously growing base to facilitate future recurring revenues; (2) the age of existing systems; (3) the operating cost of systems; (4) general use of systems; (5) governmental budgetary constraints; and (6) changes in federal and state environmental regulations, including, most recently, the Clean Water Act and the Safe Drinking Water Act. In a November 2002 study, the Congressional Budget Office estimated that the average annual spending necessary to upgrade, repair and replace existing water and wastewater infrastructure will be between $24.6 billion and $41.0 billion a year over the ensuing 15 years. Although spending in this sector has been constrained in recent years as a result of budget limitations on state and local governments and the weak economic environment, we believe that this sector has begun to benefit from an improvement in the overall economy as state and local governments are addressing deferred infrastructure needs.

  •
  New Water and Wastewater Infrastructure.    Growth in the new water and wastewater infrastructure sector is mainly driven by new housing starts. According to the U.S. Census Bureau, housing starts in 2005 were 5.7% higher than in 2004. According to Freddie Mac, U.S. housing starts are projected to reach 1.9 million units by the end of 2006, which would represent the third best year for single-family housing construction in the last 25 years.

  •
  Non-Residential Construction.    Non-residential construction activity includes: (1) public works and utility construction; (2) institutional construction, including education, dormitory, health facility, public, religious and amusement construction; and (3) commercial and industrial construction. According to the U.S. Census Bureau, spending on U.S. private non-residential building construction grew 5.0% in 2005 relative to 2004. According to Moody's, spending on non-residential construction is expected to increase 6.1% in 2006.

Competitive Strengths

        We believe that we enjoy a number of important competitive strengths that drive our success and differentiate us from our competitors and support our market leadership, including:

  •
  Broad Range of Products and Leading Brands.    We believe that we have the most comprehensive water infrastructure and flow control product line in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve. For the fiscal year ended September 30, 2005 and the six months ended March 31, 2006, on a pro forma basis, approximately 74.1% and 73.9%, respectively, of our total sales were from products in which we believe we have the #1 or #2 market share in the United States and Canada. We believe we are one of the largest manufacturers of flow control products, including fire hydrants and gate valves, in the United States and Canada in the markets we serve. As of March 31, 2006, we were also one of the nation's largest producers of ductile iron pressure pipe based on industry shipping information provided by the Ductile Iron Pipe Research Association. Our brand names are highly recognized for quality and reliability.

  •
  Complete Water Transmission Solutions.    The combination of Predecessor Mueller and U.S. Pipe created an industry leading company with significant scale in water infrastructure and delivery systems and positions us as one of the largest suppliers to the water products sector with a strong platform to facilitate potential expansion into higher growth areas. Our broad product portfolio of engineered valves, hydrants, ductile iron pipe and pipe fittings provides distributors and end users with a comprehensive source of supply and creates a significant competitive advantage for our company.

  •
  Large and Growing Installed Base.    We maintain one of the largest installed bases of products in the United States, including, as of March 31, 2006, approximately three million fire hydrants and approximately nine million iron gate valves. We believe our large installed base enhances our competitive position and increases our importance to our distributors and end-users. Once our products are installed, it is difficult for an end-user to change to a competitive product due to the inventory of parts required to maintain multiple products and due to the life/safety nature of some of our products. To ensure consistency, end-users of our water infrastructure products often require that contractors use the same products that have been historically used in a municipality, or products with similar specifications. In addition, as water and wastewater distribution and treatment infrastructure is improved and expanded, we believe that spending on systems upgrades will increase. We believe we are positioned to benefit from this spending as our large installed base of products leads to repeat purchases by end-users for system maintenance and enhances the sale of our new parts.

  •
  Leading Specification Position.    Due to our strong brand name and our large installed base, our products are "specified" as an approved product for use in all of the top fifty metropolitan areas in the United States. The product specification approval process for a municipality generally takes a minimum of one year and there are approximately 55,000 municipal water systems in the United States. This strong specification position has contributed to long-standing relationships with all of the top distributors and creates a strong demand base for our products. For most of our water infrastructure products, including those which are sold through independent distributors, end-users choose the brand or establish product specifications, including required approvals from industry standard setting organizations. We leverage our strong brand reputation and installed base with a dedicated sales force that works directly with municipalities and other end-users to have our products specified by municipalities when awarding new construction contracts or major upgrade, repair or replacement projects. We believe that, because of this large installed base, as well as our brand recognition and reputation for quality, our products are specified more often than those made by our competitors.

  •
  Established and Extensive Distribution Channels.    We maintain strong, long-standing relationships with the leading distributors in our major markets throughout the United States and Canada. While we do not have long-term contracts with our distributors, we believe that our superior product quality and the technical support we provide allow us to enjoy long-term relationships with our network of over 5,000 independent distributor locations. The average relationship with our top ten distributors is over 20 years. In addition, we believe the breadth of our product offering and our ability to provide products throughout the United States and Canada have enabled us to strengthen our relationships with the leading independent distributors as they seek to simplify their procurement process and broaden their geographic reach. Home Depot (formerly Hughes Supply, Inc. and National Waterworks), one of our largest distributors, accounted for over 23% and 24%, respectively, of our consolidated pro forma net sales for the twelve months ended September 30, 2005 and for the six months ended March 31, 2006, and for over 27% and 29%, respectively, of our U.S. Pipe segment's net sales in the twelve months ended September 30, 2005 and in the six months ended March 31, 2006. Our acquisition of the assets of Star, an importer of piping products produced in China, India and Malaysia in 2004, has allowed us to provide both domestic and foreign sourced-piping systems products to our distributors. We believe that this has made us less susceptible to the increase in the spot price of steel scrap, which has doubled between 2002 and 2005.

  •
  Advanced, Low-Cost Manufacturing Capabilities.    We believe our historical capital investment in manufacturing technologies helps us reduce the costs of producing our cast, malleable and ductile iron and brass water and gas flow control products. We believe that we are the only company in North America that uses the technologically-advanced lost foam casting process to manufacture fire hydrant and iron gate valve castings, which significantly reduces the manual labor and machining time otherwise needed to finish cast products. Based on our experience, we believe that our lost foam process is significantly less costly than the traditional method utilized by our competitors. We believe that this has made us less susceptible to the increase in the prices of raw material over the last three years. In 2002, we completed a capital improvement plan, pursuant to which we invested $124.3 million from 2000 to 2002 to (i) implement new low cost manufacturing technologies, including our lost foam casting process and (ii) consolidate certain manufacturing facilities, including our Statesboro, Georgia foundry. We believe that the completion of this capital improvement plan improved the efficiency of our manufacturing processes and the quality of many of our products.

  •
  Highly Experienced, Proven Management Team.    We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our key markets. Our five most senior members of the management team have an average of over 20 years of experience in the flow control industry and have substantial experience in acquisition and integration of businesses, cost management rationalization and efficient manufacturing processes. The management team is led by Gregory E. Hyland, the Chairman, President and Chief Executive Officer, who has over 20 years of experience in the flow control industry.

Business Strategy

        Our business strategy is focused on sustaining our market leadership and competitive differentiation, while growing revenues and enhancing profitability. Key elements of our strategy include:

  •
  Capitalizing on Large, Attractive and Growing Water Infrastructure Industry.    We plan to capitalize on the expected water infrastructure market growth by leveraging our large and growing installed base, leading specification position, established and extensive distribution channels and a broad range of leading water infrastructure and flow control products. Much of the water distribution infrastructure in the United States is aging and in need of replacement or updating. In a November 2002 study, the Congressional Budget Office estimated that the average annual spending necessary to upgrade, repair and replace existing water and wastewater infrastructure will be between $24.6 billion and $41.0 billion a year over the next 15 years.

  •
  Achieving Ongoing Operating Synergies.    We continue to seek opportunities to rationalize our manufacturing facilities and use our significant manufacturing expertise to further reduce our cost structure. We have initiated a multi-pronged synergy plan designed to streamline our manufacturing operations, add incremental volume through combining sales efforts for complementary products and combine corporate-level functions to achieve operating efficiencies. In fiscal 2006, we expect to achieve integration synergies between our Mueller and U.S. Pipe segments by closing the U.S. Pipe Chattanooga, Tennessee production facility and integrating it into the Mueller Chattanooga and Albertville, Alabama production facilities. In addition, we have initiated the implementation of plant and distribution combination and production efficiency strategies within our Mueller and Anvil segments, and these efforts will continue through fiscal years 2006, 2007 and the beginning of 2008. Our Mueller segment sales force has begun to integrate U.S. Pipe products as complementary product offerings as part of their sales efforts. We also have begun to use the combined purchasing leverage of our Mueller, U.S. Pipe and Anvil segments to reduce raw material and overall product costs and to date, have entered into a steel scrap procurement agreement from our Mueller and U.S. Pipe segments. We expect that the full implementation of our synergy and rationalization plan by early fiscal 2008 will produce approximately $40-$50 million of ongoing incremental annual operating income.

  •
  Strengthening Relationship with Key Distributors.    We are focused on enhancing close relationships with the strongest and fastest growing distributors and on leveraging our extensive distributor network to increase sales of our existing products, introduce new products and rapidly expand sales of products of the businesses we acquire. The competitive environment for independent distributors has been and continues to be characterized by consolidation as distributors seek to broaden their geographical reach and achieve economies of scale. Our top distributors are growth oriented companies that have been among the leaders in this consolidation trend. By having strong relationships with distributors who are leading the consolidation, we believe we will benefit from their growth.

  •
  Continuing to Focus on Operational Excellence.    We will continue to pursue superior product engineering, design and innovation through our technologically-advanced manufacturing processes. We will also continue to evaluate sourcing products and materials internationally to lower our costs. We employ highly efficient manufacturing methods, such as lost foam casting and automated Disa® molding machinery, which are designed to continue to solidify our position as a low cost domestic producer of water infrastructure and flow control products.

  •
  Focused Acquisition Strategy.    Acquisitions are an important part of our growth strategy. Certain segments of the industry in which we compete are fragmented, providing for numerous acquisition opportunities. We will selectively pursue attractive acquisitions that enhance our existing product offering, enable us to enter new markets, expand our technological capabilities and provide synergy opportunities. Over the past five years, we have acquired and successfully integrated eight businesses within the water infrastructure and flow control markets. We intend to continue to selectively pursue acquisitions that will enhance our position as a complete water flow control and transmission solutions provider. Our recent acquisitions include Beck Manufacturing and Merit Manufacturing, each of which is a piping system components manufacturer (2001), Hydro Gate, a sluice gate valve manufacturer (2001), and Milliken Valve, a plug valve manufacturer (2003). In 2003, we acquired Jingmen Pratt, a machine shop in Hubei Province, China. In addition, we acquired Star in January 2004 to enter the market for lower-cost, foreign-produced products and to complement certain of our piping products produced in the United States and Canada. We have recently announced the acquisition of Hunt Industries, a manufacturer of water meter pits and water meter yokes, which further enhances our product offering.

  •
  Selectively Expanding Internationally.    We intend to expand our current international presence in sourcing and manufacturing products as well as in the sale of our products. We believe we can further utilize our current manufacturing facility in China to produce additional products. We are leveraging our Star operations, which we acquired in 2004 from Star Pipe, Inc., to establish a lead position in the United States for the import and sale of piping component products, including fittings and couplings manufactured in China, India and Malaysia. In addition, we expect to increase our international sales volumes, primarily in Europe and China by capitalizing on our existing brand recognition and customer relationships. For example, in Europe, we added two distributors for our European products. In China, we acquired Jingmen Pratt in 2003 and established a Shanghai office in July 2004, which we intend to use as a platform to explore sales opportunities for our products in this fast growing market.

Product Segments

        We believe that we are the broadest full-line supplier of flow control products for water and wastewater infrastructure systems and piping component systems in the United States and Canada. We have the capability to manufacture flow control products for water and gas systems, ranging from fire hydrants to 1/8 inch pipe fittings that connect pipes together to 10-foot engineered valves. Our principal products are fire hydrants, ductile iron pipe, water and gas valves and a complete range of pipe fittings, couplings, hangers and nipples. Our products are designed, manufactured and tested in compliance with industry standards.

        We manage our business and report operations through three reporting segments, based largely on the products they sell and the markets they serve. Our segments are named after lead brands in each segment: Mueller®, through which we sell our hydrants and valves and other water and wastewater infrastructure and gas distribution products described below under various brand names including Mueller®, Henry Pratt™, Hersey® and James Jones™; U.S. Pipe®, through which we sell ductile iron pipe under the brand name U.S. Pipe® and Anvil®, through which we sell our pipe fittings and couplings, pipe hangers, pipe nipples and related products under various brand names, including Anvil®, Beck™, Gruvlok® and Merit®.

        Gross sales amounts are shown in the Mueller, U.S. Pipe and Anvil Products sections below and exclude estimated cash discounts and rebates, which are deducted from net sales for financial reporting purposes.

Mueller Products

        Fire Hydrants.    We believe our Mueller segment is one of the largest manufacturers of dry-barrel fire hydrants in the United States and Canada. New fire hydrant and fire hydrant part sales accounted for approximately $161.0 million, $151.0 million and $125.0 million of our total sales in 2005, 2004 and 2003, respectively. Fire hydrants are sold for new water infrastructure development as well as water infrastructure rehabilitation projects. On October 26, 2005, Walter Industries announced plans to close the U.S. Pipe Chattanooga, Tennessee plant and transfer the valve and hydrant production of that plant to Mueller's Chattanooga and Albertville, Alabama plants during our 2006 fiscal year. After October 3, 2005, the Mueller segment will include results from operations from sales of hydrants previously manufactured by U.S. Pipe.

        Our fire hydrants consist of an above-ground fire hydrant and a below-ground cast iron pipe that connects to a water main. In dry-barrel hydrants, the valve connecting the barrel of the hydrant and the water main is located below ground at or below the frost line, which keeps the hydrant "dry" and the water source deep enough to ensure that the water does not freeze. We market dry-barrel fire hydrants with the Mueller and U.S. Pipe brand names in the United States and the Mueller and Canada Valve brand names in Canada, and manufacture them in our Albertville, Alabama and Milton, Ontario facilities. We also make a limited number of wet barrel hydrants, where the valve is placed inside the above-ground hydrant and the barrel contains water in it at all times. Wet barrel hydrants are made for the California and Hawaii markets and sold under the James Jones brand name.

        Most municipalities have a limited number of hydrant brands that are approved for installation within their system due to the need to maintain inventories of spare parts for emergency repairs and the desire to ensure a uniform system. We believe that our large installed base of hydrants throughout the United States and Canada and our reputation for superior quality and performance, together with our incumbent specification position, have contributed to our leading market share based on the estimated market share of our key products. Our large installed base of approximately three million hydrants also leads to recurring revenue.

        Water and Gas Valves and Related Products.    We believe our Mueller segment has the broadest product line of valves for residential water and gas systems and that we are one of the largest manufacturers of butterfly valves and water gate valves in the United States and Canada. Water and gas valves and related products accounted for approximately $473.0 million, $437.0 million and $381.0 million of our sales in 2005, 2004 and 2003, respectively. Our significant industry-leading market position is the result of our strong brand recognition, superior quality and specification acceptance. On October 26, 2005, Walter Industries announced plans to close the U.S. Pipe Chattanooga, Tennessee plant and transfer the valve and hydrant production of that plant to Mueller's Chattanooga facility and Albertville, Alabama plants during our 2006 fiscal year. The eventual closure of the Chattanooga plant will occur sometime in 2006. The Chattanooga pre-tax closing costs that were recorded during the six months ending March 31, 2006 consist of $17.8 million of long-lived asset write-offs, a $7.6 million inventory absorption loss, a $10.7 million charge to write inventory down to fair value, $3.4 million for severance costs, $3.9 million related to pension and other post retirement benefit obligations and an environmental charge of $2.1 million. The Company expects to recognize additional severance expense during the third quarter of 2006 in the amount of $0.2 million. In addition, the Company anticipates additional environmental-related charges of $1.3 million and a $0.6 million charge to increase the pension and postretirement benefit obligations to be recognized in fiscal 2006. Once the manufacturing of these products is transferred to Mueller, the Mueller segment will include the results of operations from sales of valves previously manufactured by U.S. Pipe.

        All of our valve products are used to control transmission of potable water, non-potable water or gas. Our product line includes butterfly, gate, tapping, check, plug and ball valves. Water valve products range in size from 3/4 inch to 10 feet. The smaller iron gate-type valves are produced by our Chattanooga, Tennessee plant and the larger iron butterfly valves are produced by our Henry Pratt subsidiary in Dixon, Illinois. Brass valves are produced in our Decatur, Illinois and El Monte, California plants. Most of these valves are used in water distribution.

        We produce small iron valves, meter bars, and line stopper fittings for use in gas systems in our Decatur, Illinois and Brownsville, Texas plants. We also manufacture machines and tools for tapping, drilling, extraction, installation and stopping-off. These machines and tools are designed to work with our water and gas fittings and valves as an integrated system. We believe that we are one of the largest manufacturers in the line stopper fittings and machines sector in the United States and Canada.

        Other Mueller Products.    Other Mueller segment products include: pipe repair products, such as repair clamps and couplings used to repair leaks in water and gas distribution systems; municipal castings, such as manhole covers and street drain grates; and patterns used by the foundry and automotive industries. We market these products under the Mueller®, Mueller Canada™, James Jones™, and Viking Johnson® brand names. These products accounted for $57.0 million, $47.0 million and $45.2 million of Mueller segment sales in 2005, 2004 and 2003, respectively.

U.S. Pipe Products

        U.S. Pipe manufactures and sells a broad line of ductile iron pressure pipe, restraint joints, fittings and other cast iron products. Founded in 1899 and headquartered in Birmingham, Alabama, it is one of the nation's largest producers of ductile iron pressure pipe based on industry shipping information provided by the Ductile Iron Pipe Research Association. In the nine months ended September 30, 2005 and in the years ended December 31, 2004 and 2003, net sales and revenues amounted to $456.9 million, $578.4 million and $465.4 million, respectively. These sales also reflect sales of valves and hydrants that were transferred to our Mueller segment in December 2005.

        U.S. Pipe manufactures and markets a complete line of ductile iron pipe ranging from 4" to 64" in diameter as well as various metric sizes, in lengths up to 20 feet. Ductile iron pressure pipe is used primarily for drinking (potable) water distribution systems, small water system grids, reinforcing distribution systems (including looping grids and supply lines) and is used for major water and wastewater transmission and collection systems.

Anvil Products

        Pipe Fittings and Couplings.    We are one of the largest manufacturers of threaded and grooved pipe fittings and couplings in the United States and Canada. Pipe fittings and couplings join two pipes together. Listed below are the four primary categories of pipe fittings and couplings that we manufacture.

        Malleable Iron Fittings and Unions.    Malleable iron fittings and unions accounted for $66.0 million, $66.0 million and $69.0 million of Anvil's sales in 2005, 2004, and 2003, respectively. Malleable iron is a cast iron that is heat-treated to make it stronger, which allows us to use a thinner wall and results in a lighter product. Malleable iron is primarily used to join pipe in various gas, plumbing and HVAC applications. We manufacture these products at our Columbia, Pennsylvania foundry.

        Cast Iron Fittings.    We believe we are one of the largest manufacturers of cast iron fittings in the United States. Cast iron fittings accounted for approximately $33.0 million, $32.0 million and $32.0 million of Anvil's sales in 2005, 2004, and 2003, respectively. Cast iron is the most economical threaded fittings material and is typically used in low pressure applications such as sprinkler systems and other fire protection systems. We manufacture cast iron fittings primarily in our Columbia, Pennsylvania foundry. We believe that the substantial majority of our cast iron product is used in the fire protection industry, with the remainder used in steam and other HVAC applications.

        Threaded Steel Pipe Couplings.    We believe we are one of the largest manufacturers of threaded steel pipe couplings in the United States and Canada. Threaded steel pipe couplings accounted for $35.0 million, $33.0 million and $25.0 million of Anvil's sales in 2005, 2004 and 2003, respectively. Threaded steel pipe couplings are used in the plumbing and electrical markets to join pipe and conduit and by pipe mills as threaded end protectors. We manufacture steel couplings at our Waynesboro, Pennsylvania and Simcoe, Ontario facilities.

        Grooved Products.    We believe we are one of the largest manufacturers of grooved products in the United States and Canada. Sales of grooved products were approximately $53.0 million, $56.0 million and $52.0 million in 2005, 2004 and 2003, respectively. Unlike typical pipe connections, where pipes are connected by screwing them into a fitting or welding them together, grooved products use a threadless pipe-joining method that does not require welding. We manufacture our grooved couplings and fittings under the Gruvlok® name in our Columbia, Pennsylvania foundry. In addition, we purchase privately labeled products to complement our grooved product offerings including grooved copper and stainless steel fittings. These additional purchased products complement our offering of grooved products and enable us to better serve our customers' project requirements. Purchased products accounted for $17.0 million, $17.0 million and $15.0 million of Anvil's grooved product sales in 2005, 2004 and 2003, respectively.

        In connection with the August 1999 sale of the Predecessor Mueller business by Tyco to our prior owners, Anvil entered into a five-year agreement that granted Tyco the exclusive right to distribute our Gruvlok® products in Europe, Asia and Latin America. That agreement expired in August 2004 and we have begun to engage new distributors for these products in Europe, which we view as a growth opportunity.

        Pipe Hangers.    We believe we are one of the largest manufacturers of pipe hangers in the United States and Canada. Anvil's annual hanger sales were approximately $45.0 million, $39.0 million and $42.0 million in 2005, 2004 and 2003, respectively. Pipe hangers provide support for pipes and are used in sprinkler systems, HVAC applications and in power and petrochemical plants. We manufacture our standard pipe hangers in Henderson, Tennessee and Columbia, Pennsylvania and we produce special order, or engineered, pipe hangers in North Kingston, Rhode Island. We have retained a strong core engineering staff and believe that we are the leader in technical competency in this sector.

        Pipe Nipples.    We believe we are also one of the largest manufacturers of pipe nipples in the United States and Canada. Anvil's sales of pipe nipples were approximately $62.0 million, $53.0 million and $46.0 million in 2005, 2004 and 2003, respectively. The pipe nipple product line is a complementary product offering and is packaged (1) with cast iron for the fire protection market, (2) with malleable iron for the industrial market, (3) with our forged steel product line and (4) as a general plumbing market item.

        We produce the majority of our pipe nipple products at Beck Manufacturing's facilities in Greencastle, Pennsylvania and Santa Fe Springs, California. Seamless pipe nipples are produced at our Longview, Texas facility. Pipe nipples for the Canadian market are manufactured at our Simcoe, Ontario facility.

        Other Piping System Products.    In addition to our key products that we have described above, we sell (1) products sourced outside the United States and Canada through our Star business, which we acquired in January 2004, (2) products that we purchase from third parties and (3) many other products that we manufacture, including (A) oilfield products, such as forged steel pipe fittings, hammer unions, bull plugs and swage nipples which are used to connect pipes in oil and gas applications and (B) electrical products, such as PVC conduit couplings and elbows used to carry wire and cable in electrical applications. Sales of purchased products by our Anvil segment were approximately $146.0 million, $118.0 million and $86.0 million in 2005, 2004 and 2003, respectively, and sales of our other manufactured products were approximately $74.0 million, $58.0 million and $54.0 million in 2005, 2004 and 2003, respectively.

Sales, Marketing and Distribution

Mueller Products

        Our Mueller segment sells its products to a wide variety of end-users, including municipalities, publicly and privately owned water and wastewater utilities, gas utilities and construction contractors. These products are usually sold to our distributors; distributors then sell these products to contractors who have won a contract to construct, replace or upgrade a water, wastewater or gas system for an end-user or non-residential facility. In some cases, end-users of Mueller segment products, including municipalities and utilities, buy products directly from Mueller, most often as part of a program to repair, replace or upgrade existing infrastructure. Sales of our Mueller segment products are heavily influenced by the specifications in those contracts.

        Mueller has a sales force of approximately 85 dedicated employee sales representatives in the field and about 75 non-employee manufacturers' representatives as well as a team of approximately 110 in-house marketing and sales professionals. Our field sales and manufacturers representatives call on municipalities, water companies and other end-users to ensure that Mueller products, or the corresponding quality standards, are specified. In addition, to ensure consistency, municipalities often require that contractors use the same products that have been historically used in that municipality.

        For the Mueller segment, the large installed base, broad product range and well known brands have led to our strong, long-standing relationships with all of the leading distributors in the industries Mueller serves. For most of the Mueller segment products, which are sold through independent distributors, end-users choose the brand or establish product specifications. We generally ship Mueller products, including hydrants and water and gas valves, directly to distributors carrying these products from our plants. Mueller's distribution network covers all of the major markets in the United States and Canada. We typically do not have long-term contracts with our distributors, although we have long-term relationships with most of our top distributors. The top three distributors for Mueller accounted, in the aggregate, for approximately 45% of our sales in 2005. The loss of any one of these distributors could have a material adverse effect on our business. See "Risk Factors—Risks Relating to Our Business—We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure."

U.S. Pipe Products

        U.S. Pipe products are sold primarily to water works distributors, contractors, municipalities, private utilities and other governmental agencies. A substantial percentage of ductile iron pressure pipe orders result from contracts that are bid by contractors or directly issued by municipalities or private utilities. An increasing portion of ductile iron pressure pipe sales is made through independent water works distributors. U.S. Pipe maintains numerous supply depots in leased space throughout the country, which are used as a source of pipe for start-up projects, to support ongoing projects and to aid in completing projects.

        U.S. Pipe has a sales force of approximately 50 dedicated employee sales representatives in the field and about 30 inside sales representatives and sales engineers who sell pipe products throughout the United States. The organization is divided into four geographic territories each managed by a regional sales manager. International orders are sold directly by U.S. Pipe sales personnel as well as through third-party representatives.

        U.S. Pipe has one customer, Hughes Supply, Inc. (which has been recently acquired by Home Depot), with whom we do not have a written contract, that represents 27%, 28% and 24% of net sales for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively. We believe the loss of this single customer could have a material adverse effect on the results of operations of the Company. See "Risk Factors—Risks Relating to Our Business—We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure."

  Anvil Products

        Our Anvil segment sells its products to a wide variety of end-users, including, primarily, commercial construction contractors. These products are typically sold to our distributors through Anvil's four regional distribution centers located in key geographic areas throughout the United States and through Anvil's Canadian distribution and sales division. We generally ship Anvil segment products, including pipe fittings, couplings, hangers and nipples, from our plants to four regional service centers that we operate in the United States, and we ship products from these distribution centers to distributors carrying these products. Our regional service centers are strategically located to provide 24-hour delivery to the majority of the Anvil customers. In addition, we operate 22 smaller warehouses throughout the United States and Canada and one in Europe to support the Anvil segment operations. We have historically stocked some products manufactured by third parties in these distribution centers in order to provide a broader product offering. In 2005 products manufactured by third parties accounted for approximately 32% of total sales for the Anvil Segment. We reduced the scope of the offering of Anvil products purchased from third parties in the United States, which are lower margin. However, we continue to sell a broad range of purchased products in Canada.

        Most of Anvil segment products are not specified. Anvil's sales force of approximately 100 dedicated employee sales representatives in the field and about 130 in-house marketing and sales professionals markets Anvil products to distributors. Sales of Anvil products are generally influenced by the distributors, as end-user customers will buy from a distributor's available offerings based on price and quality.

        Anvil generally does not have long-term contracts with any distributors, although Anvil has long-term relationships with most of our top distributors. The top three distributors for Anvil accounted, in the aggregate, for approximately 14% of Anvil's sales in 2005. The loss of any one of these distributors could have a material adverse effect on our business. See "Risk Factors—Risks Relating to Our Business—We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure."

        Sales of Anvil products to domestic customers, including Canadian customers, accounted for 98% of Anvil's sales for fiscal year 2005, representing 41% of our overall sales for 2005.

Backlog

        Except for our U.S. Pipe segment, our backlog is not significant. Our Mueller and Anvil segments generally manufacture products from raw materials in stock and deliver them to customers within approximately two weeks from receipt of the order, depending upon customer delivery specifications. U.S. Pipe has a significant backlog. At March 31, 2006, U.S. Pipe had a backlog of pressure pipe, valves and hydrants and fittings of $72.0 million, compared to $81.0 million at September 30, 2005 and $91.0 million at December 31, 2004. Backlog is considered firm, except for $21.0 million at March 31, 2006 which is based on a customer's letter of intent. The ductile iron pipe business is generally sensitive to economic recession because of its partial dependence on the level of new construction activity and state, municipal and federal tax revenues to fund water projects. However, certain aspects of U.S. Pipe's operations have in the past helped to reduce the impact of downturns in new construction. First, U.S. Pipe's products have experienced a strong level of demand in the replacement market, in part driven by mandates from the Safe Drinking Water Act. U.S. Pipe believes that growth of the replacement market will accelerate as a result of anticipated major expenditures by government entities, such as the New York, Boston, Washington, D.C., Atlanta and Philadelphia municipalities, to rehabilitate aging or inadequate water transmission systems. Although U.S. Pipe does not now have contracts with any of these municipalities for large-scale infrastructure replacement, U.S. Pipe believes that it is well positioned to take advantage of this opportunity because of U.S. Pipe's relationships with these municipalities and because of U.S. Pipe's significant market position in the ductile iron pipe industry. Second, U.S. Pipe's Burlington, New Jersey plant is adjacent to the northeastern market with its significant replacement potential and its operations in the south are located in areas of steady economic growth. The west coast, served by the Union City, California plant, has a critical shortage of water for many of the large metropolitan areas that will require major transmission pipelines in the future. Because freight costs for pipe are high, locations close to important markets lower transportation costs, thereby making U.S. Pipe's products more competitive.

Manufacturing

  Mueller

        Our Mueller segment operates 18 manufacturing facilities in the United States, Canada and China. Their manufacturing operations include foundry, machining, fabrication, assembly, testing and painting operations. We believe that our existing manufacturing capacity is sufficient for our near-term requirements and we have no current plans to expand capacity. However, we plan to maximize operational efficiencies throughout all of our plants, and may relocate certain manufacturing operations to other facilities as part of these plans. These actions may result in future facility closures.

        Mueller foundries use two casting techniques, green sand and lost foam. At present, we utilize the lost foam technology for hydrants in our Albertville, Alabama facility and for gate valve production in their Chattanooga, Tennessee facility. The lost foam process has several advantages over the green sand process for high-volume products, including the need for less manual finishing, lower scrap levels and the ability to reuse the sand. The selection of the appropriate casting method, pattern, core-making equipment, sand and other raw materials depends on the final product and its complexity, specifications, and function as well as intended production volumes.

  U.S. Pipe

        Our U.S. Pipe segment operates 5 manufacturing facilities in the United States, which primarily manufacture ductile iron pressure pipe. We believe U.S. Pipe's manufacturing capacity is sufficient for our near-term requirements and we have no current plans to expand capacity. However, we do plan to close the U.S. Pipe Chattanooga, Tennessee manufacturing facility and plan to transfer substantially all of its production to existing Mueller plants in Chattanooga, TN and Albertville, AL. U.S. Pipe utilizes the DeLavaud centrifugal casting process which consists of introducing molten iron into a rapidly turning steel mold and relying on the centrifugal force to uniformly distribute the iron around the inner surface of the mold to produce high-quality ductile iron pressure pipe.

  Anvil

        Our Anvil segment operates 11 manufacturing facilities. Anvil employs highly automated Disa® molding machines to produce products in its Columbia, Pennsylvania foundry facility.

Raw Materials

        Our products are made from several basic raw materials, including sand, resin, brass ingot, steel pipe, and scrap steel and iron. These materials are readily available and are competitively priced. Historically, we have been able to obtain an adequate supply of raw materials and do not anticipate any shortage of these materials.

        We generally purchase raw materials at spot prices and generally do not have the ability to hedge our exposure to price changes. Our business could be adversely affected by increases in the cost of our raw materials, as we may not be able to fully pass these costs on to our customers. An increased worldwide demand for steel scrap, the raw material from which our threaded and grooved pipe fittings as well as all iron valves and hydrants are made, has increased the spot price of steel scrap used by Mueller and Anvil from an average price per ton of $156 for the fiscal year ended September 30, 2003 to an average of approximately $330 per ton for the fiscal year ended September 30, 2005. Management estimates that raw materials and purchased components used in the manufacturing processes of Mueller and Anvil currently account for approximately 18% of the cost of goods sold for Mueller and Anvil due to increasing raw material prices.

        The spot price of scrap metal used by U.S. Pipe has increased from approximately $162 per ton in January 2004 to approximately $206 per ton in September 2005. Management estimates that scrap metal and ferrous alloys used in the U.S. Pipe manufacturing process accounted for up to 40% of the U.S. Pipe cost to manufacture ductile iron pipe for the nine months ended September 30, 2005.

        We increased prices to our customers during the 2002 to 2005 time period to mitigate the effect of these cost increases. We can give no assurances that the price of steel scrap will remain at the current pricing levels or that we will be able to increase prices to our customers to offset any future cost increases. See "Risk Factors—Risks Relating to Our Business—Our business is subject to risk of price increases and fluctuations and delay in the delivery of raw materials and purchased components."

Research and Development

        We have a dedicated team of research and development ("R&D") professionals, who focus on the development of new products as well as on the support, modification and improvement of existing products. Presently, we employ 35 people, including 19 degreed professionals (metallurgists and engineers), dedicated to R&D activities. Our R&D efforts are operated primarily out of our facility in Smithfield, Rhode Island. In addition, our U.S. Pipe segment employs an R&D team in its facility in Bessemer, Alabama.

        Ideas are generated by manufacturing, marketing or R&D personnel. In order for a project to move beyond the idea stage, all three disciplines must agree on the suitability of the product and determine an estimated payback. After the approval, it typically takes 6 to 12 months to tool, test and start production. The R&D team typically works on various products at one time.

        Our Mueller and Anvil segments incurred R&D expenditures of approximately $4.8 million, $4.4 million and $4.7 million in fiscal years 2005, 2004 and 2003, respectively. U.S. Pipe's total R&D expenditures were approximately $0.4 million for the nine months ended September 30, 2005, and were $1.5 million for both calendar years 2004 and 2003.

Patents, Licenses and Trademarks

        We have a significant number of active patents and trademarks relating to the design of our products and trademarks for our brands and products. Most of the patents for technology underlying our products have been in the public domain for many years, and existing third-party patents are not considered, either individually or in the aggregate, to be material to our business. However, the pool of proprietary information, consisting of know-how and trade secrets relating to the design, manufacture and operations of our products is considered particularly important and valuable. We generally own the rights to the products that we manufacture and sell and are not dependent in any material way upon any license or franchise to operate. U.S. Pipe has granted numerous trademark licenses around the world with respect to its uniform family of ductile pipe accessories, such as joint restraint systems.

Seasonality

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Effect of Inflation; Seasonality."

Competition

        The domestic and international markets for flow control products are competitive. However, for most of our product offerings, there are only a few competitors. Although many of our competitors are well-established companies with strong brand recognition, we believe that we maintain a strong competitive position for each of our key product offerings. Management considers product quality, service, brand recognition, price, effectiveness of distribution and technical support to be primary competitive factors.

        The competitive environment for our Mueller segment products is mature and stable with limited movement in market share over time. Management believes that our Mueller hydrants and valves enjoy strong competitive positions based largely on their quality and dependability. The principle competitors for Mueller segment hydrants and iron gate valves are McWane, Inc. and American Flow Control. The primary competitors for Mueller's brass products are A.Y. McDonald, Ford Meter Box and Cambridge Brass.

        The ductile iron pressure pipe industry, in which U.S. Pipe operates, is highly competitive, with a small number of manufacturers of ductile iron pressure pipe and fittings. Major competitors of U.S. Pipe include McWane, Inc., Griffin Ductile Iron Pipe Company and American Cast Iron Pipe

Company. Additional competition for ductile iron pressure pipe comes from pipe composed of other materials, such as polyvinylchoride (PVC), high density polyethylene (HDPE), concrete, fiberglass, reinforced plastic and steel. Although ductile iron pressure pipe is typically more expensive than competing forms of pipe, customers chose ductile iron for its quality, longevity, strength, ease of installation and lack of maintenance problems.

        The market for Anvil segment products is highly competitive, price sensitive and vulnerable to the increased acceptance of foreign products. For domestic manufacturing and sales, Anvil's primary competitor for malleable and cast iron fittings is Ward Manufacturing; for ductile and grooved fittings, Anvil's significant competitors are Victaulic and Tyco Engineered Products; and for pipe hangers, Anvil's principle competitors are ERICO, Tolco/Nibco and Michigan Hanger Company. Anvil products have mechanical and industrial applications, such as HVAC systems, and fire protection applications, such as sprinkler systems. We estimate that 72% of these products are used in mechanical applications and the remainder in fire protection systems. While the mechanical market has generally resisted acceptance of foreign products, the fire protection market has broadly accepted foreign products as a substitute for domestic piping system products. Fire protection products are sold primarily on price and are sold at lower prices by foreign manufacturers.

Environmental Matters

        We are subject to various laws and regulations relating to health, safety and the protection of the environment. These laws relate to, among other things, worker health and safety and the use, discharge and disposal of regulated substances and wastewater generated during our manufacturing processes. As a result, we are required to obtain and maintain air, storm water, wastewater and other permits at many of our facilities, and make certain regular reports to federal, state and local agencies regarding our operations. We cannot assure you that we will not incur material fines, penalties, costs or liabilities in connection with such requirements or a failure to comply with them. While we currently incur capital and other expenditures to comply with these environmental, health and safety laws, these laws may become more stringent and our processes may change. Therefore, the amount and timing of such expenditures in the future may vary substantially from those currently anticipated.

        U.S. Pipe has implemented an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup, and U.S. Pipe has completed, and has received final approval on, the soil cleanup required by the ACO. U.S. Pipe is continuing to address ground water issues at this site. Further remediation could be required. These remediation costs are expected to be minimal. Long-term ground water monitoring will be required to verify natural attenuation. It is not known how long ground water monitoring will be required. Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

        The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the EPA, the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. Currently, U.S. Pipe has been identified as a potentially responsible party ("PRP") by the EPA under CERCLA with respect to cleanup of lead and other hazardous substances in Anniston, Alabama. U.S. Pipe is among many PRP's at such site and a significant number of the PRP's are substantial companies. The

PRP's have negotiated an administrative consent order ("ACO") with the EPA and the PRP's have agreed to divide clean-up costs pro-rata subject to later adjustment based on the relative contribution by each PRP to the contamination. Management estimates the Company's share of liability for cleanup, after allocation among several PRPs, will be approximately $4.0 million, which was accrued in 2004. Management does not believe that U.S. Pipe's share of any liability under the ACO will have a material adverse effect on the financial condition of the Company, but could be material to results of operations in future reporting periods. In addition, civil litigation is ongoing with respect to this site, including a suit by another PRP for contribution and a putative class action alleging personal injury. See "—Legal Proceedings" for descriptions of these civil lawsuits.

        Anvil International, entered into a consent order with the Georgia Department of Natural Resources regarding various alleged hazardous waste violations at the Statesboro, Georgia site formerly operated by Anvil. Pursuant to the consent order, Anvil has agreed to pay a settlement amount of $100,000, comprised of a $50,000 monetary fine and $50,000 towards a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the foundry and its landfill. The total costs are estimated to be approximately $1.2 million and $1.4 million. The Company maintains an adequate reserve to cover these estimated costs.

        On April 22, 2004, the EPA issued final National Emissions Standards for Hazardous Air Pollutants (NESHAP's) under the federal Clean Air Act for iron and steel foundries. The NESHAP for iron and steel foundries will require reductions in hazardous air pollutant emissions by the industry. In addition, other NESHAP's apply to painting operations at our foundries. While we are in the process of analyzing the impact these standards may have on us and our future financial results, we expect we will need to incur additional and possibly material costs to comply with the regulations with respect to Mueller's Albertville, Alabama and Chattanooga, Tennessee facilities and may need to incur additional and possibly material costs with respect to Anvil's Columbia, Pennsylvania facility. In addition, to comply with the applicable standard for iron and steel foundries, we anticipate that we will incur approximately $10.0 million in capital costs through December 2007 at the U.S. Pipe facilities located in Bessemer, Alabama, North Birmingham, Alabama, Union City, California, and Burlington, New Jersey. See "Risk Factors—Risks Relating to Our Business—Environmental, health and safety laws and regulations could subject us to liability for fines, clean-ups and other damages, require us to incur significant costs to modify our operations and increase our manufacturing costs," "Risk Factors—Risks Relating to Our Business—Our brass valve products contain lead, which may replaced in the future," "Risk Factors—Risks Relating to Our Business—Certain of our brass valve products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products" and "Risk Factors—Risks Relating to Our Business—We rely on Tyco to indemnify us for certain liabilities and there is a risk that Tyco may become unable or may fail to fulfill its obligations."

        Although we now produce a small amount of no-lead brass products, most of our brass valve products contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in water infrastructure products offered for sale in California. Some of our subsidiaries have entered into settlement agreements with these environmental advocacy groups to modify products or offer substitutes for sale in California. Legislation to substantially restrict lead content in water infrastructure products has been introduced in the United States Congress. Congress or state jurisdictions other than California may enact legislation similar to Proposition 65 to restrict the content of lead in water products, which could require us to incur additional capital expenses to modify our production. To date, we have undertaken a capital project to implement a no-lead brass production line that will require us to incur approximately $8 million in incremental capital spending over the next two years. In addition, advocacy groups or other parties may file suit against us under Proposition 65 or under new, similar legislation adopted in other jurisdictions that could result in additional costs in connection with marketing and selling our brass products in California or in such other jurisdictions.

        In the acquisition agreement pursuant to which Tyco International ("Tyco") sold Predecessor Mueller to its prior owners in August 1999, Tyco agreed to indemnify the Company and its affiliates for all "Excluded Liabilities". Excluded Liabilities include, among other things, substantially all liabilities relating to the time prior to the August 1999 Tyco transaction. The indemnity survives indefinitely and is not subject to any deductibles or caps. However, the Company may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by the Company or the operation of its business after the August 1999 Tyco transaction, nor does it cover environmental liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco Transaction.

        Some environmental laws require investigation and cleanup of environmental contamination at properties we now or previously owned, leased or operated. Some of our operations (in particular, operations at our manufacturing facilities) have been conducted at their current locations for many years. The processes at these and our other facilities currently and historically have involved the storage and use of regulated substances on-site or in underground storage tanks and the related generation of solid and hazardous waste disposed of off-site or in on-site solid waste landfills. Remediation projects are being undertaken at a handful of our sites by third parties who have indemnified us. We have received notices from third parties or governmental agencies of liability or potential liability in connection with our off-site disposal of solid and hazardous substances relating to our current and former operations. While we currently anticipate that expenditures relating to these sites will not be material, we may receive additional notices and the amount and timing of expenditures relating to known or unknown sites may vary substantially from those currently anticipated. In addition, we also may be subject to claims for property damage, personal injury, natural resource damages or other issues as a result of such matters.

        See "—Legal Proceedings" for descriptions of material litigation and other legal proceedings relating to environmental matters.

Regulatory Matters

        The production and marketing of our products is subject to the rules and regulations of various federal, state and local agencies, including laws governing our relationships with distributors. Regulatory compliance has not had a material effect on our results to date. We are not aware of any pending legislation that is likely to have a material adverse effect on our operations. See "—Legal Proceedings," "Risk Factors—Risks Relating to Our Business—Our brass valve products contain lead, which may replaced in the future" and "Risk Factors—Risks Relating to Our Business—Certain of our brass valve products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products."

Employees

        We employ approximately 7,000 people, of whom approximately 90% work in the United States. The hourly employees at our principal United States manufacturing plants and foundries in Albertville, AL, Bessemer, AL, North Birmingham, AL, El Monte, CA, Union City, CA, Aurora, IL, Decatur, IL, Dixon, IL, Burlington, NJ, Columbia, PA, Chattanooga, TN, Houston, TX, and Henderson, TN are represented by unions, as are the hourly employees at two of our four distribution centers. Our operations in Canada at St. Jerome, Milton and at Simcoe are also unionized.

        The contracts with our union employees at our eight largest manufacturing facilities expire at different times: Chattanooga in September 2006, Decatur in June 2007, Bessemer in October 2007, Union City in December 2007, Burlington and Columbia in April 2008, Albertville in September 2008 and North Birmingham in January 2009. We have concluded effects bargaining with the unions represented at the U.S. Pipe Chattanooga, Tennessee facility with regard to the plant closure.

        Union contracts at other Mueller and Anvil facilities expire as follows: Aurora in August 2007, Henderson in December 2007, El Monte in July 2008, Simcoe in November 2008 and Houston in January 2009.

        In addition, approximately 125 of our employees are represented by various unions at our Anvil facilities located in British Columbia, Montreal, Quebec, Bloomington, MN, Bristol, PA, Cincinnati, OH, Taylor, MI, and University Park, IL.

        We believe that relations with our employees, including those represented by unions, are good. The last major union strike was in 1989 at the U.S. Pipe Bessemer, Alabama facility. The strike lasted six weeks.

Geographic Information

        More than 98% of our sales for fiscal year 2005 are to our U.S. and Canadian customers.

Properties

        The following chart describes our principal properties.

Mueller Segment

Location	Activity	Size (sq. ft.)	Owned or Leased
Albertville, AL	Foundry, fabrication, machine shop	358,000	Leased
Aurora, IL	Fabrication, machine shop	146,880	Owned
Bethlehem, PA	Fabrication, machine shop	104,000	Leased
Brownsville, TX	Machine shop	48,540	Leased
Chattanooga, TN	Foundry, fabrication, machine shop	578,164	Owned
Chattanooga, TN	Machine shop	26,500	Leased
Cleveland, NC	Machine shop	190,000	Owned
Cleveland, TN	Fabrication, machine shop	70,000	Owned
Decatur, IL	Foundry, fabrication, machine shop, headquarters	467,044	Owned
Dixon, IL*	Fabrication, machine shop	146,880	Owned
El Monte, CA	Foundry, fabrication, machine shop	64,000	Owned
Hammond, IN	Fabrication, machine shop	51,160	Owned
Jingmen, China	Machine shop	154,377	Owned
Milton, Ontario*	Machine shop	127,000	Leased
Murfreesboro, TN	Assembly	11,400	Owned
Murfreesboro, TN	Fabrication, assembly	12,000	Leased
Salem, VA	Fabrication	5,250	Leased
St. Jerome, Quebec	Foundry, machine shop	55,000	Owned

U.S. Pipe Segment

Location	Activity	Size (sq. ft.)	Owned or Leased
Birmingham, AL	Administrative headquarters	66,000	Owned
Bessemer, AL	Foundry, machine shop	648,000	Owned
N. Birmingham, AL	Foundry, machine shop	360,000	Owned
Union City, CA	Foundry, machine shop	139,000	Owned
Burlington, NJ	Foundry, machine shop, assembly	329,000	Owned
Chattanooga, TN*	Foundry, machine shop, assembly	712,000	Owned

*
To be closed in fiscal 2006

Anvil Segment

Location	Activity	Size (sq. ft.)	Owned or Leased
Aurora, OH	Pipe cutting, machine shop	39,650	Leased
Columbia, PA	Foundry, galvanizing, painting, assembly, machine shop	663,000	Owned
Greencastle, PA	Bending, pipe cutting, machine shop	132,743	Owned
Henderson, TN	Stamping, fabrication, assembly, machine shop	236,479	Owned
Houston, TX	Machine shop	45,988	Owned
Longview, TX	Assembly, machine shop	95,650	Owned
North Kingstown, RI	Painting, fabrication, assembly, machine shop	121,000	Leased
Pottstown, PA	Forming, fabrication, assembly, machine shop	46,000	Owned
Santa Fe Springs, CA	Pipe cutting, machine shop	37,815	Leased
Simcoe, Ontario	Fabrication, machine shop	145,000	Owned
Waynesboro, PA	Pipe cutting, machine shop	72,836	Owned

        Our leased properties have terms that expire between March 2006 and February 2014.

        We also operate four leased regional distribution centers in the United States for our Anvil products. See "Business—Sales, Marketing and Distribution." The United States centers are located in University Park, Illinois; Sparks, Nevada; Bristol, Pennsylvania; Grand Prairie, Texas and have lease terms that expire between January 2006 and December 2013. In addition, we operate 24 smaller warehouses throughout the United States and Canada to support our Anvil operations.

        We consider our plants and equipment to be well-maintained and believe our plants will have sufficient capacity to meet our present and anticipated future needs for the next five years. All of our domestic facilities, leases and leasehold interests are encumbered by liens securing our obligations under the 2005 Mueller Credit Agreement.

Legal Proceedings

        We are involved in various legal proceedings which have arisen in the normal course of our operations, including the proceedings summarized below. The effect of the outcome of these matters on the Company's future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. Other than the litigation described below, we do not believe that any of our outstanding litigation would have a material adverse effect on our business, operations or prospects.

        U.S. Pipe has implemented an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup. U.S. Pipe has completed, and has received final approval for the soil cleanup required by the ACO. U.S. Pipe is continuing to address ground water issues at this site. Further remediation could be required. These remediation costs are expected to be minimal. Long term ground water monitoring will be required to verify natural attenuation. It is not known how long ground water monitoring will be required. Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

        The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the EPA, the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources.

        Currently, U.S. Pipe has been identified as a potentially responsible party ("PRP") by the EPA under CERCLA with respect to cleanup of hazardous substances in Anniston, Alabama. U.S. Pipe is among many PRP's at such sites and a significant number of the PRP's are substantial companies. The PRP's have negotiated an Administrative Order of Consent ("ACO") with the EPA and the PRP's have agreed to divide clean-up costs pro-rata subject to later adjustment based on the relative contribution by each PRP to the contamination. Management estimates the Company's share of liability for cleanup after allocation among the several PRPs, will be approximately $4.0 million which was accrued in 2004. Management does not believe that U.S. Pipe's share of any liability under the ACO will have a material adverse effect on the financial condition of the Company, but could be material to results of operations in future periods.

        Solutia, Inc. and Pharmacia Corporation ("Solutia") filed suit against United States Pipe and Foundry Company and Walter Industries on January 5, 2003 (Solutia, Inc. and Pharmacia Corporation v. United States Pipe and Foundry Company, Walter Industries, Inc., et al, Case No. CV-03-PWG-1345-E) in US District court for the Northern District of Alabama. This is a civil action for contribution and cost recovery by Solutia with respect to costs incurred and to be incurred in performing remediation of polychlorinated biphenyls ("PCB") and heavy metals mandated by EPA in Anniston, Alabama with respect to the ACO described above. The ACO provides protection against contribution claims by third parties, such as Solutia. Management believes that the likelihood of liability in the contribution litigation is remote.

        Walter Industries, Inc. and United States Pipe and Foundry Company have been named in a suit filed by Isaiah Evans on April 8, 2005 (Isaiah Evans et al v. Walter Industries, Inc., United States Pipe and Foundry Company, Inc., et al, Case No. CV:05-258) in the Circuit Court of Calhoun County, Alabama. This is a purported civil class action case filed against 18 foundries in the Anniston, Alabama area alleging state law tort claims in the creation and disposal of foundry sand alleged to contain lead and PCB's. The plaintiffs are seeking damages for personal injury and property damage. This matter is still in early stages of litigation and no substantive discovery has taken place yet. In addition, management believes that both procedural and substantive defenses would be available to us should this class action proceed. Accordingly, management believes that, presently, there is no reasonable procedural or factual basis for management to form a view with respect to the probability of liability in this matter.

        The Los Angeles Department of Water and Power, ex rel. Nora Armenta ("Armenta") filed suit against our subsidiaries, James Jones Company, Mueller Co. et al. (Superior Court, Los Angeles County, California; Case No. BC 173487) on June 27, 1997. In a related case, on September 15, 2004, the City of Banning and other California municipalities (collectively, "City of Banning") filed suit against the Company's subsidiary, James Jones Company et. al., (Superior Court, Los Angeles County; Case No. BC 321513). The Armenta matter is a false claims lawsuit brought on behalf of cities, water districts and municipalities against our James Jones Company subsidiary alleging that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages relating to the repair and replacement of the water systems to remove the allegedly non-conforming parts. Our subsidiary, Mueller Co., which had also been named as a defendant in the Armenta matter, brought a summary judgment motion and was dismissed from this litigation in January 2004. On September 15, 2004, the Armenta trial court ruled against the intervention of approximately 30 municipalities that had failed to intervene within the time deadlines previously specified by the court. The trial court also ruled that the majority of municipalities that had purchased James Jones products from contractors or distributors, were not in privity with the James Jones Company and were not entitled to punitive damages. Following the Armenta Court's ruling, on September 15, 2004, the water districts and municipalities filed the City of Banning action against the James Jones Company and Watts (former parent company of James Jones Company), alleging fraud and intentional misrepresentation. This lawsuit is based on the same underlying facts as the Armenta lawsuit. Any liability associated with these lawsuits is covered by the Tyco indemnity, and the defense is being paid for and conducted by Tyco, all in accordance with the indemnity obligation of Tyco described below.

        In the acquisition agreement pursuant to which Tyco International sold Predecessor Mueller to its prior owners in August 1999, Tyco agreed to indemnify the Company and its affiliates for all "Excluded Liabilities." Excluded Liabilities include, among other things, substantially all liabilities relating to the time prior to the August 1999 Tyco transaction. The indemnity survives indefinitely and is not subject to any deductibles or caps. However, the Company may be responsible for these liabilities in the event that Tyco ever becomes financially unable to or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover liabilities to the extent caused by the Company or the operation of its business after the August 1999 Tyco transaction, nor does it cover liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco transaction.

        Some of our subsidiaries have been named as defendants in a small number of asbestos-related lawsuits. We do not believe these lawsuits, either individually or in the aggregate, are material to our financial position or results of operations.

        The Issuer and its subsidiaries are parties to a number of other lawsuits arising in the ordinary course of their businesses. We provide for costs relating to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the our future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While the results of litigation cannot be predicted with certainty, the we believe that the final outcome of such other litigation will not have a materially adverse effect on our consolidated financial statements.

MANAGEMENT

        The following table sets forth the name, age, as of May 1, 2006, and position of each of our executive officers and directors.

Name	Age	Position
Gregory E. Hyland	55	Chairman of the Board of Directors, President and Chief Executive Officer
Dale B. Smith	61	Chief Operating Officer and Chief Executive Officer, Mueller Group
Ray Torok	59	President, U.S. Pipe
Thomas E. Fish	52	President, Anvil
Doyce Gaskin	50	Vice President, Manufacturing
Jeffery W. Sprick	38	Chief Financial Officer
Victor P. Patrick	48	Vice President and Secretary
William F. Ohrt	57	Vice President
Joseph J. Troy	42	Vice President
Donald N. Boyce	68	Director
Howard L. Clark	62	Director
Jerry W. Kolb	70	Director
Joseph B. Leonard	62	Director
Mark J. O'Brien	63	Director
Bernard G. Rethore	64	Director
Neil A. Springer	68	Director
Michael T. Tokarz	56	Director

        Gregory E. Hyland has served as Chairman of the Board of Directors since October 2005 and as President and Chief Executive Officer since January 2006. Mr. Hyland has also served as Chairman, President and Chief Executive Officer of Walter Industries since September 2005. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. since June 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder since October 2004. Between the period December 2003 to September 2004, Mr. Hyland was not employed. He was President of the Industrial Products Segment for Textron, Inc. from February 2002 to August 2003 and Chairman and Chief Executive Officer of Textron Golf, Turf and Specialty Products from January 2001 to January 2002. From September 1997 to December 2000, Mr. Hyland served as President of the Engineered Products Group, Flow Control Division of Tyco International. Mr. Hyland is a graduate of the University of Pittsburgh, where he earned his bachelor's and master of business administration degrees.

        Dale B. Smith has been Chief Operating Officer since January 2006. From October 2005 to April 2006, Mr. Smith served as a member of our board of directors. He is also Chief Executive Officer of Mueller Group, a position he has held since August 1999. Prior to that time, Mr. Smith served as Executive Vice President of our subsidiary Mueller Co. from June 1994 to August 1999, Executive Vice President of Finance for Tyco Europe from 1992 to 1994, Director of Mergers and Acquisitions for Tyco from 1988 to 1992, Director of Mergers and Acquisitions for Grinnell Corp. from 1986 to 1988, Chief Financial Officer of Ludlow Corp. (a Tyco Company) from 1983 to 1986 and Corporate

Controller for Grinnell Corp. from 1981 to 1983. From 1971 to 1981, Mr. Smith was employed by Price Waterhouse & Co. as a certified public accountant. Mr. Smith graduated from Middlebury College with an A.B. in Economics in 1967 and received an M.B.A. in Finance and Accounting from the University of Rochester in 1971.

        Ray Torok has been President of our U.S. Pipe segment since July 2004. Before joining U.S. Pipe, from May 2003 to December 2003, he was interim President at Golden Casting Corporation, a foundry operation producing highly engineered precision castings and from October 1998 to February 2003, he was President and Chief Executive Officer of Cold Metal Products, a steel production company.

        Thomas E. Fish has served as President of our Anvil segment since 2000. From January 2005 through November 2005, Mr. Fish served as Mueller's Interim Chief Financial Officer. Mr. Fish served as Vice President of Manufacturing for Grinnell Corp. from 1996 to 1999, Vice President of Finance and Administration for Grinnell Corp. from 1992 to 1996, Corporate Controller for Grinnell Corp. from 1984 to 1992 and Director of Internal Audit for Grinnell Fire Protection Systems from 1982 to 1984. Mr. Fish was employed by Price Waterhouse & Co. from 1976 to 1982 as a certified public accountant. Mr. Fish graduated from the University of Rhode Island with a B.S. in accounting in 1976.

        Doyce Gaskin has served as Predecessor Mueller's Vice President, Manufacturing since February 1999. He served as Plant Manager, Chattanooga from 1996 to 1999 and as Manufacturing Manager, Albertville from 1994 to 1996. Prior to that time, Mr. Gaskin held a variety of positions at Mueller's Albertville Plant, including Maintenance & Plant Engineering Manager (3 years), Maintenance Superintendent (8 years) and Production Supervisor (8 years). Mr. Gaskin graduated from Snead State with an Associates Degree in Business Administration/Management in 1988.

        Jeffery W. Sprick has served as our Chief Financial Officer since November 2005. Prior to November 2005, Mr. Sprick served as Senior Vice President and Controller of Walter Industries. From April 2002 to August 2005 Mr. Sprick served as Vice President of Corporate Accounting of Walter Industries. Prior to joining Walter Industries in April 2002, Mr. Sprick was a senior manager of PricewaterhouseCoopers, where he was employed from 1989 until March 2002. Mr. Sprick holds a bachelor's degree in business administration from the University of Michigan.

        Victor P. Patrick is a Vice President of the Company. From October 2005 to April 2006, Mr. Patrick served as a member of our board of directors. Mr. Patrick also serves as Senior Vice President, General Counsel and Secretary of Walter Industries, which positions he has held since 2002. Before joining Walter Industries, Mr. Patrick was Vice President, Secretary and Deputy General Counsel for Honeywell International Inc. from 1994. Prior to joining Honeywell, Mr. Patrick was an associate in the Washington, D.C. and Brussels, Belgium offices of the Cleary, Gottlieb, Stein & Hamilton law firm. Mr. Patrick holds a bachelor's degree from Princeton University and a law degree from Harvard Law School.

        William F. Ohrt is a Vice President of the Company. From October 2005 to April 2006, Mr. Ohrt served as a member of our board of directors. Mr. Ohrt also serves as Executive Vice President and Chief Financial Officer of Walter Industries, which positions he has held since January 2001. Mr. Ohrt joined Walter Industries from Dura Automotive Systems, Inc., where he served as Vice President and Chief Financial Officer from December 1999. He previously worked at Navistar, ITT Industries and AlliedSignal. A certified public accountant, Mr. Ohrt began his career at the Detroit offices of PricewaterhouseCoopers. He earned his bachelor's degree in accounting from Wayne State University in 1975 and an MBA in finance from the University of Detroit in 1981.

        Joseph J. Troy is a Vice President of the Company. From October 2005 to April 2006, Mr. Troy served as a member of our board of directors. Mr. Troy has been Senior Vice President, Financial Services, of Walter Industries since April 2002. In this position, Mr. Troy oversees Walter Industries' Financial Services Group, where he is President of Mid-State Homes, Inc. and Chief Executive Officer of Walter Mortgage Company since 2001. He also oversees Walter Industries' merger and acquisition activities as well as investor relations. Prior to rejoining Walter Industries in November 2000 as Senior Vice President and Treasurer, Mr. Troy was Executive Vice President and Chief Financial Officer of Gold Standard Multimedia, Inc., a high-tech provider of pharmaceutical information. From 1998 through 2000, Mr. Troy served as Walter Industries' Vice President—Treasurer. Previously, he was Senior Vice President—Corporate Finance for the Global Finance Division of NationsBank. Mr. Troy earned his MBA, along with a bachelor's degree in business administration, from Loyola College of Baltimore.

        Donald N. Boyce has been a member of our board of directors since April 2006. He was a director of Walter Industries from August 1998 to April 2006. Mr. Boyce was appointed Interim Chairman of the Board of Walter Industries, President and Chief Executive Officer of Walter Industries on August 3, 2000 and resigned as President and Chief Executive Officer on November 2, 2000. He resigned from the position of Chairman of the Board as of March 1, 2002. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation from April 1, 1999 until March 31, 2000 and was Chairman of the Board of Directors, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 31, 1999.

        Howard L. Clark, Jr. has been a member of our board of directors since April 2006. He has been a director of Walter Industries since March 1995. Mr. Clark has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Mr. Clark also is a director of Lehman Brothers Inc., United Rentals, Inc. and White Mountains Insurance Group, Ltd.

        Jerry W. Kolb has been a member of our board of directors since April 2006. He has been a director of Walter Industries since June 2003. Mr. Kolb retired as a Vice Chairman of Deloitte & Touche LLP in 1998, a position he held since 1986. He also is a director of The Mid-America Group.

        Joseph B. Leonard has been a member of our board of directors since April 2006. He has been a director of Walter Industries since June 23, 2005. Mr. Leonard has been Chairman and Chief Executive Officer of AirTran Holdings, Inc. since January 1999 and served as President of AirTran Holdings, Inc. from January 1999 through January 2001. From 1993 to 1998, Mr. Leonard served in various executive capacities for AlliedSignal, Inc. and its Aerospace division, last serving as the President and Chief Executive Officer of marketing, sales and service of AlliedSignal Aerospace and Senior Vice president of AlliedSignal, Inc. during 1998. From 1991 to 1993, Mr. Leonard served as Executive Vice President of Northwest Airlines, Inc. Prior to that, Mr. Leonard served in various executive positions for Eastern Airlines, Inc. from 1984 to 1990, as Assistant Vice President, aircraft maintenance for American Airlines, Inc. from 1982 to 1984 and in various maintenance and quality control positions for Northwest Airlines, Inc. from 1969 to 1982.

        Mark J. O'Brien has been a member of our board of directors since April 2006. He has been a director of Walter Industries since June 23, 2005. Since March 2, 2006, Mr. O'Brien also serves as Chairman and Chief Executive Officer of Walter Industries' Homes Business. Mr. O'Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm, since September 2004. Mr. O'Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003.

        Bernard G. Rethore has been a member of our board of directors since April 2006. He has been a director of Walter Industries since March 2002. He has been Chairman of the Board Emeritus of Flowserve Corporation since April 2000. From January 2000 to April 2000 he served as Flowserve Corporation's Chairman. He had previously served as Chairman and Chief Executive Officer of Flowserve Corporation from July 1997 to January 2000 and held the additional title of President from October 1998 to July 1999. Mr. Rethore is a director of Belden CDT, Inc. and Dover Corp.

        Neil A. Springer has been a member of our board of directors since April 2006. He was a director of Walter Industries from August 2000 to April 2006. Mr. Springer is managing director of Springer & Associates LLC which was established in 1994. Mr. Springer also is a director of IDEX Corporation and CUNA Mutual Insurance Group.

        Michael T. Tokarz has been a member of our board of directors since April 2006. He has been a director of Walter Industries since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of IDEX Corporation, Conseco, Inc. and MVC Capital, Inc.

  Executive Compensation

        The aggregate remuneration during 2003, 2004 and 2005 of the Chief Executive Officer and the four other most highly compensated executive officers of the issuer whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 2005, is set forth in the following table. The individuals named in the table will be referred to as our named executive officers:

							Long Term Compensation
	Annual Compensation									Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options		Long Term Incentive Plan Payouts	All Other Compensation
Dale B. Smith President and Chief Executive Officer	2005 2004 2003	$379,167 350,000 350,000		$3,373,920 2,245,320 1,273,327	410,332	(4) (5) (5)	— — —	— — —		— — —	— — —
Thomas E. Fish Interim Chief Financial Officer and President, Anvil Segment(1)	2005 2004 2003	262,500 245,000 245,000		874,700 378,800 158,600	112,293	(4) (5) (5)	— — —	— — 157,500	(6)	— — —	— — —
George P. Bukuras Vice President, Chief Compliance Officer, General Counsel and Secretary(1)	2005 2004 2003	210,417 200,000 198,333	(2)	468,600 311,850 176,851		(5) (5) (5)	— — —	— — —		— — —	— — —
Darrell Jean Vice President, Business Development(1)	2005 2004 2003	200,000 188,333 177,500	(3)	468,600 561,330 318,332	107,278	(4) (5) (5)	— — —	— — 157,500	(6)	— — —	— — —
Doyce Gaskin Vice President, Manufacturing	2005 2004 2003	176,667 165,000 158,333		534,927 450,847 284,326	103,617	(4) (5) (1)	— — —	— — 157,500	(6)	— — —	— — —

(1)
Mr. Fish served as our Interim Chief Financial Officer from January 27, 2005 until November 7, 2005, and effective March 1, 2005, Mr. Fish's base salary was increased to $275,000. Mr. Jean served as our Chief Financial Officer through January 26, 2005. From February 18, 2005 until November 30, 2005, Mr. Jean served as our Vice President, Business Development. As of November 30, 2005, Mr. Jean's employment by us was terminated. Effective November 4, 2005, Mr. Bukuras's employment by us was terminated.

(2)
In connection with the termination of Mr. Burkuras' employment, effective as of November 4, 2005, Mr. Burkuras was entitled to a lump sum severance payment under his existing employment agreement in an amount equal to 18 months of his then-current base salary and 150% of the bonus paid to him in fiscal year 2005. Payment of the severance was deferred for 6 months after his termination date as a result of the application of Section 409A of the Code.

(3)
In connection with the termination of Mr. Jean's employment, effective as of November 4, 2005, Mr. Jean was entitled to severance payments under his existing employment agreement in an amount equal to the greater of: (a) the sum of his unpaid salary (at an annual rate of $200,000) and annual bonus (only if and to the extent bonus is paid to other senior executives of Mueller Group) through December 31, 2007, and (b) 18 months of salary at $200,000 per year plus 150% of the bonus for the 2005 fiscal year. Payment of the severance was deferred for 6 months into 2006 as a result of the application of Section 409A of the Code.

(4)
Other annual compensation includes, among other items, compensation payments made to current employees and directors to offset additional taxes owed by them as a result of the revaluation of compensation paid in Mueller Water stock in 2004 as follows: Mr. Smith, $386,538; Mr. Fish, $98,696; Mr. Jean, $98,696; and Mr. Gaskin, $98,696.

(5)
The amount is less than $50,000 and 10.0% of annual compensation for that individual.

(6)
Shares of Predecessor Mueller.

Stock Option and Stock Appreciation Rights

        No grants of stock options to purchase shares of our common stock or stock appreciation rights were made to our named executive officers during the fiscal year ended September 30, 2005.

Exercises and Holdings of Stock Options and Stock Appreciation Rights

        None of our named executive officers held stock options or stock appreciation rights at year-end and none exercised stock options to purchase shares of our common stock or stock appreciation rights during the fiscal year ended September 30, 2005.

Long-Term Incentive Plan Awards

        We did not have any long-term incentive plans during the fiscal year ended September 30, 2005.

Pension Plan

        None of our named executive officers participate in any defined benefit pension plan. Our named executive officers participate in either our 401(k) plan or the Walter Industries, Inc. 401(k) plan, under which they receive matching company contributions in accordance with the terms of the applicable plan.

Stock Option and Incentive Plans

  2006 Stock Incentive Plan

        Our board of directors and stockholders approved the form of the 2006 Stock Incentive Plan on April 26, 2006. The following description of the 2006 Stock Incentive Plan is a summary of the key terms of the 2006 Stock Incentive Plan. The full text of the 2006 Stock Incentive Plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Purpose.    The purpose of the 2006 Stock Incentive Plan is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of stock-based awards. These awards are intended to tie the interests of participants directly to stockholder interests and encourage individual and collective behavior that enhances our success as a business. The provisions of the 2006 Stock Incentive Plan, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain the Company's competitive ability to attract, retain and motivate participants for the benefit of the Company and our stockholders.

        Eligibility.    Generally, all of the employees (including executive officers), members of our board of directors, and consultants of the Company, its designated subsidiaries, and its affiliates are eligible to participate in the 2006 Stock Incentive Plan. Directors, employees and consultants subject to the rules or laws of a foreign jurisdiction that prohibit or make their participation impractical are not eligible to participate.

        Types of Stock-Based Awards.    The types of stock-based awards that will be available for grant under the 2006 Stock Incentive Plan (described in more detail below) are:

  •
  incentive stock options;

  •
  nonstatutory stock options;

  •
  restricted stock bonuses;

  •
  restricted stock purchase rights;

  •
  stock appreciation rights;

  •
  phantom stock units;

  •
  restricted stock units;

  •
  performance share bonuses; and

  •
  performance share units.

        Share Reserve.    A total of 8,000,000 of our shares of our Series A common stock will be reserved for issuance under the 2006 Stock Incentive Plan. Not more than 1,250,000 shares of our Series A common stock may be issued under the 2006 Stock Incentive Plan pursuant to incentive stock options. Shares of Series A Common stock covered by awards under the 2006 Stock Incentive Plan that expire, are canceled, or otherwise terminate prior to being exercised or redeemed in full, or are repurchased or reacquired by us prior to vesting, will again be available for grant under the 2006 Stock Incentive Plan.

        Section 162(m) Limit.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), permits performance-based compensation that meets the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1.0 million paid to certain specified senior executives. So that income that is recognized with respect to options and other stock awards may qualify for full deductibility to the Company under Section 162(m), the 2006 Stock Incentive Plan limits awards to individual participants to no more than 1,000,000 shares of our Series A common stock subject to awards payable in shares (or with a value in excess of $5.0 million for awards payable in cash) during any fiscal year, except for new employees, who may receive an award covering up to an additional 300,000 shares of our Series A common stock (or if the award is payable in cash, with a value not to exceed $5.0 million) if such award is in connection with his or her initial service.

        Adjustments by our Board of Directors.    The number of shares issued or reserved pursuant to the 2006 Stock Incentive Plan, the share limits on grants of options and/or other stock awards to a given participant, and the number of shares subject to, and the exercise or base price for, outstanding awards, is subject to adjustment as determined by our board of directors on account of mergers, consolidations, reorganizations, recapitalizations, reincorporations, stock splits, spin-offs, stock dividends, extraordinary dividends and distributions, liquidating dividends, combinations or exchanges of shares, changes in corporate structure or other transactions which similarly affect our Series A common stock.

        Administration of the 2006 Stock Incentive Plan.    As authorized by the 2006 Stock Incentive Plan, our board of directors expects to delegate administration of the 2006 Stock Incentive Plan to the compensation committee. The plan administrator has the authority to perform the following actions, among other actions:

  •
  designate participants in the 2006 Stock Incentive Plan;

  •
  determine the type(s), number of shares, terms and conditions of awards, as well as the timing and manner of grant, subject to the terms of the 2006 Stock Incentive Plan;

  •
  interpret the 2006 Stock Incentive Plan and establish, adopt or revise any rules and regulations to administer the 2006 Stock Incentive Plan; and

  •
  make all other decisions and determinations that may be required under the 2006 Stock Incentive Plan.

        Options.    Options granted under the 2006 Stock Incentive Plan will generally have an exercise price that is at least equal to 100% of the fair market value of our Series A common stock on the date the option is granted. To the extent permitted in his or her option agreement and to the extent permitted by law, an option holder may exercise an option by payment of the exercise price in a number of different ways, including: (1) in cash or by check; (2) pursuant to a "same day sale" program; (3) by the surrender of shares of, or attestation of ownership of, our Series A common stock already owned by the option holder; (4) by reduction of our liability to the option holder; or (5) by some combination of the above. It is expected that options will generally vest in equal annual installments over three years. Unless the option holder's option agreement provides otherwise, options will expire, to the extent unexercised, ten years from the date of grant. Unless the option holder's option agreement provides otherwise, in the event of the option holder's termination of service, the option holder (or in the event of death, the holder's beneficiary or successor) will have up to three months (two years on account of disability, death, or retirement) from termination of service to exercise vested options.

        Awards to Non-Employee Directors.    A director who is not an employee of ours (an "Eligible Director") will be eligible to receive stock-based awards of our Series A common stock in connection with joining the board of directors. The board of directors, in its sole discretion, will determine the number of shares subject to, and the other terms governing, these initial stock-based awards. This initial stock-based award will be made automatically on the date that the Eligible Director commences service as a member of our board of directors and will vest in accordance with the stock award agreement. Normally, stock options that are included in the initial stock-based award will vest in equal annual installments over three years. Each Eligible Director will also receive an annual stock-based award on the date the Eligible Director is re-elected to the board, provided that he or she has served as a director for a period of at least six months prior to re-election. The board of directors, in its sole discretion, will determine the number of shares subject to this annual stock-based award and the other terms governing the stock-based award. These annual stock-based awards will vest in accordance with the terms of the stock award agreement. Stock options included in both the initial stock-based award and the annual stock-based award will have an exercise price that is at least equal to 100% of the fair market value of our common stock on the date of grant. In the event that the stock-based award holder's status as an Eligible Director terminates for any reason other than disability or death, the stock-based award holder will generally have up to three months from termination to exercise any vested options that he or she has. If the Eligible Director's service is terminated due to disability or death, the stock-based award holder, or the holder's beneficiary or successor (as applicable) will generally have up to two years from termination to exercise vested options within the stock-based award. In no event will the options that are part of the stock-based award expire later than ten years from the date of grant. In addition, upon the termination of an Eligible Director's service by reason of his or her retirement, all of his or her then-outstanding initial and annual awards will become fully vested and exercisable.

        Restricted Stock Bonuses and Performance Share Bonuses.    Restricted stock bonuses and performance share bonuses are grants of our Series A common stock generally not requiring any monetary consideration (other than payment of the par value of the shares of our Series A common stock to the extent required by law), but subject to restrictions as determined by the plan administrator.

Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those restrictions are met. The vesting of restricted stock bonus awards will generally be based on the participant's continuous service; the vesting of performance share bonus awards will generally be based on the achievement of certain performance criteria, as determined by the plan administrator. If the vesting of a restricted stock bonus award is based on the participant's continuous service, such restricted stock bonus generally will not fully vest in less than three years; a performance share bonus award generally will not fully vest in less than one year. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at the same price paid to us, if any, by the participant.

        Restricted Stock Purchase Rights.    Restricted stock purchase rights entitle a participant to purchase shares of our Series A common stock. The purchase price will be determined by the plan administrator but will generally be at least 100% of the fair market value of our Series A common stock on the date of such award. Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those restrictive conditions are met. The vesting of restricted stock purchase rights will be determined by the plan administrator for each grant. In the event a participant's continuous service terminates, all unvested shares as of the date of termination may be repurchased by us at the same price paid to us by the participant.

        Stock Appreciation Rights.    The plan administrator may grant stock appreciation rights independently of, or in connection with, an option grant. The base price per share of a stock appreciation right generally will be at least 100% of the fair market value of our Series A common stock on the date of grant. Generally, each stock appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one share of Series A common stock over (2) the base price, multiplied by (b) the number of shares of our Series A common stock covered by the stock appreciation right being redeemed. To the extent a stock appreciation right is granted concurrently with an option grant, the redemption of the stock appreciation right will proportionately reduce the number of shares of Series A common stock subject to the concurrently granted option. Payment shall be made in shares of Series A common stock or in cash, or a combination of both, as determined by the plan administrator.

        Phantom Stock Units.    A phantom stock unit is the right to receive the value of one share of Series A common stock, redeemable upon terms and conditions set by the plan administrator. Distributions upon redemption of phantom stock units may be in shares of Series A common stock valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the plan administrator.

        Restricted Stock Units and Performance Share Units.    The plan administrator may also award restricted stock units or performance share units, both of which entitle the participant to receive the value of one share of common stock per unit no earlier than the time the unit vests, with delivery of such value (distributed in shares of Series A common stock or in cash) on a date chosen by the participant. For restricted stock units, vesting will generally be based on the participant's continuous service; for performance share units, vesting will generally be based on the achievement of certain performance criteria, as determined by the plan administrator. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares of Series A common stock subject to one of these awards as of the date of termination will be subject to our reacquisition at the same price paid to us, if any, by the participant.

        Transferability.    Unless otherwise determined by the plan administrator or provided for in a written agreement setting forth the terms of an award, awards granted under the 2006 Stock Incentive Plan will not be transferable other than by will or by the laws of descent and distribution.

        Change of Control.    In the event of a change of control, as defined in the 2006 Stock Incentive Plan, other than dissolution, our board of directors may provide for (1) the assumption or continuation of any stock awards outstanding under the Plan, (2) the issuance of substitute awards that will substantially preserve the terms of any awards, (3) a cash payment in exchange for the cancellation of an award or (4) the termination of an award upon the consummation of the change of control. Furthermore, at any time our board of directors may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, unless our board determines otherwise, all outstanding awards will terminate immediately prior to dissolution.

        Amendment or Termination.    Our board of directors may amend, suspend, or terminate the 2006 Stock Incentive Plan in any respect at any time, subject to stockholder approval if such approval is required by applicable law or stock exchange rules. However, no amendment to the 2006 Stock Incentive Plan may generally materially impair any of the rights of a participant under any awards previously granted without his or her written consent.

        Term.    Unless earlier terminated by the board of directors, the 2006 Stock Incentive Plan will expire on the tenth anniversary of the date of board approval. No awards will be granted under the Plan after that date.

        Outstanding Awards.    As of the date of the registration statement of which this prospectus is a part, no stock options or other equity-based awards had been granted and no shares of our Series A common stock had been issued under the 2006 Stock Incentive Plan. In connection with this offering, and upon the effectiveness of the registration statement, we anticipate granting restricted stock unit awards covering shares of our Class A common stock with an aggregate value of approximately $18.6 million (valued at the initial public offering price per share) to approximately 31 members of our management team, with all these awards cliff vesting at the end of three years of service.

        We anticipate that grants of such restricted stock unit awards to our named executive officers will cover an aggregate of not more than 650,000 shares of our Series A common stock. In addition, we anticipate granting stock options to purchase approximately 10,100 shares of our Series A common stock to each of our directors (other than Mr. Hyland) under our 2006 Stock Incentive Plan in connection with this offering and in lieu of an initial equity award that a director might otherwise be entitled to as described above. These options will vest over three years and will have an exercise price equal to the initial public offering price.

        Other future grants under the 2006 Stock Incentive Plan will be made at the discretion of the Committee, and, accordingly, are not yet determinable. In addition, benefits under the 2006 Stock Incentive Plan will depend on a number of factors, including the fair market value of the Company's common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2006 Stock Incentive Plan.

        In addition, we anticipate that any stock awards held by our employees that are denominated in shares of Walter Industries common stock will be converted into an equivalent award denominated in our Series A common stock following Walter Industries' distribution of our Class B common stock to its shareholders. Upon conversion, the new awards will generally preserve the value, terms and conditions of the original awards to the greatest extent permitted by applicable law and the terms of the 2006 Stock Incentive Plan.

  2006 Employee Stock Purchase Plan

        Our board of directors and stockholders approved the form of the 2006 Employee Stock Purchase Plan on April 26, 2006. The following description of the 2006 Employee Stock Purchase Plan is a summary of the key terms of the 2006 Employee Stock Purchase Plan. The full text of the 2006

Employee Stock Purchase Plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Purpose.    The 2006 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, (the "Code") and provides our employees with an opportunity to purchase shares of our common stock through payroll deductions.

        Share Reserve.    A maximum of 4,000,000 shares of the Company's Series A common stock may be issued under the 2006 Employee Stock Purchase Plan. The number of shares of Series A common stock issued or reserved pursuant to the 2006 Employee Stock Purchase Plan and the number of shares subject to, and the exercise price of, outstanding awards is subject to adjustment, as determined by the board of directors, on account of stock splits, stock dividends and other dilutive changes in our shares of Series A common stock. The shares may consist of unissued shares, treasury shares or shares purchased on the open market.

        Administration.    As authorized by the 2006 Employee Stock Purchase Plan, our board of directors expects to delegate administration of the 2006 Stock Incentive Plan to the compensation committee. The plan administrator has the authority to make rules and regulations for the administration of the 2006 Employee Stock Purchase Plan and its interpretations and decisions with regard to the 2006 Employee Stock Purchase Plan is final and binding on all parties.

        Eligibility.    Generally, all regular employees of the Company and its designated subsidiaries whose customary employment is for at least 20 hours per week will be eligible to participate in the 2006 Employee Stock Purchase Plan, unless employees own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiary. However, employees subject to the rules or laws of a foreign jurisdiction that prohibit or make their participation impractical are not eligible to participate.

        Participation in the Plan.    Eligible employees may participate in the 2006 Employee Stock Purchase Plan by electing to participate in a given offering period pursuant to procedures set forth by the plan administrator. A participant's election to participate in the 2006 Employee Stock Purchase Plan will continue until the participant makes a new election, or withdraws from an offering period or the 2006 Employee Stock Purchase Plan.

        Payroll Deductions.    Participants may elect to deduct from 1% to 10% of their base cash compensation, excluding bonuses, stock compensation income and other forms of extraordinary compensation. The maximum number of shares of Series A common stock that any single employee may purchase under the 2006 Employee Stock Purchase Plan during any single offering period is 1,000 shares. No more than 100,000 shares may be purchased by all participants in the aggregate during any single offering period. Certain provisions of the 2006 Employee Stock Purchase Plan that are intended to satisfy applicable U.S. federal tax laws impose additional limitations on the amount of common stock that may be purchased during any calendar year by a participant.

        Purchase of Stock.    The 2006 Employee Stock Purchase Plan designates offering periods and purchase dates. Offering periods will generally be consecutive three month periods, commencing on or about each November 1, February 1, May 1, and August 1 and ending on or about each January 31, April 30, July 31, and October 31, respectively. On the first trading day of each offering period (such date, the "offering date"), each participant will be granted an option to purchase on the last trading day of that offering period (the "purchase date") such number of shares of our Series A common stock as is determined by dividing the total amount that has been withheld from the employee's compensation under the 2006 Employee Stock Purchase Plan during that offering period by the applicable purchase price. The purchase price shall be 85% of the lesser of the fair market value of the shares on the offering date or the purchase date. The participant's option is automatically exercised on the purchase date. We expect that the initial offering period shall commence on August 1, 2006.

        Termination of Participation in the Plan.    The plan administrator will determine the terms and conditions under which a participant may withdraw from an offering period or the 2006 Employee Stock Purchase Plan. A participant's participation in the 2006 Employee Stock Purchase Plan will be terminated upon the termination of such participant's employment for any reason. Upon a termination of a participant's employment during an offering period, all payroll deductions credited to such participant's plan account will be refunded to the participant.

        Amendment and Termination.    The board may amend, alter or discontinue the 2006 Employee Stock Purchase Plan at any time; provided, however, that no amendment, alteration or discontinuation will be made to an option which, without a participant's consent, would impair any of such participant's rights and obligations under that option. To the extent necessary to comply with the requirements of Section 423 of the Code, the Company will obtain stockholder approval of any amendment, alteration or discontinuation of the 2006 Employee Stock Purchase Plan.

        The 2006 Employee Stock Purchase Plan will terminate upon the earlier of (i) the termination of the 2006 Employee Stock Purchase Plan by the board of directors or (ii) the tenth anniversary of the date of board approval.

        Withholding.    The Company reserves the right to withhold from shares or compensation paid to a participant any amounts which it is required by law to withhold.

        Change of Control.    In the event of a proposed dissolution or liquidation of the Company, any options outstanding under the plan will generally terminate immediately prior to the proposed dissolution or liquidation and all contributions will be refunded to the participants. In the event of a sale of substantially all of the assets of the Company or the merger of the Company with another corporation, (1) each option may be assumed or an equivalent option substituted by the successor corporation (2) the offering period in effect may be shortened and terminate immediately prior to the proposed sale or merger, (3) all outstanding options may terminate with all contributions returned to participants, or (4) the options may continue unchanged.

        Other Information.    As of the date of the registration statement of which this prospectus is a part, it is not possible to determine the number of employees who may be eligible to participate in the first offering period of the 2006 Employee Stock Purchase Plan. Because the benefits conveyed under the 2006 Employee Stock Purchase Plan are contingent upon, among other things, the amount of contributions participating employees make on a voluntary basis, it is not possible to determine the benefits eligible employees will receive under the 2006 Employee Stock Purchase Plan.

  Executive Incentive Plan

        In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on corporate tax deductions for compensation in excess of $1.0 million per year paid by a public company to its named executive officers. An exception to this $1.0 million limitation is provided for "qualified performance-based compensation" that satisfies certain conditions set forth in Section 162(m) of the Code and the regulations promulgated thereunder, including stockholder approval.

        Our board of directors and our shareholders approved the Executive Incentive Plan (the "Incentive Plan") on April 26, 2006 in order for compensation paid thereunder to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder and, accordingly, to be eligible for deductibility by the Company. The following description of the Incentive Plan is a summary of the key terms of the Incentive Plan.

The full text of the Incentive Plan has been be filed as an exhibit to the registration statement of which this prospectus is a part.

        Purpose.    The purpose of the Incentive Plan is to attract, retain, motivate and reward executives and key employees of the Company to produce results that increase stockholder value and to encourage individual and team behavior that helps us achieve both short and long-term corporate objectives. The compensation awarded under the Incentive Plan generally is intended to be "qualified performance-based compensation" that is exempt from the $1.0 million limitation on executive compensation under Section 162(m) of the Code and the regulations promulgated thereunder.

        Administration and Interpretation.    The Incentive Plan will be administered by a committee of the board of directors that meets the requirements of Section 162(m) of the Code. The committee will have the authority to administer and interpret the Incentive Plan.

        Eligibility.    Each individual who is a named executive officer or a key employee and who is selected to participate in the Incentive Plan for a specified fiscal year by the committee is eligible for a performance-based award for such fiscal year. When an individual is selected by the committee to participate in the Incentive Plan, the committee will establish objectively determinable performance targets for such individual for the fiscal year at issue. The committee also will establish specified levels of the performance targets and the amount to be paid at each such specified level.

        Business Criteria.    As indicated above, each participant's bonus will be based on pre-established performance target. Our plan provides broad discretion to the committee to establish objective performance measures, which may include one or more of the following objective business criteria: (a) pre-tax income; (b) operating income; (c) net earnings; (d) net income; (e) cash flow; (f) earnings per share; (g) return on equity; (h) return on invested capital or assets; (i) cost reductions or savings; (j) funds from operations; (k) appreciation in the fair market value of our stock; (l) earnings before any one or more of interest, taxes, depreciation or amortization, or (m) implementation of our critical processes or projects.

        Bonus Amount.    The bonus award for any participant is based on the achievement of specified levels at or above the performance targets. Prior to the payment of a bonus award to a participant, the committee must certify in writing the level of the performance attained.

        Performance-Based Compensation.    With respect to any award payable under the Incentive Plan, the performance targets applicable to such award will be established in writing before the first day of the fiscal year to which such award relates. However, to the extent permitted under Section 162(m)(4)(C) of the Code, and the regulations promulgated thereunder, such performance targets may be established in writing by the committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed. No award which is intended to qualify as "qualified performance-based compensation," within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder, will be paid to a participant unless and until the committee makes a certification in writing with respect to the level of performance attained by the Company for the fiscal year to which such award relates, as required by Section 162(m) of the Code and the regulations promulgated thereunder.

        Method of Payment.    Each award shall be paid in cash. Unless otherwise directed by the compensation committee, payment shall be made within 2.5 months after the end of the fiscal year in which such bonus award was earned.

        Effective Date.    The Incentive Plan became effective upon our stockholders' approval thereof on April 26, 2006. Except with respect to fiscal year 2006, the Incentive Plan year will commence on the first day of each fiscal year and end on the last day of that fiscal year.

        Amendment.    The Incentive Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the committee. However, to the extent required by Section 162(m) of the Code, and the regulations promulgated thereunder, no action of the committee may modify the performance targets applicable to awards after the commencement of the fiscal year with respect to which such awards relate.

Employment Agreements; Compensation and Severance Arrangements

        Gregory E. Hyland.    Mr. Hyland's employment with the Company is governed by the terms of his employment agreement with Walter Industries which provides for an annual base salary of $725,000, an annual target bonus of 100% of annual base salary, a car allowance of $2,000 per month, four weeks vacation each year, reimbursement of tax planning and club membership expenses, participation in a supplementary retirement savings plan and severance of 24 months salary and 12 months bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 24 month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities. The employment agreement also provides for an annual equity opportunity with a target value calculated at $1.6 million.

        Dale B. Smith.    Mr. Smith's executive employment agreement with Mueller Holding Company, Inc. provides that Mr. Smith will serve as Chief Operating Officer of the Company and Chief Executive Officer of Mueller Group.

        The executive employment agreement provides, for the period ending December 31, 2007, an annual base salary of at least $400,000 and an annual incentive target bonus opportunity, currently set at approximately $2,000,000, based on the achievement of operating income, return on net assets and synergy targets, with the potential for a larger annual incentive bonus if these targets are exceeded. These targets that have been set for fiscal 2006 under the Walter Industries, Inc. Executive Incentive Plan are based on the annual business plan and will be revised at the Board's discretion for future fiscal periods. From December 31, 2007 to his 65th birthday, Mr. Smith's annual base salary will be at least $1,500,000 and his participation in a bonus plan shall be at the discretion of, and on terms and conditions to be established by, the compensation committee and he shall not be required to work more than 12 weeks per year. The agreement also provides for other benefits customarily accorded to our executives. If Mr. Smith is terminated without cause or suffers a constructive termination as more specifically set forth in the agreement, then through the date of his 65th birthday, Mr. Smith will be entitled to payment of his base salary, any bonus and any equity interest as may be set forth under any applicable plan or award.

        The executive employment agreement also provides for equity grants with a value at grant date of $1,000,000 (calculated using a modified Black-Scholes model) on or about January 23, 2006 and December 31, 2006. The grants shall each vest in full on December 31, 2007 and Mr. Smith shall have until December 31, 2010 to exercise any stock options included in the equity grants. The first of such equity grants consisted of 15,750 restricted stock units and 15,750 non-qualified stock options with a strike price equal to the average of the high and low trading prices for Walter Industries' common stock on the New York Stock Exchange on the grant date. The first equity grant is denominated in the common stock of Walter Industries, and it is anticipated that the second grant will be denominated in our common stock. The first equity grant will be converted into an equivalent equity grant in our common stock no later than 90 days following the distribution of our common stock to the shareholders of Walter Industries. Upon conversion, the grant will preserve the value, terms and conditions of Walter Industries' equity grant to Mr. Smith.

        Mr. Smith has no family relationship with any director or executive officer of the Company, Mueller Group or Walter Industries, Inc. He will continue as an officer of the Company and Mueller Group until the earlier of his termination of employment or the election of his successor by the board of directors of the Company and Mueller Group.

        Ray Torok.    Mr. Torok's employment with the Company is governed by the terms of his employment agreement with Walter Industries which provides for an annual base salary, currently set at $318,052, an annual target bonus of 60% of annual base salary, a car allowance of $1,500 per month, four weeks vacation each year, and severance of 12 months' salary and 12 months' bonus (with continuation of fringe benefits during the 12-month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

        Thomas E. Fish and Doyce Gaskin.    Our subsidiary, Mueller Group, has entered into employment agreements with each of Messers. Fish and Gaskins. The term of employment under each employment agreement is one year, commencing on the effective date, and renewing thereafter for successive periods of one year each. Under his employment agreement, Mr. Fish's annual base salary from January 1, 2005 through February 28, 2005 was $245,000 and from and after March 1, 2005 is $275,000. Mr. Gaskin's annual base salary is $200,000 under his employment agreement. Each employment agreement provides that the covered employee's base salary shall be reviewed no less frequently than annually by the compensation committee and shall be increased by an amount that is at least equal to the greater of: (i) 4% of the employee's base salary in effect immediately prior to such adjustment, or (ii) the product of (A) the cost of living increase (as defined in each employment agreement) and (B) the employee's base salary in effect immediately prior to such adjustment.

        Mr. Fish is entitled under his employment agreement to receive an annual bonus equivalent to not less than 30% of the bonus pool applicable to compensate senior executives of Mueller Group's Anvil segment, and, for the fiscal year ending September 30, 2005, a discretionary bonus of not less than $200,000. Mr. Gaskin is entitled under his employment agreement to receive an annual bonus equivalent to not less than 15% of the bonus pool established from time to time by the board of directors based on the annual EBITDA of the Mueller segment operating units set forth in his employment agreement. Each employee also is entitled to participate in the benefit programs available to Mueller Group employees generally, and employees in the class of senior executives of Mueller Group.

        Under each employment agreement, if the covered employee's employment is terminated by Mueller Group without cause, other than upon his death or disability (as defined in each employment agreement), or by the employee for good reason (as defined in each employment agreement) the employee will be entitled to receive payment of a severance benefit in an amount equal to the sum of (A) 18 months' base salary, plus (B) 150% of the annual bonus paid or payable to the employee for the fiscal year immediately preceding the fiscal year in which termination occurs. These severance rights supersede and replace any rights these employees had to severance under any other arrangement or agreement with Mueller Group, including the Mueller Group Key Employee Severance Plan.

        In the event a covered employee's employment is terminated as a result of his death or disability, he or his heirs or estate, as applicable, will be entitled to receive the employee's base salary through the end of the fiscal year in which the termination occurs, reimbursement of expenses incurred prior to such termination and any bonus payment payable to the employee for the fiscal year in which the termination occurs, prorated through the date of termination.

        Both employees are subject to certain confidentiality and non-competition provisions under the employment agreements.

        Jeffery W. Sprick.    Mr. Sprick's employment with the Company is governed by the terms of his employment agreement which provides for an annual base salary, currently set at $240,000, an annual target bonus of 50% of base salary, four weeks vacation each year, and severance of 12 months' salary and 12 months' bonus (with continuation of fringe benefits during the 12-months severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

        Victor P. Patrick.    Mr. Patrick's employment with the Company is governed by the terms of his employment agreement with Walter Industries which provides for an annual base salary, currently set at $307,157, an annual target bonus of 60% of annual base salary, a car allowance of $1,500 per month, four weeks vacation each year, and severance of 18 months salary and 18 months bonus (with continuation of fringe benefits during the 18-month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

        William F. Ohrt.    Mr. Ohrt's employment with the Company is governed by the terms of his employment agreement with Walter Industries which provides for an annual base salary, currently set at $355,129, an annual target bonus of 100% of annual base salary, a car allowance of $1,500 per month, four weeks of vacation each year, and severance of 18 months salary and 18 months bonus (with continuation of fringe benefits during the 18-month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

        Joseph J. Troy.    Mr. Troy's employment with the Company is governed by the terms of his employment agreement with Walter Industries which provides for an annual base salary, currently set at $301,994, an annual target bonus of 60% of annual base salary, a car allowance of $1,500 per month, 30 days of vacation each year, and severance of 18 months salary and 18 months bonus (with continuation of fringe benefits during the 18-month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

        George P. Bukuras.    As of February 1, 2003, our subsidiary, Mueller Group entered into an employment agreement with Mr. Bukuras, our former Vice President, General Counsel, Chief Compliance Officer and Secretary. Mr. Bukuras was terminated other than for "Cause" effective November 4, 2005, on which date he resigned from all positions at the Company and its subsidiaries. Upon termination Mr. Bukuras executed the release that was attached to his employment agreement. Mr. Bukuras was paid $1,040,700 in May 2006 as severance under his employment agreement.

        Darrell Jean.    As of February 18, 2005, our subsidiary, Mueller Group entered into an employment agreement with Mr. Jean relating to his employment with us in the position of Vice President, Business Development. Mr. Jean previously served as our Chief Financial Officer and was replaced by Mr. Fish on January 27, 2005. Mr. Jean was terminated other than for "Cause" effective November 30, 2005, on which date he resigned from all positions at the Company and its subsidiaries. Upon termination Mr. Jean executed the release that was attached to his employment agreement. Mr. Jean is entitled to $55,717 per month for 18 months payable beginning in June 2006, as severance under his employment agreement.

Director Compensation

        For fiscal 2005, none of our current directors received compensation for their services.

        Prior to the completion of this offering, we expect our board of directors to approve a compensation program for our directors for fiscal year 2006. The expected terms of the compensation program are as follows:

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  Each non-employee director who first joins our board of directors after the effective date of the registration statement of which this prospectus is a part will receive a stock-based award when the director takes office. It is expected that the stock-based award will have a three year vesting period.

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  At the time of each of our annual stockholders' meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted an additional stock-based award. However, a new non-employee director who is receiving the initial option will not receive this option in the same calendar year. It is expected that the option will vest in three equal annual installments.

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  We anticipate granting stock options to purchase 10,100 shares of our Series A common stock to each of our directors (other than Mr. Hyland) under our 2006 Stock Incentive Plan in connection with this offering and in lieu of an initial equity award that a director might otherwise be entitled to as described above. These options will vest over three years and will have an exercise price equal to the initial public offering price.

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  A non-employee director's award granted under this program will become fully vested upon a change in control of the company and upon a termination of service by reason of retirement.

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  The exercise price of each non-employee director's option will be equal to at least the fair market value of our Series A common stock on the option grant date.

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  Each non-employee member of our board of directors will be entitled to receive a retainer fee of $11,250 per quarter. In addition, each non-employee director serving as the chair of our audit committee and compensation committee will be entitled to a retainer fee of $13,750 per quarter and $12,500 per quarter, respectively. The retainer fees will be paid in four quarterly payments on the first day of each calendar quarter.

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  Under the Mueller Water Products, Inc. Directors' Deferred Fee Plan, non-employee directors may elect to defer all or a portion of their director's fees. The deferred fees, at each electing director's option, are credited to either an income account or a stock equivalent account or are divided between the two accounts. If a director elects the income account, the director's fees otherwise payable are credited as a dollar amount to the director's income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director's fees otherwise payable during a calendar quarter are converted to stock equivalent shares equal in number to the maximum number of shares of Series A common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Series A common stock on the first business day of the following calendar quarter, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Series A common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Series A common stock credited to his account as of the record date for such dividend. Administration of the Directors' Deferred Fee Plan will be in compliance with the American Jobs Creation Act of 2004. Deferred payments are made in January of the year determined by the non-employee director pursuant to an election filed with the Secretary of the Company, which may be any calendar year not earlier than the year in which the participant has his 72nd birthday or which may be the year of the participant's first termination of his services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as shall be determined by the participating director in his election form. Payments from the income account are made in cash and payments from the stock equivalent account are made in cash at the Series A common stock's then current market value.

Board Composition

        Our board of directors consists of nine members, all of whom, other than Mr. Hyland and Mr. O'Brien, are independent directors under the independence standards established by the applicable rules of the New York Stock Exchange. All directors are elected at each annual meeting of stockholders for a one-year term.

Board Committees

        Our board has the authority to appoint committees to perform certain management and administrative functions. On April 26, 2006, our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee as described below. From time to time, the board may establish other committees to facilitate the management of the Company.

        Audit Committee:    The audit committee is comprised entirely of independent directors. The audit committee reviews and, as it deems appropriate, recommends to the board of directors the internal accounting and financial controls for the company and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The audit committee also engages independent registered public accountants, determines the scope of the audit to be undertaken by such auditors and determines the compensation of such auditors. The members of the audit committee are Neil A. Springer, Chairman, Jerry W. Kolb, Joseph B. Leonard and Bernard G. Rethore.

        Compensation Committee:    The compensation committee is comprised entirely of independent directors. The compensation committee reviews and approves the compensation of our Chief Executive Officer. The compensation committee also, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of incentive compensation and equity-based benefit plans. In addition, the compensation committee also produces a compensation committee report to be included in our annual proxy statements or annual reports on Form 10-K. The members of the compensation committee are Donald N. Boyce, Chairman, Jerry W. Kolb, Bernard G. Rethore and Neil A. Springer.

        Nominating and Corporate Governance Committee:    The nominating and corporate governance committee is comprised entirely of independent directors. The nominating and corporate governance committee identifies and recommends nominees to our board of directors and develops and recommends to the board corporate governance guidelines and oversees the evaluation of the board and management. The members of the nominating and corporate governance committee are Howard L. Clark, Jr., Chairman, Donald N. Boyce, Joseph B. Leonard and Michael T. Tokarz.

PRINCIPAL STOCKHOLDERS

        As of the date of this prospectus, Walter Industries owns all outstanding shares of our common stock. Upon completion of this offering, Walter Industries will beneficially own all of our outstanding Series B common stock which will represent approximately 96.5% of the combined voting power of all of our outstanding common stock (or 96.0% if the underwriters' option to purchase additional shares is exercised in full). The following table sets forth information with respect to the beneficial ownership of our voting common stock upon completion of this offering by (1) any person or group who is known to us to beneficially own more than five percent of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to options or conversion rights that are exercisable within 60 days of the date of this prospectus, including Series B shares, since they are convertible at any time. Shares issuable pursuant to options or conversion rights are deemed outstanding in computing the percentage held by the person holding such options or conversion rights but are not deemed outstanding in computing the percentage held by any other person.

        The number of shares of common stock outstanding after this offering includes shares of common stock being offered for sale by us in this offering. The percentage of beneficial ownership for the following table is based on 110,844,920 shares of common stock outstanding after the completion of this offering.

        To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Series A Common Stock		Series B Common Stock		Total Series A and Series B Common Stock
Shares Beneficially Owned Prior to and After this Offering(1)
Shares Beneficially Owned Prior to and After this Offering
Name of Beneficial Owner(2)					Percentage of Shares Beneficially Owned After this Offering(1)
	Number	Percent	Number	Percent
Walter Industries	—	—	85,844,920	100%	96.5	%(3)
Gregory E. Hyland	—	—	—	—	—
Dale B. Smith	—	—	—	—	—
Ray Torok	—	—	—	—	—
Thomas E. Fish	—	—	—	—	—
Doyce Gaskin	—	—	—	—	—
Jeffrey W. Sprick	—	—	—	—	—
Victor P. Patrick	—	—	—	—	—
William F. Ohrt	—	—	—	—	—
Joseph J. Troy	—	—	—	—	—
Donald N. Boyce	—	—	—	—	—
Howard L. Clark	—	—	—	—	—
Jerry W. Kolb	—	—	—	—	—
Joseph B. Leonard	—	—	—	—	—
Mark J. O'Brien	—	—	—	—	—
Bernard G. Rethore	—	—	—	—	—
Neil A. Springer	—	—	—	—	—
Michael T. Tokarz	—	—	—	—	—
All directors and executive officers as a group (17 persons)	—	—	—	—	—

(1)
Assumes no exercise of the underwriters' option to purchase additional shares. See "Underwriting."

(2)
The address for Walter Industries and for each of our directors and executive officers is 4211 W. Boy Scout Blvd., Tampa, FL 33607.

(3)
Based on voting power. Shares of our Series B common stock held by Walter Industries immediately upon completion of this offering will represent 77.4% of the economic interest in us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Walter Industries

        As of the date of this prospectus, Walter Industries owns all outstanding shares of our common stock. Upon completion of this offering, Walter Industries will beneficially own all 85,844,920 of our outstanding Series B common stock which will represent approximately 96.5% of the combined voting power of all of our outstanding common stock (or 96.0% if the underwriters' option to purchase additional shares is exercised in full). For as long as Walter Industries continues to beneficially own (directly or indirectly) shares of common stock representing more than 50% of the combined voting power of our outstanding common stock, Walter Industries will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including:

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  any determinations with respect to mergers or other business combinations;

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  the acquisition or disposition of assets;

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  the incurrence of indebtedness;

  •
  the issuance of any additional common stock or other equity securities;

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  the repurchase or redemption of common stock or preferred stock; and

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  the payment of dividends.

        Walter Industries also will have the power to:

  •
  determine or significantly influence the outcome of matters submitted to a vote of our stockholders;

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  prevent an acquisition or any other change in control of us; and

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  take other actions that might be favorable to Walter Industries.

        See "Description of Capital Stock."

        Our restated certificate of incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. Our restated certificate of incorporation provides that none of Walter Industries, certain transferees of our Series B common stock ("Series B Transferee") or their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar activities or related lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that Walter Industries or the Series B Transferee or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates and for us or our affiliates, Walter Industries, the Series B Transferee or such non-employee director will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. See "Description of Capital Stock—Competition and Corporate Opportunities."

        Walter Industries has indicated to us that it intends, subject to market and other conditions, to completely divest its ownership in us following the expiration of, or release from, the 180-day lock-up agreement with the underwriters described below. If this divestment is by means of a tax-free spin-off, Walter Industries intends to obtain both a ruling from the Internal Revenue Service and an opinion of counsel as to the qualification as a tax-free spin-off under section 355 of the Code. Walter Industries is not subject to any obligation, contractual or otherwise, to retain or dispose of its controlling interest in us, except that we and Walter Industries, our directors, executive officers and certain other employees have agreed, subject to certain exceptions and limitations, not to offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus. As a result, there can be no assurance concerning the period of time during which Walter Industries will maintain its beneficial ownership of our common stock owned by it following this offering. See "Underwriting."

        Walter Industries may also purchase additional shares of Series B common stock to maintain its then-existing percentage of the total voting power and value of us. Additionally, with respect to shares of nonvoting capital stock that may be issued in the future, Walter Industries may purchase such additional shares so as to maintain ownership of 80% of each outstanding class of such nonvoting capital stock.

        Walter Industries currently maintains director and officer liability insurance for itself and its subsidiaries, including us. We expect that we will not be covered by the Walter Industries' policies following the completion of the spin-off. Accordingly, we expect to institute a stand alone director and officer insurance coverage program following the spin-off.

        For a description of certain provisions of our restated certificate of incorporation concerning the allocation of business opportunities that may be suitable for both us and Walter Industries, see "Description of Capital Stock—Competition and Corporate Opportunities."

  Tax Allocation Agreement

        Prior to this offering, we have been included in the Walter Industries consolidated federal income tax group, and our federal income tax liability has been included in the consolidated federal income tax liability of Walter Industries and its subsidiaries. In certain circumstances, we and certain of our subsidiaries have been included with Walter Industries and certain Walter Industries subsidiaries in combined, consolidated, or unitary income tax groups for state and local tax purposes. If Walter Industries retains less than 80% of the value of the Company after this offering, we will not be included in the Walter Industries consolidated federal income tax group, and we may be included in certain combined, consolidated or unitary income tax groups for state and local tax purposes.

        Prior to the completion of this offering, we and Walter Industries will enter into a tax allocation agreement ("Tax Allocation Agreement") in connection with this offering. Pursuant to the Tax Allocation Agreement, we and Walter Industries will make payments to each other such that, with respect to any period during which we are or were a member of the consolidated federal income tax group or any combined state or local income tax group with Walter Industries or any Walter Industries subsidiaries, the amount of taxes to be paid by us, or the amount of tax benefit to be refunded to us by Walter Industries, subject to certain adjustments, will be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Walter Industries with respect to federal, state and local income taxes. With respect to our tax assets, our right to reimbursement from Walter Industries will be determined based on the usage of such tax assets by the Walter Industries consolidated federal income tax group or the combined, consolidated or unitary state or local income tax group. Walter Industries will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for us in any and all matters relating to the combined, consolidated or unitary federal, state and local income tax liabilities of us, will have sole and exclusive responsibility for the preparation and filing of consolidated federal income and consolidated or combined state and local tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us related to any such combined, consolidated or unitary (as applicable) federal, state or local tax return.

        Each member of a consolidated group is severally liable for the federal income tax liability of each other member of the consolidated group for any year in which it is a member of the group at any time during such year. Accordingly, although the Tax Allocation Agreement described above will allocate tax liabilities between us and Walter Industries, for any period during which we were included in the Walter Industries consolidated group, we could be liable for tax liabilities not allocated to us under the Tax Allocation Agreement in the event that any federal tax liability is not discharged by any other member of the Walter Industries consolidated group. See "Risk Factors—Risks Relating to Our Relationship with Walter Industries—Walter Industries controls us and may have conflicts of interest with us or you in the future."

  Corporate Agreement

        Prior to the completion of this offering, we and Walter Industries expect to enter into the Corporate Agreement under which we will grant to Walter Industries a continuing option, assignable to any of its subsidiaries, to purchase, under certain circumstances, additional shares of our Series B common stock or shares of our nonvoting capital stock, if any, referred to as the "Stock Option." The Stock Option may be exercised simultaneously with the issuance of any equity security by us (other than in this offering or upon the exercise of the underwriters' option to purchase additional shares), with respect to Series B common stock, only to the extent necessary for Walter Industries to maintain its then-existing percentage of the total voting power and value of the Company and, with respect to shares of our nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of Series B common stock purchased upon any exercise of the Stock Option, subject to certain exceptions, will be based on the market price of the Series A common stock, and the purchase price of nonvoting capital stock will be the price at which such stock may be purchased by third parties. The Stock Option will expire in the event that Walter Industries reduces its beneficial ownership of common stock in us to less than 20% of the value of the total outstanding shares of common stock.

        The Corporate Agreement will also provide that, upon the request of Walter Industries, we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of common stock and nonvoting capital stock (and any other securities issued in respect of or in exchange for either) beneficially owned by Walter Industries for sale in accordance with Walter Industries' intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. Walter Industries will also have the right which, subject to certain limitations, it may exercise at any time and from time to time, to include the shares of common stock beneficially owned by it in certain other registrations of our common equity securities initiated by us or on our behalf or on behalf of our other stockholders. We will agree to pay all out-of-pocket costs and expenses in connection with each such registration that Walter Industries requests or in which Walter Industries participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Walter Industries and its assigns. The Corporate Agreement will contain indemnification and contribution provisions (i) by Walter Industries and its permitted assigns for the benefit of us and related persons and (ii) by us for the benefit of Walter Industries and the other persons entitled to effect registrations of common stock (and other securities) pursuant to its terms and related persons.

        The Corporate Agreement will also provide that for so long as Walter Industries (directly or indirectly) owns shares of capital stock having more than 50% of the total voting power of all capital stock outstanding of us, we may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention (or an event of default) by Walter Industries of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended; (ii) any provision of Walter Industries' certificate of incorporation or by-laws; (iii) any credit agreement or other material instrument binding upon Walter Industries or its assets or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Walter Industries or its assets.

  Relationships with Other Subsidiaries of Walter Industries; Transition Services Agreement

        U.S. Pipe has a number of business relationships with Sloss Industries Corporation ("Sloss") and United Land Corporation ("United Land"), which are both wholly-owned subsidiaries of Walter Industries. Sloss provides 100% of the foundry coke used in the manufacture of U.S. Pipe's products and receives the wastewater from U.S. Pipe's North Birmingham facility. Additionally, Sloss provides U.S. Pipe's North Birmingham facility's electricity requirements. Other incidental services provided by Sloss to U.S. Pipe include rail car switching and lease of an Indiana facility as a distribution location. In addition, U.S. Pipe owns two landfills where the maintenance is provided by United Land. For the twelve months ended September 30, 2005, the aggregate amount of such transactions was $22 million. Following the offering, U.S. Pipe expects to either pay such subsidiaries of Walter Industries fair market price for these services or to find an alternative supplier. In addition, prior to the completion of this offering, we and Walter Industries expect to enter into the Transition Services Agreement pursuant to which we and Walter Industries and certain of our respective subsidiaries will provide to each other certain services, including the services described above.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material provisions of our capital stock, as well as other material terms of our restated certificate of incorporation and restated bylaws, as they will be in effect as of the consummation of the offering. We expect to amend and restate our certificate of incorporation shortly before completion of this offering to establish the terms of the Series A common stock and Series B common stock as described below. Copies of a form of our restated certificate of incorporation, as amended, and a form of our restated bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Our authorized capital stock consists of (i) 600,000,000 shares of common stock, par value $0.01 per share, consisting of 400,000,000 shares of Series A common stock and 200,000,000 shares of Series B common stock and (ii) 60,000,000 shares of preferred stock, par value $0.01 per share. Of the 400,000,000 shares of Series A common stock, 25,000,000 shares are being offered in this offering (excluding 3,750,000 shares subject to the underwriters' option to purchase additional shares), 85,844,920 shares will be reserved for issuance upon conversion of Series B common stock into Series A common stock, 12,000,000 shares have been reserved for issuance pursuant to employee benefit plans. See "Management." Of the 200,000,000 shares of authorized Series B common stock, 85,844,920 shares will be outstanding, all of which will be beneficially owned by Walter Industries as of the closing date of the offering. As of the closing date of the offering, there will be no preferred stock outstanding, and only shares of our common stock will be entitled to vote generally in the election of directors. We will issue all shares of our capital stock in uncertificated form unless our board of directors determines that any particular class or series will be issued in certificated form. A description of the material terms and provisions of our restated certificate of incorporation affecting the relative rights of the Series A common stock, the Series B common stock and the preferred stock is set forth below. The following description of our capital stock is intended as a summary of the material provisions of our capital stock. We refer you to our restated certificate of incorporation filed as an exhibit to the registration statement of which this prospectus is a part and to Delaware corporate law for additional information.

Common Stock

        Shares of Series A common stock and Series B common stock generally have identical rights in all material respects, except for certain voting, conversion and other rights described below.

  Voting Rights

        Holders of Series A common stock are entitled to one vote per share, and holders of Series B common stock are entitled to eight votes per share, subject to (i) the right of Walter Industries or the Series B Transferee (as defined below), as the case may be, to reduce from time to time the number of votes per share of Series B common stock by written notice to us specifying the reduced number of votes per share and (ii) the special provisions for a vote to convert the Series B common stock into Series A common stock after a tax-free spin-off described further below under "Description of Capital Stock—Common Stock—Conversion Rights." Accordingly, a holder or holders of shares representing more than 50% of the voting power of our outstanding shares entitled to vote generally in the election of directors can, if they choose to do so, elect all of our directors.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Series A common stock and Series B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the restated certificate of incorporation, consolidations, mergers and other matters requiring a stockholder vote must be approved by a majority of the combined voting power of all Series A common stock and Series B common stock, voting together as a single class. However, amendments to our restated certificate of incorporation that would adversely affect the powers, preferences or rights of the Series B common stock (other than general changes affecting both series of common stock equally) must be approved by holders of shares representing a majority of the outstanding shares of Series B common stock, voting separately as a class. Delaware law also provides a similar right to holders of Series A common stock for amendments that would adversely affect the powers, preferences or rights of the Series A common stock but do not so affect the Series B common stock. Notwithstanding the foregoing, any amendment to our restated certificate of incorporation to increase or decrease the authorized number of shares of any class or series of our capital stock may be approved upon the affirmative vote of the holders of shares representing a majority of the voting power of our outstanding shares entitled to vote generally in the election of directors, voting together as a single class. In addition, as described under "Description of Capital Stock—Certain Provisions of our Certificate of Incorporation and Bylaws—Supermajority Provisions," amendments to certain provisions of our restated certificate of incorporation and restated bylaws require the affirmative vote of holders of shares representing at least 80% of the voting power of our outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

  Dividend Rights

        Holders of Series A common stock and Series B common stock will be entitled to share equally on a per share basis in all dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Dividends consisting of shares of Series A common stock and Series B common stock may be paid only as follows: (i) shares of Series A common stock may be paid only to holders of shares of Series A common stock, and shares of Series A common stock or Series B common stock may be paid to holders of shares of Series B common stock (except that in a distribution pursuant to stock splits or divisions of common stock, only shares of Series A Common Stock will be distributed on shares of Series A common stock, and only shares of Series B common stock will be distributed on shares of Series B common stock); and (ii) shares shall be paid equally on a per share basis with respect to each outstanding share of Series A and Series B common stock.

        We may not subdivide or combine shares of either series of common stock without at the same time proportionally subdividing or combining shares of the other series.

        Our dividend policy following this offering is described under "Dividend Policy."

  Liquidation Rights

        Upon our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share equally on a per share basis in any assets available for distribution to holders of shares of common stock.

  Conversion Rights

        Prior to a tax-free spin-off, each share of Series B common stock is convertible while held by Walter Industries, the Series B Transferee (as defined below), if any, or their subsidiaries, at the option of the holder thereof, into one share of Series A common stock. Except as a result of a tax-free spin-off or otherwise provided below, any shares of Series B common stock transferred to a person other than Walter Industries or any of its subsidiaries or the Series B Transferee or any of its subsidiaries shall automatically convert to shares of Series A common stock upon such transfer before a tax-free spin-off.

        Shares of Series B common stock representing at least 50% economic interest in us transferred by Walter Industries or any of its subsidiaries to any person, referred to as the "Series B Transferee," shall not automatically convert to shares of Series A common stock upon such disposition. Any shares of

Series B common stock retained by Walter Industries or any of its subsidiaries following any such disposition to the Series B Transferee shall automatically convert to shares of Series A common stock upon such disposition. In addition, a transfer of any shares of Series B common stock to any subsidiary of Walter Industries or the Series B Transferee or a transfer to any person that becomes the parent company of Walter Industries or the Series B Transferee (in which case references in our restated certificate of incorporation to Walter Industries and the Series B Transferee shall be deemed to refer to such parent company) shall not automatically convert shares of Series B common stock to shares of Series A common stock. Shares of Series B common stock transferred to stockholders of Walter Industries or stockholders of the Series B Transferee as a distribution intended to be a tax-free spin-off shall not convert to shares of Series A common stock upon the occurrence of a tax-free spin-off. Following a tax-free spin-off, we can initiate a conversion of shares of Series B common stock into shares of Series A common stock at any time, provided that we have received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in either case satisfactory to Walter Industries or the Series B Transferee, as the case may be, in its sole and absolute discretion, to the effect that such conversion will not affect the tax-free treatment of the spin-off. Such right shall be exercised by us in good faith solely to preserve the tax-free status of the spin-off (and in determining whether an opinion or ruling is satisfactory, Walter Industries or the Series B Transferee may consider, among other factors, the appropriateness of any underlying assumptions and representations used as a basis for the opinion or ruling and Walter Industries or the Series B Transferee may determine that no opinion or ruling would be acceptable to Walter Industries, or the Series B Transferee, as the case may be). If such an opinion or ruling is received, approval of such conversion may be submitted by us to a vote of the holders of our common stock. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both the Series A common stock and Series B common stock, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be initiated or consummated.

        All shares of Series B common stock shall automatically convert into Series A common stock if a tax-free spin-off has not occurred and the number of outstanding shares of Series B common stock beneficially owned by Walter Industries or the Series B Transferee, as the case may be, falls below 10% of the aggregate number of outstanding shares of common stock. This will prevent Walter Industries or the Series B Transferee, as the case may be, from decreasing its economic interest in us to less than 10% while still retaining control of a significant portion of our voting power.

  Other Rights and Restrictions

        No shares of Series B common stock may be issued to any person other than Walter Industries or the Series B Transferee (or their subsidiaries) without the prior written consent of the holders of a majority of outstanding shares of Series B common stock, and no shares of our common stock or nonvoting capital stock may be issued in violation of the provisions of the Corporate Agreement pertaining to Walter Industries' option to acquire more shares of Series B common stock or nonvoting capital stock.

        No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock, except for rights granted to Walter Industries pursuant to the Corporate Agreement. See "Certain Relationships and Related Party Transactions—Relationship with Walter Industries—Corporate Agreement."

        Upon consummation of the offering, all outstanding shares of Series A common stock and Series B common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

        We may issue shares of preferred stock from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. The board of directors is authorized by our restated certificate of incorporation to determine, without a vote of our stockholders, the voting, dividend, redemption, liquidation and other preferences and rights, and any qualifications, limitations or restrictions, pertaining to such series of preferred stock.

        Our board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and could have certain antitakeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the company or the removal of existing management.

Competition and Corporate Opportunities

        Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our restated certificate of incorporation renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities. Our restated certificate of incorporation provides that none of Walter Industries or the Series B Transferee or their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar activities or related lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us. In addition, in the event that Walter Industries or the Series B Transferee or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates and for us or our affiliates, Walter Industries, the Series B Transferee or such non-employee director will have no duty to communicate or offer such transaction or business opportunity to us and may take any such opportunity for themselves or offer it to another person or entity. Our restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as our director or officer. No business opportunity offered to any non-employee director will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Certain Provisions of our Certificate of Incorporation and Bylaws

        In addition to the foregoing, certain provisions of our restated certificate of incorporation and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer, takeover attempt, acquisition or merger that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Calling of Special Meetings of Stockholders

        Our restated bylaws provide that a special meeting of our stockholders may be called at any time only by the board of directors (or a duly designated committee of the board) unless otherwise provided by Delaware law.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date on which the proxy materials for the previous year's annual meeting were first mailed. Our restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions, which do not apply to Walter Industries or the Series B Transferee, may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

  Stockholder Action by Written Consent

        Delaware law permits stockholder action by written consent unless otherwise provided by the certificate of incorporation. Our restated certificate of incorporation precludes stockholder action by written consent after the date on which Walter Industries or, if applicable, the Series B Transferee (including if applicable any parent company of either of them) ceases to beneficially own, in the aggregate, shares representing at least 50% of the voting power of our outstanding shares entitled to vote generally in the election of directors.

  Amendment of Bylaws by Directors; Number, Election and Term of Directors; Vacancies on Board of Directors

        Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with Delaware law or our restated certificate of incorporation.

        The total number of directors constituting the entire board may not be less than six or more than eleven directors. Although our directors are elected to serve until his or her successor is elected at each annual meeting of stockholders, any vacancy on the board of directors may be filled only by the affirmative vote of the remaining directors, unless otherwise required by law or permitted by our board of directors. If applicable law requires a vacancy to be filled by the stockholders, the affirmative vote of at least 80% of the voting power of our shares entitled to vote generally in the election of directors, voting as a single class, is required.

  No Cumulative Voting

        Delaware law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our restated certificate of incorporation expressly provides that there is no cumulative voting.

  Supermajority Provisions

        Delaware law provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our restated certificate of incorporation provides that the following provisions in the restated certificate of incorporation and restated bylaws may be amended only by a vote of at least 80% of the voting power of our outstanding shares entitled to vote generally in the election of directors, voting together as a single class:

  •
  the power of our board of directors to amend the bylaws;

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  the number, election and term of our directors and the filling of vacancies on our board of directors;

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  the absence of cumulative voting;

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  the provisions regarding stockholder action by written consent;

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  the ability to call a special meeting of stockholders being vested solely in our board of directors (or a duly designated committee thereof);

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  the advance notice requirements for stockholder proposals and director nominations;

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  the exculpation of liability of our directors for monetary damages for breaches of fiduciary duties;

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  the provisions whereby we waived certain competitive acts by certain affiliates and renounced certain corporate opportunities; and

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  the amendment provisions requiring that the above provisions be amended only with an 80% supermajority vote.

  Exculpation of Liability and Indemnification of Officers and Directors

        Delaware law authorizes corporations to limit or eliminate the personal liability of directors to a corporation and its stockholders for monetary damages for breaches of directors' fiduciary duties, except for:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends or stock repurchases and redemptions; or

  •
  for transactions from which the director derived an improper personal benefit.

        Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breaches of directors' fiduciary duties to the fullest extent permitted by Delaware law.

        Our restated bylaws provide that we must indemnify our present and former directors and officers to the fullest extent permitted by Delaware law. We are also expressly required to advance certain expenses (including attorneys' fees and disbursements) to our present and former directors and officers in connection with certain actions, suits and proceedings involving them to the fullest extent permitted by Delaware law, and we are authorized to carry directors' and officers' insurance providing indemnification for them as well.

        The exculpation of liability and the indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

  Delaware Anti-Takeover Statute

        We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have not done;

  •
  prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at the time of or after the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        The term "business combination" is defined generally to include, among other things, mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries, transactions which increase an interested stockholder's percentage ownership of stock and the receipt by an interested stockholder of a disproportionate financial benefit provided by or through the corporation or its majority-owned subsidiaries.

        The term "interested stockholder" is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person.

        Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Walter Industries, however, will not be subject to the restrictions of Section 203 because it became an "interested shareholder" before we became a public company.

  Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our Series A common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Listing

        Our Series A common stock has been approved for listing on the New York Stock Exchange under the symbol "MWA."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be The Bank of New York.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of the agreements governing our material indebtedness. The summaries may not contain all the information that is important to you. To fully understand these agreements, you should carefully read each of them. Copies of these agreements have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

2005 Mueller Credit Agreement

        On October 3, 2005, our subsidiary, Mueller Group, LLC, entered into a $1,195.0 million credit agreement ("2005 Mueller Credit Agreement") with a syndicate of banks and other financial institutions led by Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint book managers. The senior credit facilities provided under the 2005 Mueller Credit Agreement include (1) an amortizing term loan facility in an initial aggregate principal amount of $1,050.0 million, $1,044.8 million of which was outstanding as of March 31, 2006, and (2) a $145.0 million revolving credit facility, which provides for loans and under which letters of credit may be issued. As of March 31, 2006, we had obtained $31.4 million in letters of credit, which reduces availability for borrowings under the revolving credit facility, and had no borrowings under our revolving credit facility. The revolving credit facility will terminate on October 4, 2010, and the term loans will mature on November 1, 2011 (or October 3, 2012, if the 10% senior subordinated notes due 2012 are paid in full or refinanced prior to such date).

        Loans under the senior credit facilities currently bear interest, at our option, at:

  •
  initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and

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  the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans.

        Mueller Group also currently pays commitment fees at a rate equal to 0.50% per year on the unused portion of the revolving credit facility. These fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility. The applicable margin for term loans, revolving credit loans and the applicable commitment fees are subject to adjustment based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of Mueller Group and its subsidiaries (each as defined in the senior credit facilities).

        Mueller Group pays a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the senior credit facilities at a rate per year equal to (1) in the case of standby letters of credit, the then existing applicable margin for revolving credit loans and (2) in the case of commercial letters of credit, 50% of the then existing applicable margin for revolving loans which is shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Mueller Group is required to repay the term loans in twenty-seven (27) consecutive quarterly installments equal to $2,625,000 on the last business day of each March, June, September and December, commencing on December 31, 2005, and the remaining amount is payable on the maturity date of the term loans. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity on October 4, 2010.

        The senior credit facilities are subject to mandatory prepayment:

  •
  with the net cash proceeds of the sale or other disposition of any property or assets of, Mueller Group and its subsidiaries, subject to permitted reinvestments and other specified exceptions;

  •
  with the net cash proceeds received from incurrences of debt by Mueller Group and its subsidiaries, subject to specified exceptions;

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  so long as Mueller Group's senior secured leverage ratio (as defined in the senior credit facilities) exceeds 1.50 to 1.00, with 50.0% of excess cash flow, as defined in the senior credit facilities, for each fiscal year, subject to specified exceptions; and

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  so long as Mueller Group's senior secured leverage ratio (as defined in the senior credit facilities) exceeds 1.50 to 1.00, with 50% of net cash proceeds received from issuances of equity securities by us, subject to specified exceptions.

        All mandatory prepayment amounts will be applied first pro rata to the prepayment of the term loans to reduce the remaining amortization payments.

        We, Mueller Group Co-Issuer, Inc. and all of Mueller Group's direct and indirect domestic restricted subsidiaries are guarantors of the senior credit facilities. Mueller Group's obligations under the senior credit facilities are secured by:

  •
  a first priority perfected lien on substantially all of Mueller Group's and the guarantors' existing and after-acquired personal property, a pledge of all of the stock or membership interest of all of the guarantors (other than our stock), Mueller Group's stock and all of the stock or membership interests of all of Mueller Group's existing or future domestic subsidiaries and no more than 65% of the voting stock of any foreign subsidiary held by Mueller Group or a subsidiary guarantor and a pledge of all intercompany indebtedness in favor of Mueller Group or any guarantor;

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  first-priority perfected liens on all of Mueller Group's and the guarantors' material existing and after-acquired real property fee interests, subject to customary permitted liens described in the senior credit facilities; and

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  a negative pledge on all of our and our restricted subsidiaries' assets, including our intellectual property.

        The senior credit facilities contain customary negative covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  •
  limitations on other indebtedness, liens, investments and guarantees;

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  restrictions on dividends and redemptions of our capital stock and prepayments and redemptions of debt;

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  limitations on capital expenditures; and

  •
  restrictions on mergers and acquisitions, sales of assets, sale and leaseback transactions and transactions with affiliates.

        The senior credit facilities also contain financial covenants requiring Mueller Group to maintain:

  •
  an interest expense coverage ratio of at least 2.25 to 1.0 (increasing to 2.50 to 1.00 beginning with the four quarter period ending December 31, 2007);

  •
  a consolidated leverage ratio of not more than 5.50 to 1.00 (decreasing in annual increments to 4.00 to 1.00 by the four quarter period ending December 31, 2008); and

  •
  a consolidated senior secured leverage ratio of not more than 4.25 to 1.00 (decreasing in annual increments to 3.00 to 1.00 by the four quarter period ending December 31, 2008).

        Borrowings under the revolving credit facility are subject to significant conditions, including compliance with the financial ratios included in the senior credit facilities and the absence of any material adverse change. See "Risk Factors—Risks Relating to Our Business—Restrictive covenants in our debt instruments may limit our ability to engage in certain transactions and may diminish our ability to make payments on our indebtedness."

        The senior credit facilities also contain certain customary events of default, including nonpayment of principal or interest, covenant defaults, inaccuracy of representations or warranties, bankruptcy and insolvency events, judgment defaults, cross defaults and a change of control and affirmative covenants.

Senior Discount Notes

        On April 29, 2004, Predecessor Mueller sold units consisting of $1,000 principal amount at maturity of senior discount notes due 2014, and warrants to purchase shares of Predecessor Mueller's Class A common stock, for gross proceeds of approximately $110.1 million. In connection with the Acquisition, all warrants were converted into a right to receive cash and are no longer outstanding. The notes accrete at a rate of 14 3/4% and compound semi-annually to April 2009 to a principal amount at maturity of $223.0 million. Interest is payable in cash semi-annually in arrears thereafter on April 15 and October 15 of each year. The notes are senior unsecured obligations but they effectively rank junior to all liabilities of our subsidiaries.

        Except as provided below, the notes are not redeemable at our option prior to April 15, 2009. Thereafter, the notes will be subject to redemption at our option, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, in cash at an initial redemption price equal to 107.375% of the accreted value declining ratably to par in 2012 and thereafter plus accrued and unpaid interest, thereon to the applicable redemption date.

        In addition, on or prior to April 15, 2007, we may redeem in the aggregate up to 35% of the aggregate principal amount of the notes from time to time originally issued with the net cash proceeds of one or more public equity offerings, at a redemption price (expressed as a percentage of accreted value on the redemption date) of 114.75% plus accrued and unpaid interest to the redemption date.

        We expect to use a portion of the net proceeds of this offering to redeem a portion of the senior discount notes and to pay the premium associated with such redemption as described under "Use of Proceeds."

        Holders have the option of requiring us to repurchase the notes upon a change of control at a repurchase price equal to 101% of the accreted value of the notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that we do not reinvest the proceeds of specified asset sales in our business or use those proceeds to repay indebtedness, we will be required to use the proceeds to make an offer to repurchase the notes at a repurchase price equal to the accreted value of the notes plus accrued interest.

        The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness and issue preferred stock;

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  create liens;

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  engage in sale-leaseback transactions;

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  pay dividends or make distributions in respect of capital stock;

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  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of our subsidiaries to make dividends or loans, transfer assets or repay debt to us;

  •
  sell assets;

  •
  enter into transactions with affiliates; or

  •
  effect a consolidation or merger.

        The notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our restricted subsidiaries.

Senior Subordinated Notes

        On April 23, 2004, Mueller Group issued $315.0 million aggregate principal amount of 10% senior subordinated notes which will mature on May 1, 2012. Interest on the subordinated notes is payable in cash on May 1 and November 1 of each year, beginning on November 1, 2004.

        The senior subordinated notes are subject to redemption, in whole or in part, at Mueller Group's option, at any time on or after May 1, 2008 upon not less than 30 nor more than 60 days notice, in cash, at the redemption prices set forth below plus accrued and unpaid interest, thereon to the applicable redemption date, if redeemed during the twelve month period commencing on May 1 of the years set forth below:

Period	Redemption Price
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

        In addition, prior to May 1, 2007, Mueller Group may redeem up to 35% of the aggregate principal amount of the senior subordinated notes originally issued at a redemption price of 110.000% of the principal amount thereof, plus accrued and unpaid interest with the proceeds of public equity offerings.

        We expect to use a portion of the net proceeds of this offering to redeem a portion of the senior subordinated notes and to pay accrued interest and premium associated with such redemptions as described under "Use of Proceeds."

        Holders have the option of requiring Mueller Group to repurchase the senior subordinated notes upon a change of control at a repurchase price equal to 101% of the principal amount plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Mueller Group does not reinvest the proceeds in excess of $10.0 million of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the senior subordinated notes at a repurchase price equal to 101% of the aggregate principal amount of the senior subordinated notes plus accrued and unpaid interest.

        The senior subordinated notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by all of Mueller Group's existing domestic restricted subsidiaries and all future wholly-owned domestic restricted subsidiaries that guarantee the 2005 Mueller Credit Agreement.

        The indenture governing the senior subordinated notes restricts the ability of Mueller Group and its subsidiaries to, among other things:

  •
  incur additional indebtedness and issue preferred stock;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock, including dividends to us;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of its subsidiaries, to make dividends or loans, transfer assets or repay debt to Mueller Group;

  •
  sell assets;

  •
  enter into transactions with affiliates, including us; or

  •
  effect a consolidation or merger.

        The senior subordinated notes include customary events of default, including failure to pay principal and interest on the senior subordinated notes, a failure to comply with covenants, a failure by Mueller Group or its restricted subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Mueller Group and its restricted subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a beneficial owner of our common stock (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," a dealer in securities or currencies, a bank, an insurance company, a tax-exempt entity, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a person holding shares of our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle, or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder's tax basis in our common stock, and thereafter will be treated as gain as described below under "Certain United States Federal Income and Estate Tax Consequences to Non-U.S. Holders—Gain on Disposition of Common Stock." Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for the Series A common stock, and no prediction can be made as to the effect, if any, that large numbers of outstanding shares of common stock beneficially owned by Walter Industries following this offering, or the availability of such shares for sale, will have on the market price of the Series A common stock prevailing from time to time. Nevertheless, dispositions of substantial amounts of common stock beneficially owned by Walter Industries in the public market following this offering, or the perception that such dispositions could occur, could adversely affect prevailing market prices for the Series A common stock offered in this offering. These factors also could impair our ability to raise capital through future offerings of shares.

        Upon completion of this offering, we will have 25,000,000 shares of Series A common stock issued outstanding (28,750,000 if the underwriters' option to purchase additional shares is exercised in full) and 85,844,920 shares of Series B common stock issued and outstanding. All of the shares of Series A common stock to be sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of us (as that term is defined in Rule 144 adopted under the Securities Act, or "Rule 144"), which will be subject to the resale limitations of Rule 144. The outstanding shares of Series B common stock that are beneficially owned by Walter Industries have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. Walter Industries has certain rights to require us to effect registration of shares of common stock owned by Walter Industries, which rights may be assigned. See "Certain Relationships and Related Party Transactions—Relationship with Walter Industries—Corporate agreement."

Rule 144 and Rule 144A

        In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of us at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer.

        Rule 144A under the Securities Act, or "Rule 144A," provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100.0 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of our common stock outstanding as of the date of this prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

Lock-up agreements

        Walter Industries has indicated that it intends, subject to market and other conditions, to completely divest its ownership in us following the expiration of, or release from, the 180-day lock-up agreement with the underwriters described below. Walter Industries is not subject to any obligation, contractual or otherwise, to retain or divest its controlling interest, except that we and Walter Industries, our directors, executive officers and certain other employees have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, subject to certain limitations. As a result, there can be no assurance concerning the period of time during which Walter Industries will maintain its beneficial ownership of common stock owned by it following this offering. See "Underwriting."

UNDERWRITING

        Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. are acting as representatives and joint book-running managers of the offering. Under the terms and subject to the conditions contained in an underwriting agreement dated May 25, 2006, we have severally agreed to sell to the underwriters named below, and each underwriter has agreed to purchase, the number of shares of Series A common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC	8,125,000
Morgan Stanley & Co. Incorporated	8,125,000
Lehman Brothers Inc.	3,500,000
SunTrust Capital Markets, Inc.	2,125,000
Goldman, Sachs & Co.	1,875,000
Avondale Partners, LLC	750,000
Calyon Securities (USA) Inc.	500,000

Total	25,000,000

        The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters are obligated to purchase all of the shares of Series A common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters an option to purchase on a pro rata basis up to 3,750,000 additional shares of Series A common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. These additional shares would cover sales by the underwriters which exceed the total number of shares shown in the table above. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of not more than $0.58 per share on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers. The Series A common stock is offered subject to a number of conditions, including:

  •
  a receipt and acceptance of the common stock by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares. We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $2 million.

	Paid by Us
	No Exercise	Full Exercise
Per Share	$0.96	$0.96
Total	$24,000,000	$27,600,000

        The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of Series A common stock being offered.

        We, our directors and executive officers and our sole stockholder, Walter Industries, have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and we and Walter Industries may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. In addition, during this lock-up period, we have also agreed not to file any registration statement (other than a registration statement relating to employee benefit plans described in this prospectus) for, and each of our officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of the representatives of the underwriters. The underwriters have no current intention or arrangement to release any shares subject to these lock-up agreements. The release of any shares from these lock-up agreements will be considered on a case by case basis. In considering whether to release any shares, the underwriters would consider the particular circumstances surrounding the request, including but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the request, the possible impact on the market for our common stock, and whether the holder of our shares requesting the release is an officer, director or other affiliate of the Company.

        The above lock-up provisions shall not apply to the shares of Series A common stock to be sold in this offering or transactions by any person other than us relating to shares of Series A common stock acquired in open market transactions after the completion of this offering.

        In addition, the above lock-up provision will not preclude:

    •
    any conversion by Walter Industries of shares of Series B common stock into shares of Series A common stock;

    •
    issuances of shares of Series A common stock upon the exercise of an option, warrant or similar security outstanding as of the date of this prospectus or upon the conversion of securities outstanding as of the date of this prospectus;

    •
    the grants by us of shares of Series A common stock or options to purchase shares of Series A common stock under our benefit plans described in this prospectus; provided that no such options shall vest prior to the 181st day from the date of this prospectus or the recipients of such grant agrees to be bound by the restrictions described in this paragraph for the remainder of the lock-up period;

    •
    acquisitions by us of our Series A common stock in open market transactions after the completion of this offering and reissuance of such acquired shares to our employees pursuant to our 2006 Employee Stock Purchase Plan described in this prospectus;

    •
    transfers by directors or executive officers of shares of Series A common stock by gift or to immediate family members;

    •
    transfers by our directors, executive officers or their personal representatives upon death or disability or termination of employment in accordance with the terms of the applicable employment or other agreements entered into prior to the date of this prospectus; and

    •
    the issuance of our common stock in connection with the acquisition of, or a merger with, another company provided that the recipients of such common stock agrees to be bound by the restrictions described in this paragraph for the remainder of the lock-up period;

  provided that, in each case described in this paragraph, the transferee or acquirer of any shares of Series A common stock agrees in writing to be bound by the terms of a lock-up agreement for the remainder of the original lock-up period to the same extent as if the transferee or acquirer were a party to such lock-up agreement and no filing by any party under the Exchange Act is be required or shall be voluntarily made in connection with such transfer or distribution.

        At our request, the underwriters have reserved for sale to our employees, directors, families of employees and directors at the initial public offering price up to 5% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by Morgan Stanley & Co. Incorporated. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. We do not know if our employees, directors, families of employees and directors will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.

        Our Series A common stock has been approved for listing on the New York Stock Exchange under the symbol "MWA".

        In connection with the listing of the common stock on The New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

        We and our subsidiaries may from time to time enter into other investment banking relationships with the underwriters or their affiliates pursuant to which the underwriters will receive customary fees and will be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of the underwriters against a variety of liabilities, including liabilities under the federal securities laws. Bank of America, N.A. and Morgan Stanley Senior Funding, Inc., affiliates of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, are lenders under the 2005 Mueller Credit Agreement, pursuant to which Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. are joint lead arrangers and joint book managers. Affiliates of Banc of America Securities LLC expect to receive approximately $2.9 million of the proceeds from this offering through the partial repayment of the term loan outstanding under the 2005 Mueller Credit Agreement, based on the aggregate principal amount of the term loan outstanding as of the date of this prospectus. Bank of America, N.A. and Morgan Stanley Senior Funding, Inc. are also lenders under a credit agreement with Walter Industries, as borrower. In addition, Howard L. Clark, Jr., a director of Walter Industries since March 1995 and a director of Mueller Water since April 2006, is a Vice Chairman of Lehman Brothers Inc. In addition, Calyon New York Branch and SunTrust Bank, affiliates of Calyon Securities (USA) Inc. and SunTrust Capital Markets, Inc., are lenders under the 2005 Mueller Credit Agreement. Based on the aggregate principal amount of the term loan outstanding as of the date of this prospectus, Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc., expects to receive approximately $1.8 million of the proceeds from this offering through the partial repayment of the term loan outstanding under the 2005 Mueller Credit Agreement. Affiliates of SunTrust Capital Markets, Inc. are also lenders under credit agreements with Walter Industries and its affiliates.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the initial public offering price include the following:

  •
  the information included in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history of and prospects for our business, our past and present operations;

  •
  the history and prospects for the industry in which we compete;

  •
  our past and present earnings and current financial position;

  •
  an assessment of our management;

  •
  the market of securities of companies in businesses similar to ours; and

  •
  the general condition of the securities markets.

        There can be no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market will develop and continue after this offering.

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

        The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The representatives also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representatives may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount, commissions or selling concession on shares sold by them and purchased by the representatives in stabilizing or short covering transactions.

        These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information of any such web site, or accessible through any such web sites, is not part of this prospectus. In addition, shares may be sold by underwriters to securities dealers who resell shares to online brokerage account holders.

        Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Series A common stock or has in its possession or distributes the prospectus.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Series A common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Series A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Series A common stock to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Series A common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no Series A common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors ("Permitted Investors") consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the Series A common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of Series A common stock acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

        Each underwriter acknowledges and agrees that:

  (i)
  it has not offered or sold and will not offer or sell the Series A common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Series A common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the "FSMA") by us;

  (ii)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Series A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (iii)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A common stock in, from or otherwise involving the United Kingdom.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The Series A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Series A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        The offering of the Series A common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the "CONSOB") pursuant to Italian securities legislation and, accordingly, has represented and agreed that the shares of Series A common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or the accompanying prospectus or any other documents relating to the Series A common stock be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1,

1998, as amended, (the "Regulation No. 11522"), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the "Financial Service Act") and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Any offer, sale or delivery of the shares of Series A common stock or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to the Series A common stock in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Law"), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Any investor purchasing the shares of Series A common stock in the offering is solely responsible for ensuring that any offer or resale of the Series A common stock it purchased in the offering occurs in compliance with applicable laws and regulations.

        This prospectus supplement and the accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the "Financial Service Act" and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        Italy has only partially implemented the Prospectus Directive, the provisions above relating to the European Economic Area shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

        Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

VALIDITY OF COMMON STOCK

        The validity of the issuance of the shares of Series A common stock offered hereby will be passed upon for Mueller Water by Simpson Thacher & Bartlett LLP, New York, New York and by Shearman & Sterling LLP, New York, New York, for the underwriters.

EXPERTS

        The financial statements of United States Pipe and Foundry Company, LLC (U.S. Pipe) as of September 30, 2005 and December 31, 2004 and for the nine-month period ended September 30, 2005 and the years ended December 31, 2004 and 2003 and of Mueller Water Products, LLC (formerly Mueller Water Products, Inc.) and its subsidiaries as of September 30, 2005 and 2004, and for each of the three years in the period ended September 30, 2005 included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to US Pipe's restatement of its financial statements as described in Note 1 to the financial statements and Mueller Water Products LLC's restatement of its financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We are subject to the requirements of the Exchange Act and file periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm. We also maintain an Internet site at http://www.muellercompany.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Mueller Water Products, Inc.
Condensed Consolidated Balance Sheets as of March 31, 2006 (unaudited) and September 30, 2005	F-2
Condensed Consolidated Statement of Operations for the three and six months ended March 31, 2006 and 2005 (unaudited)	F-3
Condensed Consolidated Statement of Shareholders' Equity (Deficit) for the six months ended March 31, 2005 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2006 and 2005 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7
United States Pipe and Foundry Company, LLC
Report of Independent Registered Certified Public Accounting Firm	F-33
Balance Sheets as of September 30, 2005 and December 31, 2004	F-34
Statements of Operations for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-35
Statements of Changes in Unit/Stockholder's Equity (Net Capital Deficiency) and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-36
Statements of Cash Flows for the Nine Months Ended September 30, 2005 and the Years Ended December 31, 2004 and 2003	F-37
Notes to Financial Statements	F-38
Mueller Water Products, LLC
Report of Independent Registered Public Accounting Firm	F-55
Consolidated Balance Sheets as of September 30, 2005 and 2004	F-56
Consolidated Statements of Operations for the Fiscal Years Ended September 30, 2005, 2004 and 2003	F-57
Consolidated Statements of Shareholders' Deficit and Redeemable Preferred and Common Stock for the Three Years Ended September 30, 2005	F-58
Consolidated Statements of Cash Flows for the Fiscal Years Ended September 30, 2005, 2004 and 2003	F-59
Notes to Consolidated Financial Statements	F-61

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2006	September 30, 2005
	(dollars in millions)
Assets
Cash and cash equivalents	$41.1	$—
Receivables, net of allowance for doubtful accounts of $6.5 million and $0.9 million at March 31, 2006 and September 30, 2005, respectively	272.7	118.5
Inventories	460.3	147.2
Deferred income taxes	58.1	11.1
Prepaid expenses	31.1	1.5

Total current assets	863.3	278.3
Property, plant and equipment, net	340.7	149.2
Deferred financing fees	30.7	—
Deferred income taxes	—	9.5
Due from parent, Walter Industries	20.0	—
Identifiable intangibles, net	849.0	—
Goodwill	855.5	58.4
Other long-term assets	5.6	—

Total assets	$2,964.8	$495.4

Liabilities and Shareholder's Equity (Deficit)
Current portion of long-term debt	$11.5	$—
Accounts payable	110.3	52.5
Accrued expenses and other liabilities	109.3	34.7
Payable to affiliate, Sloss Industries	4.4	2.5

Total current liabilities	235.5	89.7
Long-term debt	1,537.8	—
Payable to parent, Walter Industries	2.9	443.6
Accrued pension liability, net	105.4	53.6
Accumulated postretirement benefits obligation	48.3	51.1
Deferred income taxes	294.6	—
Other long-term liabilities	23.6	12.6
Total liabilities	2,248.1	650.6

Commitments and contingencies (Note 13)
Shareholder's Equity (Deficit):
Membership units/shares:
(1 share/unit outstanding at March 31, 2006 and September 30, 2005)	—	—
Capital in excess of par value	988.3	68.3
Accumulated deficit	(228.7)	(178.1)
Accumulated other comprehensive loss	(42.9)	(45.4)

Total shareholder's equity (deficit)	716.7	(155.2)

Total liabilities and shareholder's equity (deficit)	$2,964.8	$495.4

The accompanying notes are an integral part of the consolidated financial statements.

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended
	March 31, 2006	March 31, 2005
	(dollars in millions)
Net sales	$434.9	$124.7
Cost of sales	340.3	114.1

Gross profit	94.6	10.6
Operating expenses:
Selling, general and administrative	60.8	5.1
Related party corporate charges	2.0	1.8
Facility rationalization, restructuring and related costs	4.3	—

Total operating expenses	67.1	6.9

Income from operations	27.5	3.7
Interest expense arising from related party payable to Walter Industries	—	(5.1)
Interest expense, net of interest income	(30.1)	(0.2)

Loss before income taxes	(2.6)	(1.6)
Income tax benefit	(0.8)	(0.4)

Net loss	$(1.8)	$(1.2)

	Six months ended
	March 31, 2006	March 31, 2005
	(dollars in millions)
Net sales	$915.3	$265.9
Cost of sales	777.2	242.6

Gross profit	138.1	23.3
Operating expenses:
Selling, general and administrative	117.9	18.3
Related party corporate charges	3.8	3.7
Facility rationalization, restructuring and related costs	28.4	—

Total operating expenses	150.1	22.0

Income (loss) from operations	(12.0)	1.3
Interest expense arising from related party payable to Walter Industries	—	(11.0)
Interest expense, net of interest income	(62.3)	(0.3)

Loss before income taxes	(74.3)	(10.0)
Income tax expense (benefit)	(23.7)	0.7

Net loss	$(50.6)	$(10.7)

The accompanying notes are an integral part of the consolidated financial statements.

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT) AND

COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED MARCH 31, 2006

(UNAUDITED)

	Capital in Excess of Par Value	Accumulated Deficit	Comprehensive Income (Loss)	Accumulated Other Comprehensive Loss	Total
Balance at September 30, 2005	$68.3	$(178.1)		$(45.4)	$(155.2)
Walter's investment in subsidiary	932.9	—		—	932.9
Dividend to Walter	(444.5)	—		—	(444.5)
Dividend to Walter for acquisition costs	(12.0)	—		—	(12.0)
Forgiveness of U.S. Pipe payable to Walter	443.6	—		—	443.6
Comprehensive income (loss)
Net loss	—	(50.6)	(50.6)	—	(50.6)
Other comprehensive income (loss), net of tax
Unrealized gain on interest rate swaps, net of tax	—	—	2.6	2.6	2.6
Foreign currency translation adjustments	—	—	(0.1)	(0.1)	(0.1)

Comprehensive loss			$(48.1)

Balance at March 31, 2006	$988.3	$(228.7)		$(42.9)	$716.7

The accompanying notes are an integral part of the condensed consolidated financial statements.

MUELLER WATER PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended
	March 31, 2006	March 31, 2005
	(dollars in millions)
OPERATING ACTIVITIES
Net loss	$(50.6)	$(10.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	34.4	13.1
Amortization of intangibles	13.6	—
Amortization of deferred financing fees	2.5	—
Accretion on debt	6.6	—
Gain on disposal of property, plant and equipment	(0.3)	—
Stock-based compensation expense	0.3	—
Impairments of property, plant and equipment	21.3	—
Provision for deferred income taxes	(26.1)	8.5
Gain on interest rate swaps	(0.5)	—
Changes in assets and liabilities, net of the effects of acquisitions:
Receivables	23.4	20.9
Inventories	62.1	(42.4)
Income taxes payable	—	2.0
Prepaid expenses and other current assets	1.8	(0.1)
Pension and other long-term liabilities	3.5	2.7
Accounts payable, accrued expenses and other current liabilities	(28.9)	(1.0)

Net cash provided by (used in) operating activities	63.1	(7.0)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(30.9)	(11.2)
Acquisitions of businesses, net of cash acquired	(15.5)	—
Increase in amounts due to (from) Walter	(15.6)	18.2

Net cash provided by (used in) investing activities	(62.0)	7.0

FINANCING ACTIVITIES
Increase (decrease) in dollar value of bank checks outstanding	9.7	(0.1)
Proceeds from short-term borrowings	55.9	—
Retirement of short-term debt	(55.9)	—
Proceeds from long-term debt	1,050.0	—
Retirement of long-term debt, including capital lease obligations	(617.9)	—
Payment of deferred financing fees	(21.6)	—
Dividend to Walter	(444.5)	—
Dividend to Walter for acquisition costs	(12.0)	—

Walter contribution of Predecessor Mueller's cash	76.3	—

Net cash provided by (used in) financing activities	40.0	(0.1)

Net increase (decrease) in cash and cash equivalents	41.1	(0.1)
Cash and cash equivalents at beginning of period	—	0.1

Cash and cash equivalents at end of period	$41.1	$—

        Schedule of non-cash investing and financing activities:

        On October 3, 2005, the Company's parent Walter Industries, purchased all the outstanding common stock of Predecessor Mueller.

(dollars in millions)
Contribution of Predecessor Mueller by Walter	$932.9
Less: Cash of Predecessor Mueller received	(76.3)

Total net assets received excluding cash	$856.6

        Subsequent to the Acquisition, the Company's parent, Walter Industries, forgave an intercompany receivable with U.S. Pipe of $443.6 million.

Note 1. Organization

        The registrant is Mueller Water Products, Inc., a Delaware corporation ("Mueller Water" or the "Company"). The Company is the surviving corporation of the merger on February 2, 2006 of Mueller Water Products, LLC (Commission File Number: 333-116590) and Mueller Water Products Co-Issuer, Inc. with and into Mueller Holding Company, Inc., a Delaware corporation.

        On October 3, 2005, through a series of transactions (the "Acquisition"), Walter Industries, Inc. ("Walter"), through a wholly-owned subsidiary, acquired all outstanding shares of capital stock of Mueller Water Products, Inc. ("Predecessor Mueller"), which immediately was converted into Mueller Water Products, LLC, a Delaware limited liability company and contributed United States Pipe and Foundry Company, LLC, ("U.S. Pipe"), owned by Walter since 1969, to the acquired company. In accordance with generally accepted accounting principles, for accounting purposes U.S. Pipe is treated as the acquirer of Predecessor Mueller. Accordingly, effective October 3, 2005, U.S. Pipe's basis of accounting is used for the Company and all financial data for periods prior to October 3, 2005 of the Company included in this prospectus, is that of U.S. Pipe. The results of operations of Predecessor Mueller are included in the Consolidated Statements of Operations beginning October 3, 2005.

        The Company was originally organized as United States Pipe and Foundry Company, Inc. ("Inc.") and was a wholly-owned subsidiary of Walter Industries, Inc., a diversified New York Stock Exchange traded company (NYSE: WLT). On September 23, 2005, Inc. was dissolved and United States Pipe and Foundry Company, LLC was organized in the state of Alabama, and the operations of Inc. were conducted under the form of a limited liability company.

        In December 2005, U.S. Pipe changed its fiscal year-end to September 30, which coincides with the fiscal year end of Predecessor Mueller. Beginning with the quarter ended December 31, 2005, the Company has three operating segments which are named after its leading brands in each segment: Mueller, U.S. Pipe, and Anvil.

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending September 30, 2006.

        The balance sheet at September 30, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

        Certain amounts in the prior period's consolidated financial statements have been reclassified to conform to the current-period presentation. On the Consolidated Balance Sheet as of September 30, 2005, prepaid pension cost of $19.3 million has been netted against accrued pension liability of $72.9 million and is presented as accrued pension liability, net of $53.6 million.

Note 2. Summary of Significant Accounting Policies

        Revenue Recognition—The Company recognizes revenue based on the recognition criteria set forth in the Securities and Exchange Commission's Staff Accounting Bulletin 104 "Revenue Recognition in Financial Statements", which is when delivery of product has occurred or services have been rendered and there is persuasive evidence of a sales arrangement, selling prices are fixed or determinable, and collectibility from the customer is reasonably assured. Revenue from the sale of products via rail or truck is recognized when title passes upon delivery to the customer. Revenue earned for shipments via ocean vessel is recognized under international shipping standards as defined by Incoterms 2000 when title and risk of loss transfer to the customer. Sales are recorded net of estimated cash discounts and rebates.

        Shipping and Handling—Costs to ship products to customers are included in cost of sales in the Consolidated Statements of Operations. Amounts billed to customers, if any, to cover shipping and handling costs are included in net sales.

        Customer Rebates—Customer rebates are applied against net sales at the time the sales are recorded based on estimates with respect to the deductions to be taken.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of ninety days or less when purchased to be cash equivalents. Outstanding checks are netted against cash when there is a sufficient balance of cash available in the Company's accounts at the bank to cover the outstanding amount and the right of offset exists. Where there is no right of offset against cash balances, outstanding checks are classified along with accounts payable. At March 31, 2006 and September 30, 2005 checks issued but not yet presented to the banks for payment (i.e. the dollar value of bank checks outstanding) were $9.7 million and zero, respectively, and were recorded in accounts payable.

        Receivables—Receivables relate primarily to amounts due from customers located in North America. To reduce credit risk, credit investigations are performed prior to accepting an order and, when necessary, letters of credit are required to ensure payment.

        The estimated allowance for doubtful accounts receivable is based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts. Significantly weaker than anticipated industry or economic conditions could impact customers' ability to pay such that actual losses may be greater than the amounts provided for in these allowances. The periodic evaluation of the adequacy of the allowance for doubtful accounts is based on an analysis of prior collection experience, specific customer creditworthiness and current economic trends within the industries served. In circumstances where a specific customer's inability to meet its financial obligation is known to the Company (e.g., bankruptcy filings or substantial downgrading of credit ratings), the Company records a specific allowance to reduce the receivable to the amount the Company reasonably believes will be collected.

        Inventories—Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and actual costs incurred on the costs capitalized as part of inventory.

        Property, plant and equipment—Property, plant and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term. Estimated useful lives used in computing depreciation expense are 2 to 20 years for machinery and equipment and 3 to 50 years for land improvements and buildings. Gains and losses upon disposition are reflected in the Consolidated Statements of Operations in the period of disposition.

        Direct internal and external costs to implement computer systems and software are capitalized as incurred. Capitalized costs are amortized over the estimated useful life of the system or software, beginning when site installations or module development is complete and ready for its intended use, which generally is 3 to 5 years.

        The Company accounts for its asset retirement obligations related to plant and landfill closures in accordance with Statement of Financial Accounting Standards No. 143 ("SFAS 143"). Under SFAS 143, liabilities are recognized at fair value for an asset retirement obligation in the period in which it is incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset.

        Tooling—Prepaid expenses include maintenance and tooling inventory costs. Perishable tools and maintenance items are expensed when put into service. More durable items are depreciated over their estimated useful lives, ranging from 4 to 10 years.

        Environmental Expenditures—The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. The Company is indemnified by Tyco for all environmental liabilities associated with Predecessor Mueller as it existed as of August 16, 1999, whether known or not.

        Accounting for the Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Goodwill and intangible assets that have an indefinite life are not amortized, but instead are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments) using both a discounted cash flow method and a market comparable method.

        Workers' Compensation—The Company is self-insured for workers' compensation benefits for work-related injuries. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data or combined insurance industry data when historical data is limited. Pursuant to the terms of the Tyco Purchase Agreement, Predecessor Mueller is indemnified by Tyco for all liabilities that occurred prior to August 16, 1999. Workers' compensation liabilities were as follows:

	March 31, 2006	September 30, 2005
	(dollars in millions)
Workers' compensation liability recorded on a discounted basis	$24.4	$11.9

        A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

        Warranty Costs—The Company accrues for U.S. Pipe segment warranty expenses that include customer costs of repair and/or replacement, including labor, materials, equipment, freight and reasonable overhead costs, determined on a case-by-case basis, whenever the Company's products and/or services fail to comply with published industry standards or mutually agreed upon customer requirements.

        The Company accrues for the estimated cost of product warranties of the Mueller and Anvil segments at the time of sale based on historical experience. Adjustments to obligations for warranties are made as changes in the obligations become reasonably estimable.

        Activity in accrued warranty, included in the caption accrued expenses in the accompanying Consolidated Balance Sheets, was as follows (in millions):

	Three months ended		Six months ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Accrued balance at beginning of period	$5.0	$1.7	$4.7	$1.8
Accrued warranty of Predecessor Mueller	—	—	1.6	—
Warranty expense	1.4	0.9	1.8	1.7
Settlement of warranty claims	(2.0)	(0.8)	(3.7)	(1.7)

Balance at end of period	$4.4	$1.8	$4.4	$1.8

        Deferred Financing Fees—Costs of debt financing included in other non-current assets are amortized over the life of the related loan agreements, which range from five to ten years. Such costs are reassessed when amendments occur, in accordance with Emerging Issues Task Force (EITF) 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments."

        Income Taxes—Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        Research and Development—Research and development expenditures are expensed when incurred.

        Advertising—Advertising costs are expensed when incurred.

        Translation of Foreign Currency—Assets and liabilities of the Company's businesses operating outside of the United States of America which maintains accounts in a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in either cost of sales or selling, general and administrative expense, as appropriate.

        Derivative Instruments and Hedging Activities—The Company currently uses interest rate swaps as required in the 2005 Mueller Credit Agreement to reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether or not a derivative is designated and effective as part of a hedge transaction and meets the applicable requirements associated with Statement of Financial Accounting Standards No. 133 ("SFAS 133") (see Note 6).

        Additionally, the Company utilizes forward contracts to mitigate its exposure to changes in foreign currency exchange rates from third party and intercompany transactions. The primary currency to which the Company is exposed and to which it hedges the exposure is the Canadian Dollar. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated Other Comprehensive Income (Loss) until the underlying hedged transactions are reported in the Company's Consolidated Statements of Operations.

        Related Party Transactions—The Company purchases foundry coke from an affiliate, Sloss Industries, Inc. for an amount that approximates the market value of comparable transactions. Costs included in cost of sales related to purchases from Sloss Industries, Inc. were $5.4 million and $6.6 million for the three months ended March 31, 2006 and 2005, respectively, and $10.8 million and $10.3 million for the six months ended March 31, 2006 and 2005, respectively.

        Other services that Sloss Industries, Inc. provides to the Company include the delivery of electrical power to one of the Company's facilities, rail car switching and the leasing of a distribution facility. The total of these other services included in the Company's operating expenses were $0.4 million and $0.4 million for the three months ended March 31, 2006 and 2005, respectively, and $0.8 million and $0.7 million for the six months ended March 31, 2006 and 2005, respectively.

        Related Party Allocations—Certain costs incurred by Walter such as insurance, executive salaries, professional service fees, human resources, transportation, healthcare and other centralized business functions are allocated to its subsidiaries. Certain costs that were considered directly related to the U.S. Pipe segment were charged to the Company and included in selling, general and administrative expenses. These costs were approximately $0.6 million and $0.4 million for the three months ended March 31, 2006 and 2005, respectively, and approximately $1.0 million and $0.8 million for the six months ended March 31, 2006 and 2005, respectively. Costs incurred by Walter that cannot be directly attributed to its subsidiaries are allocated to them based on estimated annual revenues. Such costs were allocated to the Company and are recorded in the caption, related party corporate charges, in the accompanying Consolidated Statements of Operations and were approximately $2.0 million and $1.8 million for the three months ended March 31, 2006 and 2005, respectively, and approximately $3.8 million and $3.7 million for the six months ended March 31, 2006 and 2005, respectively.

        While the Company considers the allocation of such costs to be reasonable, in the event the Company was not affiliated with Walter, these costs may increase or decrease.

        Certain of the Company's employees have been granted Walter restricted stock units and stock options under Walter's stock-based compensation plans. The Company has expensed $0.2 million and $0.2 million related to the stock-based compensation costs allocated from Walter for the three and six months ended March 31, 2006, respectively.

Note 3. Acquisitions

  Hunt Industries, Inc.

        On January 4, 2006, the Company acquired Hunt Industries, Inc. ("Hunt") for $6.8 million in cash. Hunt, based in Murfreesboro, Tennessee, is a manufacturer of meter pits and meter yokes which are sold by the Company's Mueller segment.

        The estimated fair values of the assets and liabilities acquired are as follows (dollars in millions):

Current assets	$0.2
Goodwill	6.8
Current liabilities	(0.2)

Net assets acquired	$6.8

  CCNE, L.L.C.

        On January 27, 2006, the Company acquired the operating assets of CCNE, L.L.C., a Connecticut-based manufacturer of check valves for sale to the water and wastewater treatment markets, for $8.8 million in cash.

        The estimated fair values of the assets and liabilities acquired are as follows (dollars in millions):

Inventory	$2.1
Intangible assets	6.7

Net assets acquired	$8.8

        The intangible assets acquired represent purchased technology and are being amortized over an estimated useful life of 55 months.

  Acquisition of Predecessor Mueller by Walter Industries

        On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter acquired all of the outstanding common stock of Predecessor Mueller for $943.4 million and assumed $1.05 billion of indebtedness. Predecessor Mueller was converted into a limited liability company on October 3, 2005 and was merged with and into the Company on February 2, 2006. Transaction costs included in the acquisition price were $14.8 million. In conjunction with the acquisition, U.S. Pipe was contributed in a series of transactions to Mueller Group, LLC ("Mueller Group" or "Group"), a wholly-owned subsidiary of the Company, on October 3, 2005. On February 23, 2006, Walter received $10.5 million based on the final closing cash and working capital, adjusting the purchase price to $932.9 million.

        Walter's acquisition of Predecessor Mueller has been accounted for as a business combination with U.S. Pipe considered the acquirer for accounting purposes. Assets acquired and liabilities assumed were recorded at their fair values as of October 3, 2005. The total purchase price of $932.9 million is comprised of (dollars in millions):

Acquisition of the outstanding common stock of Predecessor Mueller	$918.1
Acquisition-related transaction costs	14.8

Total purchase price	$932.9

        Acquisition-related transaction costs include investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

        Under business combination accounting, the purchase price was allocated to Predecessor Mueller's net tangible and identifiable intangible assets based on their fair values as of October 3, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based on estimated fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventory	373.2
Property, plant and equipment	215.7
Identifiable intangible assets	855.9
Goodwill	790.4
Net other assets	376.1
Net deferred tax liabilities	(283.1)
Debt	(1,572.7)

Total purchase price allocation	$932.9

        The purchase price allocation is preliminary and is subject to future adjustments to goodwill for the execution of certain restructuring plans identified by Walter prior to the acquisition date primarily related to Predecessor Mueller facility rationalization actions. Costs related to these facility rationalization actions will be recorded to goodwill through October 3, 2006.

        Receivables are short-term trade receivables and their net book value approximates current fair value.

        Finished goods inventory is valued at estimated selling price less cost of disposal and reasonable profit allowance for the selling effort. Work in process inventory is valued at estimated selling price of finished goods less costs to complete, cost of disposal and a reasonable profit allowance for the completing and selling effort. Raw materials are valued at book value, which approximates current replacement cost. The carrying value of inventories include $70.2 million in excess of Predecessor Mueller's carrying value, of which $11.8 million was charged to cost of sales during the three months ended March 31, 2006 and $70.2 million was charged to cost of sales during the six months ended March 31, 2006.

        Property, plant and equipment are valued at the current replacement cost as follows (in millions):

		Depreciation Period
Land	$14.1	Indefinite
Buildings	51.8	5 to 14 years
Machinery and equipment	136.6	3 to 5 years
Other	13.2	3 years

Total property, plant and equipment	$215.7

        Identifiable intangible assets acquired consist of trade name, trademark, technology and customer relationships and were valued at their current fair value. Trade name and trademark relate to Mueller®, Anvil®, Hersey ™, Henry Pratt™ and James Jones™. Technology represents processes related to the design and development of products. Customer relationships represent the recurring nature of sales to current distributors, municipalities, contractors and other end customers regardless of their contractual nature.

        Identifiable intangible assets were as follows (dollars in millions):

		Amortization Period
Trade name and trademark	$403.0	Indefinite
Technology	56.3	10 years
Customer relationships	396.6	19 years

Total identifiable intangible assets	$855.9

        Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that the Company determines the book value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made. The Company's goodwill is not tax deductible.

        Net other assets include cash, prepaid expenses, deferred financing fees, accounts payable, accrued expenses and accrued pension liability and were valued at their approximate current fair value. After the purchase price allocation Predecessor Mueller paid a $444.5 million dividend to Walter.

        Net deferred tax liabilities include the tax effects of fair value adjustments related to identifiable intangible assets and net tangible assets.

        Debt is valued at fair market value as of October 3, 2005, which resulted in a $36.0 million and an $18.9 million fair value increase to the senior discount notes and the senior subordinated notes, respectively.

        The following table of unaudited pro forma results of operations of Predecessor Mueller and U.S. Pipe for the three and six months ended March 31, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement had taken place on October 1, 2004 and were carried forward through March 31, 2005.

        The unaudited pro forma amounts are not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Acquisition and borrowings under the 2005 Mueller Credit Agreement been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company.

	Three months ended	Six months ended
	March 31, 2005	March 31, 2005
	(dollars in millions) (unaudited)
Net Sales	$409.9	$807.2
Net income (loss)	$1.3	$(10.1)

        The pro forma amounts are based on the historical results of operations and are adjusted for amortization of definite-lived intangibles of $5.9 million and $11.8 million for the three and six months ended March 31, 2005, respectively; depreciation of property, plant and equipment of ($0.2) million and ($0.4) million for the three and six months ended March 31, 2005, respectively; interest expense of $5.1 million and $10.6 million for the three and six months ended March 31, 2005, respectively; and amortization of financing fees related to the 2005 Mueller Credit Agreement of ($0.1) million and $2.4 million for the three and six months ended March 31, 2005, respectively.

Note 4. Facility Rationalization, Restructuring and Related Costs

        On January 26, 2006, the Company announced the closure of the Henry Pratt ("Pratt") valve manufacturing facility in Dixon, Illinois, which is included in the Company's mueller segment. The eventual closure of the facility is expected to occur by the end of the fiscal year 2006, resulting in the termination of approximately 100 employees. Total estimated costs related to this closure are $2.2 million, of which $1.4 million, consisting of termination benefits, is expected to be recorded as an adjustment to goodwill. The remaining other costs include costs to transfer and install equipment and temporary outsourcing of manufacturing and will be expensed when incurred. During the quarter ended March 31, 2006, $0.3 million of termination benefits was recorded as an adjustment to goodwill. The restructuring costs are recorded to goodwill as the overall plan to close the facility was approved prior to the Acquisition.

        On October 26, 2005, Walter announced plans to close U.S. Pipe's Chattanooga, Tennessee plant and transfer the valve and hydrant production of that plant to Mueller's Chattanooga, Tennessee and Albertville, Alabama plants. The eventual closure of the U.S. Pipe Chattanooga plant is expected to occur in calendar 2006, resulting in the termination of approximately 340 employees. Total exit costs are expected to approximate $47.6 million of which approximately $29.3 million qualify as restructuring and impairment charges. The remaining exit costs of $18.3 million were comprised of an inventory write-down totaling $10.7 million and a $7.6 million write-off of unabsorbed overhead costs, of which $2.4 million and $18.3 million were recognized in cost of sales during the three months and six months ended March 31, 2006, respectively.

        Total estimated restructuring and impairment charges and the amounts recorded to restructuring expenses are as follows (in millions):

		Restructuring & impairment charges expensed
	Total estimated restructuring costs	For the three months ended March 31, 2006	For the six months ended March 31, 2006
	(dollars in millions)
Termination benefits	$3.6	$0.4	$3.4
Other employee-related costs	3.3	3.9	3.9
Other associated costs	3.4	—	2.1
Impairment of property, plant and equipment	19.0	—	19.0

Total	$29.3	$4.3	$28.4

        Termination benefits relating to the U.S. Pipe Chattanooga plant closure of $3.4 million consist primarily of severance related to staff reductions of hourly and salaried personnel. The Company expects to recognize an additional $0.2 million for severance expense during the remainder of fiscal 2006. In addition, the Company recognized other employee-related costs of approximately $3.9 million related to pension and other postretirement benefit obligations during the three months ended March 31, 2006. The Company expects to record reductions to these costs of $0.6 million related to pension and other postretirement benefit obligations during the remainder of 2006.

        Other associated costs of $2.1 million principally include an increase to the estimated asset retirement obligation. The Company expects to recognize an additional $1.3 million of environmental-related costs, as those costs are incurred during fiscal 2006.

        Property impairment charges of $19.0 million were recorded during the three months ended December 31, 2005. These assets have a remaining net book value of $3.9 million as of March 31, 2006.

        Activity in accrued restructuring was as follows (dollars in millions):

	For the three months ended March 31, 2006	For the six months ended March 31, 2006
Beginning balance	$3.8	$—
Restructuring expenses accrued	4.3	9.4
Restructuring payments and charges	(4.5)	(5.8)

Ending balance	$3.6	$3.6

Note 5. Borrowing Arrangements

        Long-Term Debt—Long-term debt consists of the following obligations:

	March 31, 2006	September 30, 2005
	(dollars in millions)
2005 Mueller Credit Agreement	$1,044.8	$—
10% senior subordinated notes(1)	332.4	—
14 3/4% senior discount notes(2)	169.8	—
Capital lease obligations	2.3	—

	1,549.3	—
Less current portion	(11.5)	—

	$1,537.8	$—

1)
The value of the 10% senior subordinated notes were recorded at fair value at October 3, 2005 which was an increase of $18.9 million over Predecessor Mueller's carrying amount. This amount is amortized over the life of the notes as a reduction to interest expense. As of March 31, 2006, the unamortized fair value adjustment was $17.4 million.

2)
The value of the 14 3/4% senior discount notes were recorded at fair value at October 3, 2005 which was an increase of $36.0 million over Predecessor Mueller's carrying amount. This amount is amortized over the remaining life of the notes as a reduction to interest expense. As of March 31, 2006 the unamortized fair value adjustment was $33.6 million.

        2005 Mueller Credit Agreement:    On October 3, 2005, Group entered into a credit agreement (the "2005 Mueller Credit Agreement") consisting of a $145 million senior secured revolving credit facility maturing in October 2010 (the "2005 Mueller Revolving Credit Facility") and a $1,050 million senior secured term loan maturing in October 2012 (the "2005 Mueller Term Loan"). The 2005 Mueller Credit Agreement is a secured obligation of Group and substantially all of its wholly-owned domestic subsidiaries, including U.S. Pipe. The 2005 Mueller Term Loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due. The commitment fee on the unused portion of the 2005 Mueller Revolving Credit Facility is 0.50% and the interest rate is a floating interest rate of 2.5% over LIBOR. The 2005 Mueller Term Loan carries a floating interest rate of 2.25% over LIBOR. As of March 31, 2006, the average interest rate was 7.0%.

        Proceeds from the 2005 Mueller Credit Agreement were $1,053.4 million, net of $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to finance the acquisition of Predecessor Mueller by Walter and to refinance existing indebtedness.

        The 2005 Mueller Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of Group and certain of its subsidiaries to incur certain additional indebtedness, pay dividends, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants.

        An amendment to the 2005 Mueller Credit Agreement made in January 2006 provides that in the event of an initial public offering, Group may pay annual dividends of up to $8.5 million to the Company to pay its common shareholders.

        10% Senior Subordinated Notes:    In 2004, Mueller Group, Inc. (now, Mueller Group, LLC) issued $315 million principal face amount of 10% senior subordinated notes due 2012. The senior subordinated notes are guaranteed by each of Group's existing domestic restricted subsidiaries. The subordinated notes contain customary covenants and events of default, including covenants that limit Group's ability to incur debt, pay dividends and make investments. The effective interest rate was 7.3% at March 31, 2006.

        14 3/4% Senior Discount Notes:    In 2004, Predecessor Mueller issued 223,000 units, consisting of $223 million principal face amount of 14 3/4% senior discount notes due 2014 and warrants to purchase 24,487,383 shares of Predecessor Mueller's common stock. In connection with the Acquisition, these warrants were cancelled and converted into the right to receive cash equal to the number of shares of common stock into which the warrants would have been exercisable multiplied by the per-share merger consideration (less the exercise price per warrant). The senior discount notes remain senior unsecured obligations of the Company and are effectively subordinated to all of its existing and future secured debt and to all indebtedness and other liabilities of the Company's subsidiaries, including Group. The senior discount notes do not require cash interest payments until April 2009. The effective interest rate was 10.4% at March 31, 2006.

        Capital Leases—The Company leases automobiles under capital lease arrangements that expire over the next four years.

        Interest Rate Swaps—These hedges are described in Note 6 and comply with covenants contained in the 2005 Mueller Credit Agreement.

        Distributions from Group—The Company has no material assets other than its ownership of Group's capital stock and accordingly depends upon distributions from Group to satisfy its cash needs. The Company's principal cash needs will be debt service on its senior discount notes due 2014. These senior discount notes do not require cash interest payments until 2009 and contain restrictive covenants that will, among other things, limit the ability of the Company and its subsidiaries (including Group) to incur debt, pay dividends and make investments. Neither Group nor any of its subsidiaries guarantee these notes. The Company, however, is a holding company and its ability to pay interest on the notes will be dependent upon the receipt of dividends from its subsidiaries. Group is the Company's only direct subsidiary. However, the terms of Group's borrowing arrangements significantly restrict its ability to pay dividends to the Company.

Note 6. Derivative Financial Instruments

        Interest Rate Swaps—On October 27, 2005, Group entered into six interest rate hedge transactions with a cumulative notional amount of $350 million. The swap terms are between one and seven years with five separate counter-parties. The objective of the hedges is to protect the Company against rising LIBOR interest rates that would have a negative effect on the Company's cash flows due to changes in interest payments on its 2005 Mueller Term Loan. The structure of the hedges are a one-year 4.617% LIBOR swap of $25 million, a three-year 4.740% LIBOR swap of $50 million, a four-year 4.800% LIBOR swap of $50 million, a five-year 4.814% LIBOR swap of $100 million, a six-year 4.915% LIBOR swap of $50 million, and a seven year 4.960% LIBOR swap of $75 million. These swap agreements call for the Company to make fixed rate payments over the term at each swap's stated fixed rate and to receive payments based on three month LIBOR from the counter-parties. These swaps will be settled quarterly over their lives and will be accounted for as cash flow hedges. As such, changes in the fair value of these swaps that take place through the date of maturity will be recorded in Accumulated Other Comprehensive Income (Loss). These hedges comply with covenants contained in the 2005 Mueller Credit Agreement.

        Group also has two interest rate hedge agreements that existed as of October 3, 2005: a two-year 3.928% LIBOR swap that matures in May 2007 and a two-year 4.249% LIBOR swap that matures in April 2007. The changes in fair value of these two swaps were recorded as interest expense in the Statements of Operations until achieving hedge effectiveness in October 2005 and November 2005, respectively, at which times such changes in fair value were recorded in Accumulated Other Comprehensive Income (Loss).

        The Company recorded an unrealized gain from its interest rate swap contracts, net of tax, of $2.6 million at March 31, 2006 in Accumulated Other Comprehensive Income (Loss).

  Forward Foreign Currency Exchange Contracts

        The Company entered into forward exchange contracts primarily to hedge currency fluctuations from transactions (primarily an intercompany loan and anticipated inventory purchases) denominated in foreign currencies, thereby limiting the risk that would otherwise result from changes in foreign currency exchange rates. The majority of the Company's exposure to currency fluctuations is in Canada. Gains and losses on the forward foreign currency exchange contracts are expected to be offset by losses / gains on identified underlying foreign currency exchange transactions. As of March 31, 2006, the Company had entered into forward foreign currency exchange contracts at a notional amount of $7.4 million to protect anticipated inventory purchases over the next six months by its Canadian operations. With these hedges, the Company purchases U.S. dollars and sells Canadian dollars at an average exchange rate of $0.870.

        The Company has also entered into hedges protecting the Company from currency fluctuations from its Canadian-denominated intercompany loan. The hedges have a notional value of $37.3 million and mature over the next three years. With these hedges, the Company sells Canadian dollars for U.S. dollars at an exchange rate of $0.8681. Gains or losses on these hedges will be recorded in earnings. The loss on the hedges at March 31, 2006 was not material.

Note 7. Interest Expense Arising from Related Party Payable to Walter Industries

        Interest expense associated with the outstanding debt payable to Walter was allocated to the Company up to the date of the Acquisition based upon the outstanding balance of the intercompany note. On October 3, 2005, the intercompany note to Walter of $443.6 million was forgiven and contributed to capital. Intercompany interest expense was zero and $5.1 million for the three months ended March 31, 2006 and 2005, respectively, and was zero and $11.0 million for the six months ended March 31, 2006 and 2005, respectively.

Note 8.    Pension and Other Postretirement Benefits

        The components of net periodic benefit cost for pension and postretirement benefits for the three months and six months ended March 31, 2006 and 2005 are as follows:

	Pension Benefits		Other Benefits
	For the three months ended March 31,		For the three months ended March 31,
	2006	2005	2006	2005
	(dollars in millions)
Components of net periodic benefit cost:
Service cost	$1.9	$1.3	$0.2	$0.1
Interest cost	4.7	3.1	0.3	0.3
Expected return on plan assets	(4.9)	(3.5)	—	—
Amortization of prior service cost	0.2	0.1	(0.6)	(0.6)
Amortization of net loss (gain)	1.8	0.8	(0.2)	(0.2)
Curtailment and termination benefits loss (gain)	4.9	—	(1.1)	—

Net periodic benefit cost	$8.6	$1.8	$(1.4)	$(0.4)

	Pension Benefits		Other Benefits
	For the six months ended March 31,		For the six months ended March 31,
	2006	2005	2006	2005
	(dollars in millions)
Components of net periodic benefit cost:
Service cost	$3.9	$2.4	$0.4	$0.2
Interest cost	9.4	6.3	0.6	0.7
Expected return on plan assets	(9.8)	(6.6)	—	—
Amortization of prior service cost	0.3	0.2	(1.2)	(1.3)
Amortization of net loss (gain)	3.7	1.6	(0.4)	(0.4)
Curtailment and termination benefits loss (gain)	4.9	—	(1.1)	0.3

Net periodic benefit cost	$12.4	$3.9	$(1.7)	$(0.5)

        The curtailment and termination benefits loss (gain) shown in the schedule above are related to the closure of the U.S. Pipe Chattanooga, Tennessee plant as described in Note 4. These components of net periodic benefit cost for pension and postretirement plans were charged to restructuring expense in the statement of operations.

        For the three months and six months ended March 31, 2006, the Company had no contributions to its pension plans. The Company anticipates contributing approximately $5.3 million to fund its pension plans in fiscal 2006 and may make further discretionary payments.

Note 9.    Goodwill and Identifiable Intangibles

        Goodwill and intangible assets that have an indefinite life are not amortized, but instead are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments) using both a discounted cash flow method and a market comparable method. Definite-lived intangible assets are amortized over their respective estimated useful lives and reviewed for impairment if events or circumstances indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.

        Identifiable intangible assets consist of the following:

	March 31, 2006
	Cost	Accumulated Amortization
	(dollars in millions)
Definite-lived intangible assets
Technology	$63.0	$3.2
Customer relationships	396.6	10.4

	459.6	13.6
Indefinite lived intangible assets
Trade name and trademarks	403.0	—

	$862.6	$13.6

        Identifiable intangible assets, net, were $849.0 million at March 31, 2006, compared to zero at September 30, 2005. The increase primarily represents the allocation of purchase price of the Acquisition of $855.9 million as of October 3, 2005. During the three months ended March 31, 2006, there was an addition of $6.7 million of technology intangibles related to the acquisition of CCNE, L.L.C. in January 2006. Amortization expense was $7.0 million and $13.6 million for the three and six months ended March 31, 2006, respectively.

        Goodwill was $855.5 million at March 31, 2006, compared to $58.4 million at September 30, 2005. The increase of $797.1 million primarily represents $798.3 million of goodwill identified during the allocation of the purchase price of the Acquisition, as well as the following adjustments recorded during the three months ended March 31, 2006: a $6.8 million increase related to the January 2006 acquisition of Hunt Industries; a $0.6 million increase related to the execution of certain restructuring plans identified by Walter prior to the Acquisition date; a $2.4 million increase related to deferred taxes on the foreign currency transaction gain on partial repayment of the foreign-denominated intercompany loan that existed at the Acquisition date; a $0.5 million decrease related to adjustments to the property valuations recorded as part of the purchase price allocation; and a $10.5 million decrease due to the settlement of the final working capital and cash adjustments to the purchase price. Goodwill is expected to increase as the Company implements facility rationalizations that were formally identified prior to the Acquisition up to, and no later than, October 3, 2006. Certain facility rationalization costs, primarily related to severance, will be recorded as a liability at the time identified as permitted under accounting principles generally accepted in the United States of America, with a corresponding increase in goodwill. All closure costs related to the shut-down of the U.S. Pipe Chattanooga facility (as described in Note 4) have been charged to operating expenses and are not reflected as a component of goodwill.

Note 10.    Supplementary Balance Sheet Information

        Selected supplementary balance sheet information is presented below:

	March 31, 2006	September 30, 2005
	(dollars in millions)
Inventories
Purchased materials and manufactured parts	$77.6	$30.6
Work in process	114.2	15.5
Finished goods	268.5	101.1

	$460.3	$147.2

	March 31, 2006	September 30, 2005
	(dollars in millions)
Property, plant and equipment
Land	$25.6	$11.3
Buildings	88.4	33.8
Machinery and equipment	529.5	401.7
Other	31.0	16.2
Accumulated depreciation	(333.8)	(313.8)

	$340.7	$149.2

	March 31, 2006	September 30, 2005
	(dollars in millions)
Accrued expenses and other current liabilities
Vacations and holidays	$14.3	$4.5
Workers' compensation and comprehensive liability	6.1	2.9
Accrued payroll and bonus	13.3	3.9
Accrued sales commissions	3.7	1.0
Accrued other taxes	7.3	2.1
Accrued warranty claims	4.4	4.7
Accrued environmental claims	4.2	4.0
Accrued income taxes	0.7	5.5
Accrued cash discounts and rebates	11.8	4.8
Accrued interest	21.0	—
Unclaimed payments to Predecessor Mueller warrant holders	1.9	—
Other	20.6	1.3

	$109.3	$34.7

Note 11.    Supplementary Income Statement Information

        The components of interest expense, net of interest income are presented below:

	Three months ended		Six months ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
	(dollars in millions)
Interest expense, net of interest income:
Interest expense	$29.4	$0.2	$58.6	$0.3
Deferred financing fee amortization	1.3	—	2.5	—
Write off of bridge loan commitment fees	—	—	2.5	—
Interest rate swap gains	(0.1)	—	(0.5)	—

Total interest expense	30.6	0.2	63.1	0.3
Interest income	(0.5)	—	(0.8)	—

Total interest expense, net of interest income	$30.1	$0.2	$62.3	$0.3

        The bridge loan commitment fees represent fees paid to lenders to make available to the Company a bridge loan commitment to repurchase the 14 3/4% senior discount notes and 10% senior subordinated notes from the holders of such notes under the terms of the change of control provisions of the indentures. No notes were tendered under the offer and the bridge loan was not used. The related commitment fees were charged to interest expense during the three months ended December 31, 2005.

Note 12.    Segment Information

        Prior to the Acquisition on October 3, 2005, the Company had one segment—U.S. Pipe. As of March 31, 2006, the Company's operations consisted of three operating segments: Mueller, U.S. Pipe and Anvil. These segments are organized based on products and are consistent with how the operating segments are managed, how resources are allocated, and how information is used by the chief operating decision maker. The Mueller segment is a manufacturer of valves, fire hydrants and other related products utilized in the distribution of water and gas and in water and wastewater treatment facilities. The U.S. Pipe segment is a manufacturer of ductile iron pressure pipe, fittings and other cast iron products used primarily for major water and wastewater transmission and collection systems. The Anvil segment is a manufacturer of cast iron and malleable iron pipe fittings, ductile iron couplings and fittings, pipe hangers and other related products for the fire protection, plumbing, heating, mechanical, construction, retail hardware and other related industries. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        Intersegment sales and transfers are made at established intersegment selling prices generally intended to cover costs. The determination of segment earnings does not reflect allocations of certain corporate expenses not directly attributable to segment operations and intersegment eliminations, which is designated as Corporate in the segment presentation, and is before interest expense, net of interest income, and income taxes. Corporate expenses include those costs incurred by Mueller's corporate function and do not include any allocated costs from Walter. Costs allocated by Walter to the Company are recorded in the determination of U.S. Pipe's operating income. Corporate costs include those costs related to financial and administrative matters, treasury, risk management, human resources, legal counsel, and tax functions. Corporate assets include cash, deferred tax assets and deferred financing fees. These assets have not been pushed down to the Company's segments and are maintained as Corporate items. Therefore, segment earnings are not reflective of results on a stand-alone basis. See also Note 2 regarding Related Party Allocations from Walter which are recorded solely by U.S. Pipe and are reflected in the Company's consolidated SG&A expenses.

        Segment assets consist primarily of accounts receivable, inventories, property, plant and equipment, goodwill, and identifiable intangibles. Summarized financial information for the Company's segments follows:

	Three months ended March 31,		Six months ended March 31,
(dollars in millions)	2006	2005	2006	2005
Net sales:
Mueller	$193.3	$—	$373.5	$—
U.S. Pipe	119.7	124.7	290.8	265.9
Anvil	127.4	—	260.2	—
Consolidating eliminations	(5.5)	—	(9.2)	—

Consolidated	$434.9	$124.7	$915.3	$265.9

Intersegment sales:
Mueller	$3.9	$—	$7.4	$—
U.S. Pipe	1.5	—	1.5	—
Anvil	0.1	—	0.3	—

Consolidated	$5.5	$—	$9.2	$—

Income (loss) from operations:
Mueller	$39.2	$—	$35.4	$—
U.S. Pipe	(7.2)	3.7	(35.0)	1.3
Anvil	5.0	—	3.5	—
Corporate expense (1)	(8.9)	—	(15.3)	—
Consolidating eliminations	(0.6)	—	(0.6)	—

Consolidated	$27.5	$3.7	$(12.0)	$1.3

Depreciation and amortization:
Mueller	$12.8	$—	$24.8	$—
U.S. Pipe	5.3	6.6	11.6	13.1
Anvil	5.9	—	11.3	—
Corporate expense	0.1	—	0.2	—

Consolidated	$24.1	$6.6	$47.9	$13.1

Facility rationalization, restructuring and related costs:
Mueller	$—	$—	$—	$—
U.S. Pipe	4.3	—	28.4	—
Anvil	—	—	—	—

Consolidated	$4.3	$—	$28.4	$—

Capital expenditures:
Mueller	$8.4	$—	$14.4	$—
U.S. Pipe	3.1	3.3	10.5	11.2
Anvil	3.4	—	5.9	—
Corporate expense	—	—	0.1	—

Consolidated	$14.9	$3.3	$30.9	$11.2

(1)
Includes certain expenses not allocated to segments.

	March 31, 2006	September 30, 2005
	(dollars in millions)
Total assets:
Mueller	$1,896.8	$—
U.S. Pipe	401.2	495.4
Anvil	490.5	—
Corporate	176.3	—

Consolidated	$2,964.8	$495.4

Goodwill:
Mueller	$712.5	$—
U.S. Pipe	58.4	58.4
Anvil	84.6	—

Consolidated	$855.5	$58.4

Identifiable intangibles:
Mueller	$760.0	$—
U.S. Pipe	—	—
Anvil	89.0	—

Consolidated	$849.0	$—

        Geographical area information with respect to net sales, as determined by the location of the customer invoiced, and property, plant and equipment—net, as determined by the physical location of the assets, were as follows:

(dollars in millions)	Three months ended March 31, 2006	Three months ended March 31, 2005	Six months ended March 31, 2006	Six months ended March 31, 2005
Net sales:
United States	$388.2	$121.1	$818.3	$258.8
Canada	45.8	—	93.9	—
Other Countries	0.9	3.6	3.1	7.1

	$434.9	$124.7	$915.3	$265.9

	March 31, 2006	September 30, 2005
	(dollars in millions)
Property, plant and equipment, net:
United States	$319.3	$149.2
Canada	19.9	—
Other Countries	1.5	—

	$340.7	$149.2

Note 13.    Commitments and Contingencies

Income Tax Litigation

        A controversy exists with regard to federal income taxes for fiscal years 1980 through 1994 allegedly owed by the Walter consolidated group, which included the U.S. Pipe segment during these periods. It is estimated that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court for matters unrelated to the Company. This amount is subject to interest and penalties. In addition, the Internal Revenue Service has issued a Notice of Proposed Deficiency assessing additional tax of $80.4 million for the fiscal years ended May 31, 2000, December 31, 2000, and December 31, 2001. The proposed adjustments relate primarily to Walter's method of recognizing revenue on the sale of homes and interest income on the related installment notes receivable. Under tax law, the Company is jointly and severally liable for any final tax determination. However, Walter and its affiliates believe that their tax filing positions have substantial merit and intend to defend vigorously any claims asserted. Walter believes that it has an accrual sufficient to cover the estimated probable loss, including interest and penalties. There are no charges or accruals in the Company's accounts related to these issues since these matters do not relate to the operations of the Company.

Environmental Matters

        The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants and with respect to remediating environmental conditions that may exist at its own and other properties. The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. Expenses charged to the statement of operations for compliance of ongoing operations and for remediation of environmental conditions arising from past operations were approximately $0.6 million and $0.2 million in the three months ended March 31, 2006 and 2005, respectively, and were approximately $1.1 million and $0.3 million in the six months ended March 31, 2006 and 2005, respectively. Because environmental laws and regulations continue to evolve and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations or results. Consequently, the Company can give no assurance that such expenditures will not be material in the future. The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevents environmental contamination. Capital expenditures for environmental requirements are anticipated to average approximately $6.3 million per year in the next five years. Capital expenditures for environmental requirements were approximately $0.4 million and $0.2 million in the three months ended March 31, 2006 and 2005, respectively, and were approximately $1.0 million and $1.4 million in the six months ended March 31, 2006 and 2005, respectively.

        The Company has implemented an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup, and the Company has completed, and has received final approval on, the soil cleanup required by the ACO. U.

S. Pipe is continuing to address ground water issues at this site. Further remediation could be required. These remediation costs are expected to be minimal. Long-term ground water monitoring will be required to verify natural attenuation. It is not known how long ground water monitoring will be required. Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company.

        The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the EPA, the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. Currently, U.S. Pipe has been identified as a potentially responsible party ("PRP") by the EPA under CERCLA with respect to cleanup of hazardous substances at a superfund site located in Anniston, Alabama, and U.S. Pipe is among many PRP's at the site, a significant number of which are substantial companies.

        With respect to the site located in Anniston, the PRP's have negotiated an administrative consent order with the EPA. Based on these negotiations, management estimates the Company's share of liability for cleanup, after allocation among several PRP's, will be approximately $4.0 million, which was accrued in 2004. Civil litigation in respect of the site is also ongoing as follows: a suit for contribution by another Anniston PRP and a putative class action lawsuit against 18 foundries in the Anniston, Alabama area alleging state law tort claims in the creation and disposal of foundry sand alleged to contain lead and PCB's and seeking damages for personal injury and property damage. Management believes that the likelihood of liability in the contribution litigation is remote. The class action lawsuit is still in early stages of litigation and no substantive discovery has taken place yet. In addition, management believes that both procedural and substantive defenses would be available to the Company should this litigation proceed. Accordingly, management believes that presently, there is no reasonable basis for management to form a view with respect to the probability of liability in the putative class action matter.

        The Company's Anvil segment entered into a Consent Order with the Georgia Department of Natural Resources regarding alleged hazardous waste violations at Anvil's former foundry facility in Statesboro, Georgia. Pursuant to the Consent Order, Anvil agreed to pay a monetary fine of $50,000 and pay an additional $50,000 to fund a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the foundry and its landfill. The total costs are estimated to be between $1.2 million and $1.4 million. The Company maintains an adequate reserve to cover these estimated costs.

        Over the next two and one-half years, the Company could potentially incur between $18.0 million and $22.0 million of capital costs at its iron foundries to comply with the United States Environmental Protection Agency's National Emissions Standards for Hazardous Air Pollutants which were issued April 22, 2004.

        Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to environmental laws or legally mandated site clean-up, management does not believe at this time that the compliance and cleanup costs, if any, associated with the current laws and sites for which the Company has cleanup liability or any other future sites will have a material adverse effect on the financial condition or results of operations of the Company, but such cleanup costs could be material to results of operations in a reporting period.

        In 2004, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer paid $1.9 million, net of legal fees, to the Company for historical insurance claims, previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims, and recorded a $1.9 million reduction to selling, general and administrative expenses in 2004.

        In 2005, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer agreed to pay $5.1 million, net of legal fees, to the Company for historical insurance claims previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims. During 2005, the Company received $2.8 million in cash and the remainder was received during the quarter ended March 31, 2006. The Company recorded a $5.1 million reduction to selling, general and administrative expenses in 2005.

        Under the terms of the agreement whereby Tyco International sold the Mueller and Anvil businesses in August 1999 to prior owners (the "August 1999 Tyco Transaction"), Tyco agreed to indemnify the Company's predecessor-in-interest ("Predecessor Mueller"), and, by legal succession, the Company and its affiliates, for all "Excluded Liabilities". Excluded Liabilities include, among other things, substantially all environmental liabilities relating to the time prior to the August 1999 Tyco Transaction. The indemnity survives indefinitely, is not subject to any deductibles or caps, and continues with respect to the Company's current operations, other than those operations acquired since the August 1999 Tyco Transaction, including the operations of the U.S. Pipe segment. If Tyco ever becomes financially unable to, or otherwise fails to comply with the terms of the indemnity, the Company may be responsible for the Tyco-indemnified obligations. In addition, Tyco's indemnity does not cover environmental liabilities to the extent caused by the Company or Predecessor Mueller or the operation of the Company's business after the August 1999 Tyco Transaction, nor does it cover environmental liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco Transaction, which would include the U.S. Pipe business and facilities.

Miscellaneous Litigation

        In 2003, the Company increased its accruals for outstanding litigation by approximately $6.5 million, principally related to the settlement of a class action employment matter. The settlement was finalized in May 2004 for an amount approximating the accrual.

        In the purchase agreement relating to the August 1999 Tyco Transaction, Tyco agreed to indemnify Predecessor Mueller and, by legal succession, the Company and its affiliates for all "Excluded Liabilities." Excluded Liabilities include, among other things, product liabilities for products manufactured or sold prior to the August 1999 Tyco Transaction and substantially all other liabilities relating to the time prior to the August 1999 Tyco Transaction. The indemnity survives indefinitely and is not subject to any deductibles or caps. However, the Company may be responsible for these liabilities in the event that Tyco (or any successor entity) ever becomes financially unable or fails to comply with, the terms of the indemnity. In addition, Tyco's indemnity does not cover liabilities to the extent caused by us or Predecessor Mueller or the operation of the business of the Company or Predecessor Mueller after the August 1999 Tyco Transaction, nor does it cover liabilities arising with respect to businesses or sites acquired after the August 1999 Tyco Transaction, which would include the U.S. Pipe business and facilities.

        The Company's subsidiary, James Jones Company, and its former parent company are defendants in a false claims lawsuit in which a former James Jones Company employee is suing on behalf of cities, water districts and municipalities. The employee alleges that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages. The Company's subsidiary, Mueller Co., which had also been named as a defendant, brought a summary judgment motion and was dismissed from this litigation in January 2004. On September 15, 2004, the trial court ruled against the intervention of approximately 30 municipalities that had failed to intervene within the time deadlines previously specified by the Court. The trial court also ruled that the majority of municipalities that had purchased James Jones products from contractors or distributors, were not in privity with the James Jones Company and were not entitled to punitive damages. Following the Court's ruling, the water districts and municipalities filed a new action against the James Jones Company, Mueller Co. and Watts (former parent company of James Jones Company), alleging fraud and intentional misrepresentation. This lawsuit is based on the same underlying facts as the false claims lawsuit. Any liability associated with these lawsuits is covered by the Tyco indemnity, and the defense is being paid for and conducted by Tyco.

        Some of the Company's subsidiaries have been named as defendants in a small number of asbestos-related lawsuits. The Company does not believe these lawsuits, either individually or in the aggregate, are material to its financial position or results of operations.

        The Company is a party to a number of other lawsuits arising in the ordinary course of business. The Company provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the Company's future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a materially adverse effect on the Company's financial statements.

Commitments and Contingencies—Other

        As part of the Star Pipe, Inc. acquisition on January 15, 2004, Anvil has agreed to a future payment to be made to the seller of a business Anvil acquired to the extent that the gross profit of the acquired business exceeds a targeted gross profit. The maximum potential payment amount is $23 million. Management currently estimates the payment could total approximately $3 million to $6 million for the payment period that began February 1, 2004 and ends January 31, 2007. The payment amount indicated above is based on management's best estimate, but the actual adjustment could be materially different. The liability for such payment will be recorded at the end of the payment period, in accordance with the purchase agreement, with a corresponding increase to goodwill.

        In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing known contingencies is not expected to significantly affect the Company's financial position and result of operations.

Note 14.    Subsequent Events

        On April 20, 2006, the Company announced the closure of the Mueller Canada Milton, Ontario ("Milton") valve and hydrant manufacturing facility by the end of fiscal 2006. Production will be transferred to other Mueller facilities beginning in the third quarter of fiscal 2006. Total estimated costs related to this closure are $4.4 million, of which $3.2 million, consisting of termination benefits, is expected to be recorded as an adjustment to goodwill. The remaining other costs pertain to the transfer and installation of equipment and warehouse relocation and will be expensed when incurred.

Note 15.    New Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company adopted SFAS No. 151 on October 1, 2005, the beginning of its 2006 fiscal year. The impact of the adoption of SFAS No. 151 on the Company's financial statements may have a material impact on operating income in the event actual production output is significantly higher or lower than normal capacity. In the event actual production capacity is significantly different than normal capacity, the Company may be required to recognize certain amounts of facility expense, freight, handling costs or wasted materials as a current period expense.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which is an interpretation of FASB No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This interpretation clarifies terminology within SFAS 143 and requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years beginning after December 15, 2005. This standard is not expected to have a material impact on the Company's financial condition or results of operations.

        In June 2005, the FASB issued FASB No. 154, "Accounting Changes and Error Corrections", which changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Company's financial condition or results of operations.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Member and Board of Managers of
United States Pipe and Foundry Company, LLC

        In our opinion, the accompanying balance sheets and the related statements of operations, of changes in unit/stockholder's equity (net capital deficiency) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of United States Pipe and Foundry Company, LLC at September 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1, the Company has restated its financial statements for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003.

        As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003.

/s/ PricewaterhouseCoopers LLP
Tampa, Florida
February 3, 2006, except the restatement
described in Note 1 as
to which the date is March 24, 2006

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
BALANCE SHEETS
(in thousands, except unit/share amounts)

	September 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$—	$—
Receivables, net	118,497	103,692
Inventories	147,207	127,162
Deferred income taxes	11,099	11,760
Prepaid expenses and other assets	1,509	1,044

Total current assets	278,312	243,658
Property, plant and equipment, net	149,154	152,944
Deferred income taxes	9,514	—
Prepaid pension cost and other intangible assets	19,317	18,459
Goodwill	58,411	58,411

Total assets	$514,708	$473,472

LIABILITIES AND UNIT/STOCKHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
Accounts payable	$52,451	$51,825
Accrued expenses	29,143	23,443
Payable to affiliate, Sloss Industries	2,475	3,986
Income taxes payable	5,551	879

Total current liabilities	89,620	80,133
Payable to Parent, Walter Industries	443,683	422,842
Deferred income taxes	—	2,833
Accrued pension liability	72,938	48,873
Accumulated postretirement benefits obligation	51,071	51,221
Other long-term liabilities	12,632	12,682

Total liabilities	669,944	618,584

Commitments and contingencies (Note 11)
UNIT/STOCKHOLDER'S EQUITY (NET CAPITAL DEFICIENCY)
Membership units at September 30, 2005:
Authorized—1,000 units
Issued—1,000 units	—
Common stock, $0.01 par value per share at December 31, 2004:
Authorized—1,000 shares
Issued—1,000 shares		—
Capital in excess of par value	68,335	68,335
Accumulated deficit	(178,157)	(183,225)
Accumulated other comprehensive loss	(45,414)	(30,222)

Total unit/stockholder's equity (net capital deficiency)	(155,236)	(145,112)

Total liabilities and unit/stockholder's equity (net capital deficiency)	$514,708	$473,472

See accompanying "Notes to Financial Statements"

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
STATEMENTS OF OPERATIONS
(dollars and per share amounts in thousands)

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
	As Restated
Net sales	$456,931	$578,370	$465,330
Cost of sales	402,245	531,401	427,405

Gross profit	54,686	46,969	37,925
Operating expenses:
Selling, general and administrative	25,939	38,169	43,421
Related party corporate charges	5,387	7,643	4,790
Restructuring and impairment charges	—	121	5,938

Total operating expenses	31,326	45,933	54,149

Operating income (loss)	23,360	1,036	(16,224)
Interest expense arising from payable to Parent (1)	(15,151)	(18,927)	(16,379)
Interest expense—other	(264)	(505)	(464)

Income (loss) before income tax expense (benefit)	7,945	(18,396)	(33,067)
Income tax expense (benefit)	2,877	(2,901)	(12,632)

Income (loss) before cumulative effect of change in accounting principle	5,068	(15,495)	(20,435)
Cumulative effect of change in accounting principle, net of tax	—	—	(454)

Net income (loss)	$5,068	$(15,495)	$(20,889)

Basic income per share:
Income (loss) before cumulative effect of change in accounting principle	$5,068	$(15,495)	$(20,435)
Cumulative effect of change in accounting principle, net of tax	—	—	(454)

Earnings (loss) per share	$5,068	$(15,495)	$(20,889)

Shares used to determine earnings (loss) per share	1	1	1

(1)
United States Pipe and Foundry Company, LLC, which is a wholly owned subsidiary of Walter Industries, Inc., is charged interest expense on the outstanding balance of the intercompany payable to Walter Industries, Inc.

See accompanying "Notes to Financial Statements"

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
STATEMENTS OF CHANGES IN UNIT/STOCKHOLDER'S EQUITY
(NET CAPITAL DEFICIENCY) AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND
THE YEARS ENDED DECEMBER 31, 2004 AND 2003
(in thousands)

	Total	Capital in Excess of Par Value	Comprehensive Income (Loss)	Accumulated Deficit	Accumulated Other Comprehensive Loss
Balance at December 31, 2002	$(106,731)	$68,335		$(146,841)	$(28,225)
Comprehensive loss:
Net loss	(20,889)		$(20,889)	(20,889)
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $767	(1,426)		(1,426)		(1,426)

Comprehensive loss			$(22,315)

Balance at December 31, 2003	(129,046)	68,335		(167,730)	(29,651)
Comprehensive loss:
Net loss	(15,495)		$(15,495)	(15,495)
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $309	(571)		(571)		(571)

Comprehensive loss			$(16,066)

Balance at December 31, 2004	(145,112)	68,335		(183,225)	(30,222)
Comprehensive loss:
Net income	5,068		$5,068	5,068
Other comprehensive loss:
Increase in additional minimum pension liability, net of tax benefit of $8,179	(15,192)		(15,192)		(15,192)

Comprehensive loss			$(10,124)

Balance at September 30, 2005	$(155,236)	$68,335		$(178,157)	$(45,414)

See accompanying "Notes to Financial Statements"

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
STATEMENTS OF CASH FLOWS
(in thousands)

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
OPERATING ACTIVITIES
Net income (loss)	$5,068	$(15,495)	$(20,889)
Adjustments to reconcile income (loss) to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	—	454
Provision for losses on receivables	241	263	236
Depreciation	19,401	26,523	25,182
Restructuring and impairment charges (a)	—	—	4,700
Loss on sale of property, plant and equipment	862	1,020	164
Provision (credit) for deferred income taxes	(3,507)	8,964	(2,007)
Decrease (increase) in prepaid pension cost and other intangible assets	(858)	(7,568)	1,991
Increase in accrued pension liability	694	527	1,885
Decrease in accumulated postretirement benefits obligation	(150)	(3,042)	(6,709)
(Decrease) increase in other long-term liabilities	(50)	1,357	3,775
Decrease (increase) in current assets:
Receivables	(15,046)	(22,581)	(5,127)
Inventories	(20,045)	(3,679)	(10,636)
Prepaid expenses and other assets	(465)	144	500
Increase (decrease) in current liabilities:
Accounts payable	(66)	18,313	(4,283)
Accrued expenses (a)	5,700	(198)	6,059
Payable to affiliate, Sloss Industries	(1,511)	1,936	1,045
Income taxes payable	4,672	(645)	(2,717)

Cash flows (used in) provided by operating activities	(5,060)	5,839	(6,377)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(16,473)	(20,354)	(15,687)

Cash flows used in investing activities	(16,473)	(20,354)	(15,687)

FINANCING ACTIVITIES
Increase (decrease) in book cash overdrafts	692	(1,331)	242
Increase in amounts payable to Parent	20,841	15,673	21,927

Cash flows provided by financing activities	21,533	14,342	22,169

Net (decrease) increase in cash and cash equivalents	—	(173)	105
Cash and cash equivalents at beginning of period	—	173	68

Cash and cash equivalents at end of period	$—	$—	$173

(a)
The Company recorded restructuring and impairment charges of $121 and $5,938 for the years ended December 31, 2004 and 2003, respectively. A portion of these charges, consisting of write offs of assets, were non-cash and are reconciled below:

	2004	2003
Accrued expenses	$121	$1,238
Non-cash	—	4,700

Total restructuring and impairment charges	$121	$5,938

See accompanying "Notes to Financial Statements"

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC
NOTES TO FINANCIAL STATEMENTS
Restated

NOTE 1.    Organization and Restatement

        United States Pipe and Foundry Company, LLC ("the Company" or "U.S. Pipe") operates in a single business segment and manufactures and sells a broad line of ductile iron pressure pipe, fittings, valves, hydrants and other cast iron products. The Company was founded in 1899 and is headquartered in Birmingham, Alabama.

        The following table summarizes the Company's net sales by product line (in thousands):

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
	As Restated	As Restated
Ductile iron pipe	$363,396	$456,521	$353,492
Valves and hydrants	44,477	51,500	46,819
Fittings	22,759	38,349	35,322
Other	26,299	32,000	29,697

	$456,931	$578,370	$465,330

        The Company was originally organized as United States Pipe and Foundry Company, Inc. ("Inc.") and is a wholly owned subsidiary of Walter Industries, Inc. ("WII", "Walter Parent" or "Walter"), a diversified New York Stock Exchange traded company (NYSE: WLT). On September 23, 2005, Inc. was dissolved and United States Pipe and Foundry Company, LLC was organized in the state of Alabama, and the operations of Inc. are now conducted under the form of a limited liability company. The Company's operations are located in the United States of America and its revenues are principally domestic. Foreign sales were less than 5% of total net sales during each of the last three years.

        On September 29, 2005, Walter contributed U.S. Pipe to Mueller Holding Company, Inc., a wholly owned subsidiary of Walter. All historical U.S. Pipe balances have been reflected in these financial statements. See Note 13, "Subsequent Events."

Restatement of Financial Statements

        The Company has restated its financial statements to correct the classification of certain prior-period shipping and handling costs in accordance with Emerging Issues Task Force ("EITF") Consensus No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF 00-10 does not allow shipping and handling costs to be shown as a deduction from net sales.

        The Company's prior method of accounting for the cost to deliver products to the customer's designated location was to include these costs as a deduction from net sales. Such costs are now included in cost of sales. The impact of the restatement was to increase net sales and cost of sales by $31.4 million for the nine months ended September 30, 2005, $41.2 million and $33.5 million for the years ended December 31, 2004 and 2003, respectively. The restatement has no impact on operating income, net income, earnings per unit/share or on the statement of changes in unit/stockholders' equity (net capital deficiency) and comprehensive income (loss) for any of the periods presented.

        The following table presents the impact of the restatement on the financial statements for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 (dollars in thousands):

	For the nine months ended September 30,		For the years ended December 31,
	2005	2005	2004	2004	2003	2003
	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported
Net sales	$456,931	$425,545	$578,370	$537,170	$465,330	$431,871
Cost of sales	402,245	370,859	531,401	490,201	427,405	393,946

Gross profit	$54,686	$54,686	$46,969	$46,969	$37,925	$37,925

NOTE 2.    Summary of Significant Accounting Policies

Basis of Presentation

        Effective December 30, 2005, the Company changed its fiscal year end from December 31 to September 30. As such, the fiscal period ended September 30, 2005 included in this report covers the nine-month period from January 1, 2005 to September 30, 2005.

        The financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Concentrations of Credit Risk

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of trade and other receivables. The Company has one customer who represents 27%, 28% and 24% of net sales for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively. This customer also represents 27% and 21% of the trade receivables balance at September 30, 2005 and December 31, 2004, respectively.

Earnings (Loss) Per Share

        The Company has 1,000 units/shares outstanding for all periods presented. In calculating its historical earnings (loss) per share, the Company has used one share, which represents the capital structure of the reporting entity subsequent to the October 3, 2005 business combination described in Note 13.

Revenue Recognition

        The Company recognizes revenue based on the recognition criteria set forth in the Securities and Exchange Commission's Staff Accounting Bulletin 104, "Revenue Recognition in Financial Statements."

        For shipments via rail or truck, revenue is recognized when title passes upon delivery to the customer. Revenue earned for shipments via ocean vessel is recognized under international shipping standards as defined by Incoterms 2000 when title and risk of loss transfer to the customer.

Cash and Cash Equivalents

        Cash and cash equivalents include short-term deposits and highly liquid investments which have original maturities of three months or less and are stated at cost which approximates market. The Company's cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Checks issued but not yet presented to the banks for payment (i.e. book cash overdrafts) are included in accounts payable.

Receivables

        Allowances for losses on trade and other accounts receivable are based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts and other receivables. Significantly weaker than anticipated industry or economic conditions could impact customers' ability to pay such that actual losses could be greater than the amounts provided for in these allowances.

Inventories

        Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and actual costs incurred on the costs capitalized as part of inventory.

Property, Plant and Equipment

        Property, plant and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the remaining lease term. Estimated useful lives used in computing depreciation expense are 3 to 20 years for machinery and equipment and 3 to 50 years for land improvements and buildings. Gains and losses upon disposition are reflected in the statement of operations in the period of disposition.

        Direct internal and external costs to implement computer systems and software are capitalized as incurred. Capitalized costs are amortized over the estimated useful life of the system or software, beginning when site installations or module development is complete and ready for its intended use, which generally is 3 to 5 years.

        The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," as of January 1, 2003, related to plant and landfill closures. Under SFAS 143, liabilities are recognized at fair value for an asset retirement obligation in the period in which it is incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset. The adoption of SFAS 143 was recorded in the first quarter of 2003 and resulted in an increase to net property, plant and equipment of approximately $2.3 million, a net increase to the asset retirement obligation of approximately $3.1 million, and as a cumulative effect of a change in accounting principle, a pre-tax decrease in income of approximately $0.8 million ($0.5 million, net of taxes).

Accounting for the Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. See Note 3, "Restructuring, Impairment and Other Charges" and Note 13, "Subsequent Events."

Workers' Compensation

        The Company is self-insured for workers' compensation benefits for work related injuries. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data of the Company or insurance industry data when historical data is limited. Workers' compensation liabilities were as follows (in thousands):

	September 30, 2005	December 31, 2004
Undiscounted aggregated estimated claims to be paid	$14,402	$15,039
Workers' compensation liability recorded on a discounted basis	$11,919	$12,665

        The Company applies a discount rate at a risk-free interest rate, generally a U.S. Treasury bill rate, for each policy year. The rate used is one with a duration that corresponds to the weighted average expected payout period for each policy year. Once a discount rate is applied to a policy year, it remains the discount rate for that policy year until all claims are paid. The use of this method decreases the volatility of the liability related solely to changes in the discount rate. The weighted average rate used for discounting the liability at September 30, 2005 was 4.6%. A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.1 million, while a one-percentage-point decrease in the discount rate would increase the liability by $0.1 million.

Warranty Costs

        The Company accrues for warranty expenses that include customer costs of repair and/or replacement, including labor, materials, equipment, freight and reasonable overhead costs, determined on a case-by-case basis, whenever the Company's products and/or services fail to comply with published industry standards or mutually agreed upon customer requirements.

        Activity in accrued warranty, included in the caption accrued expenses in the accompanying balance sheets, was as follows (in thousands):

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
Accrued balance at beginning of period	$1,716	$540	$1,352
Warranty expense	5,671	5,514	2,908
Settlement of warranty claims	(2,711)	(4,338)	(3,720)

Balance at end of period	$4,676	$1,716	$540

Related Party Transactions

        The Company purchases foundry coke from an affiliate, Sloss Industries, Inc. for an amount that approximates the market value of comparable transactions. Costs included in cost of sales related to purchases from Sloss Industries, Inc. were $17.9 million, $15.1 million and $13.4 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

        Other services that Sloss Industries, Inc. provides to the Company include the delivery of electrical power to one of the Company's facilities, rail car switching and the leasing of a distribution facility. The total of these other services included in the Company's operating expenses were $1.7 million, $1.8 million and $1.6 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

Related Party Allocations

        Certain costs incurred by Walter such as insurance, executive salaries, professional service fees, human resources, transportation, healthcare and other centralized business functions are allocated to its subsidiaries. Certain costs that were considered directly related to the Company were charged to the Company and included in selling, general and administrative expenses. These costs approximated $1.3 million, $1.4 million and $1.4 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively. Costs incurred by Walter that cannot be directly attributed to its subsidiaries are allocated to them based on estimated annual revenues. Such costs were allocated to the Company and are recorded in the caption, related party corporate charges, in the accompanying statements of operations and were approximately $5.4 million, $7.6 million and $4.8 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively.

        While the Company considers the allocation of such costs to be reasonable, in the event the Company was not affiliated with Walter, these costs may increase or decrease.

NOTE 3.    Restructuring, Impairment and Other Charges

        On April 29, 2003, the Company ceased production and manufacturing operations at its castings plant in Anniston, Alabama. The decision to cease operations was the result of several years of declining financial results and resulted in the termination of approximately 80 employees. Exit costs associated with the plant closure were $6.1 million. Costs associated with the restructuring were as follows (in thousands):

		Restructuring & impairment charges expensed for the years ended December 31,
	Total Costs
		2004	2003
One-time termination benefits	$758	$32	$726
Contract termination costs	76	(209)	285
Other associated costs	787	560	227
Write-off of property, plant and equipment and related parts and materials	4,438	(262)	4,700

Total	$6,059	$121	$5,938

        Other associated costs principally include site clean-up costs that were expensed as restructuring charges when incurred. Adjustments were made in 2004 to reduce restructuring and impairment expense by $0.3 million related to unanticipated scrap material recoveries from demolition of the manufacturing facility and $0.2 million related to an unexpected early termination of a power contract. There were no additional charges related to restructuring or impairment during the nine months ended September 30, 2005.

        Activity in accrued restructuring was as follows (in thousands):

	For the years ended December 31,
	2004	2003
Beginning balance	$243	$—
Restructuring expenses accrued	383	1,238
Restructuring payments	(626)	(995)

Ending balance	$—	$243

NOTE 4.    Receivables

        Receivables are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Trade receivables	$115,007	$102,845
Other receivables	4,376	1,559
Less: Allowance for losses	(886)	(712)

Receivables, net	$118,497	$103,692

        Activity in allowance for losses is summarized as follows (in thousands):

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
Balance at beginning of period	$712	$788	$781
Provisions charged to income	241	263	236
Charge-offs, net of recoveries	(67)	(339)	(229)

Balance at end of period	$886	$712	$788

NOTE 5.    Inventories

        Inventories are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Finished goods	$101,079	$86,739
Work in process	15,472	12,590
Raw materials and supplies	30,656	27,833

Total inventories	$147,207	$127,162

NOTE 6.    Property, Plant and Equipment

        Property, plant and equipment are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Land	$1,963	$1,963
Land improvements	9,284	9,182
Buildings and leasehold improvements	33,786	33,591
Machinery and equipment	401,675	398,653
Construction in progress	16,240	9,903

Total	462,948	453,292
Less: Accumulated depreciation	(313,794)	(300,348)

Net	$149,154	$152,944

NOTE 7.    Goodwill

        The Company accounts for goodwill under SFAS No. 142, "Goodwill and Other Intangible Assets." Goodwill is not amortized, but reviewed for impairment on an annual basis as of January 1, or more frequently if significant events occur that indicate impairment could exist. The fair value of the Company is determined using a valuation model that incorporates transactions of comparable companies and expected future cash flow projections of the Company which are then discounted using a risk-adjusted discount rate.

NOTE 8.    Accrued Expenses

        Accrued expenses are summarized as follows (in thousands):

	September 30, 2005	December 31, 2004
Vacations and holidays	$4,573	$4,512
Workers' compensation	2,882	3,353
Accrued payroll and bonus	3,894	1,695
Accrued sales commissions	1,006	653
Accrued other taxes	2,091	1,554
Accrued warranty claims	4,676	1,716
Accrued environmental claims	4,000	4,000
Accrued volume discounts	4,785	5,100
Other	1,236	860

Total accrued expenses	$29,143	$23,443

NOTE 9.    Income Taxes

        Income tax expense (benefit) applicable to the Company consists of the following (in thousands):

	For the nine months ended September 30,			For the years ended December 31,
	2005			2004			2003
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$6,384	$(3,507)	$2,877	$(11,865)	$4,085	$(7,780)	$(10,625)	$(252)	$(10,877)
State and local	—	—	—	—	4,879	4,879	—	(1,755)	(1,755)

Total	$6,384	$(3,507)	$2,877	$(11,865)	$8,964	$(2,901)	$(10,625)	$(2,007)	$(12,632)

        The income tax expense (benefit) at the Company's effective tax rate differed from the Federal statutory rate as follows:

		For the years ended December 31,
	For the nine months ended September 30, 2005
		2004	2003
Statutory tax rate	35.0%	(35.0)%	(35.0)%
Effect of:
State and local income tax	4.8%	—	(3.5)%
Change in valuation allowances	(4.8)%	19.2%	—
Other, net	1.2%	—	0.3%

Effective tax rate	36.2%	(15.8)%	(38.2)%

        The change in valuation allowances consists of state income tax benefits for which the Company believes it is more likely than not that the deferred tax asset will not be realized.

        Activity in the valuation allowance for deferred tax assets is summarized as follows (in thousands):

	September 30, 2005	December 31, 2004	December 31, 2003
Balance at beginning of period	$10,477	$8,712	$6,200
Provision (reversal) applicable to state net deferred tax assets	(2,560)	(441)	2,512
Provision (reversal) applicable to other comprehensive loss	1,109	2,206	—

Balance at end of period	$9,026	$10,477	$8,712

        Deferred tax assets (liabilities) related to the following (in thousands):

	September 30, 2005	December 31, 2004
Deferred tax assets:
Allowance for losses on receivables	$352	$356
Inventories	105	157
Accrued expenses	12,110	10,535
Net operating loss	6,164	6,906
Postretirement benefits other than pensions	20,298	21,251
Pensions	21,312	13,490

	60,341	52,695
Valuation allowance	(9,026)	(10,477)

Net deferred tax assets	51,315	42,218
Deferred tax liabilities:
Depreciation and amortization	(30,702)	(33,291)

Net deferred tax assets	$20,613	$8,927

        For Federal income tax purposes, Walter files a consolidated income tax return with its subsidiaries and affiliates, which includes the Company. The income tax provision has been presented as if the Company filed on a stand alone basis, with the exception that the tax sharing agreement in place with Walter provides that subsidiaries of Walter generating losses will receive compensation for such losses during the year the loss was generated. Since the Federal losses generated at the Company provide an immediate benefit through the tax sharing agreement, management determined that the benefit should be fully recognized on a stand alone basis. Had Walter's agreement with its subsidiaries not provided for immediate benefit as of September 30, 2005, the Company would have been in a net operating loss position for Federal income tax purposes. On a separate return basis, such losses totaled $2.4 million as of September 30, 2005. Furthermore, without Walter providing immediate benefit and without consideration of the Company's merger into Mueller Water Products on October 3, 2005, (see Note 13), it is more likely than not that such Federal operating losses would not be utilized. The information below provides the pro forma affect as if the Company determined a stand alone tax provision assuming the Company provided taxes without consideration of its parent company benefit for the nine months ended September 30, 2005 (in thousands):

	As Reported			Pro Forma (unaudited)
	Current	Deferred	Total	Current	Deferred	Total
Federal	$6,384	$(3,507)	$2,877	$1,556	$—	$1,556
State and Local	—	—	—	—	—	—

	$6,384	$(3,507)	$2,877	$1,556	$—	$1,556

        Additionally, on a pro forma basis, the above net deferred tax asset of $20.6 million would be reduced to zero.

        The Company has state net operating loss carryforwards of approximately $77.0 million expiring beginning 2009 for which a valuation allowance has been established. Additionally, the loss carryforwards are subject to limitations in certain jurisdictions under IRC Section 382.

        A controversy exists with regard to federal income taxes allegedly owed by the Walter consolidated group, which includes the Company, for fiscal years 1980 through 1994. It is estimated that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court for matters unrelated to the Company. This amount is subject to interest and penalties. Under tax law, the Company is jointly and severally liable for any final tax determination. However, Walter and its affiliates believe that their tax filing positions have substantial merit and intend to defend vigorously any claims asserted. Walter believes that it has an accrual sufficient to cover the estimated probable loss, including interest and penalties. There are no charges or accruals in the Company's accounts related to these issues since these matters do not relate to the operations of the Company.

NOTE 10.    Pension and Other Employee Benefits

        The Company has various pension and profit sharing plans covering substantially all employees (the "Plans"). Total pension expense for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 was $5.4 million, $8.4 million and $9.4 million, respectively. The Company funds its retirement and employee benefit plans in accordance with the requirements of the plans and, where applicable, in amounts sufficient to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

        The Company also provides certain postretirement benefits other than pensions, primarily healthcare, to eligible retirees. The Company's postretirement benefit plans are not funded. New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000. Effective January 1, 2003, the Company placed a monthly cap on Company contributions for postretirement healthcare coverage of $350 per salaried participant (pre-Medicare eligibility) and $150 per participant (post-Medicare eligibility).

        The Company's policy is to use a measurement date that is three months prior to its fiscal year end. For the nine months ended September 30, 2005, the Company used a June 30 measurement date for all of its pension and postretirement benefit plans. For the years ended December 31, 2004 and 2003, the Company used a September 30 measurement date. The amounts recognized for such plans are as follows (in thousands):

	Pension Benefits		Other Benefits
	Sept. 30, 2005	Dec. 31, 2004	Sept. 30, 2005	Dec. 31, 2004
Accumulated benefit obligation	$234,925	$197,040	$29,498	$23,747

Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$216,269	$205,966	$23,747	$23,822
Service cost	3,824	4,617	413	549
Interest cost	9,445	12,710	1,031	1,453
Amendments	900	412	—	—
Actuarial loss (gain)	37,024	4,720	5,110	(475)
Benefits paid	(9,487)	(12,156)	(803)	(1,867)
Other	—	—	—	265

Projected benefit obligation at end of period	$257,975	$216,269	$29,498	$23,747

Change in plan assets:
Fair value of plan assets at beginning of period	$164,249	$147,102	$—	$—
Actual gain (loss) on plan assets	17,939	13,562	—	—
Employer contribution	950	15,741	803	1,867
Benefits paid	(9,487)	(12,156)	(803)	(1,867)

Fair value of plan assets at end of period	$173,651	$164,249	$—	$—

Funded (unfunded) status	$(84,324)	$(52,020)	$(29,498)	$(23,747)
Unrecognized net actuarial loss (gain)	92,918	65,725	(13,659)	(12,435)
Unrecognized prior service cost	3,071	2,377	(8,256)	(15,526)
Contribution after measurement date	4,581	—	342	487

Prepaid (accrued) benefit cost	$16,246	$16,082	$(51,071)	$(51,221)

Amounts recognized in the balance sheet:
Prepaid benefit cost	$16,246	$16,082	$—	$—
Accrued benefit cost	(72,938)	(48,873)	(51,071)	(51,221)
Intangible asset	3,071	2,377	—	—
Accumulated other comprehensive income, before tax effects	69,867	46,496	—	—

Net amount recognized	$16,246	$16,082	$(51,071)	$(51,221)

        Information for pension plans with an accumulated benefit obligation in excess of plan assets are as follows (in thousands):

	September 30, 2005	December 31, 2004
Projected benefit obligation	$257,975	$216,269
Accumulated benefit obligation	$234,925	$197,040
Fair value of plan assets	$173,651	$164,249

        The amounts in each period reflected in other comprehensive income are as follows (in thousands):

	Pension Benefits
	September 30, 2005	December 31, 2004
Increase in minimum liability (before tax effects) included in other comprehensive income	$23,371	$880

        A summary of key assumptions used is as follows:

	Pension Benefits			Other Benefits
		December 31,			December 31,
	Sept. 30, 2005			Sept. 30, 2005
		2004	2003		2004	2003
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.00%	6.00%	6.35%	5.00%	6.00%	6.35%
Rate of compensation increase	3.50%	3.50%	3.50%	—	—	—
Weighted average assumptions used to determine net periodic cost:
Discount rate	6.00%	6.35%	7.25%	6.00%	6.35%	7.25%
Expected return on plan assets	8.90%	8.90%	9.25%	—	—	—
Rate of compensation increase	3.50%	3.50%	3.50%	—	—	—
Assumed healthcare cost trend rates:
Health care cost trend rate assumed for the next year	—	—	—	10.00%	10.00%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	—	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	—	2010	2009	2008

        The components of net periodic benefit cost (income) are as follows (in thousands):

	Pension Benefits			Other Benefits
		For the years ended December 31,			For the years ended December 31,
	For the nine months ended Sept. 30, 2005			For the nine months ended Sept. 30, 2005
		2004	2003		2004	2003
Components of net periodic benefit cost (income):
Service cost	$3,824	$4,617	$4,386	$413	$549	$509
Interest cost	9,445	12,710	13,339	1,031	1,453	1,456
Expected return on plan assets	(10,560)	(12,451)	(11,631)	—	—	—
Amortization of transition amount	—	(2)	(360)	—	—	—
Amortization of prior service cost	205	255	285	(1,867)	(2,759)	(2,489)
Amortization of net loss (gain)	2,454	3,263	3,406	(670)	(855)	(1,077)
Curtailment settlement loss	—	—	—	—	265	—

Net periodic benefit cost (income)	$5,368	$8,392	$9,425	$(1,093)	$(1,347)	$(1,601)

        The discount rate is based on a proprietary bond defeasance model designed by the Plans' investment consultant to create a portfolio of high quality corporate bonds which, if invested on the measurement date, would provide the necessary future cash flows to pay accumulated benefits when due. The premise of the model is that annual benefit obligations are funded from the cash flows generated from periodic bond coupon payments, principal maturities and the interest on excess cash flows, i.e. carry forward balances.

        The model uses a statistical program to determine the optimal mix of securities to offset benefit obligations. The model is populated with an array of Moody's Aa-rated corporate fixed income securities that actively traded in the bond market on the measurement date. None of the securities used in the model had embedded call, put or convertible features, and none were structured with par paydowns or deferred income streams. All of the securities in the model are considered appropriate for the analysis as they are diversified by maturity date and issuer and offer predictable cash flow streams. For diversification purposes, the model was constrained to purchasing no more than 20 percent of any outstanding issuance. Carryforward interest is credited at a rate determined by adding the appropriate implied forward Treasury yield to the Aa-rated credit spread as of the measurement date.

        The expected return on pension assets is based on the long-term actual average rate of return on the Plans' pension assets and projected returns using asset mix forecasts and historical return data.

        The Company's pension plans weighted-average asset allocations at the measurement date, by asset category, are as follows:

	June 30, 2005	September 30, 2004
Asset Category:
Equity securities	68%	68%
Debt securities	30%	30%
Other	2%	2%

Total	100%	100%

        The plan assets of the pension plans are contributed to, held and invested by the Walter Industries, Inc. Subsidiaries Master Pension Trust ("Pension Trust"). The plan assets included in the Company's determination of its pension benefit obligation is based on an allocation of the Pension Trust assets, whereby the projected benefit obligation of the Company is compared with the projected benefit obligation of Walter and its affiliates (including the Company) to determine the Company's "Projected Benefit Obligation Ratio." This ratio is applied to the total assets in the Pension Trust to determine the amount of assets allocated to the Company. The Pension Trust employs a total return investment approach whereby a mix of equity and fixed income investments are used to meet the long-term funding requirements of the Pension Trust. The asset mix strives to generate rates of return sufficient to fund plan liabilities and exceed the long-term rate of inflation, while maintaining an appropriate level of portfolio risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio is diversified across domestic and foreign equity holdings, and by investment styles and market capitalizations. Fixed income holdings are diversified by issuer, security type, and principal and interest payment characteristics. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual benefits liability measurements, and periodic asset/liability studies.

        As of June 30, 2005, the Pension Trust's strategic asset allocation was as follows:

	Strategic Allocation	Tactical Range
Asset Class:
Total Equity	70%	65-70%
Large Capitalization Stocks	45%	40-50%
Mid Capitalization Stocks	10%	8-12%
Small Capitalization Stocks	0%	0%
International Stocks	15%	12-18%
Total Fixed Income	30%	25-35%
Total Cash	0%	0-2%

        These ranges are targets and deviations may occur from time-to-time due to market fluctuations. Portfolio assets are typically rebalanced to the allocation targets at least annually.

        The Pension Trust employs a building block approach in determining the long-term rate of return for plan assets. Historical market returns are studied and long-term risk/return relationships between equity and fixed income asset classes are analyzed. This analysis supports the fundamental investment principle that assets with greater risk generate higher returns over long periods of time. The historical impact of returns in one asset class on returns of another asset class is reviewed to evaluate portfolio diversification benefits. Current market factors including inflation rates and interest rate levels are considered before assumptions are developed. The long-term portfolio return is established via the building block approach by adding interest rate risk and equity risk premiums to the anticipated long-term rate of inflation. Proper consideration is given to the importance of portfolio diversification and periodic rebalancing. Peer data and historical return assumptions are reviewed to check for reasonableness.

        Assumed healthcare cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and healthcare plans. A one-percentage-point change in the trend rate for these assumptions would have the following effects (in thousands):

	1-Percentage Point Increase	1-Percentage Point Decrease
Health care cost trend:
Effect on total of service and interest cost components	$62	$(53)
Effect on postretirement benefit obligation	701	(612)
Discount rate:
Effect on postretirement service and interest cost components	(9)	(3)
Effect on postretirement benefit obligation	(2,468)	2,770
Effect on current year postretirement benefits expense	(159)	155
Effect on pension service and interest cost components	(210)	203
Effect on pension benefit obligation	(24,479)	29,826
Effect on current year pension expense	(1,480)	1,755
Expected return on plan assets:
Effect on current year pension expense	(1,187)	1,187
Rate of compensation increase:
Effect on pension service and interest cost components	340	(291)
Effect on pension benefit obligation	2,798	(2,432)
Effect on current year pension expense	567	(488)

        The Company's minimum pension plan funding requirement for fiscal 2006 is $0.1 million, which the Company expects to fully fund. The Company also expects to contribute $1.7 million to its other post-employment benefit plan in fiscal 2006. The following estimated benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

	Pension Benefits	Other Postretirement Benefits Before Medicare Subsidy	Medicare Part D Subsidy
2006	$13,975	$1,711	$—
2007	14,351	1,721	—
2008	14,750	1,781	—
2009	15,143	1,924	—
2010	15,529	1,999	—
Years 2011-2015	85,043	10,824	—

NOTE 11.    Commitments and Contingencies

Income Tax Litigation

        The Company is currently engaged in litigation with regard to Federal income tax disputes (see Note 9).

Environmental Matters

        The Company is subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants and with respect to remediating environmental conditions that may exist at its own and other properties. The Company believes that it is in substantial compliance with federal, state and local environmental laws and regulations. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. Expenses charged to the statement of operations for compliance of ongoing operations and for remediation of environmental conditions arising from past operations in the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 were approximately $4.4 million, $9.5 million and $4.2 million, respectively. Because environmental laws and regulations continue to evolve and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identifiable, it is difficult to forecast the amount of such future environmental expenditures or the effects of changing standards on future business operations or results. Consequently, the Company can give no assurance that such expenditures will not be material in the future. The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduce or prevent environmental contamination. Capital expenditures for environmental requirements are anticipated to average approximately $3.1 million per year in the next five years. Capital expenditures for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003 for environmental requirements were approximately $1.7 million, $2.7 million and zero, respectively.

        The Company has implemented an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act). The ACO required soil and ground water cleanup, and the Company has completed, and has received final approval on, the soil cleanup required by the ACO. The Company is continuing to address ground water issues at this site. Further remediation could be required. These remediation costs are expected to be minimal. Long-term ground water monitoring will be required to verify natural attenuation. It is not known how long ground water monitoring will be required. Management does not believe monitoring or further cleanup costs, if any, will have a material adverse effect on the financial condition or results of operations of the Company.

        The Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the EPA, the States and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. Currently, U.S. Pipe has been identified as a potentially responsible party ("PRP") by the EPA under CERCLA with respect to cleanup of hazardous substances at two sites to which its wastes allegedly were transported or deposited. The Company is among many PRP's at such sites and a significant number of the PRP's are substantial companies. An agreement has been reached with the EPA and a Consent Order, signed by U.S. Pipe and the EPA, has been finalized respecting one of the sites. U.S. Pipe has satisfied its obligations under the Consent Order at a cost that was not material. Natural resource damage claims respecting that same site have now also been made by the State of California; while the liability and the corresponding insurance claim cannot be estimated at this time, U.S. Pipe, as a member of the same group of PRPs, believes it has adequate first dollar insurance coverage covering the State's claims. With respect to the other site, located in Anniston, Alabama, the PRPs have been negotiating an administrative consent order with the EPA. Based on these negotiations, management estimates the Company's share of liability for cleanup, after allocation among several PRPs, will be approximately $4.0 million, which was accrued in 2004. Civil litigation in respect of the site is also ongoing, including a putative class action lawsuit alleging property damage and personal injury. Management does not believe that U.S. Pipe's share of any additional liability will have a material adverse effect on the financial condition of the Company, but could be material to results of operations in future reporting periods.

        Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to these or other sites, management does not believe at this time that the cleanup costs, if any, associated with these or other sites will have a material adverse effect on the financial condition or results of operations of the Company, but such cleanup costs could be material to results of operations in a reporting period.

        In 2004, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer paid $1.9 million, net of legal fees, to the Company for historical insurance claims, previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims, and recorded a $1.9 million reduction to selling, general and administrative expenses in 2004.

        In 2005, the Company entered into a settlement and release agreement with a former insurer whereby the former insurer agreed to pay $5.1 million, net of legal fees, to the Company for historical insurance claims previously expensed as incurred by the Company. Such claims had not previously been submitted to the insurance company for reimbursement. The Company released the insurer of both past and future claims. During 2005, the Company received $2.8 million in cash and the remainder is expected to be received in the second quarter of fiscal 2006. The Company recorded a $5.1 million reduction to selling, general and administrative expenses in 2005.

Miscellaneous Litigation

        In 2003, the Company increased its accruals for outstanding litigation by approximately $6.5 million, principally related to the settlement of a class action employment matter. The settlement was finalized in May 2004 for an amount approximating the accrual.

        The Company is a party to a number of other lawsuits arising in the ordinary course of business. The Company provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the Company's future results of operations cannot be predicted with certainty as any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a materially adverse effect on the Company's financial statements.

Operating Leases

        The Company accounts for operating leases in accordance with SFAS 13, "Accounting for Leases," which includes guidance for evaluating free rent periods, determining amortization periods of leasehold improvements and incentives related to leasehold improvements. The Company's operating leases are primarily for equipment and office space.

        Rent expense was $0.2 million, $0.3 million and $0.2 million for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, respectively. Future minimum payments under non-cancelable operating leases as of September 30, 2005 are (in thousands):

Operating Leases
2006	$249
2007	158
2008	73
2009	67
2010	67
Thereafter	130

NOTE 12.    Accounting Standards Not Yet Adopted

        In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company intends to adopt SFAS No. 151 on October 1, 2005, the beginning of its 2006 fiscal year. The impact of the adoption of SFAS No. 151 on the Company's financial statements may have a material impact on our operating income in the event actual production output is significantly higher or lower than normal capacity. In the event actual production capacity is significantly different than normal capacity, the Company may be required to recognize certain amounts of facility expense, freight, handling costs or wasted materials as a current period expense.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which is an interpretation of FASB No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). This interpretation clarifies terminology within SFAS 143 and requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years beginning after December 15, 2005. This standard is not expected to have a material impact on the Company's financial condition or results of operations.

        In June 2005, the FASB issued FASB No. 154, "Accounting Changes and Error Corrections", which changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material impact on the Company's financial condition or results of operations.

NOTE 13.    Subsequent Events

        On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter, through a wholly-owned subsidiary, acquired all of the outstanding common stock of Mueller Water Products and subsidiaries ("Mueller") for $943.4 million and assumed approximately $1.05 billion of indebtedness at Mueller. In conjunction with the acquisition, the Company was contributed to Mueller. For accounting and financial statement presentation purposes, the Company is treated as accounting acquiror of Mueller. Mueller had net sales of $1,148.9 million for the fiscal year ended September 30, 2005 and total assets of $1,086.8 million at September 30, 2005.

        The purchase price was allocated to Mueller's net tangible and identifiable intangible assets based on their fair values as of October 3, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based on current fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventories	373.2
Property, plant and equipment	215.5
Identifiable intangible assets	855.9
Goodwill	817.6
Net other assets	376.5
Net deferred tax liabilities	(300.0)
Debt(1)	(1,572.7)

Total purchase price allocation	$943.4

(1)
Includes debt existing at the date of acquisition and additional debt assumed by Mueller in conjunction with Walter's acquisition of Mueller.

        In addition, Walter Parent, contributed its net intercompany receivable balance to capital in excess of par value of the Company. The Company will reflect this decrease in intercompany payable as additional equity in October 2005.

        On October 21, 2005, Walter announced its plan to undertake an initial public offering and subsequent spin-off of the Company, which comprises the combined operations of the Company and Mueller.

        On October 26, 2005, Walter announced plans to close U.S. Pipe's Chattanooga, Tennessee plant and transfer the valve and hydrant production operations of that plant to Mueller's Chattanooga, Tennessee and Albertville, Alabama plants. The eventual closure of the Chattanooga plant is expected to occur in 2006. The estimated Chattanooga pre-tax closing costs that are expected to be recorded in the first quarter of fiscal 2006 ending December 31, 2005 consist of $17.8 million of long-lived asset write-offs, a $5.2 million inventory absorption loss, an $11.9 million charge to write inventory down to fair value, $3.0 million for severance costs and an environmental charge of $2.1 million. The Company expects to recognize additional severance expense during the second quarter of 2006 in the amount of $0.6 million. In addition, the Company anticipates additional environmental-related charges of $1.3 million and a $3.3 million charge to increase the pension and other postretirement benefit obligations to be recognized in fiscal 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Mueller Water Products, LLC
(formerly Mueller Water Products, Inc.)

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' deficit and redeemable preferred and common stock and of cash flows present fairly, in all material respects, the financial position of Mueller Water Products, LLC, at September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company has restated its 2004 and 2003 consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois December 16, 2005

MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.)

CONSOLIDATED BALANCE SHEETS

	September 30, 2005	September 30, 2004
		(restated)
	(dollars in millions)
Assets
Cash and cash equivalents	$112.8	$60.5
Receivables, net	177.4	162.0
Inventories	303.0	260.2
Income tax receivable	—	4.1
Deferred income taxes	27.7	21.8
Prepaid expenses	31.1	28.9

Total current assets	652.0	537.5
Property, plant and equipment, net	168.0	186.8
Deferred financing fees, net	32.2	37.4
Deferred income taxes	17.5	8.3
Other long-term assets	1.5	0.8
Identifiable intangibles, net	52.4	55.2
Goodwill	163.2	163.2

Total assets	$1,086.8	$989.2

Liabilities
Accounts payable	$63.3	$57.6
Current portion of long-term debt	3.8	3.2
Accrued expenses and other liabilities	103.3	85.9

Total current liabilities	170.4	146.7
Long-term debt	1,051.9	1,036.2
Accrued pension liability	37.7	29.2
Other long-term liabilities	1.5	7.8

Total liabilities	1,261.5	1,219.9

Commitments and contingencies (Note 9)
Redeemable common stock	1.7	1.7

Shareholders' deficit:
Common stock:
Class A, $0.01 par value (400,000,000 shares authorized and 131,208,998 issued)	1.3	1.3
Class B, $0.01 par value, convertible, non-voting (150,000,000 shares authorized and 89,343,699 shares issued)	0.9	0.9
Accumulated deficit	(169.0)	(218.6)
Accumulated other comprehensive loss	(9.6)	(16.0)

Total shareholders' deficit	(176.4)	(232.4)

Total liabilities and shareholders' deficit	$1,086.8	$989.2

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	September 30, 2005	September 30, 2004	September 30, 2003
		(restated)	(restated)
	(dollars in millions)
Net sales	$1,148.9	$1,049.2	$922.9
Cost of sales	802.3	750.5	681.8

Gross profit	346.6	298.7	241.1
Operating expenses:
Selling, general and administrative	172.1	185.1	148.2
Facility rationalization, restructuring and related costs	1.7	0.9	1.7

Total operating expenses	173.8	186.0	149.9

Income from operations	172.8	112.7	91.2
Interest expense, net of interest income	(89.5)	(63.5)	(35.5)

Income before income taxes	83.3	49.2	55.7
Provision for income taxes	33.7	16.0	22.9

Net income	$49.6	$33.2	$32.8

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT AND REDEEMABLE PREFERRED AND COMMON STOCK
FOR THE THREE YEARS ENDED SEPTEMBER 30, 2005

	Common Stock $0.01 Par Value
								Accumulated Other Comprehensive Loss
	Class A Shares	Amount	Class B Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Comprehensive Income (Loss)		Stockholder Loans	Total	Redeemable Preferred Stock	Redeemable Common Stock
	(dollar amounts and shares in millions)
Balance at September 30, 2002	116.0	$1.1	89.3	$0.9	$155.8	$(47.0)		$(29.6)	$(2.6)	$78.6	$82.4	$2.1
Issuance of common stock	0.5	—	—	—	—	—		—	—	—	—	0.7
Accretion of redeemable preferred stock	—	—	—	—	(14.2)	—		—	—	(14.2)	14.2	—
Interest on stockholder loans	—	—	—	—	—	—		—	(0.2)	(0.2)	—	(0.2)
Employees stock compensation	—	—	—	—	0.7	—		—	—	0.7	—	—
Comprehensive income
Net income	—	—	—	—	—	32.8	$32.8	—	—	32.8	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	10.4	10.4	—	10.4	—	—
Increase in additional minimum pension liability	—	—	—	—	—	—	(1.3)	(1.3)	—	(1.3)	—	—

Comprehensive income							$41.9

Balance at September 30, 2003	116.5	1.1	89.3	0.9	142.3	(14.2)	—	(20.5)	(2.8)	106.8	96.6	2.6
Fair market value of warrants	—	—	—	—	10.5	—		—	—	10.5	—	—
Accretion of Redeemable preferred stock	—	—	—	—	(9.9)	—		—	—	(9.9)	9.9	—
Retirement of preferred stock	—	—	—	—	—	—		—	—	—	(106.5)	—
Interest on stockholder loans	—	—	—	—	—	—		—	(0.2)	(0.2)	—	(0.2)
Repayment of shareholder loans, including interest	—	—	—	—	—	(6.2)		—	3.0	(3.2)	—	3.2
Dividends paid	—	—	—	—	(162.3)	(231.4)		—	—	(393.7)		(5.5)
Employee stock compensation	14.7	0.2	—	—	21.0	—		—	—	21.2	—	—
Increase in redeemable common stock	—	—	—	—	(1.6)	—		—	—	(1.6)	—	1.6
Comprehensive income
Net income	—	—	—	—	—	33.2	$33.2	—	—	33.2	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	4.3	4.3	—	4.3	—	—
Decrease in additional minimum pension liability	—	—	—	—	—	—	0.2	0.2	—	0.2	—	—

Comprehensive income							$37.7

Balance at September 30, 2004	131.2	1.3	89.3	0.9	—	(218.6)	—	(16.0)	—	(232.4)	—	1.7
Comprehensive income
Net income	—	—	—	—	—	49.6	49.6	—	—	49.6	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	8.1	8.1	—	8.1	—	—
Increase in additional minimum pension liability	—	—	—	—	—	—	(1.7)	(1.7)	—	(1.7)	—	—

Comprehensive income							$56.0

Balance at September 30, 2005	131.2	$1.3	89.3	$0.9	$—	$(169.0)		$(9.6)	$—	$(176.4)	$—	$1.7

The acompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years ended
	September 30, 2005	September 30, 2004	September 30, 2003
		(restated)	(restated)
	(dollars in millions)
Operating Activities
Net income	$49.6	$33.2	$32.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43.5	46.0	47.2
Amortization of intangibles	2.8	16.0	17.1
Amortization of deferred financing fees	5.2	3.6	2.7
Amortization of tooling	2.1	2.3	2.0
Accretion on senior discount notes	17.8	6.8	—
Amortization of discount on 14 3/4% senior discount notes	1.1	0.4	—
Write off of deferred financing fees	—	7.0	—
Non-cash stock compensation	—	8.6	0.7
Gain on interest rate swaps	(5.2)	(12.5)	(13.3)
Deferred income taxes	(14.1)	(5.3)	0.5
Asset impairments	0.5	0.1	1.4
(Gain) Loss on disposals of property, plant and equipment	(0.3)	1.6	—
Changes in assets and liabilities, net of the effects of acquisitions:
Receivables	(12.6)	(21.7)	(2.4)
Inventories	(38.8)	(9.6)	(5.3)
Income tax receivable	4.1	(4.1)	—
Prepaid expenses	(4.1)	(1.3)	(3.5)
Pension, net	6.6	(2.7)	1.0
Accounts payable and accrued expenses	16.5	18.9	3.5
Accrued royalty expense	—	—	(13.5)
Other, net	(0.9)	1.7	2.9

Cash flows provided by operating activities	73.8	89.0	73.8

Investing Activities
Additions to property, plant and equipment	(27.2)	(22.5)	(20.0)
Proceeds from sale of property, plant and equipment	2.2	—	—
Acquisition of businesses, net of cash acquired	—	(19.8)	(11.2)
Decrease in restricted cash	—	—	11.6

Cash flows used in investing activities	(25.0)	(42.3)	(19.6)

Financing Activities
Book overdrafts	4.8	3.3	(2.7)
Proceeds from short-term borrowings	—	9.2	—
Retirement of short-term debt	—	(9.2)	—
Proceeds from long-term debt	—	1,070.1	—
Retirement of long-term debt, including capital lease obligations	(3.3)	(604.6)	(6.2)
Redemption of preferred stock	—	(106.5)	—
Payment of deferred financing fees	—	(36.0)	—
Dividends paid (excluding amounts paid to optionholders)	—	(386.6)	—
Contributed capital	—	—	0.7

Cash flows used in financing activities	1.5	(60.3)	(8.2)

Effect of exchange rate changes on cash	2.0	1.1	1.8

Increase (decrease) in cash and cash equivalents	52.3	(12.5)	47.8
Cash and cash equivalents
Beginning of year	60.5	73.0	25.2

End of year	$112.8	$60.5	$73.0

Supplemental Disclosures
Interest paid	$73.5	$50.4	$48.1
Income taxes paid	$40.6	$27.4	$9.0

        The Company recorded facility rationalization, restructuring and related charges of $1.7 million, $0.9 million and $1.7 million for the years ended September 30, 2005, 2004 and 2003, respectively. A portion of these charges, consisting of write-offs of assets, were non-cash and are reconciled below:

	Fiscal Years ended
	September 30, 2005	September 30, 2004	September 30, 2003
	(dollars in millions)
Accrued expenses	$1.2	$0.4	$0.3
Non-cash	0.5	0.5	1.4

Total facility rationalization, restructuring and related costs	$1.7	$0.9	$1.7

The accompanying notes are an integral part of the financial statements.

MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

        Mueller Water Products, LLC (formerly Mueller Water Products, Inc.) ("Mueller Water" or "Water" or the "Company") is the parent company of Mueller Group, LLC (formerly Mueller Group, Inc.) ("Group"). As of September 30, 2005, the Company has two reporting and operating segments, Mueller and Anvil. The Mueller segment (formerly called "Water infrastructure") is a manufacturer of valves, fire hydrants and other related products utilized in the distribution of water and gas and in water and wastewater treatment facilities. The Anvil segment (formerly called "Piping systems") is a manufacturer of cast iron and malleable iron pipe fittings, ductile iron couplings and fittings, pipe hangers and other related products for the plumbing, heating, mechanical, construction retail hardware and other related industries. Both segments have operations in the United States and Canada.

        Fiscal Year End—The fiscal year of the Company ends on September 30.

Acquisition by Walter Industries

        On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter Industries, Inc. ("Walter") acquired all of the outstanding common stock of the Company for a cash payment of $928.6 million. Approximately $1.05 billion of the Company's indebtedness was assumed as part of the acquisition. In conjunction with the acquisition, through a series of transactions, U.S. Pipe, a wholly-owned subsidiary of Walter, was contributed by Walter Industries, Inc. to the Company's wholly-owned subsidiary, Mueller Group, LLC ("Group").

        Walter financed the acquisition of the common stock of the Company with a combination of available cash, new debt, and borrowings under the 2005 Mueller Credit Agreement, as more fully described in Note 6 to the consolidated financial statements. The purchase price of the Company will be allocated to Mueller's net tangible assets and identified intangible assets based on their fair values at October 3, 2005. The excess of the purchase price over net tangible and intangible assets will be recorded as goodwill. In accordance with generally accepted accounting principles the assets and liabilities of U.S. Pipe were contributed to the Company based on their book values as of October 3, 2005.

Note 2. Annual Restatements

        In the course of finalizing the 2005 financial statements, the Company determined that certain items included in the consolidated financial statements were incorrect in annual and interim periods.

Effect of exchange rate changes on cash

        In fiscal 2003 and 2004, the Company presented the entire change related to foreign currency translation in the "Effect of exchange rate changes on cash" line item in the Statements of Consolidated Cash Flows. The portion of cash flow changes related to increases or decreases in assets and liabilities associated with operating, investing and financing activities did not consider the amount of the change related to foreign currency translation.

Loss on disposal of property, plant and equipment

        In fiscal 2004, the Company presented loss on disposal of property, plant and equipment as an investing activity in error, when it should have been presented as an adjustment in determining cash flows provided by operating activities.

Book overdrafts

        In fiscal 2003 and 2004, cash accounts in book overdraft positions were netted with cash accounts where legal right of offset did not exist. On the balance sheet, cash and cash equivalents should have increased and a liability recorded with respect to such book overdrafts by comparable amounts. The change in the book overdraft should have been reflected as a financing activity in the consolidated statements of cash flows and has been included in accounts payable in the consolidated balance sheet.

Current and Non-current deferred income taxes

        In 2004, the Company should have classified certain deferred income tax assets as current in the balance sheet, based on the nature of the underlying temporary difference, but included such temporary differences as non-current.

        Misclassification of depreciation expense—In fiscal 2003 and 2004 the Company incorrectly classified certain depreciation expense amounts as selling, general and administrative expense in the Consolidated Statement of Operations when it should have been reported as cost of sales. The restatement had no impact on the Company's consolidated net income.

        As a result of these findings, the Company has restated its annual and interim financial statements. The restatement had no impact on the Company's net income or the consolidated statement of stockholders' deficit for any of the prior periods presented. Certain items included in Other, net, in the statement of cash flows in prior periods are also presented as discrete items in the current year presentation and are included in the tables below.

        The following tables set forth the effects of the adjustments discussed above on the financial statements for the years ended September 30, 2004 and 2003 as follows (dollars in millions):

	September 30, 2004		September 30, 2003
	AS REPORTED	AS RESTATED	AS REPORTED	AS RESTATED
Statements of Consolidated Cash Flows
Cash Flows From Operating Activities:
Accretion on senior discount notes	$—	$6.8	$—	$—
Amortization of discount on 14 3/4% senior discount notes	$—	$0.4	$—	$—
(Gain) Loss on disposal of property, plant and equipment	$—	$1.6	$—	$—
Deferred income taxes	$4.4	$(5.3)	$4.0	$0.5
Receivables	$(23.6)	$(21.7)	$(6.0)	$(2.4)
Inventories	$(12.5)	$(9.6)	$(11.1)	$(5.3)
Prepaid expenses and other current assets	$(1.4)	$(1.3)	$(3.8)	$(3.5)
Accounts payable, accrued expenses and other current liabilities	$20.1	$18.9	$6.0	$3.5
Pension, net	$(2.6)	$(2.7)	$1.0	$1.0
Other, net	$(0.4)	$1.7	$(2.0)	$2.9
Cash flows provided by operating activities	$84.2	$89.0	$65.2	$73.8
Cash Flows Used In Investing Activities:
Loss on disposal of property, plant and equipment	$1.6	$—	$—	$—
Cash flows used in investing activities	$(40.7)	$(42.3)	$(19.6)	$(19.6)
Cash Flows Used In Financing Activities:
Book overdrafts	$—	$3.3	$—	$(2.7)
Cash flows used in financing activities	$(63.6)	$(60.3)	$(5.5)	$(8.2)
Effect of exchange rate changes on cash	$4.3	$1.1	$10.4	$1.8
Increase (decrease) in cash and cash equivalents	$(15.8)	$(12.5)	$50.5	$47.8
Cash and cash equivalents—Beginning of period	$71.4	$73.0	$20.9	$25.2
Cash and cash equivalents—End of period	$55.6	$60.5	$71.4	$73.0

	September 30, 2004
	AS REPORTED	AS RESTATED
Consolidated Balance Sheets
Cash and cash equivalents	$55.6	$60.5
Deferred income tax—current	$9.0	$21.8
Current assets	$519.8	$537.5
Deferred income tax—non-current	$21.1	$8.3
Total assets	$984.3	$989.2
Accounts payable	$52.7	$57.6
Total current liabilities	$141.8	$146.7
Total liabilities	$1,215.0	$1,219.9
Total liabilities and shareholders' deficit	$984.3	$989.2

Consolidated Statement of Operations

	For the year ended September 30, 2004
	AS REPORTED	AS RESTATED
Cost of sales	$743.4	$750.5
Gross profit	$305.8	$298.7
Selling, general and administrative expense, which includes stock compensation expense	$192.2	$185.1
	For the year ended September 30, 2003
	AS REPORTED	AS RESTATED
Cost of sales	$674.5	$681.8
Gross profit	$248.4	$241.1
Selling, general and administrative expense, which includes stock compensation expense	$155.5	$148.2

Note 3.    Summary of Significant Accounting Policies

        Basis of Presentation—The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated statements. Actual results could differ from those estimates. All significant intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform to the current year presentation.

        Revenue Recognition—The Company recognizes revenue based on the recognition criteria set forth in the Securities and Exchange Commission's Staff Accounting Bulletin 104 "Revenue Recognition in Financial Statements", which is when delivery of product has occurred or services have been rendered and there is persuasive evidence of a sales arrangement, selling prices are fixed or determinable, and collectibility from the customer is reasonably assured. Revenue from the sale of our products is recognized when title passes upon delivery to the customer. Sales are recorded net of estimated cash discounts and rebates.

        Shipping and Handling—Costs to ship products to customers are included in cost of sales in the Consolidated Statements of Operations. Amounts billed to customers, if any, to cover shipping and handling costs are included in net sales.

        Customer Rebates—Customer rebates are applied against net sales at the time the sales are recorded based on estimates with respect to the deductions to be taken.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of ninety days or less, when purchased, to be cash equivalents. Outstanding checks are netted against cash when there is a sufficient balance of cash available in the Company's accounts at the bank to cover the outstanding amount and the right of offset exists. Where there is no right of offset against cash balances, outstanding checks are classified along with accounts payable. At September 30, 2005 and 2004 the Company had book overdraft positions of $9.7 million and $4.9 million, respectively, recorded in accounts payable.

        Restricted Cash—The Company was required to use the restricted cash to make annual royalty payments to Tyco, the Company's owner prior to August 1999, under the Grinnell License Agreement which expired as of September 30, 2002. The last payment was made in December 2002.

        Receivables—Receivables relate primarily to amounts due from customers located in North America. To reduce credit risk, credit investigations are performed prior to accepting an order and, when necessary, letters of credit are required to ensure payment.

        The estimated allowance for doubtful accounts receivable is based, in large part, upon judgments and estimates of expected losses and specific identification of problem trade accounts. Significantly weaker than aniticpated industry or economic conditions could impact customers' ability to pay such that actual losses may be greater than the amounts provided for in these allowances. The periodic evaluation of the adequacy of the allowance for doubtful accounts is based on an analysis of prior collection experience, specific customer creditworthiness and current economic trends within the industries served. In circumstances where specific customer's inability to meet its financial obligation is known to the Company (e.g., bankruptcy filings or substantial downgrading of credit ratings), a specific allowance is recorded the Company records a specific reserve to reduce the receivable to the amount the Company reasonably believes will be collected.

        The following table summarizes information concerning the Company's allowance for doubtful accounts:

	2005	2004	2003
	(dollars in millions)
Balance at beginning of year	$5.1	$4.9	$4.2
Charged to costs and expenses	0.5	2.2	1.6
Write-offs and recoveries	(0.6)	(2.0)	(0.9)

Balance at end of year	$5.0	$5.1	$4.9

        Inventories—Inventories are recorded at the lower of cost (first-in, first-out) or market value. Additionally, the Company evaluates its inventory reserves in terms of excess and obsolete exposures. This evaluation includes such factors as anticipated usage, inventory turnover, inventory levels and ultimate product sales value. As such, these factors may change over time causing the reserve level to adjust accordingly. Inventory cost includes an overhead component that can be affected by levels of production and actual costs incurred. Management periodically evaluates the effects of production levels and actual costs incurred on the costs capitalized as part of inventory cost.

        The following table summarizes information concerning the Company's inventory valuation reserves:

	2005	2004	2003
	(dollars in millions)
Balance at beginning of year	$16.7	$14.7	$13.4
Charged to costs and expenses	6.4	3.8	3.1
Write-offs and deductions	(4.0)	(1.9)	(1.9)
Currency translation adjustments	0.2	0.1	0.1

Balance at end of year	$19.3	$16.7	$14.7

        Property, Plant and Equipment—Property, plant and equipment are recorded at cost less accumulated depreciation and amortization. Maintenance and repair expenditures are charged to expense when incurred. Direct internal and external costs to implement computer systems and software are capitalized as incurred. Capitalized costs of computer systems and software are amortized beginning when site installations or module development is complete and ready for its intended use. The straight-line method of depreciation and amortization is used over the estimated useful lives of the related assets as follows:

Buildings and related improvements	5 to 40 years
Leasehold improvements	3 to 20 years
Other plant, machinery, equipment, furniture and fixtures	2 to 15 years
Computer systems and software	3 years

        Gains and losses arising on the disposal of property, plant and equipment are included in the accompanying statements of operations.

        Environmental Expenditures—The Company capitalizes environmental expenditures that increase the life or efficiency of property or that reduces or prevents environmental contamination. The Company accrues for environmental expenses resulting from existing conditions that relate to past operations when the costs are probable and reasonably estimable. The Company is indemnified by Tyco for all environmental liabilities associated with the Mueller and Anvil business as it existed as of August 16, 1999, whether known or not.

        In 2002, the Company incurred costs of $2.1 million associated with increasing the capacity of an existing landfill operated by the Company. The portion of the costs that extended the capacity of the landfill of $1.7 million was capitalized, with remaining costs expensed. This capitalized asset is being depreciated over 10 years. The Company operates another landfill site and has not incurred costs to increase the capacity through 2005. If the Company decides to increase the capacity of the site in the future, the portion of the cost that extends the capacity of the landfill will be capitalized, with any remaining cost expensed.

        Accounting for the Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.

        Goodwill, Intangible Assets and Other Assets—Goodwill and intangible assets that have an indefinite life are tested for impairment annually (or more frequently if events or circumstances indicate possible impairments) using both a discounted cash flow method and a market comparable method. As of October 1, 2001, September 30, 2002, 2003, 2004, and 2005, no impairment was indicated. Definite-lived intangible assets are amortized over their respective estimated useful lives and reviewed for impairment annually or more frequently if events or circumstances indicate possible impairment. Any recognized intangible asset determined to have an indefinite useful life will not be amortized, but instead tested for impairment in accordance with the standard until its life is determined to no longer be indefinite. The Company uses an estimate of future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable.

        Identifiable intangible assets consist of the following as of September 30:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in millions)
Definite-lived intangible assets
Non compete agreements	$84.7	$82.9	$84.7	$82.0
Patents	0.5	0.1	0.5	0.1
Design and engineering drawing rights	7.3	2.1	7.3	1.2
Customer relationships	4.0	1.7	4.0	0.7

	96.5	86.8	96.5	84.0
Indefinite lived intangible assets
Tradenames	42.7	—	42.7	—

	$139.2	$86.8	$139.2	$84.0

        Amortization of definite lived intangible assets was $2.8 million, $16.0 million, and $17.1 million for the years ended September 30, 2005, 2004 and 2003, respectively. The $13.2 million decrease in amortization expense for 2005 as compared to 2004 is primarily due to a $13.8 million reduction due to a non-compete agreement with Tyco that was fully amortized in 2004. Estimated amortization expense for the years ending September 30, 2006, 2007, 2008, 2009 and 2010 is $2.6 million, $1.6 million, $1.4 million, $0.9 million and $0.7 million, respectively.

        Warranty Costs—The Company accrues for the estimated cost of product warranties at the time of sale based on historical experience. Adjustments to obligations for warranties are made as changes in the obligations become reasonably estimable. The following table summarizes information concerning product warranty accruals:

	2005	2004
	(dollars in millions)
Accrued balance at beginning of year	$1.6	$0.9
Warranty expense	1.6	5.2
Settlement of warranty claims	(1.6)	(4.5)

Balance at end of year	$1.6	$1.6

        Deferred Financing Fees—Deferred costs of debt financing included in other non-current assets are amortized over the life of the related loan agreements, which range from one to eight years. Such costs are reassessed when amendments occur, in accordance with Emerging Issues Task Force (EITF) 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments."

        Income Taxes—Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax basis of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        Tooling—Prepaid expenses include maintenance and tooling inventory costs. Perishable tools and maintenance items are expensed when put into service. More durable items are amortized over their estimated useful lives, ranging from 4 to 10 years.

        Research and Development—Research and development expenditures are expensed when incurred.

        Advertising—Advertising costs are expensed when incurred.

        Translation of Foreign Currency—Assets and liabilities of the Company's businesses operating outside of the United States of America which account in a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in cost of sales.

        Derivative Instruments and Hedging Activities—The Company currently uses interest rate swaps as required in the credit agreement to reduce the risk of interest rate volatility. The amount to be paid or received from interest rate swaps is charged or credited to interest expense over the lives of the interest rate swap agreements. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether a derivative is designated and effective as part of a hedge transaction and meets the applicable requirements associated with Statement of Financial Accounting Standards (SFAS) No. 133 (see Note 8). Since the adoption of SFAS No. 133 in 2001, all gains and losses associated with interest rate swaps have been included in earnings.

        Additionally, the Company utilizes forward contracts to mitigate its exposure to changes in foreign currency exchange rates from third party and intercompany forecasted transactions. The primary currency to which the Company is exposed and to which it hedges the exposure is the Canadian Dollar. The effective portion of unrealized gains and losses associated with forward contracts are deferred as a component of Accumulated Other Comprehensive Income (Loss) until the underlying hedged transactions are reported in the Company's consolidated statement of operations. The balance was not material at September 30, 2005.

        Workers' Compensation—The Company is self-insured for workers' compensation benefits for work-related injuries. Liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments and using historical data or combined insurance industry data when historical data is limited. The Company is indemnified by Tyco for all liabilities associated with the Mueller business that occurred prior to August 16, 1999. Workers' compensation liabilities were as follows:

	September 30,
	2005	2004
	(dollars in millions)
Undiscounted aggregated estimated claims to be paid	$10.2	$9.5
Workers' compensation liability recorded on a discounted basis	$8.8	$8.5
Discount rate	5%	5%

        A one-percentage-point increase in the discount rate on the discounted claims liability would decrease the liability by $0.2 million at September 30, 2005, while a one-percentage-point decrease in the discount rate would increase the liability by $0.2 million at September 30, 2005.

        Stock Based Compensation—The Company had two stock-based employee compensation plans, which are more fully described in Note 12. For the fiscal year beginning October 1, 2005, the Company will adopt SFAS No. 123(R), "Accounting for Stock Issued to Employees," which requires that compensation costs related to share-based payment transactions be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company will use a modified prospective method, under which it will record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. The Company had no stock options outstanding at September 30, 2005 and, therefore, does not expect the adoption of SFAS No. 123(R) to have a material effect.

        The Company has recognized compensation cost for stock-based compensation arrangements under the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which required recognizing compensation equal to the difference, if any, between the fair value of the stock option and the exercise price at the date of the grant. All options granted under the Management Incentive Plan were issued at fair value at the date of grant. Fair value was determined by a committee of the board of directors of the Company (or the board as a whole, if no committee was constituted), which took into account as appropriate recent sales of shares of the Company's common stock, recent valuations of such shares, any discount associated with the absence of a public market for such shares and such other factors as the committee (or the board, as the case may have been) deemed relevant or appropriate in its discretion.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation—Transition and Disclosure," to stock based employee compensation.

	2005	2004	2003
	(dollars in millions)
Net income, as reported	$49.6	$33.2	$32.8
Deduct: Total stock based employee compensation expense determined under fair value base method for all awards, net of tax related effects	—	(0.2)	(0.2)

Pro forma net income	$49.6	$33.0	$32.6

        In connection with the April 2004 Recapitalization, which is more fully described in Note 6, the Company modified these stock awards to accelerate vesting, allowed for net cash settlement of options and issued shares to option holders with a fair value of $0.43 per share upon completion of the recapitalization. These actions changed the accounting treatment of these stock awards from fixed to variable accounting. As a result, the Company recognized stock compensation expense of $18.9 million in the third quarter of 2004.

        Additionally, the Company allowed certain employees to participate in the Company's Direct Investment Program. Under this program, which is more fully described in Note 13, certain employees were allowed to purchase a specific number of shares of the Company and borrow up to 50% of the total purchase price on a non-recourse basis. For those shares subject to such loans, variable plan accounting applied, resulting in a non-cash compensation charge of $2.3 million.

Note 4.    Acquisitions

        The following acquisitions have been accounted for in accordance with SFAS No. 141 and the operating results have been included in the Company's consolidated results since the date of acquisition.

Fiscal Year 2004 Acquisitions

        Star Pipe, Inc.—Effective January 15, 2004, the Company acquired certain assets of Star Pipe, Inc. ("Star"), a leading distributor of foreign-sourced cast and grooved fittings and couplings, for $17.0 million in cash. The Star acquisition provides an entry into the foreign-sourced product marketplace.

        The following presents the estimated fair values of the assets and liabilities acquired as of January 15, 2004:

(dollars in millions)
Current assets	$13.1
Property, plant & equipment	0.4
Intangible assets	6.7

Total assets	20.2

Current liabilities	3.2

Net assets acquired	$17.0

        As part of the acquisition, the Company agreed to a future payment to be made to the seller to the extent that the gross profit of the acquired business exceeds a targeted gross profit. The maximum potential payment amount is $23 million. Management currently estimates the payment could total approximately $3 to $6 million for the payment period that began February 1, 2004 and ends January 31, 2007. The payment amount indicated above is based on management's best estimate, but the actual adjustment could be materially different. The liability for such payment will be recorded at the end of each payment period, as earned, in accordance with the purchase agreement. No payment was earned for the years ended September 30, 2005 or September 30, 2004.

        The intangible assets acquired include trademarks, customer relationships and a non-compete agreement with the former owners. These intangibles are being amortized over their estimated useful lives of ten years, three years and five years, respectively.

        Modern Molded Products—Effective January 15, 2004, the Company acquired certain assets of Modern Molded Products ("Modern Molded") for $2.8 million in cash. The purchase of the assets and technology of Modern Molded allows the company to internally produce parts that were previously purchased and to reduce spending as well as to increase product supply line predictability.

        The following presents the estimated fair values of the assets and liabilities acquired as of January 15, 2004:

(dollars in millions)
Current assets	$0.2
Property, plant & equipment	0.7
Intangible assets	1.9

Net assets acquired	$2.8

        The intangible assets acquired include a non-compete agreement with the former owners and purchased technology. These intangibles are being amortized over their estimated useful lives of five years.

        The following unaudited pro forma summary presents the consolidated results of operations for the fiscal years ended September 30, 2003 and September 30, 2004 as if the acquisitions of Star and Modern Molded had occurred as of October 1, 2003:

	2004	2003
	(dollars in millions) (unaudited)
Net Sales	$1,056.8	$942.9
Net income	$33.5	$33.7

        The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions occurred on that date, nor is it indicative of the results that may occur in the future.

Fiscal Year 2003 Acquisitions

        Jingmen Pratt—Effective March 18, 2003, the Company acquired certain net assets of Jingmen Pratt ("Jingmen" formerly "LS Industries"), a supplier of manufactured butterfly valves for approximately $1.9 million in cash, net of cash acquired.

        The following presents the estimated fair values of the assets acquired and liabilities assumed as of March 18, 2003:

(dollars in millions)
Current assets	$1.4
Property, plant and equipment	0.8
Intangible assets
Noncompete agreements	0.6
Goodwill	0.1

Total assets	2.9

Current liabilities	1.0

Net assets acquired	$1.9

        The non-compete agreement is being amortized over the three-year life of the agreement.

        Milliken Valve Corp.—Effective January 24, 2003, the Company acquired net certain assets of Milliken Valve Corp. ("Milliken"), a manufacturer of plug valves for approximately $7.5 million in cash, net of cash acquired.

        The following presents the estimated fair values of the assets acquired and liabilities assumed as of January 24, 2003.

(dollars in millions)
Current assets	$4.6
Property, plant and equipment	0.8
Intangible assets
Trademarks	1.9
Customer relationships	2.0
Noncompete agreements	0.1

Total intangible assets	4.0

Total assets	9.4
Current liabilities	1.9

Net assets acquired	$7.5

        In accordance with the appraisals done at the acquisition date, the trademarks are being amortized over 15 years and the customer relationships will be amortized over 10 years. The non-compete agreement is being amortized over the five-year life of the agreement.

        Specialty Steel Corporation—Effective October 10, 2002, the Company acquired certain assets of Specialty Steel Corporation ("Specialty Steel"), a machine shop for large products for approximately $1.8 million in cash, net of cash acquired.

        The purchase price of $1.8 million was allocated entirely to the fair value of the property, plant and equipment acquired from Specialty Steel.

        The following unaudited pro forma summary presents the consolidated results of operations for the year ended September 30, 2003 as if the acquisitions of Specialty Steel, Milliken and Jingmen had occurred at the beginning of fiscal 2003:

2003
(dollars in millions) (Unaudited)
Net sales	$925.9
Net income	$33.3

        The unaudited consolidated pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisitions occurred on that date, nor is it indicative of the results that may occur in the future.

Note 5.    Income Taxes

        The Company's income tax provision (benefit) was computed in accordance with SFAS No. 109 and is based on current tax rates. The Company's foreign income tax provision relates to Canadian federal and provincial income taxes.

        The provision (benefit) for income taxes and the reconciliation between the United States federal income taxes at the statutory rate on consolidated income (loss) before taxes and the Company's income tax provision (benefit) are as follows.

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
U.S. federal income taxes at the statutory rate	$29.2	$17.2	$19.5
Adjustments to reconcile to the Company's income tax provisions:
U.S. state income tax provision, net	2.8	1.6	2.0
Foreign rate differential	(0.2)	(0.1)	0.6
Nondeductible charges	0.3	0.4	0.3
Nondeductible interest on high yield debt obligation	2.4	0.9	—
U.S. export and manufacturing incentives	(0.8)	—	—
Research and development credit	(0.2)	(0.2)	—
Tax accrual adjustments for conclusion of examinations and expiration of certain state statutes	(0.3)	(6.4)	—
Reduction of Foreign Tax Credits	—	1.8	—
Other (net)	0.5	0.8	0.5

Provision for income taxes	33.7	16.0	22.9
Deferred provision (benefit) for income taxes	(14.1)	(5.3)	0.5

Current provision for income taxes	$47.8	$21.3	$22.4

        The provisions for the fiscal years ended September 30, 2005, 2004 and 2003 included $6.8 million, $4.4 million and $2.5 million, respectively, for foreign income taxes. The foreign component of income before income taxes was $19.9 million, $14.0 million and $6.3 million, respectively, for each of the periods above.

        The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset are as follows:

	September 30,
	2005	2004
	(dollars in millions)
Deferred tax assets
Inventories	$15.1	$10.1
Identifiable intangibles	12.5	15.4
Accrued liabilities and reserves	19.2	12.7
Unrealized loss on derivatives	—	1.8
State net operating loss carryforwards	0.8	1.8
Accumulated other comprehensive loss:
Additional minimum pension liability	17.9	16.8

	65.5	58.6

State net operating loss carryforward valuation allowance	(0.8)	(1.8)

	64.7	56.8

Deferred tax liabilities
Property, plant and equipment	(13.0)	(17.8)
Unrealized gain on derivatives	(0.2)	—
Pensions	(3.4)	(5.2)
Other	(2.9)	(3.7)

	(19.5)	(26.7)

Net deferred income tax assets	$45.2	$30.1

        As of September 30, 2005, the Company had $0.8 million of state net operating loss carryforwards, due to expire in 2016 and 2021 through 2023, for which there is currently a full valuation allowance. The decrease in valuation allowance from the prior year is due to the utilization of state net operating loss carryforwards related to Anvil International, Inc.

        Undistributed earnings of the Company's foreign subsidiary amounted to approximately $80.2 million and $64.0 million at September 30, 2005 and 2004, respectively. The American Jobs Creation Act ("AJCA") which was enacted on October 22, 2004 created a temporary incentive for US multinationals to repatriate accumulated earnings outside the United States by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. The Company may elect to apply this provision to qualifying earnings repatriations in either fiscal 2005 or in fiscal 2006. As of September 30, 2005, and prior to the acquisition on October 3, 2005, the Company has not provided deferred taxes on foreign earnings because any taxes on dividends would be substantially offset by foreign tax credits or because the Company intends to reinvest those earnings indefinitely. Due to the complexity of the repatriation provision, the Company is still evaluating the effects of this provision on its plan for repatriation of foreign earnings.

Note 6.    Borrowing Arrangements

        Long-Term Debt—Long-term debt consists of the following obligations:

	September 30,
	2005	2004
	(dollars in millions)
Senior credit facility term loans	$512.8	$515.0
Second priority senior secured floating rate notes	100.0	100.0
10% senior subordinated notes	315.0	315.0
14 3/4 senior discount notes(1)	125.7	106.8
Capital lease obligations	2.2	2.6

	1,055.7	1,039.4
Less current portion	(3.8)	(3.2)

	$1,051.9	$1,036.2

(1)
The accreted value of the notes was reduced by $9.0 million (net of $1.5 million of amortization) and $10.1 (net of $0.4 million of amortization) at September 30, 2005 and September 30, 2004, respectively, to reflect the fair market value assigned to the warrants sold as units with the notes. The fair market value assigned to the warrants was credited to additional paid-in capital. A schedule of debt maturities as of September 30, 2005 is as follows:

	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(dollars in millions)
Senior credit facility term loans	$2.9	$5.8	$5.8	$498.3	$512.8
Second Priority Senior Secured Notes	—	—	—	100.0	100.0
10% Senior Subordinated Notes	—	—	—	315.0	315.0
14 3/4% Senior Discount Notes	—	—	—	125.7	125.7
Capital lease obligations	0.9	1.2	0.1	—	2.2

Total debt maturities	$3.8	$7.0	$5.9	$1,039.0	$1,055.7

        Recapitalization:    On April 23, 2004, Group sold its Second Priority Senior Secured Floating Rate Notes due 2011 and 10% Senior Subordinated Notes due 2012 (collectively referred to as the "Prior Notes") generating net proceeds of approximately $402.3 million. Concurrently with those offerings, Group amended and restated its credit facility and borrowed $545.0 million of new term loans thereunder ("2004 Mueller Credit Facility"). Mueller Group used the net proceeds from those offerings and the credit facility borrowings to repay all existing loans under its old credit facility together with accrued interest and a 1.0% prepayment premium thereon and paid a dividend to the Company, which was used to (1) redeem our preferred stock (liquidation value $105.5 million at April 23, 2004) together with a 1.0% premium (approximately $1.0 million), (2) pay a dividend to common stockholders of approximately $1.43 per share, or approximately $293.4 million in the aggregate and (3) make a payment to employee optionholders of the excess of the per share dividend to common stockholders over the exercise price of their options, or approximately $5.4 million in the aggregate. Mueller Group retained approximately $10.0 million as cash to be used for general corporate purposes.

        On April 29, 2004, the Company issued 14 3/4% senior discount notes, with detachable warrants to purchase our common stock. The proceeds of the offering were approximately $106.0 million, after deduction of the initial purchasers' discounts and commissions and other expenses of the offering. We used the proceeds to (1) pay an additional dividend to common stockholders of approximately $0.48 per share, or approximately $99.8 million in the aggregate, (2) make a payment to employee optionholders who held options with an exercise price of $1.00 or $1.19 per share of $0.48 per share, and (3) a payment to employee optionholders who held options with an exercise price of $1.50 per share of $0.41 per share, or approximately $7.1 million in the aggregate.

        In connection with the Recapitalization, the Company modified certain stock awards to accelerate vesting, allowed net cash settlement of options and issued shares to option holders with a fair value of $0.43 per share upon completion of the Recapitalization. These actions changed the accounting treatment of these stock awards from fixed to variable accounting. As a result, the Company recognized stock compensation expense of $18.9 million in the third quarter of 2004.

        2004 Mueller Credit Facility:    Group entered into the 2004 Mueller Credit Facility, which includes a $545 million amortizing senior credit facility term loan ($32.2 million of which has already been repaid) maturing seven years after closing and an $80.0 million revolving credit facility that will terminate five years after closing. The revolving credit facility and/or the term loan facility are subject to a potential, although uncommitted, increase of up to an aggregate of $50.0 million at Group's request at any time prior to maturity. In addition, although uncommitted, a foreign currency sub-facility may be made available to one or more of Group's restricted foreign subsidiaries in an aggregate principal amount of up to the U.S. dollar equivalent of $30.0 million. This increase and the additional foreign currency sub-facility will only be available if one or more financial institutions agree to provide them. Group had no borrowings under the revolving credit facility at September 30, 2005.

        Borrowings under the 2004 Mueller Credit Facility bore interest based on a margin over, at Group's option, the base rate or LIBOR. The applicable margin was 2.75% over LIBOR and 1.50% over the base rate for term loans. The applicable margin under the revolving senior credit facility was a range of 2.25% to 3.25% over LIBOR and a range of 1.00% to 2.00% over the base rate, depending on Group's ratio of consolidated debt to EBITDA as defined in the senior credit facility. At September 30, 2005 the applicable margin on the revolving senior credit facility was 2.75% over LIBOR and 1.50% over the base rate. Group's obligations under the senior credit facility are guaranteed by Water and all of Group's existing or future domestic restricted subsidiaries and is secured by substantially all of the assets of Group and its subsidiary guarantors, including a pledge of the capital stock of all Group's existing and future domestic subsidiaries, a pledge of no more than 65.0% of the voting stock of any of Group's foreign subsidiaries, a pledge of all intercompany indebtedness in favor of Group and its domestic restricted subsidiaries, and a pledge of Group's capital stock by Water. The 2004 Mueller Credit Facility contained customary covenants, including covenants that limit Group's ability to incur debt and liens, pay dividends and make investments and capital expenditures, and events of default. Mueller Group was permitted to make payments of up to $2.0 million in any fiscal year to Mueller Water Products to pay overhead expenses of Mueller Water Products. This agreement was terminated on October 3, 2005 as part of the acquisition.

        2005 Mueller Credit Agreement:    On October 3, 2005, Group entered into a credit agreement (the "2005 Mueller Credit Agreement") consisting of a $145 million senior secured revolving credit facility maturing in October 2010 (the "2005 Mueller Revolving Credit Facility") and a $1,050 million senior secured term loan maturing in October 2012 (the "2005 Mueller Term Loan"). The 2005 Mueller Credit Agreement is a secured obligation of Group and substantially all of its wholly-owned domestic subsidiaries, including U.S. Pipe. The 2005 Mueller Term Loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due. The commitment fee on the unused portion of the 2005 Mueller Revolving Credit Facility is 0.50% and the interest rate is a floating rate 2.5% over LIBOR. The 2005 Mueller Term Loan carries a floating interest rate of 2.25% over LIBOR.

        Proceeds of the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to refinance the prior Group credit facility and finance the acquisition of the Company by Walter. Subsequent to September 30, 2005 and prior to the acquisition by Walter on October 3, 2005, Group wrote off $18.4 million of deferred financing fees related to the 2004 Mueller Credit Facility.

        The 2005 Mueller Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of Group and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. So long as no default has occurred, Mueller Group is permitted to make cash dividends to Mueller Water Products of up to $7.5 million in any fiscal year, or $15 million in aggregate over the life of the Credit Agreement and to distribute funds to make regularly scheduled payments when due of interest and principal on Mueller Water Products' notes. If an event of default under the agreement shall occur and be continuing, the commitments under the related credit agreement may be terminated and the principal amount, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

        Second Priority Senior Secured Floating Rate Notes:    Group issued $100 million of such notes with interest payable at a rate equal to the three-month reserve-adjusted LIBOR, which is reset quarterly, plus 4.75%. The interest rate for the interest period beginning August 1, 2005 is 8.44% per annum. The secured notes mature in 2011 and are guaranteed by each of the existing domestic restricted subsidiaries and secured by second-priority liens on the assets securing the senior credit facility (other than certain subsidiary stock and assets of Water). The secured notes contain customary covenants and events of default, including covenants that limit Group's ability to incur debt, pay dividends and make investments and also include a maintenance covenant limiting Group's senior total leverage as a multiple of EBITDA, as defined in the indenture.

        On October 3, 2005, Group delivered a notice of redemption with respect to all of the secured notes, providing for the redemption of all such secured notes on November 2, 2005. In addition, Group delivered to the trustee for the secured notes, $104.1 million in trust equal to the principal, premium and interest accruing to the redemption date. Subsequent to September 30, 2005 and prior to the acquisition by Walter on October 3, 2005, Group wrote off $2.4 million of deferred financing fees related to the secured notes. As a result of Group having called the secured notes for redemption and having made the payment into trust, as well as having satisfied certain other procedural requirements, Group satisfied and discharged its obligations with respect to the secured notes and the related indenture.

        10% Senior Subordinated Notes:    Interest on the subordinated notes is payable at an annual rate of 10%. The subordinated notes mature in 2012 and are guaranteed by each of Group's existing domestic restricted subsidiaries. The subordinated notes contain customary covenants and events of default, including covenants that limit Group's ability to incur debt, pay dividends and make investments. Mueller Group is permitted to make dividends or loans to Mueller Water Products of up to $2 million in any fiscal year for costs and expenses incurred by Mueller Water Products in its capacity as a holding company for services rendered on behalf of Mueller Group. Generally, the notes only permit Mueller Group to pay dividends if there is no default or event of default and its fixed charge coverage ratio (as defined) is at least 2.5 to 1, and the maximum amount that may be paid cannot exceed 50% of our cumulative net income (as defined) since January 1, 2004, subject to specified exceptions.

        On October 4, 2005, Group notified the holders of the subordinated notes that a change in control had occurred as a result of the Walter Industries acquisition and that, as a result, the holders had a right to cause Group to repurchase their subordinated notes on or before 5:00 p.m., New York City time, on November 4, 2005 at a price of 101% of the principal face amount of such notes. The change of control offer expired at 5:00 p.m. New York City time, on November 6, 2005, with no subordinated notes being validly tendered and not withdrawn and, accordingly, no subordinated notes were purchased pursuant to the change of control offer.

        14 3/4% Senior Discount Notes:    On April 29, 2004, the Company issued 223,000 units, each consisting of $1,000 principal amount at maturity of 14 3/4% Senior Discount Notes due 2014 and one warrant to purchase 109.80889 shares of Class A common stock of the Company at $0.01 per share. The notes are senior unsecured obligations and are effectively subordinated to all of its existing and future secured debt and to all indebtedness and other liabilities of its subsidiaries, including Group.

        On October 3, 2005, in connection with the acquisition of the Company by Walter, the outstanding warrants were converted into the right to receive cash upon exercise of the warrants. These warrants were classified as permanent equity in prior periods as the contracts required settlement in shares, absent a change in control event, in which case the warrant automatically become exercisable for the kind and amount of consideration provided to shareholders. All funds required for settlement of warrants are funded by amounts held in cash in connection with the acquisition by Walter.

        On October 4, 2005, the Company notified the holders of the senior discount notes that a change in control had occurred as a result of the Walter Industries acquisition and that, as a result, the holders had a right to cause the Company to repurchase their senior discount notes on or before 5:00 p.m., New York City time, on November 4, 2005 at a price of 101% of the accreted value of the notes at the time of change in control. The change of control offer expired at 5:00 p.m., New York City time, on November 6, 2005, with no senior discount notes being validly tendered and not withdrawn and, accordingly, no senior discount notes were purchased pursuant to the change of control offer.

        Capital Leases—The Company leases automobiles under capital lease arrangements that expire over the next four years.

        Future minimum lease payments under scheduled capital leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

(dollars in millions)
Fiscal 2006	$1.1
Fiscal 2007	0.9
Fiscal 2008	0.5
Fiscal 2009	0.1

Total minimum lease payments	2.6
Amount representing interest	(0.4)

Obligations under capital leases	2.2
Obligations due within one year	(0.9)

Long term obligations	$1.3

        Interest Rate Swaps—Group has entered into interest rate swap agreements in order to reduce interest rate risks and manage interest expense. As of September 30, 2005, a notional principal amount of $100 million in swap agreements is still outstanding and scheduled to mature between April 2007 and May 2007. At September 30, 2005, the fair value of interest rate swaps was an asset of $0.5 million. At September 30, 2004 and 2003, the fair value of interest rate swaps was a liability of $4.7 million, and $17.2 million, respectively. The swap agreements effectively convert floating-rate debt into fixed-rate debt and carry an average fixed interest rate of 4.09% at September 30, 2005. Interest differentials to be paid or received because of swap agreements are reflected as an adjustment to interest expense over the related debt period. For the fiscal years ended September 30, 2005, 2004 and 2003 Group recorded gains on interest rate swaps of $5.2 million, $12.5 million, and $13.3 million, respectively. While Group is exposed to credit loss on its interest rate swaps in the event of non-performance by the counterparties to such swaps, management believes such nonperformance is unlikely to occur given the financial resources of the counterparties.

        On October 27, 2005, Group entered into six interest rate hedge transactions with a cumulative notional value of $350 million. These hedges are described in Note 8 and principally comply with covenants contained in the 2005 Mueller Credit Agreement.

        Distributions to Water—Water has no material assets other than its ownership of Group's capital stock and accordingly depends upon distributions from Group to satisfy its cash needs. The Company's principal cash needs will be debt service on its Senior Discount Notes due 2014. These notes do not require cash interest payments until 2009 and contain restrictive covenants that will, among other things, limit the ability of the Company and its subsidiaries (including Group) to incur debt, pay dividends and make investments. Neither Group nor any of its subsidiaries guarantee these notes. The Company, however, is a holding company and its ability to pay interest on the notes will be dependent upon the receipt of dividends from its subsidiaries. Group is Water's only direct subsidiary. However, the terms of Group's borrowing arrangements significantly restrict its ability to pay dividends to Water.

        Fair Value of Debt—Based on the level of interest rates prevailing at September 30, 2005, the fair value of the Company's fixed-rate debt exceeded its carrying value by approximately $54.9 million.

Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

Note 7.    Redeemable Preferred and Common Stock

        Redeemable Preferred Stock.—In connection with its formation in 1999, the Company issued two million shares of 16% Senior Exchangeable Preferred Stock, due August 15, 2010, par value $0.01 per share ("preferred stock"). The preferred stock provided for dividends at a rate of 16% per annum, which dividends would accrue or be payable in cash, at the Company's option until August 2006. The liquidation value was $25 per share plus the dividend accretion since issuance.

        The accretion of dividends of $9.9 million for the fiscal year ended September 30, 2004 was accounted for as a non-cash charge to additional paid-in capital and reduced the net income available to common shareholders. As described in Note 6, the preferred stock was redeemed by the Company on April 23, 2004.

        Redeemable Common Stock—Group has entered into an employment agreement with Dale Smith, Group's President and Chief Executive Officer, which, in certain circumstances, gives Mr. Smith the right to sell to the Company, at a price equal to the fair market value of his equity interests as of the date of such sale or purchase, his shares of the Company's common stock. The Company had classified an amount representing the initial fair value of the redeemable shares of its common stock owned by Mr. Smith outside of permanent equity. At September 30, 2005 and September 30, 2004, Mr. Smith owned approximately 9.2 million Class A common shares, respectively.

        On October 3, 2005, Walter Industries acquired 100% of the outstanding common stock of the Company, including all of the common shares held by Mr. Smith.

Note 8.    Derivative Instruments

        All derivative financial instruments are recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or Accumulated Other Comprehensive Income (Loss), depending on whether or not a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Any gains and losses on derivative instruments that are reported in Accumulated Other Comprehensive Income (Loss) are included in earnings in the periods in which earnings are affected by the hedged item. All gains or losses associated with interest rate swaps have been included in earnings and not Accumulated Other Comprehensive Income (Loss).

        For a derivative to qualify as a hedge at inception and throughout the hedge period, the Company must formally document the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Any financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

        Interest Rate Swaps—At September 30, 2005, the fair value of interest rate swaps was an asset of $0.5 million. At September 30, 2004 and 2003, the fair value of interest rate swaps was a liability of $4.7 million, and $17.2 million, respectively.

        On October 27, 2005, Group entered into six interest rate hedge transactions with a cumulative notional value of $350 million. The swap terms are between one and seven years with five separate counter-parties. The objective of the hedges is to protect the Company against rising LIBOR interest rates that would have a negative effect on the Company's cash flows due to changes in interest payments on its 2005 Mueller Term Loan. The structure of the hedges are a one-year 4.617% LIBOR swap of $25 million, a three-year 4.740% LIBOR swap of $50 million, a four-year 4.800% LIBOR swap of $50 million, a five-year 4.814% LIBOR swap of $100 million, a six-year 4.915% LIBOR swap of $50 million, and a seven year 4.960% LIBOR swap of $75 million. The swap agreements call for the Company to make fixed rate payments over the term at each swap's stated fixed rate and to receive payments based on three month LIBOR from the counter-parties. These swaps will be settled upon maturity and will be accounted for as cash flow hedges. As such, changes in the fair value of these swaps that take place through the date of maturity will be recorded in accumulated other comprehensive income. These hedges principally comply with covenants contained in the 2005 Mueller Credit Agreement.

Note 9.    Commitments and Contingencies

        The Company occupies certain facilities under leases that expire at various dates through the year 2013. Rental expense under these leases and leases for equipment was $9.1 million, $9.3 million and $9.3 million for the fiscal years ended September 30, 2005, 2004, and 2003, respectively. At September 30, 2005, the aggregate minimum lease payment obligations of $22.6 million under noncancelable operating leases were as follows:

Fiscal year	(dollars in millions)
2006	$7.8
2007	5.8
2008	3.9
2009	1.4
2010	1.1
Thereafter	2.6

$22.6

        The Company is subject to retention on certain contracts, with the retention portion of the amount receivable paid upon project completion.

        The Company has contractual obligations for purchases of raw materials, purchased components and capital expenditures totaling $12.6 million, of which $12.1 million is expected to be paid in the next twelve months.

        In the normal course of business, the Company incurs claims with respect to product liability. Such claims are insured up to certain limits, with such policies containing certain self-insured retention limits. Product liability claims for products manufactured or sold by the Mueller business prior to the August 1999 Tyco Transaction, and environmental claims relating to property owned by the Mueller business in August 1999 and before, arising out of events occurring prior to that date, are subject to indemnification by Tyco, based on the provisions of the August 1999 Tyco Transaction.

        Certain of the products sold contain lead. Environmental advocacy groups, relying on standards established by California's Proposition 65, are seeking to eliminate or reduce the content of lead in some Company products offered for sale in California. In certain cases, the Company has entered into settlement agreements with these environmental advocacy groups to modify our products or offer substitutes. Further, similar issues may be raised by other advocacy groups in other jurisdictions under legislation similar to Proposition 65.

        Over the next two to three years, the Company expects to incur between $2.0 million and $6.0 million of capital costs at its steel and iron foundries to comply with the United States Environmental Protection Agency's National Emissions Standards for Hazardous Air Pollutants which were issued April 22, 2004. The Company is in the process of performing an analysis to assess the impact of these standards on the financial results of the Company.

        The Company's subsidiary, James Jones Company, and Tyco, its former parent company, are defendants in a false claims lawsuit in which a former James Jones Company employee is suing on behalf of cities, water districts and municipalities. The employee alleges that the defendants sold allegedly non-conforming public water system parts to various government entities. The lawsuit seeks consequential damages, penalties and punitive damages. The Company's subsidiary, Mueller Co., which had also been named as a defendant, brought a summary judgment motion and was dismissed from this litigation in January 2004. Any liability associated with the lawsuit is covered by an indemnification from Tyco.

        On March 31, 2004, the Company's subsidiary, Anvil International, entered into a consent order with the Georgia Department of Natural Resources regarding various alleged hazardous waste violations at the Statesboro, Georgia site formerly operated by Anvil. Pursuant to the consent order, Anvil has agreed to pay a settlement amount of $100,000, comprised of a $50,000 monetary fine and $50,000 towards a supplemental environmental project. Anvil has also agreed to perform various investigatory and remedial actions at the site and its landfill. While the ultimate investigatory and remedial costs are currently unknown, based on currently available information the total costs are estimated to be approximately $1.3 million. The Company has spent $0.3 million and has accrued $1.0 million as of September 30, 2005.

        In November 2005, the Company reached an agreement in principle to settle the previously reported dispute concerning the amount of Anvil's withdrawal liability in respect of the Teamsters Local 11 Pension Fund and the 2003 closure of the Anvil facility in Kearny, New Jersey. An accrual for the settlement was recognized as of September 30, 2005 and is reflected in the financial statements for the year then ended.

        As part of the Star acquisition (see Note 4), Anvil has agreed to a future payment to be made to the seller to the extent that the gross profit of the acquired business exceeds a targeted gross profit. The maximum potential payment amount is $23 million. Management currently estimates the payment could total approximately $3 to $6 million for the payment period that began February 1, 2004 and ends January 31, 2007. The payment amount indicated above is based on management's best estimate, but the actual adjustment could be materially different. The liability for such payment will be recorded at the end of each payment period, in accordance with the purchase agreement. No payment was earned for the years ended September 30, 2005 or September 30, 2004.

        The Company has entered into employment agreements with Dale Smith, Thomas Fish and Doyce Gaskin. In addition, benefit plans have been adopted that provide for severance and other payments when certain events occur, such as a change in control. These employment agreements and plans require payments under the circumstances set forth therein.

        In the opinion of management, accruals associated with contingencies incurred in the normal course of business are sufficient. Resolution of existing known contingencies is not expected to significantly affect the Company's financial position and result of operations.

Note 10.    Retirement Plans

        Defined Benefit Pension Plans—The Company has a number of non-contributory and contributory defined benefit retirement plans covering certain United States and non-United States employees of the Company and its subsidiaries. Contributions are based on the projected unit credit method of calculation and are charged to the statements of operations on a systematic basis over the expected average remaining service lives of current employees. The Company's funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plans are based on years of service and compensation.

        The following table presents the changes in the projected benefit obligations:

	Fiscal year ended September 30,
	2005	2004
	(dollars in millions)
Benefit obligation at beginning of the period	$110.1	$104.6
Service cost	3.3	2.1
Interest cost	6.1	6.1
Actuarial losses	9.0	2.3
Benefits paid	(6.6)	(6.1)
Plan amendments	0.3	0.4
Employee contributions	0.2	0.1
Currency translation adjustment	1.0	0.6

Net increase for the period	13.3	5.5

Projected benefit obligation, end of the period	$123.4	$110.1

        The following table presents the changes in fair value of plan assets:

	Fiscal year ended September 30,
	2005	2004
	(dollars in millions)
Fair value of plan assets at beginning of period	$79.2	$71.6
Actual return on plan assets	8.9	5.5
Employer contributions	0.5	7.3
Benefits paid	(6.6)	(6.1)
Employee contributions	0.2	0.1
Currency translation adjustment	1.1	0.8

Net increase for the period	4.1	7.6

Fair value of plan assets at the end of the period	$83.3	$79.2

        Information for the pension plans with an accumulated benefit obligation in excess of plan assets:

	September 30,
	2005	2004
	(dollars in millions)
Projected benefit obligation	$114.0	$102.6
Accumulated benefit obligation	$114.0	$102.6
Fair value of plan assets	$72.0	$69.3

        The following is a reconciliation of the funded status of the plans:

	Fiscal year ended September 30,
	2005	2004
	(dollars in millions)
Funded status	$(40.1)	$(30.9)
Unrecognized prior service cost	1.4	1.2
Unrecognized net actuarial loss	47.9	44.4

Net amount recognized	$9.2	$14.7

        Amounts recognized in the Consolidated Balance Sheets consist of:

	Fiscal year ended September 30,
	2005	2004
	(dollars in millions)
Accrued pension liability (net of prepaid pension asset of $4.2 million and $4.1 million at September 30, 2005 and 2004, respectively)	$(37.7)	$(29.2)
Pension intangible	1.0	0.8
Additional minimum pension liability (pretax)	45.9	43.1

Net amount recognized	$9.2	$14.7

        The following table presents the components of net periodic benefit cost:

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
Service cost	$3.3	$2.1	$2.0
Interest cost	6.1	6.1	6.1
Expected return on plan assets	(5.9)	(5.3)	(4.6)
Amortization of prior service cost	0.1	0.1	0.1
Other	0.1	0.1	—
Amortization of net actuarial loss	2.7	2.7	2.5

Net periodic benefit cost	$6.4	$5.8	$6.1

	At September 30,
	2005	2004
	(dollars in millions)
Other comprehensive income attributable to the change in additional minimum liability recognition (pre-tax)	$2.8	$(1.0)
	At September 30,
	2005	2004
Weighted-Average Assumptions used to determine projected benefit obligations as of end of fiscal year
Discount rate:	5.2%	5.8%
Rate of compensation increase:	3.5%	3.5%
	Fiscal Year ended September 30,
	2005	2004	2003
Weighted-Average Assumptions used to determine net periodic benefit cost
Discount rate:	5.8%	6.0%	6.0%
Rate of compensation increase:	3.5%	3.5%	5.0%
Expected long-term return on plan assets:	7.9%	7.9%	7.9%

        The discount rate is based on published rates for high-quality fixed-income investments that produce cash flows that approximate the timing and amount of expected future benefit payments. To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the pension portfolio, over a 20-year time horizon based on the facts and circumstances that exist as of the measurement date. The Company also reflected historical and expected future returns associated with its active management of certain asset classes in recognition of the potential to outperform the broader market.

        The company's pension plans' weighted-average asset allocations at September 30, 2005, and 2004, by asset category, are as follows:

	At September 30,
	2005	2004
Equity Securities	65.0%	62.4%
Debt Securities	33.3%	36.7%
Other	1.7%	0.9%

Total	100.0%	100.0%

        The target asset allocations for the plans are 45% for large cap domestic equities (range of 35%-50%), 5% for small cap domestic equities (range of 0% to 10%), 10% for international equities (range of 5% to 15%), and 40% for domestic fixed income (range of 35% to 45%). The assets of the company's plans are well diversified and managed with the goal of maximizing the plans' real return within an acceptable level of risk. The asset allocation is designed to minimize the plans' volatility of returns through the use of a 40% allocation to fixed income securities. To offset the lower overall expected returns from fixed income securities; the target equity component is weighted at 60% and includes both small cap and international equities. The small cap equity allocation has a higher overall expected return than large cap equities. International equities are considered a diversifier for the plans, as the current expected return of international equities is not significantly different than for domestic equities.

        The Company reviews asset allocation each quarter to determine if the asset class allocations for each asset class fall within the approximate target ranges. If assets fall outside the ranges, rebalancing is accomplished through cash flows and/or transfer of assets between asset classes.

        The Company is required to contribute $0.5 million to its pension plans in 2006, and it may make further discretionary payments.

        The following benefit payments, which reflect expected future service, are expected to be paid:

Fiscal Year	(dollars in millions)
2006	$6.5
2007	$6.6
2008	$6.7
2009	$6.8
2010	$6.9
2011 to 2015	$35.9

        Of the total plan obligations at September 30, 2005, 2004 and 2003, 91% relate to United States plans, and 9% relate to non-United States plans.

        Defined Contribution Retirement Plan—Certain United States employees of the Company and its subsidiaries participate in a defined contribution 401(k) matching plan. Pension expense for the defined contribution plan is computed as a percentage of participants' compensation and was $5.6 million, $5.4 million and $5.9 million for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

Note 11.    Supplementary Balance Sheet Information

        Selected supplementary balance sheet information is presented below:

	September 30,
	2005	2004
	(dollars in millions)
Inventories
Purchased materials and manufactured parts	$33.5	$41.1
Work in process	90.6	67.3
Finished goods	178.9	151.8

	$303.0	$260.2

Property, plant and equipment
Land	$9.2	$9.6
Buildings	63.0	58.6
Machinery and equipment	300.0	286.6
Other	14.9	15.4
Accumulated depreciation	(219.1)	(183.4)

	$168.0	$186.8

Accrued expenses and other liabilities
Vacations and holidays	$9.7	$9.1
Workers compensation	8.8	8.5
Accrued interest	15.2	16.6
Accrued payroll and bonus	20.0	14.7
Accrued sales commissions	3.8	4.0
Accrued cash discounts and rebates	15.8	14.4
Accrued federal and state income taxes	4.7	0.5
Accrued other taxes	4.1	4.6
Accrued medical claims	4.0	3.6
Other	17.2	9.9

	$103.3	$85.9

Note 12.    Supplementary Income Statement Information

        Selected supplementary income statement information is presented below.

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
Included in selling, general and administrative:
Research and development	$4.8	$4.4	$4.7

Advertising	$2.1	$2.3	$1.6

Interest expense, net of interest income:
Contractual interest expense	$91.2	$59.0	$47.0
Deferred financing fee amortization	5.2	3.6	2.7
Senior subordinated debt early redemption penalty	—	7.0	—
Write off of deferred financing fees	—	7.0	—
Interest rate swap gains	(5.2)	(12.5)	(13.3)

Interest expense	91.2	64.1	36.4
Interest income	(1.7)	(0.6)	(0.9)

Total interest expense, net of interest income	$89.5	$63.5	$35.5

        A reconciliation of net income available to common shareholders is as follows:

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
Net income	$49.6	$33.2	$32.8
Less preferred share accretion	—	(9.9)	(14.2)

Net income available to common shareholders	$49.6	$23.3	$18.6

Note 13.    Stock Plans

        Effective August 31, 2000, the Company implemented a Management Incentive Plan and a Direct Investment Program. These stock plans were created with the purpose of attracting, retaining and motivating key employees of the Company and its subsidiaries. In conjunction with the acquisition of the Company by Walter Industries on October 3, 2005, these plans have been terminated. Company employees will be eligible to participate in the various Walter programs.

        Direct Investment Program—Under the Direct Investment Program, certain employees were allowed to purchase a specific number of shares of class A common stock of the Company at a price equal to fair value at the time of the purchase. Under the plan, the Company loaned the employee up to 50% of the total purchase price on a non-recourse basis and all shares purchased were pledged as collateral. The Company was authorized to grant 10 million shares under the plan and issued approximately 9.5 million shares at a purchase price of $1.00 per share as of September 30, 2000 and an additional 0.5 million shares at a purchase price of $1.50 per share as of September 30, 2003. The Company recorded non-cash compensation expense of $2.3 million for the fiscal year ended September 30, 2004, related to the loan portion of the shares purchased pursuant to the Direct Investment Program.

        During fiscal 2003, the Company's Chief Executive Officer purchased 476,244 shares of class A common stock at $1.50 per share under the Direct Investment Program for approximately $0.7 million.

        In connection with the recapitalization completed in April 2004, all outstanding employee loans were repaid in full by the employees. The Company recorded a non-cash compensation charge of approximately $2.3 million related to the loan portion of the shares purchased pursuant to the Direct Investment Program. There were no remaining shares available for purchase as of September 30, 2005.

        Management Incentive Plan—Under the Management Incentive Plan, the Company was authorized to grant stock options to key individuals of the Company and its subsidiaries to acquire 15 million shares of class A common stock. The options were to be granted at purchase prices equal to the fair value of the common shares on the dates of grant. According to the terms of the Plan, the options would become fully vested and exercisable on the eighth anniversary of the date of grant, provided that the individual was in the employment of the Company at all times during the vesting period, and would expire after ten years.

        As all options granted had an exercise price equal to the fair value at the date of grant, no compensation expense was required to be recognized prior to the recapitalization discussed in Note 6.

        In connection with the recapitalization, the Company modified these stock option awards to accelerate vesting, allowed for net cash settlement of options and issued shares to optionholders with a fair value of $0.43 per share upon completion of a recapitalization. The Company made a payment to its employee optionholders of the excess of the per share dividend to its common stockholders over the exercise price of their options, or approximately $12.6 million in the aggregate, and the shares were issued and the options were cancelled. The option buyout resulted in an additional charge of approximately $18.9 million ($12.6 million cash charge and $6.3 million non-cash charge) upon completion of the recapitalization in the quarter ended June 26, 2004.

        Information with respect to stock option activity under the Company's plan is as follows:

	Number of Common Shares	Option Price Per Share	Weighted Average Exercise Price
Options outstanding at September 30, 2002	13,231,975	$1.00 to $1.19	$1.01

Granted	1,700,000	1.50	1.50
Cancelled	(203,550)	1.00	1.00

Options outstanding at September 30, 2003	14,728,425	$1.00 to $1.50	$1.06

Granted	—
Options cancelled upon recapitalization and issuance of Class A common shares	(14,728,425)

Options outstanding at September 30, 2004	—

        In addition, the Company granted options to certain members of the Board of Directors under this plan. There were 166,250 options granted to members of the Board of Directors outstanding as of September 30, 2003.

        There were no options granted or outstanding on September 30, 2005.

Note 14.    Facility Rationalization, Restructuring and Related Costs

        2005—During fiscal 2005, the Company recorded accrued costs of $1.7 million, related primarily to severance payments and to the termination of operating leases for the building and machinery at a Mueller plant in Colorado that ceased manufacturing operations. As of September 30, 2005, all employees have been severed and $0.3 million of lease termination accrual is remaining to be settled.

        2004—During fiscal 2004, the Company recorded $0.9 million, related to asset impairments, environmental issues at a closed facility in Statesboro, Georgia (see Note 9) and lease expense at a closed and vacated facility.

        2003—During fiscal 2003, the Company continued its efforts to reduce operating costs. The Company incurred $0.3 million of costs related to relocation of manufacturing production to another facility. Additionally, after reviewing its facility utilization and associated assets, the Company recorded a charge of $1.4 million related to asset impairments.

Note 15.    Related Parties

        As of September 30, 2005, substantially all of the outstanding shares of the Company's common stock were held by the Donaldson, Lufkin & Jenrette ("DLJ") Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds controlled the Company and had the power to elect all of the Company's directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to the Company's certificate of incorporation and approving acquisitions or sales of all or substantially all of the Company's assets. The directors elected by the DLJ Merchant Banking funds had the ability to control decisions affecting the Company's capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        DLJ Merchant Banking II, Inc. was paid an annual advisory fee of $500,000 in connection with a financial advisory agreement. This agreement terminated on October 3, 2005 in conjunction with the purchase of the Company by Walter. Additionally, at September 30, 2004, the Company had a $1.0 million payable to DLJ Merchant Banking II as a one-time advisory fee permitted upon the amendment of the senior credit facility.

        Credit Suisse First Boston LLC, an affiliate of the DLJ Merchant Banking funds, had received customary fees and reimbursement of expenses in connection with the arrangement and syndication of the senior credit facility and as a lender and agent thereunder. Credit Suisse First Boston LLC was also one of the initial purchasers of the Company's 14 3/4% Senior Discount Notes in the April 2004 recapitalization. The aggregate amount of all fees payable to entities affiliated with Credit Suisse First Boston LLC in connection with these advisory services and financing arrangements (including those fees mentioned above) was approximately $0.9 million, $27.2 million and $0.5 million in 2003, 2004 and

2005. This relationship terminated on October 3, 2005, in connection with the purchase of the Company by Walter.

Note 16.    Common Stock Warrants and Restrictions

        Together with the issuance in April 2004 of the 14 3/4% Senior Discount Notes due 2014, the Company issued 223,000 warrants to purchase 24,487,383 shares of Class common stock at $0.01 per share. Upon the exercise of the warrants, the Company will receive $0.2 million in cash.

        On October 3, 2005, in connection with the acquisition of the Company by Walter, the outstanding warrants were converted into the right to receive cash upon exercise of the warrants. These warrants were classified as permanent equity in prior periods as the contracts required settlement in shares, absent a change in control event, in which case the warrant automatically become exercisable for the kind and amount of consideration provided to shareholders. All funds required for settlement of warrants are funded by amounts held in escrow in connection with the acquisition by Walter.

        On October 4, 2005, the Company notified the holders of the senior discount notes that a change in control had occurred as a result of the Walter Industries acquisition and that, as a result, the holders had a right to cause the Company to repurchase their senior discount notes on or before 5:00 p.m., New York City time, on November 4, 2005 at a price of 101% of the accreted value of the notes at the time of change in control. The change of control offer expired at 5:00 p.m., New York City time, on November 6, 2005, with no senior discount notes being validly tendered and not withdrawn and, accordingly, no senior discount notes were purchased pursuant to the change of control offer.

Note 17.    Segment Information

        As of September 30, 2005, the Company's operations consisted of two operating segments: Mueller and Anvil. These segments are organized around differences in products and are consistent with how the operating entities are managed, how resources are allocated, and how information is used by the chief operating decision maker. The Mueller segment is a manufacturer of valves, fire hydrants and other related products utilized in the distribution of water and gas and in water and wastewater treatment facilities. The Anvil segment is a manufacturer of cast iron and malleable iron pipe fittings, ductile iron couplings and fittings, pipe hangers and other related products for the plumbing, heating, mechanical, construction retail hardware and other related industries. Both segments have operations in the United States and Canada.

        Intersegment sales and transfers are made at established intersegment selling prices generally intended to cover costs. Our determination of segment earnings does not reflect allocations of certain corporate expenses not directly attributable to segment operations and intersegment eliminations, which we designate as Corporate in the segment presentation, and is before interest expense, net, and income taxes. Corporate expenses include costs related to financial and administrative matters, treasury, risk management, human resources, legal counsel, and tax functions. Corporate assets include items recorded at the date of the Company's inception in 1999 related to purchase accounting valuation adjustments associated with property, plant and equipment and non-compete agreements with the predecessor parent company, as well as intangibles associated with intellectual property. These assets and any related depreciation or amortization expense have not been pushed down to our segments and are maintained as Corporate items. Therefore, segment earnings are not reflective of results on a stand-alone basis.

        Segment assets consist primarily of accounts receivable, inventories, property, plant and equipment, net, goodwill, and identifiable intangibles, net. Summarized financial information for our segments follows:

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
Net sales:
Mueller	$663.9	$618.2	$536.1
Anvil	485.0	431.0	386.8

Consolidated	$1,148.9	$1,049.2	$922.9

Intersegment sales:
Mueller	$13.9	$14.1	$13.4
Anvil	0.8	0.7	0.4

Consolidated	$14.7	$14.8	$13.8

Operating income (expense):
Mueller	$168.0	$142.4	$113.9
Anvil	45.0	26.9	13.7
Corporate expense(1)	(40.2)	(56.6)	(36.4)

Consolidated operating income	$172.8	$112.7	$91.2

Depreciation and amortization expense:
Mueller	$21.8	$24.0	$24.2
Anvil	17.3	17.3	16.7
Corporate	9.3	23.0	25.4

Consolidated	$48.4	$64.3	$66.3

Fixed asset impairment charges:
Mueller	$—	$—	$0.9
Anvil	0.5	$0.1	0.5
Corporate	—	—	—

Consolidated	$0.5	$0.1	$1.4

Capital expenditures:
Mueller	$17.2	$11.3	$11.5
Anvil	9.7	11.2	8.5
Corporate	0.3	—	—

Consolidated	$27.2	$22.5	$20.0

(1)
Includes certain expenses not allocated to segments.

	Fiscal year ended September 30,
	2005	2004 (restated)
	(dollars in millions)
Total assets:
Mueller	$516.6	$500.0
Anvil	303.6	307.9
Corporate	266.6	181.3

Consolidated	$1,086.8	$989.2

Goodwill:
Mueller	$149.1	$149.1
Anvil	14.1	14.1

Consolidated	$163.2	$163.2

Identifiable intangibles:
Mueller	$4.4	$5.3
Anvil	5.3	7.2
Corporate	42.7	42.7

Consolidated	$52.4	$55.2

        Geographical area information with respect to net sales, as determined by the location of the customer invoiced, and property, plant and equipment—net, as determined by the physical location of the assets, were as follows for the fiscal years ended September 30, 2005, 2004 and 2003:

	Fiscal year ended September 30,
	2005	2004	2003
	(dollars in millions)
Net sales:
United States	$935.1	$873.2	$779.1
Canada	201.9	166.5	128.1
Other Countries	11.9	9.5	15.7

	$1,148.9	$1,049.2	$922.9

Property, plant and equipment, net:
United States	$152.8	$173.7
Canada	12.6	11.7
Other Countries	2.6	1.4

	$168.0	$186.8

        For the year ended September 30, 2005, sales to three distributors comprised approximately 30% of the Company's total net sales.

Note 18.    New Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company intends to adopt SFAS No. 151 on October 1, 2005, the beginning of its 2006 fiscal year. The impact of the adoption of SFAS No. 151 on the Company's financial statements has not yet been determined.

        FASB Staff Position (FSP) No. FAS 109-1 and 109-2 were issued in December 2004, providing guidance on foreign earnings repatriation and qualified production activities of the American Jobs Creation Act (AJCA) that was enacted on October 22, 2004. The AJCA created a temporary incentive for United States multinationals to repatriate accumulated earnings outside the United States by providing an 85 percent dividends received deduction for certain qualifying earnings repatriations in either fiscal 2005 or in fiscal 2006. As of September 30, 2005, and prior to the acquisition on October 3, 2005, the Company has not provided deferred taxes on foreign earnings because any taxes on dividends would be substantially offset by foreign tax credits or because the Company intends to reinvest those earnings indefinitely. Due to the complexity of the repatriation provision, the Company is still evaluating the effects of this provision on its plan for repatriation of foreign earnings.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which is an interpretation of FASB No. 143, "Accounting for Asset Retirement Obligations" ("FAS 143"). This interpretation clarifies terminology within FAS 143 and requires companies to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The impact of the adoption of FIN 47 on the Company's financial statements has not yet been determined.

        In June 2005, the FASB issued FASB No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"), which changes the requirements for accounting for and reporting of a change in accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. FAS 154 also requires that a change in method of depreciation, amortization or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, but does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of FAS 154. The adoption of FAS 154 will not have a material impact on the Company's financial condition or results of operations.

Note 19.    Interim Restatements

        The Company restated prior annual periods as discussed in Note 2. The interim financial statements for the periods noted below have been restated for cash flow statement errors related to foreign currency translation and book overdrafts, the misclassification of deferred income tax assets between current and non-current classifications in the balance sheet and the misclassification of depreciation expense between selling, general and administrative expense and cost of sales as described in Note 2. The restatements had no impact on the Company's consolidated net income or the consolidated statement of stockholders' deficit for any of the prior interim periods presented, and resulted in increasing cash and cash equivalents with an offsetting increase in book overdraft in the consolidated balance sheet in the prior interim periods.

        The following tables set forth the effects of the adjustments discussed above on the financial statements for each of the periods shown below (dollars in millions):

	Three months ended December 27, 2003		Three months ended January 1, 2005
Statements of Consolidated Cash Flows	as reported	as restated	as reported	as restated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
(Gain) loss on disposal of property, plant and equipment	$—	$0.1	$—	$0.1
Deferred income taxes	$0.8	$0.8	$(0.4)	$(0.5)
Receivables	$17.6	$18.3	$20.7	$22.2
Inventories	$(3.7)	$(2.5)	$(27.9)	$(25.5)
Prepaid expenses and other current assets	$0.2	$0.3	$(0.7)	$(0.6)
Accounts payable, accrued expenses and other current liabilities	$(18.8)	$(19.3)	$(20.0)	$(20.9)
Other, net	$(0.2)	$(0.1)	$4.2	$(0.3)
Cash flows provided by operating activities	$15.3	$17.0	$(2.7)	$0.5
Cash Flows Used In Investing Activities:
(Gain) loss on disposal of property, plant and equipment	$0.1	$—	$0.1	$—
Cash flows used in investing activities	$(4.4)	$(4.5)	$(4.6)	$(4.7)
Cash Flows Used In Financing Activities:
Book overdrafts	$—	$0.3	$—	$(0.7)
Cash flows used in financing activities	$(51.1)	$(50.8)	$(0.3)	$(1.0)
Effect of exchange rate changes on cash	$2.1	$0.5	$4.0	$0.9
Increase (decrease) in cash and cash equivalents	$(38.1)	$(37.8)	$(3.6)	$(4.3)
Cash and cash equivalents—Beginning of period	$71.4	$73.0	$55.6	$60.5
Cash and cash equivalents—End of period	$33.3	$35.2	$52.0	$56.2

	Six months ended March 27, 2004		Six months ended April 2, 2005
Statements of Consolidated Cash Flows	as reported	as restated	as reported	as restated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
All other adjustments	$2.3	$2.3	$(0.1)	$(0.2)
Receivables	$(14.5)	$(14.0)	$(1.7)	$(0.6)
Inventories	$(16.3)	$(15.4)	$(43.8)	$(42.1)
Accounts payable, accrued expenses and other current liabilities	$(7.9)	$(8.3)	$(3.1)	$(3.8)
Other, net	$3.5	$3.4	$13.2	$14.0
Cash flows provided by operating activities	$9.3	$10.2	$2.9	$5.7
Cash Flows Used In Financing Activities:
Book overdrafts	$—	$5.9	$—	$4.9
Cash flows used in financing activities	$(43.4)	$(37.5)	$(1.2)	$3.7
Effect of exchange rate changes on cash	$1.3	$0.4	$3.4	$0.6
Increase (decrease) in cash and cash equivalents	$(63.6)	$(57.7)	$(8.5)	$(3.6)
Cash and cash equivalents—Beginning of period	$71.4	$73.0	$55.6	$60.5
Cash and cash equivalents—End of period	$7.8	$15.3	$47.1	$56.9
	Nine months ended June 26, 2004		Nine months ended July 2, 2005
Statements of Consolidated Cash Flows	as reported	as restated	as reported	as restated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Receivables	$(16.7)	$(16.8)	$1.1	$1.6
Inventories	$(9.1)	$(9.2)	$(49.5)	$(48.8)
Accounts payable, accrued expenses and other current liabilities	$(3.7)	$(3.7)	$(4.8)	$(5.2)
Other, net	$8.7	$9.1	$9.6	$10.7
Cash flows provided by operating activities	$50.8	$51.0	$31.2	$33.1
Cash Flows Used In Financing Activities:
Book overdrafts	$—	$7.9	$—	$3.6
Cash flows used in financing activities	$(61.9)	$(54.0)	$(2.4)	$1.2
Effect of exchange rate changes on cash	$0.2	$—	$2.2	$0.3
Increase (decrease) in cash and cash equivalents	$(48.1)	$(40.2)	$10.2	$13.8
Cash and cash equivalents—Beginning of period	$71.4	$73.0	$55.6	$60.5
Cash and cash equivalents—End of period	$23.3	$32.8	$65.8	$74.3

	January 1, 2005		April 2, 2005		July 2, 2005
	as reported	as restated	as reported	as restated	as reported	as restated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Balance Sheets
Cash and cash equivalents	$52.0	$56.2	$47.1	$56.9	$65.8	$74.3
Deferred income taxes—current	9.0	22.5	9.9	23.5	10.1	23.9
Current assets	521.9	539.6	556.0	579.4	573.5	595.8
Deferred income taxes—non-current	21.5	8.0	23.2	9.6	28.6	14.8
Total assets	978.7	982.9	1,008.9	1,018.7	1,026.2	1,034.7
Accounts payable	47.7	51.9	51.2	61.0	50.2	58.7
Total current liabilities	122.5	126.7	139.4	149.2	137.7	146.2
Total liabilities	1,198.7	1,202.9	1,220.3	1,230.1	1,222.8	1,231.3
Total liabilities and shareholders' deficit	978.7	982.9	1,008.9	1,018.7	1,026.2	1,034.7

Consolidated Statement of Operations

	Three months ended December 27, 2003		Three months ended March 27, 2004		Three months nded June 26, 2004
	as reported	as restated	as reported	as restated	as reported	as restated
	(Unaudited)		(Unaudited)		(Unaudited)
Cost of sales	$161.5	$163.3	$169.7	$171.4	$204.5	$206.3
Gross profit	$58.7	$56.9	$66.6	$64.9	$84.6	$82.8
Selling, general and administrative expense, including stock compensation expense	$38.8	$37.0	$40.1	$38.4	$67.7	$65.9
	Three month ended January 1, 2005		Three months ended April 2, 2005		Three months ended July 2, 2005
	as reported	as restated	as reported	as restated	as reported	as restated
	(Unaudited)		(Unaudited)		(Unaudited)
Cost of sales	$180.2	$181.9	$197.3	$199.0	$200.2	$202.1
Gross profit	$75.9	$74.2	$87.9	$86.2	$96.7	$94.8
Selling, general and administrative expense, including stock compensation expense	$43.6	$41.9	$47.7	$46.0	$47.8	$45.9
	Six months ended March 27, 2004		Six months ended April, 2, 2005
	as reported	as restated	as reported	as restated
	(Unaudited)		(Unaudited)
Cost of sales	$331.2	$334.7	$377.5	$380.9
Gross profit	$125.3	$121.8	$163.8	$160.4
Selling, general and administrative expense, including stock compensation expense	$78.9	$75.4	$91.3	$87.9

	Nine months ended June 26, 2004		Nine months ended July 2, 2005
	as reported	as restated	as reported	as restated
	(Unaudited)		(Unaudited)
Cost of sales	$535.7	$541.0	$577.7	$583.0
Gross profit	$209.9	$204.6	$260.5	$255.2
Selling, general and administrative expense, including stock compensation expense	$146.6	$141.3	$139.1	$133.8

Note 20. Subsequent Events

       On October 3, 2005, Walter acquired the Company, as discussed in Note 1. In conjunction with the acquisition, the Company entered into the 2005 Mueller Credit Agreement, as discussed in Note 6. Proceeds of the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses which will be amortized over the life of the loans. The proceeds were used to refinance the prior credit facility, defease and redeem our Second Priority Senior Secured Floating Rate Notes, and finance the acquisition of the Company by Walter. Subsequent to September 30, 2005 and prior to the Walter acquisition on October 3, 2005, the Company wrote off $18.4 million of deferred financing fees related to the 2004 Mueller Credit Facility.

        On October 3, 2005, Mueller Group delivered a notice of redemption with respect to all of the Second Priority Senior Secured Floating Rate Notes ("secured notes"), providing for the redemption of all such secured notes on November 2, 2005, as discussed in Note 6. In addition, Mueller Group delivered to Law Debenture Trust Company of New York, the trustee for the secured notes, $104.1 million in trust equal to the principal, call premium and interest accruing to the redemption date. Subsequent to September 30, 2005 and prior to the Walter acquisition on October 3, 2005, Mueller Group wrote off $2.4 million of deferred financing fees related to the secured notes.

        In the period subsequent to September 30, 2005 and prior to Walter acquiring the Company on October 3, 2005, the Company expensed transaction fees of approximately $20.1 million to Credit Suisse First Boston LLC, an affiliate of the DLJ Merchant Banking Funds, and transaction bonuses of $10.0 million. These fees were contingent upon closing the acquisition. Non-contingent fees and expenses of approximately $3.5 million were expensed during the fiscal year ended September 30, 2005.

        On October 3, 2005, in connection with the acquisition of the Company by Walter, the outstanding warrants were converted into the right to receive cash upon exercise of the warrants, as discussed in Note 16. These warrants were classified as permanent equity in prior periods as the contracts required settlement in shares, absent a change in control event, in which case the warrant automatically become exercisable for the kind and amount of consideration provided to shareholders. Upon the exercise of the warrants, the Company will receive $0.2 million in cash. As of December 12, 2005, 193,435 warrants had been exercised for cash. Total cash to be paid for such exercise of all warrants is approximately $90.5 million.

        On October 4, 2005, the Company notified the holders of the 10% Senior Subordinated Notes and the 14 3/4% Senior Discount Notes that a change in control had occurred as a result of the Walter Industries acquisition and that, as a result, the holders had a right to cause the Company to repurchase their notes, as discussed in Note 6.

        On October 21, 2005, Walter announced its plan to initiate an initial public offering of equity securities and subsequent spin-off of the Company.

        On October 26, 2005, Walter announced plans to close the Company'sits U.S. Pipe Chattanooga, Tennessee plant and transfer the valve and hydrant production of that plant to the Company's Mueller Chattanooga, Tennessee and Albertville, Alabama plants by December 31, 2005. The eventual closure of the U.S. Pipe Chattanooga plant will occur sometime in 2006. The estimated pre-tax restructuring costs consisting of the write-off of impaired assets and severance and environmental costs are estimated at $37.8 million, of which $21.9 million are non-cash, and are expected to be recorded in the quarter ending December 31, 2005.

        On October 27, 2005, Group entered into six interest rate hedge transactions totaling $350 million. These interest rate hedges are discussed in more detail in Note 8.

…advanced low-cost manufacturing capabilities and a leading specification position…

Pump Station
Pratt Butterfly Valve (Mueller #1)
Ductile Iron Pressure Pipe (U.S. Pipe #1)
Water Treatment Plant
Fittings & Couplings (Anvil #1)
RIVER
Office Building
Fire Hydrant (Mueller #1)
Corporation Valve
Gate Valves (Mueller #2)
Meter Valves, Meter Yokes, Hersey Water Meters
Curb Valve
Pratt Butterfly Valve (Mueller #1)
Pump Station
Wastewater Treatment Plant
Residential Home

Note: Market position data based on management estimates.

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TABLE OF CONTENTS
BASIS OF PRESENTATION
INDUSTRY AND MARKET DATA
SUMMARY
Our Company
Industry Overview
Competitive Strengths
Business Strategy
Corporate Structure
THE OFFERING
Risk Factors
Relationship with Walter Industries
Summary Pro Forma and Historical Financial Data
RISK FACTORS
Risks Relating to Our Business
Risks Relating to our Relationship with Walter Industries
Risks Relating to this Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MUELLER WATER PRODUCTS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the six months ended March 31, 2006
MUELLER WATER PRODUCTS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the six months ended March 31, 2005
MUELLER WATER PRODUCTS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended September 30, 2005
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MUELLER WATER PRODUCTS, INC. (PREDECESSOR MUELLER)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Mueller Water Products, Inc.
Payments Due by Period
BUSINESS
Mueller Segment
U.S. Pipe Segment
Anvil Segment
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MUELLER WATER PRODUCTS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MUELLER WATER PRODUCTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
MUELLER WATER PRODUCTS, INC. CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT) AND COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED MARCH 31, 2006 (UNAUDITED)
MUELLER WATER PRODUCTS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC BALANCE SHEETS (in thousands, except unit/share amounts)
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC STATEMENTS OF OPERATIONS (dollars and per share amounts in thousands)
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC STATEMENTS OF CHANGES IN UNIT/STOCKHOLDER'S EQUITY (NET CAPITAL DEFICIENCY) AND COMPREHENSIVE INCOME (LOSS) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003 (in thousands)
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC STATEMENTS OF CASH FLOWS (in thousands)
UNITED STATES PIPE AND FOUNDRY COMPANY, LLC NOTES TO FINANCIAL STATEMENTS Restated
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.) CONSOLIDATED BALANCE SHEETS
MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.) CONSOLIDATED STATEMENTS OF OPERATIONS
MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.) CONSOLIDATED STATEMENTS OF CASH FLOWS
MUELLER WATER PRODUCTS, LLC (FORMERLY MUELLER WATER PRODUCTS, INC.) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS